As filed with the Securities and Exchange Commission on April 15, 2015

Registration No. 333-199020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENNTEX MIDSTREAM PARTNERS, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4922	47-1669563
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

11931 Wickchester Ln., Suite 300

Houston, TX 77043

(832) 456-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen M. Moore

11931 Wickchester Ln., Suite 300

Houston, TX 77043

(832) 456-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ryan J. Maierson Debbie P. Yee Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Douglas E. McWilliams Alan Beck Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-3613

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 15, 2015

PRELIMINARY PROSPECTUS

PennTex Midstream Partners, LP

Common Units

Representing Limited Partner Interests

This is the initial public offering of              common units representing limited partner interests of PennTex Midstream Partners, LP. No public market currently exists for our common units.

We have applied to list our common units on the NASDAQ Global Market under the symbol “PTXP.”

We anticipate that the initial public offering price will be between $         and $         per common unit.

Investing in our common units involves risks. Please read “Risk Factors” beginning on page 22 of this prospectus. These risks include the following:

•

Because we have a limited operating history and have generated minimal revenues and operating cash flows, you may have difficulty evaluating our ability to pay cash distributions to our unitholders and our ability to successfully implement our business strategy.

•

We are currently constructing a significant portion of our initial assets and, if we experience any construction delays or cost increases or are unable to complete the construction of these initial assets, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be adversely affected.

•

We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

•

Because all of our initial revenue and a substantial majority of our revenue over the long term is expected to be derived from Memorial Resource’s natural gas production, any development that materially and adversely affects Memorial Resource’s operations, financial condition or market reputation could have a material and adverse impact on us.

•

Because of the natural decline in production from existing wells, our success depends, in part, on Memorial Resource’s ability to replace declining production and our ability to secure new sources of natural gas from Memorial Resource or other third parties.

•

PennTex Midstream Partners, LLC, our general partner and their respective affiliates have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

•	Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units with contractual standards.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•	You will experience immediate dilution in tangible net book value of $ per common unit.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

•

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then our cash available for distribution to our unitholders would be substantially reduced.

	Per Common Unit	Total
Offering price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)(1)	$	$

(1)	Excludes an aggregate structuring fee of $ million payable to Citigroup Global Markets Inc. and Barclays Capital Inc. Please read “Underwriting.”

We have granted the underwriters the option to purchase              additional common units on the same terms and conditions set forth above if the underwriters sell more than              common units in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common units on or about                     , 2015.

Citigroup	Barclays

RBC Capital Markets	Wells Fargo Securities

Deutsche Bank Securities	J.P. Morgan	SunTrust Robinson Humphrey	Tudor, Pickering, Holt & Co.

Prospectus dated                     , 2015

PennTex®
MIDSTREAM PARTNERS

Claiborne
Union
Lincoln
Bienville
Jackson

- Lincoln Parish Plant
- Mt. Olive Plant
- PennTex Gathering Pipeline
- PennTex NGL Pipeline
- PennTex Residue Gas Pipeline
- MRD Terryville Complex Acreage

i

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information different from that contained in this prospectus and any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell common units and seeking offers to buy common units only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common units. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Industry, Market and Other Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources, as well as on our good faith estimates. Although we believe the third-party sources are reliable as of their respective dates, neither we nor the underwriters have independently verified the accuracy or completeness of this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

The operational and financial information of Memorial Resource Development Corp., including information relating to its production, drilling and capital spending, are derived from Memorial Resource Development Corp.’s (i) Current Report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on March 11, 2015, (ii) Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 18, 2015 and (iii) other presentation materials made publicly available by Memorial Resource Development Corp. on March 23, 2015. Although we believe the operational and financial information of Memorial Resource Development Corp. included in this prospectus is reliable, neither we nor the underwriters have independently verified the accuracy or completeness of such information.

Basis of Presentation

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements. Certain other amounts that appear in this prospectus may not sum due to rounding.

Certain Terms Used in this Prospectus

Unless the context otherwise requires, all references in this prospectus to:

•

“PennTex Midstream Partners, LP,” the “partnership,” “we,” “our,” “us” or like terms (i) for periods prior to the closing of this offering, are to PennTex Operating, which we refer to as our accounting predecessor, and (ii) for periods from and after the closing of this offering, are to PennTex Midstream Partners, LP, a Delaware limited partnership, and its subsidiaries after giving effect to the formation transactions described under “Summary—Our Formation Transactions” on page 10 of this prospectus;

•	“PennTex GP” or our “general partner” are to PennTex Midstream GP, LLC, a Delaware limited liability company and our general partner;

v

•

“NGP” are to Natural Gas Partners, a family of private equity investment funds organized to make direct equity investments in the natural resources sector, including the funds invested in PennTex Development;

•

“PennTex Development” or our “parent” are to PennTex Midstream Partners, LLC, a Delaware limited liability company, and its subsidiaries. PennTex Development is owned by NGP and certain members of our management team and will own 92.5% of our general partner’s outstanding membership interests, a         % limited partner interest in us and 92.5% of our incentive distribution rights following the completion of this offering and the related formation transactions. Louisiana Midstream, LLC, a Delaware limited liability company that is owned by certain investment funds affiliated with OZ Management LP, owns preferred units in PennTex Development, which will be automatically exchanged by PennTex Development into              of our common units upon the completion of this offering and the related formation transactions;

•	“PennTex Management” are to PennTex Midstream Management Company, LLC, a Delaware limited liability company and wholly owned subsidiary of our parent;

•	“PennTex NLA” are to PennTex NLA Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of our parent;

•

“PennTex Operating” are to PennTex North Louisiana, LLC, a Delaware limited liability company, and its subsidiaries. PennTex Operating is a joint venture in which PennTex Development indirectly (through PennTex NLA) owns a 62.5% membership interest and MRD WHR LA directly owns the remaining 37.5% membership interest. Following the completion of this offering and the related formation transactions, PennTex Operating will be our wholly owned subsidiary;

•	“PennTex Permian” are to PennTex Permian, LLC, a Delaware limited liability company and subsidiary of our parent;

•	“Memorial Resource” are to Memorial Resource Development Corp. (NASDAQ: MRD), a Delaware corporation, and its wholly owned subsidiaries, including MRD Operating;

•

“MRD WHR LA” are to MRD WHR LA Midstream LLC, a Delaware limited liability company and affiliate of NGP that will own 7.5% of our general partner’s outstanding membership interests, a         % limited partner interest in us and 7.5% of our incentive distribution rights following the completion of this offering and the related formation transactions; and

•	“MRD Operating” are to MRD Operating LLC, a Delaware limited liability company that owns and operates Memorial Resource’s interest in the Terryville Complex.

SUMMARY

This summary provides a brief overview of information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the historical and pro forma financial statements and related notes contained herein, before investing in our common units. The information presented in this prospectus assumes (1) an initial public offering price of $         per common unit (the midpoint of the price range set forth on the cover page of this prospectus), (2) unless otherwise indicated, that the underwriters’ option to purchase additional common units is not exercised and (3) the delivery by PennTex Development of              common units that it will receive from us in connection with the formation transactions to the holder of its preferred units to satisfy the automatic exchange of such preferred units into our common units upon the completion of this offering. In addition, we refer to the transactions set forth in “—Our Formation Transactions” as the formation transactions. You should read “Risk Factors” beginning on page 22 of this prospectus for more information about important risks that you should consider carefully before investing in our common units. We include a glossary of some of the terms used in this prospectus in Appendix B.

Overview

We are a growth-oriented limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America. Our parent, PennTex Development, was formed by NGP and members of our management team to develop a multi-basin midstream growth platform with an initial focus on organic growth projects in partnership with oil and natural gas producers affiliated with NGP. We intend to leverage our relationships with NGP and our parent with a view to becoming a leading midstream energy company serving attractive oil and natural gas basins throughout North America.

Following the completion of this offering, we will provide natural gas gathering and processing and residue gas and NGL transportation services to producers in the Terryville Complex in northern Louisiana. Initially, we will provide these services primarily to Memorial Resource (NASDAQ: MRD), an NGP-affiliated independent natural gas and oil company focused on the development of liquids-rich natural gas opportunities in the Terryville Complex. Under an area of mutual interest and exclusivity agreement, or the AMI and Exclusivity Agreement, we have the exclusive right to develop, own and operate midstream assets and to provide midstream services to support Memorial Resource’s growing production in northern Louisiana (other than production subject to existing third-party commitments).

Our initial assets are being developed in two phases. We expect that the first phase of development, which we refer to as Phase I, will be completed in May 2015 and will include the Lincoln Parish Plant, a 200 MMcf/d design-capacity cryogenic natural gas processing plant, and related natural gas gathering and residue gas transportation pipelines. We expect that the second phase of development, which we refer to as Phase II, will be completed in October 2015 and will increase our natural gas processing capacity to 400 MMcf/d through the addition of the Mt. Olive Plant, a 200 MMcf/d design-capacity cryogenic natural gas processing plant, and add pipeline capacity to transport NGLs and incremental volumes of residue gas. In addition to the development of our initial assets, we expect to pursue other opportunities for organic development and growth as producers in our region continue to increase production.

Our initial assets are supported by 15-year, fee-based commercial agreements with Memorial Resource, including gathering and processing agreements containing escalating minimum volume commitments. Our gathering agreement also provides for firm capacity reservation payments based on available gathering system capacity. Upon the completion of the Lincoln Parish Plant, the minimum volume commitments under our gathering and processing agreements will be 115,000 MMBtu/d, or 50% of the design capacity of the Lincoln Parish Plant. The minimum volume commitments under our gathering and processing agreements will increase to 345,000

MMBtu/d, or 75% of the combined design capacity of our processing plants, upon the completion of the Mt. Olive Plant and, for a ten-year period beginning on July 1, 2016, will further increase to 460,000 MMBtu/d, or 100% of the combined design capacity of our processing plants. In addition, our initial assets are supported by 15-year, fee-based residue gas and NGL transportation agreements pursuant to which we will transport all residue gas and NGLs produced on behalf of Memorial Resource at our processing plants.

Our Assets

Our Initial Assets

Our initial assets, which are primarily located in Lincoln Parish, Louisiana, are being developed in two phases and are depicted on the map below.

We expect that our Phase I assets will commence commercial operations in May 2015, other than the portions of the PennTex Gathering Pipeline that were placed in service in December 2014 and April 2015, and will consist of the following:

•	Lincoln Parish Plant: a 200 MMcf/d design-capacity cryogenic natural gas processing plant located near Arcadia, Louisiana with on-site NGL storage and truck loading facilities;

•

PennTex Gathering Pipeline: a 35-mile rich natural gas gathering system, consisting of 30 miles of 12” pipeline, 1.4 miles of 20” pipeline and 3.2 miles of 24” pipeline that will provide producers access to our processing plants and to the Minden Plant owned and operated by DCP Midstream Partners, L.P., or DCP Midstream, with available capacity of at least 400 MMcf/d to our processing plants and 50 MMcf/d to the Minden Plant; and

•

PennTex Residue Gas Pipeline: a one-mile, 24” residue natural gas header with at least 400 MMcf/d of capacity that will provide market access for residue natural gas from the Lincoln Parish Plant for delivery to third party pipelines, including pipelines that provide access to the Perryville Hub and other markets in the Gulf Coast region.

We expect that our Phase II assets will commence commercial operations in October 2015 and will consist of the following:

•	Mt. Olive Plant: a 200 MMcf/d design-capacity cryogenic natural gas processing plant under development near Ruston, Louisiana with on-site liquids handling facilities for inlet gas;

•

PennTex NGL Pipeline: a 40-mile NGL pipeline, consisting of 27 miles of 10” pipeline and 13 miles of 8” pipeline, with a total capacity of over 36,000 barrels per day, which will connect our processing plants to third-party pipelines and will provide a Mont Belvieu-based market for NGLs produced from our processing plants; and

•

PennTex Residue Gas Extension: a 14-mile, 24” residue natural gas pipeline with at least 400 MMcf/d of capacity, which will provide market access for residue natural gas from the Mt. Olive Plant to the same delivery point as the PennTex Residue Gas Pipeline.

We refer to the Lincoln Parish Plant and the Mt. Olive Plant collectively as our processing plants. In addition, references to the PennTex Residue Gas Pipeline include the PennTex Residue Gas Extension following its in-service date.

We anticipate that the expansion capital expenditures required for the completion of our initial assets, including accrued payables from PennTex Development, will be approximately $167.8 million. Once all of our initial assets are operational, we expect to operate the Phase I assets and the Phase II assets as a single integrated system to optimize the gathering, processing and transportation services that we provide to Memorial Resource and any other customers in northern Louisiana.

Our Relationship with Memorial Resource

Memorial Resource

Memorial Resource is a NGP-affiliated company engaged in the exploitation, development and acquisition of oil and natural gas properties. A substantial majority of Memorial Resource’s developed acreage is in the Terryville Complex of northern Louisiana, where Memorial Resource targets overpressured, liquids-rich natural gas opportunities in multiple zones in the Cotton Valley formation.

The Cotton Valley formation is a prolific natural gas play characterized by thick, multi-zone natural gas and oil reservoirs with well-known geologic characteristics and long-lived, predictable production profiles. The Cotton Valley formation has been undergoing rapid redevelopment by producers using advanced horizontal drilling and completion techniques that have led to the development of approximately 575 horizontal wells in the formation since 2005. The Terryville Complex in the Cotton Valley formation in particular provides multiple zones of highly productive, liquids-rich geology, which we believe offers Memorial Resource and other producers attractive economic opportunities in a variety of commodity price environments. Memorial Resource commenced a horizontal drilling program in 2011 and ultimately shifted its operational focus to full-scale horizontal redevelopment in 2013.

Memorial Resource owned approximately 73,737 gross (61,157 net) acres in the Terryville Complex as of December 31, 2014, encompassing 339 gross (271 net) productive wells, and currently operates eight drilling rigs in the Terryville Complex. Memorial Resource’s average net daily production in the Terryville Complex was approximately 227 MMcfe/d for the year ended December 31, 2014, of which natural gas represented approximately 77%, and approximately 256 MMcfe/d for the three months ended December 31, 2014. The Terryville Complex represented 81% of Memorial Resource’s total net production for the year ended December 31, 2014 and, after giving pro forma effect to Memorial Resource’s asset swap with Memorial Production Partners LP completed in February 2015, contains approximately 1,367 Bcf of proved natural gas reserves as of December 31, 2014.

During 2014, Memorial Resource completed and brought online 31 horizontal wells in the Terryville Complex, bringing its total number of producing horizontal wells in this region to 52 as of December 31, 2014. Memorial Resource has announced that it will allocate between $475 million and $525 million to projects in the Terryville Complex, representing all of Memorial Resource’s 2015 capital budget. This is an increase from the $304 million allocated to the Terryville Complex in 2014. Within the Terryville Complex, on a proved reserves basis, Memorial Resource operates approximately 100% of its existing acreage and holds an average gross working interest of approximately 83%.

Area of Mutual Interest and Exclusivity Agreement

Following the completion of this offering, pursuant to the AMI and Exclusivity Agreement, we will have the exclusive right to build all of the midstream infrastructure for Memorial Resource in northern Louisiana and to provide midstream services to support Memorial Resource’s current and future production on its operated acreage within such area (other than production subject to existing third-party commitments). We refer to the geographic area covered by the AMI and Exclusivity Agreement as the Area of Mutual Interest and have depicted the Area of Mutual Interest in the map below.

We believe that Memorial Resource is in the early stages of development of the Terryville Complex and will require additional gathering, processing, transportation and other midstream services in order to fully develop its inventory of future well locations. Accordingly, we believe we are well-positioned to capitalize on significant opportunities to provide additional midstream services to Memorial Resource pursuant to the AMI and Exclusivity Agreement as its production in the Terryville Complex continues to grow.

Other Contractual Arrangements with Memorial Resource

Our long-term gathering and processing agreements with Memorial Resource both contain escalating minimum volume commitments, and our gathering agreement also provides for firm capacity reservation payments based on available gathering system capacity. In addition, under our related long-term, fee-based residue gas and NGL transportation agreements, we will transport all of the residue gas and NGLs produced on behalf of Memorial Resource at our processing plants. We believe that our commercial agreements with Memorial Resource will provide us with stable cash flows. In addition, as reflected in the table below, we believe that the expected growth of Memorial Resource’s production in the Terryville Complex through June 30, 2016 will result in volumes to us substantially in excess of the applicable minimum volume commitments contained in our gathering and processing agreements during such period.

Asset	Total Available Processing or Transportation Capacity	Total Available Processing or Transportation Capacity (1)	Average Expected Throughput Volumes (2)	Expected Receipts ($MM)(2)(3)	Percent Contracted Receipts(2)(4)
Processing Plants	400 MMcf/d	460,000 MMBtu/d	332,000 MMBtu/d	53.5	83%
PennTex Gathering Pipeline	Varies(5)	Varies(5)	332,000 MMBtu/d	8.4	86%
PennTex Residue Gas Pipeline	400 MMcf/d	460,000 MMBtu/d	289,000 MMBtu/d	4.2	N/A
PennTex NGL Pipeline	36,000 Bbl/d	N/A	11,600 Bbl/d	5.3	N/A

(1)	We expect that the natural gas we process for Memorial Resource at our processing plants will have an average energy content of 1,150 Btu per cubic foot. As a result, the MMBtu/d equivalent for the processing capacity of our processing plants and the transportation capacity of the PennTex Residue Gas Pipeline is based on a conversion factor of 1,150 Btu per cubic foot.
(2)	Expected throughput volumes for our processing plants represent forecast throughput volumes for the Lincoln Parish Plant during the twelve months ending June 30, 2016 and the Mt. Olive Plant for the nine months ending June 30, 2016. Expected throughput volumes for the PennTex Gathering Pipeline and PennTex Residue Gas Pipeline represent forecast throughput volumes during the twelve months ending June 30, 2016, while the expected throughput volumes for the PennTex NGL Pipeline represent forecast throughput volumes during the nine months ending June 30, 2016. Please read “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution through June 30, 2016” for a discussion of certain assumptions related to our volume expectations. Our forecast throughput volumes assume that all of our volumes during the twelve months ending June 30, 2016 will be attributable to our commercial agreements with Memorial Resource. If Memorial Resource were to reduce the number of drilling rigs it deploys, shut-in existing wells or have less success in its drilling efforts in northern Louisiana than expected, the volumes processed by us and gathered and transported through our pipelines could be less than expected. Please read “Risk Factors—Risks Related to Our Business—Because all of our initial revenue and a substantial majority of our revenue over the long term is expected to be derived from Memorial Resource’s natural gas production, any development that materially and adversely affects Memorial Resource’s operations, financial condition or market reputation could have a material and adverse impact on us.”
(3)	Expected receipts include both (i) revenues billed and earned under our processing, gathering and transportation agreements and (ii) amounts billed for deficiency payments incurred with respect to the minimum volume commitments under our gathering and processing agreements that will be recorded on our balance sheet as deferred revenue for the twelve months ending June 30, 2016.
(4)	Represents the portion of our total cash receipts, including revenues billed and earned and amounts recorded on our balance sheet as deferred revenue as described in footnote (3) above, attributable to the minimum volume commitment under our processing agreement and the minimum volume commitment and firm capacity reservation payments under our gathering agreement.
(5)	The PennTex Gathering Pipeline’s capacity varies depending on receipt and delivery points; however, the pipeline will have available capacity of at least 400 MMcf/d to our processing plants and 50MMcf/d to the Minden Plant.

Our Relationships with NGP and PennTex Development

We view our relationships with NGP and PennTex Development as significant competitive strengths. We believe these relationships will provide us with potential acquisition and organic growth opportunities, as well as access to personnel with extensive technical expertise and industry relationships.

NGP

Founded in 1988, NGP is a family of private equity investment funds, with cumulative committed capital of approximately $16.5 billion since inception, organized to make investments in the natural resources sector. NGP is part of the investment platform of NGP Energy Capital Management, LLC, a premier investment franchise in the natural resources industry. The employees of NGP are experienced energy professionals with substantial expertise in investing in the oil and natural gas business. In connection with NGP’s business, these employees review a large number of potential acquisitions and are involved in decisions relating to the acquisition and disposition of oil and natural gas assets by the various portfolio companies in which NGP owns interests. We believe that our relationship with NGP, and its experience investing in oil and natural gas companies, provides us with a number of benefits, including increased exposure to acquisition opportunities and access to a significant group of transactional and financial professionals who have experience in assisting the companies in which NGP has invested to meet their financial and strategic growth objectives. Additionally, NGP’s large portfolio of oil and gas investments provides us with a source of potential development and partnership opportunities. We intend to leverage our relationship with NGP with a view to becoming a leading midstream energy company serving attractive oil and natural gas basins in North America.

Upon the closing of this offering and the consummation of the formation transactions, affiliates of NGP will indirectly own our general partner and our incentive distribution rights, as well as a             % limited partner interest in us (or a             % limited partner interest in us if the underwriters exercise their option to purchase additional common units in full). We believe that NGP will be motivated to promote and support the successful execution of our business strategies, including through our potential acquisition of additional midstream assets from NGP and its affiliates over time and the facilitation of accretive acquisitions from third parties. In addition, we believe NGP and its affiliates will be motivated to jointly pursue acquisition opportunities with us whereby we would acquire or agree to develop and manage midstream assets that may be part of an acquisition being pursued by NGP-controlled oil and gas producers. NGP does not have a legal obligation to offer to us any acquisition opportunities or jointly pursue opportunities with us, may decide not to offer us any such opportunities and is not restricted from competing with us. NGP will indirectly receive a portion of the net proceeds from this offering as a result of its ownership interests in PennTex Development and MRD WHR LA.

PennTex Development

Our parent, PennTex Development, was formed in January 2014 by NGP and members of our management team to pursue midstream growth opportunities and develop midstream energy assets. PennTex Development intends to acquire, construct and develop midstream operations for, or in partnership with, leading oil and natural gas producers, including both affiliates of NGP and unaffiliated third parties. Upon the closing of this offering and the consummation of the formation transactions, our parent will own 92.5% of our general partner, 92.5% of our incentive distribution rights, and a             % limited partner interest in us (or a             % limited partner interest if the underwriters exercise in full their option to purchase additional common units).

Following the completion of this offering, our parent will continue to own and manage midstream assets in the Permian Basin and have business relationships that we believe will provide us with significant future acquisition opportunities. Our parent owns a 98.5% membership interest in PennTex Permian, which operates a gathering and processing system in the Delaware sub-basin of the Permian Basin in Reeves County, Texas that consists of a 60 MMcf/d design capacity cryogenic natural gas processing plant and approximately 70 miles of low- and intermediate-pressure gathering pipelines and associated compression assets. PennTex Permian began operations in March 2014 and has secured long-term acreage dedications from Centennial Resource Development, LLC, an affiliate of NGP, and a third-party producer covering more than 50,000 gross acres in the core of the southern Delaware Basin.

At the closing of this offering, we will enter into an omnibus agreement with our parent, pursuant to which we will have a right of first offer with respect to our parent’s equity interest in PennTex Permian to the extent our parent elects to sell such equity interest. Although our parent is not obligated to sell its equity interest in PennTex Permian and offer it to us, we believe that our parent will be incentivized to grow our business as a result of its economic interest in us. However, we cannot predict when or if our parent will sell the PennTex Permian equity interests subject to our right of first offer and whether we will elect to exercise such right upon any sale by our parent.

Business Strategies

Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while maintaining the ongoing stability of our business. We expect to achieve this objective by pursuing the following business strategies:

•

Capitalizing on organic growth to support Memorial Resource’s infrastructure needs. Our cash flows will be supported by escalating minimum volume commitments from Memorial Resource under our gathering and processing agreements that begin at 115,000 MMBtu/d upon the completion of the Lincoln Parish Plant and, subject to the completion of the Mt. Olive Plant, increase to 460,000 MMBtu/d on July 1, 2016. In addition, we benefit from firm capacity reservation payments under our gathering agreement and plant tailgate dedications under our residue gas and NGL transportation agreements. We believe that the expected growth of Memorial Resource’s production in the Terryville Complex during the forecast period will result in volumes to us substantially in excess of the minimum volume commitments under our commercial agreements. In addition, we expect to capitalize on opportunities to expand our initial asset base to support Memorial Resource’s production growth and increasing midstream service needs in northern Louisiana under the AMI and Exclusivity Agreement.

•

Growing our business by pursuing accretive acquisitions from, or development opportunities with, PennTex Development and third parties. We intend to pursue opportunities to grow our business through accretive acquisitions from, or development opportunities with, our parent that we expect will be sourced both from the organic development of PennTex Development’s existing assets and from additions to its portfolio of assets as a result of strategic acquisitions from third parties. For example, pursuant to the terms of the omnibus agreement we will enter into with our parent in connection with the closing of this offering, our parent will grant us a right of first offer to acquire its equity interest in PennTex Permian if our parent elects to sell such interests. We also expect to review attractive acquisition opportunities directly from third parties as they become available and to expand our initial asset base to support the midstream service needs of third parties. In addition, we believe our strategically located assets will provide us with a platform to provide midstream services to other producers in northern Louisiana as the horizontal development of the Cotton Valley formation advances and producers seek infrastructure to process their natural gas production and move their products to market. We will evaluate attractive opportunities to expand our services with PennTex Development and third parties to surrounding areas, including East Texas and southern Arkansas, and to expand long-term natural gas and NGL handling and transportation to high-value end markets.

•

Maintaining and growing stable cash flows supported by long-term, fee-based contracts. We will seek to generate the majority of our cash flows pursuant to multi-year, firm contracts with creditworthy customers. We will continue to pursue opportunities to increase the fee-based component of our contract portfolio to minimize our direct commodity price exposure through acquisitions or growth projects.

•

Leveraging our relationship with NGP to identify and execute growth opportunities. NGP and its affiliates have a long history of pursuing and consummating oil and natural gas property acquisitions and development in North America. Through our relationship with NGP and its affiliates, we have access to NGP’s significant pool of management talent and industry relationships, which we believe provides us with a competitive advantage in pursuing potential acquisition opportunities. For example, we may jointly pursue an acquisition where we would acquire or agree to develop and manage the midstream portion of an acquisition being pursued by an oil and gas producer controlled by NGP. We believe this arrangement gives us access to third-party acquisition opportunities that we would not otherwise be in a position to pursue. In addition, we may acquire additional midstream assets directly from NGP and its affiliates.

•

Maintaining a conservative and flexible capital structure in order to support our access to capital. We intend to maintain a conservative and balanced capital structure which, when combined with our stable, fee-based cash flows, will afford us efficient access to the capital markets at a competitive cost of capital.

We cannot assure you, however, that we will be able to execute our business strategies described above. For further discussion of the risks that we face, please read “Risk Factors.”

Competitive Strengths

We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

•

Our relationship with Memorial Resource.    We believe Memorial Resource’s substantial acreage position and reported drilling locations in northern Louisiana will support significant long-term demand for our midstream services in a variety of commodity price environments and will result in Memorial Resource delivering natural gas to us in excess of the minimum volume commitments under our commercial agreements. Further, we believe that the AMI and Exclusivity Agreement with Memorial Resource provides us with significant opportunities for growth as Memorial Resource’s robust drilling program continues and its production increases.

•

Long-term, fixed fee contracts with an escalating minimum volume commitment and firm capacity reservation payments support growing cash flows.    Our long-term gathering and processing agreements with Memorial Resource are supported by minimum volume commitments that initially represent 50% of the Lincoln Parish Plant’s design capacity and, upon completion of the Mt. Olive Plant, will represent 75% of the combined design capacity of the Lincoln Parish Plant and the Mt. Olive Plant. The minimum volume commitments will further increase to 100% of the combined design capacity of our processing plants for the ten-year period beginning July 1, 2016. In addition, our gathering agreement with Memorial Resource is supported by firm capacity reservation payments and our residue gas and NGL transportation agreements are supported by plant tailgate dedications for all residue gas and NGLs produced at our processing plants. We expect to generate approximately 72% of our revenues for the twelve months ending June 30, 2016 from minimum volume commitment fees and firm capacity reservation payments under these agreements. We believe that the minimum volume commitments in our processing and gathering agreements, the firm capacity reservation payments in our gathering agreement and the fee-based nature of all of our commercial agreements will enhance the stability of our cash flows.

•

Strategic partnership with NGP and PennTex Development.    We believe that our relationships with NGP, with its long track record of supporting and building successful oil and natural gas companies, and PennTex Development provide us with a number of benefits, including increased exposure to acquisition opportunities, access to NGP’s extensive network of industry relationships and an executive team with significant industry, management and acquisition expertise. Upon the completion of this offering, affiliates of NGP, through interests in PennTex Development and MRD WHR LA, will own our general partner and our incentive distribution rights, as well as a     % limited partner interest in us (or a     % limited partner interest if the underwriters exercise in full their option to purchase additional common units). As a result, we believe that NGP and PennTex Development will be motivated to promote and support the successful execution of our business plan and to pursue projects that directly or indirectly enhance the value of our assets.

•

Experienced and incentivized management team.    Our senior management team has significant industry experience and has built, grown and managed large, successful midstream organizations, including public and private companies. We believe our management’s experience and expertise across the midstream spectrum provides us with access to strong commercial relationships throughout the energy industry. Through our management’s interest in our parent, which will own 92.5% of our general partner, 92.5% of our incentive distribution rights and a     % limited partner interest in us (or a     % limited partner interest if the underwriters exercise in full their option to purchase additional common units), our management team is highly incentivized to grow our distributions and the value of our business.

•

Flexible financial position and capital structure.    At the closing of this offering, we expect to have no outstanding indebtedness and available borrowing capacity of $275 million under our revolving credit facility. We believe that our borrowing capacity and our expected ability to effectively access debt and equity capital markets provide us with the financial flexibility necessary to execute our business strategy. We expect to have sufficient borrowing capacity under our revolving credit facility following the closing of this offering to fully fund our anticipated capital expenditures through the completion of our initial assets, which we expect to be approximately $167.8 million.

We cannot assure you, however, that we will be able to utilize our competitive strengths to successfully execute our business strategies described above. For further discussion of the risks that we face, please read “Risk Factors.”

Our Management

We are managed and operated by the board of directors and executive officers of PennTex Midstream GP, LLC, our general partner. PennTex Development owns 92.5% of the ownership interests in our general partner and is entitled to appoint the entire board of directors of our general partner. MRD WHR LA owns the remaining 7.5% interest in our general partner. Our unitholders will not be entitled to elect our general partner or its directors or otherwise directly participate in our management or operations. All of the initial officers and a majority of the initial directors of our general partner are also officers of PennTex Development. For information about the executive officers and directors of our general partner, please read “Management.”

Under the listing requirements of the NASDAQ Global Market, or NASDAQ, the board of directors of our general partner is required to have at least three independent directors meeting NASDAQ’s independence standards within twelve months of the date of this prospectus. At the closing of this offering, the board of directors of our general partner will consist of              directors, including              directors meeting NASDAQ’s independence standards. Please read “Conflicts of Interest and Fiduciary Duties.”

In order to maintain operational flexibility, certain of our operations will be conducted through, and certain of our operating assets will be owned by, various operating subsidiaries. However, neither we nor our subsidiaries will have any employees. Our general partner has the sole responsibility for providing the personnel necessary to conduct our operations. All of the personnel that will conduct our business immediately following the closing of this offering will be employed or contracted by our general partner and its affiliates. We sometimes refer to these individuals in this prospectus as our employees because they provide services directly to us.

Our Formation Transactions

At or prior to the closing of this offering, each of the following transactions will occur:

•

PennTex NLA and MRD WHR LA will contribute to us their respective interests in PennTex Operating in exchange for (i)          common units and          subordinated units, representing a         % limited partner interest in us, and the right to receive $         million in cash proceeds from this offering to PennTex NLA and (ii)          common units and          subordinated units, representing a         % limited partner interest in us, and the right to receive $         million in cash proceeds from this offering to MRD WHR LA;

•	PennTex Development will convey 7.5% of our general partner’s outstanding membership interests to MRD WHR LA;

•	we will issue common units to the public in this offering, representing a % limited partner interest in us, and we will apply the net proceeds as described in “Use of Proceeds;”

•	we will terminate PennTex Operating’s existing credit facility;

•	we will issue 92.5% and 7.5% of our incentive distribution rights to our parent and MRD WHR LA, respectively;

•	PennTex NLA will distribute the common units, subordinated units and $ million in cash received from us to its sole member, PennTex Development;

•

PennTex Development will deliver          common units to the holder of its preferred units, which will be automatically exchanged by PennTex Development into our common units upon the completion of this offering, and will use $         million in cash to repay outstanding borrowings under its existing credit facility;

•	our $275 million revolving credit facility will become effective and will remain undrawn at the closing of this offering;

•	we will enter into a registration rights agreement with PennTex Development and MRD WHR LA;

•	we will enter into a services and secondment agreement with our general partner, PennTex Development and Penn Tex Management; and

•	we will enter into an omnibus agreement with our general partner and PennTex Development.

We refer to the above transactions collectively as the “formation transactions.” If the underwriters do not exercise their option to purchase additional common units, we will issue          common units to PennTex Development and          common units to MRD WHR LA at the expiration of the option for no additional consideration. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to PennTex Development and MRD WHR LA in proportion to the amounts set forth in the preceding sentence at the expiration of the option period. Accordingly, the exercise of the underwriters’ option to purchase additional common units will not affect the total number of units outstanding.

Organizational Structure After the Formation Transactions

After giving effect to the formation transactions described above, assuming the underwriters’ option to purchase additional common units from us is not exercised, our units will be held as follows:

Public common units(1)		%
Common units held by PennTex Development		%
Common units held by MRD WHR LA		%
Subordinated units held by PennTex Development		%
Subordinated units held by MRD WHR LA		%
General partner interest	*

Total	100.0%

*	General partner interest is non-economic.
(1)	Includes up to common units that may be purchased by certain of the executive officers, directors, director nominees and employees of our general partner and certain of its affiliates under our directed unit program, as well as common units delivered by PennTex Development to the holder of its preferred units.

The following simplified diagram depicts our organizational structure after giving effect to the formation transactions described above.

(1)

Includes              common units delivered by PennTex Development to the holder of its preferred units, which will be automatically exchanged by PennTex Development into our common units upon the completion of this offering.

(2)	Members of PennTex Permian’s management own the remaining 1.5% membership interest in this entity.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we are an “emerging growth company,” unlike other public companies, we will not be required to:

•

provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002;

•

comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

•	comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise;

•	provide certain disclosure regarding executive compensation required of larger public companies; or

•	obtain unitholder approval of any golden parachute payments not previously approved.

We will cease to be an “emerging growth company” upon the earliest of:

•	the last day of the fiscal year in which we have $1.0 billion or more in annual revenues;

•	the date on which we become a large accelerated filer;

•	the date on which we issue more than $1.0 billion of non-convertible debt over a three-year period; or

•	the last day of the fiscal year following the fifth anniversary of our initial public offering.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards, but we intend to irrevocably opt out of the extended transition period.

Risk Factors

An investment in our common units involves risks associated with our business, our partnership structure and the tax characteristics of our common units. Below is a summary of certain key risk factors that you should consider in evaluating an investment in our common units. However, this list is not exhaustive, and you should read the full discussion of these risks and the other risks described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

•

Because we have a limited operating history and have generated minimal revenues and operating cash flows, you may have difficulty evaluating our ability to pay cash distributions to our unitholders and our ability to successfully implement our business strategy.

•

We are currently constructing a significant portion of our initial assets and, if we experience any construction delays or cost increases or are unable to complete the construction of these initial assets, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be adversely affected.

•

We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

•

Because all of our initial revenue and a substantial majority of our revenue over the long term is expected to be derived from Memorial Resource’s natural gas production, any development that materially and adversely affects Memorial Resource’s operations, financial condition or market reputation could have a material and adverse impact on us.

•

Because of the natural decline in production from existing wells, our success depends, in part, on Memorial Resource’s ability to replace declining production and our ability to secure new sources of natural gas from Memorial Resource or other third parties.

Risks Inherent in an Investment in Us

•

Our parent, our general partner and their respective affiliates have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

•	Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units with contractual standards.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

•	You will experience immediate dilution in tangible net book value of $ per common unit.

•

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

Tax Risks

•

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service, or the IRS, were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then the amount of cash available for distribution to our unitholders would be substantially reduced.

•	Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Partnership Information

Our principal executive offices are located at 11931 Wickchester Ln., Suite 300, Houston, Texas 77043, and our telephone number is (832) 456-4000. Our website is located at www.                     .com. We expect to make available our periodic reports and other information filed with or furnished to the SEC free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein and does not constitute a part of this prospectus.

The Offering

Common units offered by us to the public	common units.

Option to purchase additional common units	We have granted the underwriters a 30-day option to purchase up to an aggregate of additional common units to the extent the underwriters sell more than common units in this offering. If the underwriters do not exercise their option to purchase additional common units, we will issue common units to PennTex Development and common units to MRD WHR LA at the expiration of the option for no additional consideration. If and to the extent the underwriters exercise their option to purchase additional common units, the number of common units purchased by the underwriters pursuant to any exercise will be sold to the public, and any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to PennTex Development and MRD WHR LA in proportion to the amounts set forth in the preceding sentence at the expiration of the option period. Accordingly, the exercise of the underwriters’ option to purchase additional common units will not affect the total number of units outstanding.

Units outstanding after this offering	common units and subordinated units, for a total of limited partner units.

Use of proceeds	We expect to receive net proceeds of approximately $ million from this offering (based on an assumed initial offering price of $ per common unit, the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts, structuring fee and offering expenses payable by us or previously incurred by our parent, and intend to use such net proceeds as follows:

•

$             million to PennTex NLA and $             million to MRD WHR LA, in each case, in part, as a reimbursement for certain capital expenditures incurred by such entity with respect to the development of our initial assets;

•	$ million to repay outstanding borrowings under PennTex Operating’s existing credit facility, which we will terminate following such repayment; and

•	$ million for general partnership purposes.

If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $         million. All of the net proceeds from any exercise of such option will be used to make additional cash distributions to each of PennTex Development and MRD WHR LA in proportion to the respective number of common units each such unitholder would have been entitled to receive if the underwriters did not exercise such option as set forth above in “—Option to purchase additional common units.”

Affiliates of certain of the underwriters are lenders under the existing credit facilities of PennTex Operating and our parent and, accordingly, will receive a portion of the proceeds of this offering. Please read “Underwriting.”

Cash distributions	Within 45 days after the end of each quarter, beginning with the quarter ending , 2015, we expect to make a minimum quarterly distribution of $ per common unit and subordinated unit ($ per common unit and subordinated unit on an annualized basis) to unitholders of record on the applicable record date to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. We refer to this cash as “available cash.” Our ability to pay the minimum quarterly distribution is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement generally provides that we will distribute cash each quarter during the subordination period in the following manner:

•	first, to the holders of common units, until each common unit has received the minimum quarterly distribution of $ plus any arrearages from prior quarters;

•	second, to the holders of subordinated units, until each subordinated unit has received the minimum quarterly distribution of $ ; and

•	third, to the holders of common units and subordinated units pro rata until each has received a distribution of $ .

If cash distributions to our unitholders exceed $ per common unit and subordinated unit in any quarter, our unitholders and the holders of our incentive distribution rights will receive distributions according to the following percentage allocations:

	Marginal Percentage Interest in Distributions
Total Quarterly Distribution Target Amount	Unitholders	Holders of Incentive Distribution Rights
above $ up to $	85%	15%
above $ up to $	75%	25%
above $	50%	50%

We refer to the additional increasing distributions to the holders of our incentive distribution rights as “incentive distributions.” Our parent and MRD WHR LA will initially own 92.5% and 7.5% of our incentive distribution rights, respectively. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights.”

We believe, based on our financial forecast and related assumptions included in “Our Cash Distribution Policy and Restrictions on Distributions,” that we will have sufficient available cash to pay the minimum quarterly distribution of $ on all of our common units and subordinated units for the twelve months ending June 30, 2016. However, we do not have a legal or contractual obligation to pay quarterly distributions at the minimum quarterly distribution rate or at any other rate and there is no guarantee that we will pay distributions to our unitholders in any quarter. Because a significant portion of our Phase I assets will not be in service until May 2015, we may fund a portion of the distributions we expect to make to our unitholders in respect of the remaining quarters of 2015 with borrowings under our revolving credit facility. Please read “Use of Proceeds,” “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution through June 30, 2016” and “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Subordinated units	PennTex Development and MRD WHR LA will initially own all of our subordinated units. The principal difference between our common units and subordinated units is that, for any quarter during the subordination period, holders of the subordinated units will not be entitled to receive any distribution from operating surplus until the common units have received the minimum quarterly distribution for such quarter plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least (1) $ (the minimum quarterly distribution on an annualized basis) on each outstanding common unit

and subordinated unit for each of three consecutive, non-overlapping four-quarter periods ending on or after                     , 2018 or (2) $         (150% of the minimum quarterly distribution on an annualized basis) on each outstanding common unit and subordinated unit and the related distribution on the incentive distribution rights, for any four-quarter period beginning with the quarter ending                     , 2016, in each case provided there are no outstanding arrearages on our common units.

When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis, and all common units will thereafter no longer be entitled to arrearages. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

Issuance of additional units	Our partnership agreement authorizes us to issue an unlimited number of additional units without the approval of our unitholders. Please read “Units Eligible for Future Sale” and “Our Partnership Agreement—Issuance of Additional Securities.”

Limited voting rights	Our general partner will manage and operate us. Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business. Our unitholders will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except for cause by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Upon consummation of this offering, PennTex Development will own an aggregate of % of our common units (or % of our common units if the underwriters exercise their option to purchase additional common units in full) and % of our subordinated units. This will give PennTex Development the ability to prevent the removal of our general partner. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. This will provide PennTex Development the ability to prevent the removal of our general partner during the subordination period. Please read “Our Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Limited call right

If at any time our general partner and its affiliates (including PennTex Development) own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price equal to the greater of (1) the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests and (2) the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed. Please read “Our Partnership Agreement—Limited Call Right.”

Registration rights	Our partnership agreement grants certain registration rights to our general partner and its affiliates. Please read “Our Partnership Agreement—Registration Rights.”

In addition, we will grant registration rights to PennTex Development, MRD WHR LA and certain of their respective transferees pursuant to the registration rights agreement we will enter into in connection with the closing of this offering. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement.”

Estimated ratio of taxable income to distributions	We estimate that if you own the common units you purchase in this offering through the record date for distributions for the period ending , , you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than % of the cash distributed to you with respect to that period. For example, if you receive an annual distribution of $ per unit, we estimate that your average allocable federal taxable income per year will be no more than approximately $ per unit. Thereafter, the ratio of allocable taxable income to cash distributions to you could substantially increase. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership” for the basis of this estimate.

Material federal income tax consequences	For a discussion of the material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences.”

Directed unit program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to % of the common units being offered by this prospectus for sale to employees, executive officers and directors and director nominees of our general partner and certain of its affiliates. We do not know if these persons will choose to purchase all or any portion of these reserved common units, but any purchases they do make will reduce the number of common units available to the general public. Please read “Underwriting.”

Exchange listing	We have applied to list our common units on NASDAQ under the symbol “PTXP.”

Summary Historical and Pro Forma Financial Data

We are a newly formed entity with no prior operating history. Accordingly, the historical financial statements reflect the historical financial data of PennTex Operating, our accounting predecessor, which was formed on March 17, 2014, as of the date and for the period indicated. The summary historical financial data as of December 31, 2014 and the period from March 17, 2014 (Inception) to December 31, 2014 are derived from the audited financial statements of our accounting predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical financial statements of our accounting predecessor and our unaudited pro forma balance sheet and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table also presents the summary pro forma balance sheet data of PennTex Midstream Partners, LP as of December 31, 2014, which are derived from the unaudited pro forma balance sheet of PennTex Midstream Partners, LP included elsewhere in this prospectus. The pro forma balance sheet assumes that the offering and the related formation transactions occurred as of December 31, 2014. These transactions include, and the pro forma balance sheet gives effect to, the following:

•

the contribution by PennTex NLA and MRD WHR LA to us of their respective interests in PennTex Operating, in exchange for (i)         common units and                          subordinated units, representing a         % limited partner interest in us, and $         million in cash to PennTex NLA and (ii)         common units and                          subordinated units, representing a         % limited partner interest in us, and $         million in cash to MRD WHR LA;

•	the conveyance by PennTex Development of 7.5% of our general partner’s outstanding membership interests to MRD WHR LA;

•

the consummation of this offering, including our issuance of              common units to the public and 92.5% and 7.5% of our incentive distribution rights to PenTex Development and MRD WHR LA, respectively, and the application of the net proceeds of this offering as described in “Use of Proceeds”;

•	the distribution by PennTex NLA of common units, subordinated units and $ million in cash to PennTex Development;

•

the delivery by PennTex Development of                  common units to the holder of its preferred units, which will be automatically exchanged by PennTex Development into our common units upon the completion of this offering; and

•	the repayment of all outstanding borrowings under PennTex Operating’s existing credit facility, which will be terminated following such repayment; and

•	the effectiveness of our $275 million revolving credit facility, which will remain undrawn at the closing of this offering.

The pro forma combined balance sheet does not give effect to the estimated $4.0 million in incremental annual general and administrative expenses that we expect to incur as a result of being a publicly traded partnership. Additionally, it does not give effect to the administrative fee that we will pay to our parent for the provision of certain services under the services and secondment agreement that we will enter into with our general partner, PennTex Development and PennTex Management at the closing of the offering. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services and Secondment Agreement.”

	Predecessor Historical	PennTex Midstream Partners, LP Pro Forma
	As of and For the Period From March 17, 2014 (Inception) to December 31, 2014	As of and For the Period From March 17, 2014 (Inception) to December 31, 2014
		(unaudited)
	(in thousands)
Statement of Operations Data:
Revenues	$22	$22
Operating expenses:
General and administrative expense	4,513	4,513
Operating and maintenance expense	123	123
Depreciation and amortization	113	113

Total operating expenses	4,749	4,749

Net (loss)	$(4,727)	$(4,727)

Balance Sheet Data (at period end):
Cash and cash equivalents	$17,471	$
Property, plant and equipment, net	163,970	163,970
Intangible assets, net	8,410	8,410
Total assets	191,058
Long-term debt, net	59,433	—
Total members’/partners’ interest	93,487
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(2,461)	$(2,461)
Investing activities	(137,341)	(137,341)
Financing activities	157,273	157,273
Capital Expenditures:
Expansion capital expenditures	$136,006	$136,006

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should carefully consider the following risk factors together with all of the other information included in this prospectus, including the matters addressed under “Cautionary Statement Regarding Forward-Looking Statements,” in evaluating an investment in our common units.

If any of the following risks were to materialize, our business, financial condition, results of operations and cash available for distribution could be materially adversely affected. In that case, we may not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

Risks Related to Our Business

Because we have a limited operating history and have generated minimal revenues and operating cash flows, you may have difficulty evaluating our ability to pay cash distributions to our unitholders and our ability to successfully implement our business strategy.

Because of our limited operating history, the operating performance of our initial assets and our business strategy are not yet proven. We do not present any historical financial statements with respect to periods prior to March 17, 2014, and we and our predecessor have only generated minimal revenues and operating cash flows. Further, our predecessor’s historical financial statements for the period from March 17, 2014 to December 31, 2014 present a period of limited operations, which does not provide a meaningful basis to evaluate our operations or our ability to achieve our business strategy. As a result, it may be difficult for you to evaluate our business and results of operations to date and to assess our future prospects.

In addition, we may encounter risks and difficulties experienced by companies whose performance is dependent upon newly constructed assets, such as our initial assets failing to function as expected, higher than expected operating costs, equipment breakdown or failures and operational errors. We may be less successful in achieving a consistent operating level capable of generating cash flows from our operations sufficient to make cash distributions to our unitholders, as compared to a company whose major assets have had longer operating histories. In addition, we may be less equipped to identify and address operating risks and hazards in the conduct of our business than those companies whose major assets have had longer operating histories.

We are currently constructing a significant portion of our initial assets and, if we experience any construction delays or cost increases or are unable to complete the construction of these initial assets, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be adversely affected.

We are a newly formed limited partnership and are currently constructing a significant portion of our initial assets. We expect to continue to incur losses and experience negative operating cash flow through the second quarter of 2015 and to incur significant capital expenditures until completion of our initial assets. In addition, the construction of these assets involves numerous regulatory, environmental, political and legal uncertainties, which may cause delays in, or increase the costs associated with, the completion of these assets. Accordingly, we may not be able to complete the construction of the initial assets on schedule, at the budgeted cost or at all, and any delays beyond the expected construction periods or increased costs above those expected to be incurred for our initial assets would prolong, and could increase the level of, our operating losses and negative operating cash flows.

In addition, the following factors, among others, could prevent us from commencing operations upon the completion of our initial assets:

•	shortages of materials or delays in delivery of materials;

•	cost overruns and difficulty in obtaining sufficient debt or equity financing to pay for such additional costs;

•	failure to obtain all necessary governmental and third-party permits, licenses and approvals for the construction and operation of our initial assets;

•	weather conditions, such as hurricanes, and other catastrophes, such as explosions, fires, floods and accidents;

•	difficulties in attracting a sufficient skilled and unskilled workforce, increases in the level of labor costs and the existence of any labor disputes; and

•	local and general economic and infrastructure conditions.

Further, if the Mt. Olive Plant is not operational by July 1, 2016, the daily minimum volume commitments under our gathering and processing agreements with Memorial Resource will not increase and will remain 115,000 MMBtu/d through the fifteenth anniversary of the in-service date of the Mt. Olive Plant. For a discussion of such conditions and other information relating to our gathering and processing agreements with Memorial Resource, please read “Business—Our Relationship with Memorial Resource—Other Contractual Arrangements with Memorial Resource.” Thus, if we are unable to complete or are substantially delayed in completing the construction of our initial assets, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be adversely affected.

We may not generate sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, including cost reimbursements to our general partner, to enable us to pay the minimum quarterly distribution to our unitholders.

In order to make our minimum quarterly distribution of $         per common unit and subordinated unit per quarter, or $         per unit per year, we will require available cash of approximately $         million per quarter, or approximately $         million per year, based on the common units and subordinated units outstanding immediately after completion of this offering. We may not generate sufficient cash flow each quarter to support the payment of the minimum quarterly distribution or to increase our quarterly distributions in the future. We may fund a portion of the quarterly distributions that we expect to make to our unitholders with respect to the remaining quarters of 2015 with borrowings under our revolving credit facility.

The amount of cash we can distribute on our units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•	the volume of natural gas we gather, process and transport;

•	the rates we charge for our services;

•	market prices of natural gas, NGLs and oil and their effect on Memorial Resource’s drilling schedule and production;

•	Memorial Resource’s ability to fund its drilling program;

•	adverse weather conditions;

•	the level of our operating, maintenance and general and administrative costs;

•	regional, domestic and foreign supply and perceptions of supply of natural gas;

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the level of demand and perceptions of demand in our end-user markets, and actual and anticipated future prices of natural gas and other commodities (and the volatility thereof), which may impact our ability to renew and replace our gathering, processing and transportation agreements;

•	the relationship between natural gas and NGL prices and resulting effect on processing margins;

•	the realized pricing impacts on revenues and expenses that are directly related to commodity prices;

•	the level of competition from other midstream energy companies in our geographic markets;

•	the creditworthiness of our customers;

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damages to pipelines and plants, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires and other natural disasters and acts of terrorism and acts of third parties;

•	timely in-service dates of our initial assets;

•	outages at our processing plants;

•	leaks or accidental releases of hazardous materials into the environment, whether as a result of human error or otherwise;

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regulatory action affecting the supply of, or demand for, natural gas, the rates we can charge for our services, how we contract for services, our existing contracts, our operating costs or our operating flexibility; and

•	prevailing economic conditions.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, including:

•	the level and timing of capital expenditures we make;

•	our debt service requirements and other liabilities;

•	our ability to borrow under our debt agreements to pay distributions;

•	fluctuations in our working capital needs;

•	restrictions on distributions contained in any of our debt agreements;

•	the cost of acquisitions, if any;

•	fees and expenses of our general partner and its affiliates we are required to reimburse;

•	the amount of cash reserves established by our general partner; and

•	other business risks affecting our cash levels.

Because all of our initial revenue and a substantial majority of our revenue over the long term is expected to be derived from Memorial Resource’s natural gas production, any development that materially and adversely affects Memorial Resource’s operations, financial condition or market reputation could have a material and adverse impact on us.

Upon completion of the construction of our initial assets, all of our initial revenue and a substantial majority of our revenue over the long term are expected to be derived from Memorial Resource’s natural gas production. As a result, we are substantially dependent on Memorial Resource and any event, whether in our area of operations or otherwise, that adversely affects Memorial Resource’s production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution. Accordingly, we are indirectly subject to the business risks of Memorial Resource, including, among others:

•	a reduction in or slowing of Memorial Resource’s development program, which would directly and adversely impact demand for our midstream services;

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the volatility of natural gas, NGLs and oil prices, especially in light of recent declines, which could have a negative effect on the value of Memorial Resource’s properties, its drilling programs or its ability to finance its operations;

•	the availability of capital to Memorial Resource on an economic basis to fund its exploration and development activities;

•	Memorial Resource’s ability to replace reserves;

•	Memorial Resource’s drilling and operating risks, including potential environmental liabilities;

•	transportation capacity constraints and interruptions;

•	adverse effects on Memorial Resource of governmental and environmental regulation; and

•	losses to Memorial Resource from pending or future litigation.

Further, we are subject to the risk of non-payment or non-performance by Memorial Resource. We cannot predict the extent to which Memorial Resource’s business would be impacted if conditions in the energy industry were to deteriorate, nor can we estimate the impact such conditions would have on Memorial Resource’s ability to execute its drilling and development program. Any material non-payment or non-performance by Memorial Resource would reduce our ability to make distributions to our unitholders.

The assumptions underlying the forecast of cash available for distribution, as set forth in “Our Cash Distribution Policy and Restrictions on Distributions,” are inherently uncertain and subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecast.

The forecast of cash available for distribution set forth in “Our Cash Distribution Policy and Restrictions on Distributions” includes our forecast results of operations, Adjusted EBITDA, distributable cash flow and cash available for distribution for the twelve months ending June 30, 2016. Our ability to pay the full minimum quarterly distribution during the twelve months ending June 30, 2016 is based on a number of assumptions that may not prove to be correct and that are discussed in “Our Cash Distribution Policy and Restrictions on Distributions.” Management has prepared the financial forecast and has not received an opinion or report on it from our or any other independent auditor. The assumptions and estimates underlying the forecast are substantially driven by Memorial Resource’s anticipated drilling and completion schedule and, although we consider our assumptions as to Memorial Resource’s ability to maintain that schedule reasonable as of the date of this prospectus, those estimates and Memorial Resource’s ability to achieve anticipated drilling and production targets are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecast. If we do not achieve the forecast results, we may not be able to pay the full minimum quarterly distribution or any amount on our common units or subordinated units, in which event the market price of our common units may decline materially.

Because of the natural decline in production from existing wells, our success depends, in part, on Memorial Resource’s ability to replace declining production and our ability to secure new sources of natural gas from Memorial Resource or other third parties.

The natural gas volumes that will support our assets depend on the level of Memorial Resource’s production from natural gas wells located in the areas in which we operate. This production may be less than expected and will naturally decline over time. To the extent Memorial Resource reduces its activity or otherwise ceases to drill and complete wells, revenues for our midstream services will be directly and adversely affected. In addition, natural gas volumes from completed wells will naturally decline and our cash flows associated with these wells will also decline over time. In order to maintain or increase throughput levels on our assets, we must obtain new sources of natural gas from Memorial Resource or other third parties. The primary factors affecting our ability to obtain additional sources of natural gas include (i) the success of Memorial Resource’s drilling activity in our area of operations, (ii) Memorial Resource’s acquisition of additional acreage and (iii) our ability to obtain dedications of acreage from third parties.

We have no control over Memorial Resource’s or other producers’ levels of development and completion activity in our area of operation, the lateral lengths of wells drilled, the amount of reserves associated with wells drilled within the area or the rate at which production from a well declines. We have no control over Memorial Resource or other producers or their development plan decisions, which are affected by, among other things:

•	the availability and cost of capital;

•	prevailing and projected natural gas, NGLs and oil prices, which have significantly declined in recent periods;

•	demand for natural gas, NGLs and oil;

•	levels of reserves;

•	geologic considerations;

•	environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

•	the costs of producing the gas and the availability and costs of drilling rigs and other equipment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil, natural gas and NGL price movements with any certainty and can greatly affect the development of reserves. For example, for the five years ended December 31, 2014, the NYMEX-WTI oil future price ranged from a high of $113.93 per Bbl to a low of $53.27 per Bbl, while the NYMEX-Henry Hub natural gas future price ranged from a high of $6.15 per MMBtu to a low of $1.91 per MMBtu. Recently, oil and natural gas prices have declined significantly. Through December 31, 2014, the West Texas Intermediate posted price had declined from a high of $107.26 per Bbl on June 20, 2014 to $53.27 per Bbl on December 31, 2014. In addition, the Henry Hub spot market price had declined from a high of $6.15 per MMBtu on February 19, 2014 to a low of $2.89 per MMBtu on December 31, 2014. Memorial Resource could elect to reduce its development and production activity when commodity prices are declining and any sustained declines could lead to a material decrease in such activity. Sustained reductions in development or production activity in northern Louisiana could lead to reduced utilization of our services.

Due to these and other factors, even if reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in development activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenue and cash flow and adversely affect our ability to make cash distributions to our unitholders.

We do not intend to obtain independent evaluations of oil, natural gas or NGL reserves to be gathered, processed or transported by our assets; therefore, in the future, volumes on our systems could be less than we anticipate.

We do not intend to obtain independent evaluations of oil, natural gas or NGL reserves expected to be gathered, processed or transported by our assets. Accordingly, we may not have independent estimates of total reserves underlying the areas in which we operate or the anticipated life of such reserves. If the total reserves or estimated life of the reserves we expect to service are less than we anticipate and we are unable to secure additional sources of oil, natural gas or NGLs, we could experience a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders.

We may not be able to attract third-party volumes, which could limit our ability to grow and prolong our dependence on Memorial Resource.

Part of our long-term growth strategy includes diversifying our customer base by identifying opportunities to offer services to third parties. Upon completion of the construction of our initial assets, we expect to earn all of our revenues from Memorial Resource. Our ability to increase assets’ throughput and any related revenue from third parties is subject to numerous factors beyond our control, including competition from third parties and the extent to which we have available capacity when requested by third parties. To the extent our assets lack available capacity for third-party volumes, we may not be able to compete effectively with third-party systems for additional natural gas production and completions in our area of operation. In addition, some of our natural gas and NGL marketing competitors for third-party volumes have greater financial resources and access to larger supplies of natural gas than those available to us, which could allow those competitors to price their services more aggressively than we do.

Our efforts to attract new unaffiliated customers may be adversely affected by (i) our relationship with Memorial Resource and the fact that a substantial majority of the capacity of our initial assets will be necessary to service Memorial Resource’s production and development and completion schedule and (ii) our desire to provide services pursuant to fee-based contracts. As a result, we may not have the capacity to provide services to third parties and/or potential third-party customers may prefer to obtain services pursuant to other forms of contractual arrangements under which we would be required to assume direct commodity exposure.

We will be required to make substantial capital expenditures to increase our asset base. If we are unable to obtain needed capital or financing on satisfactory terms, our ability to make cash distributions may be diminished or our financial leverage could increase.

In order to increase our asset base, we will need to make expansion capital expenditures. If we do not make sufficient or effective expansion capital expenditures, we will be unable to expand our business operations and, as a result, we will be unable to raise the level of our future cash distributions. To fund our expansion capital expenditures, we will be required to use cash from our operations or incur borrowings. Alternatively, we may sell additional common units or other securities to fund our capital expenditures. Such uses of cash from our operations will reduce our cash available for distribution. Our ability to obtain bank financing or our ability to access the capital markets for future equity or debt offerings may be limited by our financial condition at the time of any such financing or offering and the covenants in our existing debt agreements, as well as by general economic conditions, contingencies and uncertainties that are beyond our control. Even if we are successful in obtaining the necessary funds, the terms of such financings could limit our ability to pay distributions to our unitholders. In addition, incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the then-current distribution rate, which could materially decrease our ability to pay distributions at the prevailing distribution rate. Following the completion of this offering, neither our parent nor any of its affiliates will be committed to providing any direct or indirect support to fund our growth.

Our operations will initially be focused in the Terryville Complex in northern Louisiana, making us vulnerable to risks associated with operating in one major geographic area.

Initially, we will rely exclusively on revenues generated from our assets that we are constructing in the Terryville Complex in northern Louisiana. As a result of this concentration, we may be disproportionately exposed to the impact of regional supply and demand factors, delays or interruptions of production from wells in this area caused by governmental regulation, market limitations, water shortages or other drought related conditions or interruption of the processing or transportation of natural gas or NGLs.

If we are unable to make acquisitions on economically acceptable terms from our parent, affiliates of NGP or third parties, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash generated from operations on a per unit basis.

Our ability to grow depends, in part, on our ability to make acquisitions that increase our cash generated from operations on a per unit basis. The acquisition component of our strategy is based, in large part, on our expectation of ongoing divestitures of midstream energy assets by industry participants, including our parent and affiliates of NGP. Other than the obligations of our parent under the omnibus agreement to allow us to make an offer with respect to all or any portion of its equity interest in PennTex Permian that it elects to sell, we have no contractual arrangement with our parent or any affiliate of NGP that would require them to provide us with an opportunity to offer to acquire midstream assets that they may sell. In addition, the right of first offer granted to us by our parent does not apply to the sale or other distribution by PennTex Permian of any of its assets. Accordingly, while we note elsewhere in this prospectus that we believe our parent and affiliates of NGP will be incentivized by their economic relationship with us to offer us opportunities to purchase midstream assets, there can be no assurance that any such offer will be made or that we will reach agreement on the terms with respect to any acquisition opportunities. Furthermore, many factors could impair our access to future midstream assets, including a change in control of our parent or the transfer of our incentive distribution rights by our parent or MRD WHR LA to a third party. A material decrease in divestitures of midstream energy assets from our parent, affiliates of NGP or otherwise would limit our opportunities for future acquisitions and could have a material adverse effect on our business, results of operations, financial condition and ability to make quarterly cash distributions to our unitholders.

We may be unable to make accretive acquisitions from our parent, affiliates of NGP or third parties for a number of reasons, including:

•	our parent or affiliates of NGP may elect not to sell or contribute additional assets to us or to offer acquisition opportunities to us;

•	we may be unable to identify attractive third-party acquisition opportunities;

•	we may be unable to negotiate acceptable purchase contracts with our parent, affiliates of NGP or third parties;

•	we may be unable to obtain financing for these acquisitions on economically acceptable terms;

•	we may be outbid by competitors; or

•	we may be unable to obtain necessary governmental or third-party consents.

If we are unable to make accretive acquisitions, our future growth and ability to maintain and increase distributions will be limited.

Our merger and acquisition activities may not be successful or may result in completed acquisitions that do not perform as anticipated.

From time to time, we may make acquisitions of businesses and assets. Such acquisitions involve substantial risks, including the following:

•	acquired businesses or assets may not produce revenues, earnings or cash flow at anticipated levels;

•	acquired businesses or assets could have environmental, permitting or other problems for which contractual protections prove inadequate;

•	we may assume liabilities that were not disclosed to us, that exceed our estimates, or for which our rights to indemnification from the seller are limited;

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we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems; and

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acquisitions, or the pursuit of acquisitions, could disrupt our ongoing businesses, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

Our construction or purchase of new midstream assets may not result in increases in our cash available for distribution and may be subject to financing, regulatory, environmental, political, legal and economic risks, which could adversely affect our cash flows, results of operations and financial condition and, as a result, our ability to distribute cash to our unitholders.

The construction of any additions or modifications to our assets in the future and the construction or purchase of any new assets involves numerous regulatory, environmental, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. Financing may not be available on economically acceptable terms or at all. If we undertake these projects, we may not be able to complete them on schedule, at the budgeted cost or at all. Moreover, our revenues and cash available for distribution may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a processing facility, the construction may occur over an extended period of time, and we may not receive any material increases in revenues until the project is completed. Moreover, we may construct facilities to capture anticipated future production growth in an area in which such growth does not materialize. As a result, any new assets that we construct or purchase may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our results of operations and financial condition. In addition, the construction of additions to our assets in the future may require us to obtain new rights-of-way prior to constructing. We may be unable to timely obtain such rights-of-way or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to expand or renew existing rights-of-way. If the cost of renewing or obtaining new rights-of-way increases, our cash flows could be adversely affected.

We rely in part on estimates from producers regarding the timing and volume of their anticipated natural gas production. Production estimates are subject to numerous uncertainties, all of which are beyond our control. These estimates may prove to be inaccurate, and new facilities that we construct may not attract sufficient volumes to achieve our expected cash flow and investment return.

Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.

We have entered into a revolving credit facility that will become effective upon the closing of this offering. Our revolving credit facility will limit our ability to, among other things:

•	incur or guarantee additional debt;

•	redeem or repurchase units or make distributions under certain circumstances;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

Our revolving credit facility also contains covenants requiring us to maintain certain financial ratios. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we cannot assure you that we will meet any such ratios and tests.

The provisions of our revolving credit facility may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our revolving credit facility could result in a default or an event of default that could enable our lenders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If the payment of our debt is accelerated, our assets may be insufficient to repay such debt in full, and our unitholders could experience a partial or total loss of their investment. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.

Our future level of debt could have important consequences to us, including the following:

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our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	our funds available for operations, future business opportunities and distributions to unitholders will be reduced by that portion of our cash flow required to make interest payments on our debt;

•	we may be more vulnerable to competitive pressures or a downturn in our business or the economy generally; and

•	our flexibility in responding to changing business and economic conditions may be limited.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our operating results are not sufficient to service any future indebtedness, we will be forced to take actions such as reducing distributions, reducing or delaying our business activities, investments or capital expenditures, selling assets or issuing equity. We may not be able to effect any of these actions on satisfactory terms or at all. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

A shortage of equipment and skilled labor in the Terryville Complex could reduce equipment availability and labor productivity and increase labor and equipment costs, which could have a material adverse effect on our business and results of operations.

Our services require special equipment and laborers skilled in multiple disciplines, such as equipment operators, mechanics and engineers, among others. If we experience shortages of necessary equipment or skilled labor in the future, our labor and equipment costs and overall productivity could be materially and adversely affected. If our equipment or labor prices increase or if we experience materially increased health and benefit costs for employees, our results of operations could be materially and adversely affected.

If third-party pipelines or other midstream facilities interconnected to our assets become partially or fully unavailable, our operating margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

Our assets will connect to other pipelines or facilities owned and operated by unaffiliated third parties. The continuing operation of third-party pipelines, compressor stations and other midstream facilities is not within our control. These pipelines, plants and other midstream facilities may become unavailable because of testing, turnarounds, line repair, maintenance, reduced operating pressure, lack of operating capacity, regulatory requirements and curtailments of receipt or deliveries due to insufficient capacity or because of damage from severe weather conditions or other operational issues. In addition, if the costs to us to access and transport on these third-party pipelines significantly increase, our profitability could be reduced. If any such increase in costs occurs or if any of these pipelines or other midstream facilities become unable to receive or transport natural gas, our operating margin, cash flow and ability to make cash distributions to our unitholders could be adversely affected.

Our exposure to commodity price risk may change over time.

We initially expect to generate all of our revenues pursuant to fee-based contracts under which we are paid based on the volumes that we process and transport, rather than the underlying value of the commodity, in order to minimize our exposure to commodity price risk. However, our efforts to negotiate and enter into similar fee-based contracts with new customers in the future may not be successful. In addition, we may acquire or develop additional midstream assets in a manner that increases our exposure to commodity price risk. Future exposure to the volatility of natural gas, NGL and oil prices could have a material adverse effect on our business, results of operations and financial condition and, as a result, our ability to make cash distributions to our unitholders.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. The occurrence of a significant accident or other event that is not fully insured could curtail our operations and have a material adverse effect on our ability to distribute cash and, accordingly, the market price for our common units.

Our operations are subject to all of the hazards inherent in the gathering, processing and transporting of natural gas, including:

•	damage to pipelines and plants, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires and other natural disasters, acts of terrorism and acts of third parties;

•	damage from construction, farm and utility equipment as well as other subsurface activity (for example, mine subsidence);

•	leaks of natural gas, NGLs or oil or losses of natural gas, NGLs or oil as a result of the malfunction of equipment or facilities;

•	fires, ruptures and explosions;

•	other hazards that could also result in personal injury and loss of life, pollution and suspension of operations; and

•	hazards experienced by other operators that may affect our operations by instigating increased regulations and oversight.

Any of these risks could adversely affect our ability to conduct operations or result in substantial loss to us as a result of claims for:

•	injury or loss of life;

•	damage to and destruction of property, natural resources and equipment;

•	pollution and other environmental damage;

•	regulatory investigations and penalties;

•	suspension of our operations; and

•	repair and remediation costs.

We may elect not to obtain insurance for any or all of these risks if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

We do not own the land on which most of our pipelines and facilities are located, which could result in disruptions to our operations.

Other than the Mt. Olive Plant, we do not own any of the land on which our pipelines and facilities are located, and we are, therefore, subject to the possibility of more onerous terms or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate. In some cases, we obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies for a specific period of time. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to you.

The loss of key personnel could adversely affect our ability to operate.

We depend on the services of a relatively small group of our general partner’s senior management and technical personnel. We do not maintain, nor do we have any current plan to obtain, any insurance against the loss of any of these individuals. The loss of the services of our general partner’s senior management or technical personnel, including Thomas F. Karam, Chairman and Chief Executive Officer, Robert O. Bond, President and Chief Operating Officer, and Steven R. Jones, Executive Vice President and Chief Financial Officer, could have a material adverse effect on our business, financial condition and results of operations.

We do not have any officers or employees and rely solely on officers and employees of our general partner and its affiliates.

We are managed and operated by the board of directors of our general partner. Affiliates of our general partner conduct businesses and activities of their own in which we have no economic interest. As a result, there could be material competition for the time and effort of the officers and employees who provide services to our general partner and its affiliates. If our general partner and the officers and employees of our general partner and its affiliates, including the employees PennTex Management will second to our general partner pursuant to the services and secondment agreement, do not devote sufficient attention to the management and operation of our business, our financial results may suffer, and our ability to make distributions to our unitholders may be reduced.

The amount of cash we will have available for distribution to our unitholders depends primarily on our cash flow and not solely on profitability, which may prevent us from making distributions, even during periods in which we record net income.

You should be aware that the amount of cash we will have available for distribution depends primarily upon our cash flow and not solely on profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record a net loss for financial accounting purposes, and conversely, we might fail to make cash distributions during periods when we record net income for financial accounting purposes.

A change in the jurisdictional characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of such assets, which may cause our revenues to decline and our operating expenses to increase.

We expect our natural gas transportation operations will be exempt from regulation by the Federal Energy Regulatory Commission, or FERC, under the Natural Gas Act of 1938, or NGA. Section 1(b) of the NGA, exempts natural gas gathering facilities from regulation by FERC under the NGA. Although the FERC has not made any formal determinations with respect to any of our facilities, which we believe to be gathering facilities, we believe that our natural gas pipelines meet the traditional tests FERC has used to establish whether a pipeline is a gathering pipeline not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of our gathering facilities may be subject to change based on future determinations by FERC, the courts, or Congress. If the FERC were to consider the status of an individual facility and determine that the facility or services provided by it are not exempt from FERC regulation under the NGA, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the NGA or the Natural Gas Policy Act of 1978, or NGPA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, adversely affect our results of operations and cash flows. If any of our facilities were found to have provided services or otherwise operated in violation of the NGA or NGPA, this could result in the imposition of civil penalties, as well as a requirement to disgorge charges for such services in excess of the rate established by the FERC.

Other FERC regulations may indirectly impact our business and the market for products derived from our business. FERC’s policies and practices across the range of its natural gas regulatory activities, including, for example, its policies on open access transportation, market manipulation, ratemaking, gas quality, capacity release and market center promotion, may indirectly affect the intrastate natural gas market. Should we fail to comply with any applicable FERC administered statutes, rules, regulations and orders, we could be subject to substantial penalties and fines, which could have a material adverse effect on our results of operations and cash flows. FERC has civil penalty authority under the NGA and NGPA to impose penalties for current violations of up to $1,000,000 per day per violation for violations occurring after August 8, 2005.

State regulation of natural gas gathering facilities and intrastate transportation pipelines generally includes various safety, environmental and, in some circumstances, nondiscriminatory take and common purchaser requirements, as well as complaint-based rate regulation. Other state regulations may not directly apply to our business, but may nonetheless affect the availability of natural gas.

For more information regarding federal and state regulation of our operations, please read “Business—Regulation of Operations.”

Our PennTex NGL Pipeline will be regulated by the FERC, which may adversely affect our revenue and results of operations.

We expect that our PennTex NGL Pipeline will be regulated by the FERC under the Interstate Commerce Act, or the ICA, and the Energy Policy Act of 1992, or EPAct 1992, and the rules and regulations promulgated under those laws. FERC regulates the rates and terms and conditions of service, including access rights, for shipments of product on common carrier petroleum pipelines where such product is intended to be delivered into interstate commerce. As a result of FERC regulation, we may not be able to choose our customers or recover some of our costs of service allocable to such transportation service, which may adversely affect our revenue and result of operations.

Increased regulation of hydraulic fracturing could result in reductions or delays in natural gas, NGLs and oil production by our customers, which could reduce the throughput on our assets, which could adversely impact our revenues.

Memorial Resource regularly uses hydraulic fracturing as part of its operations in northern Louisiana. Hydraulic fracturing is a well stimulation process that utilizes large volumes of water and sand (or other proppant) combined with fracturing chemical additives that are pumped at high pressure to crack open previously impenetrable rock to release hydrocarbons. Hydraulic fracturing is typically regulated by state oil and gas commissions and similar agencies. Some states, including Louisiana, have adopted, and other states are considering adopting, regulations that could impose more stringent disclosure and/or well construction requirements on hydraulic fracturing operations. In addition, various studies are currently underway by the U.S.

Environmental Protection Agency, or the EPA, and other federal agencies concerning the potential environmental impacts of hydraulic fracturing activities. At the same time, certain environmental groups have suggested that additional laws may be needed to more closely and uniformly regulate the hydraulic fracturing process, and legislation has been proposed by some members of Congress to provide for such regulation. We cannot predict whether any such legislation will ever be enacted and if so, what its provisions would be. If additional levels of regulation and permits were required through the adoption of new laws and regulations at the federal or state level, that could lead to delays, increased operating costs and process prohibitions that could reduce the volumes of liquids and natural gas that move through our assets, which in turn could materially adversely affect our revenues and results of operations.

We and our customers may incur significant liability under, or costs and expenditures to comply with, environmental and worker health and safety regulations, which are complex and subject to frequent change.

Upon the commencement of our operations, we will be subject to various stringent federal, state, provincial and local laws and regulations relating to the discharge of materials into, and protection of, the environment. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly response actions. These laws and regulations may impose numerous obligations that are applicable to our and our customers’ operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our or our customers’ operations, the imposition of specific standards addressing worker protection and the imposition of substantial liabilities and remedial obligations for pollution or contamination resulting from our and our customers’ operations. Failure to comply with these laws, regulations and permits may result in joint and several, strict liability and the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. Private parties, including the owners of the properties through which our pipelines pass and facilities where wastes resulting from our operations are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance, as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover all or any of these costs from insurance. In addition, we may experience a delay in obtaining or be unable to obtain required permits, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenues, which in turn could affect our profitability. There is no assurance that changes in or additions to public policy regarding the protection of the environment will not have a significant impact on our operations and profitability.

Our operations also pose risks of environmental liability due to leakage, migration, releases or spills from our operations to surface or subsurface soils, surface water or groundwater. Certain environmental laws impose strict as well as joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons, or solid wastes have been stored or released. We may be required to remediate contaminated properties operated by prior owners or facilities of third parties that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. In addition, claims for damages to persons or property, including natural resources, may result from the environmental, health and safety impacts of our operations. Moreover, public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to the crude oil and natural gas industry could continue, resulting in increased costs of doing business and consequently affecting profitability. Please read “Business—Regulation of Environmental and Occupational Safety and Health Matters” for more information.

Climate change laws and regulations restricting emissions of “greenhouse gases” could result in increased operating costs and reduced demand for the natural gas that we process and transport while potential physical effects of climate change could disrupt our customers’ production and cause us to incur significant costs in preparing for or responding to those effects.

In response to findings that emissions of carbon dioxide, methane and other greenhouse gases, or GHGs, present an endangerment to public health and the environment, the EPA has adopted regulations under existing provisions of the federal Clean Air Act that, among other things, establish Prevention of Significant Deterioration, or PSD, construction and Title V operating permit reviews for certain large stationary sources that are potential major sources of GHG emissions. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet “best available control technology” standards that will be established by the states or, in some cases, by the EPA on a case by-case basis. These EPA rulemakings could adversely affect our operations and restrict or delay our ability to obtain air permits for new or modified sources. In addition, the EPA has adopted rules requiring the monitoring and reporting of GHG emissions from specified onshore and offshore oil and gas production sources in the U.S. on an annual basis. We expect to monitor GHG emissions from our operations in accordance with the GHG emissions reporting rule. While Congress has from time to time considered legislation to reduce emissions of GHGs, there has not been significant activity in the form of adopted legislation to reduce GHG emissions at the federal level in recent years. In the absence of such federal climate legislation, a number of state and regional efforts have emerged that are aimed at tracking and/or reducing GHG emissions by means of cap and trade programs that typically require major sources of GHG emissions, such as electric power plants, to acquire and surrender emission allowances in return for emitting those GHGs. If Congress undertakes comprehensive tax reform, it is possible that such reform may include a carbon tax, which could impose additional direct costs on operations and reduce demand for refined products. Furthermore, the Obama administration announced its Climate Action Plan in 2013, which, among other things, directs federal agencies to develop a strategy for the reduction of methane emissions, including emissions from the oil and gas industry. As part of the Climate Action Plan, the Obama Administration also announced that it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies in the coming years. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations. Substantial limitations on GHG emissions could also adversely affect demand for the natural gas that we process and transport. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, floods and other climatic events. If any such effects were to occur, they could have an adverse effect on our and our customers’ operations.

We may incur significant costs and liabilities as a result of pipeline integrity management program testing and any related pipeline repair or preventative or remedial measures.

The United States Department of Transportation, or DOT, has adopted regulations requiring pipeline operators to develop integrity management programs for transportation pipelines located where a leak or rupture could do the most harm in “high consequence areas.” The regulations require operators to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	improve data collection, integration and analysis;

•	repair and remediate the pipeline as necessary; and

•	implement preventive and mitigating actions.

The Pipeline Safety, Regulatory Certainty and Job Creation Act of 2011, or the 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. Effective October 25, 2013, the Pipelines and Hazardous Materials Safety Administration, or PHMSA, adopted new rules increasing the maximum administrative civil penalties for violations of the pipeline safety laws and regulations that occur after January 3, 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a related series of violations. Should our operations fail to comply with DOT or comparable state regulations, we could be subject to substantial penalties and fines.

PHMSA has also published advanced notices of proposed rulemaking to solicit comments on the need for changes to its safety regulations, including whether to extend the integrity management requirements to additional types of facilities, such as gathering pipelines and related facilities. Additionally, PHMSA recently issued an advisory bulletin providing guidance on the verification of records related to pipeline maximum allowable operating pressure and maximum operating pressure, which could result in additional requirements for the pressure testing of pipelines or the reduction of maximum operating pressures. The adoption of these and other laws or regulations that apply more comprehensive or stringent safety standards could require us to install new or modified safety controls, pursue new capital projects, or conduct maintenance programs on an accelerated basis, all of which could require us to incur increased operational costs that could be significant. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our cash flow. Please read “Business—Regulation of Operations—Pipeline Safety Regulation” for more information.

Terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks or cyber-attacks may significantly affect the energy industry, including our operations and those of our customers, as well as general economic conditions, consumer confidence and spending and market liquidity. Strategic targets, such as energy-related assets, may be at greater risk of future attacks than other targets in the United States. We do not maintain specialized insurance for possible liability resulting from such attacks on our assets that may shut down all or part of our business. Consequently, it is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations.

Risks Inherent in an Investment in Us

Our parent, our general partner and their respective affiliates have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders.

Following this offering, our parent and MRD WHR LA will own a 92.5% and 7.5% interest in our general partner, respectively, and our parent will be entitled to appoint all of the officers and directors of our general partner. All of our initial officers and certain of our initial directors will also be officers or directors of our parent. Although our general partner has a duty to manage us in a manner that is beneficial to us and our unitholders, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to its owner, our parent. Further, our directors and officers who are also directors and officers of our parent have a fiduciary duty to manage our parent in a manner that is beneficial to our parent. Conflicts of interest will arise between our parent and our general partner, on the one hand, and us and our common unitholders, on the other hand. In resolving these conflicts of interest, our general partner may favor its own interests and the interests of our parent over our interests and the interests of our unitholders. These conflicts include the following situations, among others:

•	actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units;

•	the directors and officers of our parent have a fiduciary duty to make decisions in the best interests of the owners of our parent, which may be contrary to our interests;

•	our general partner is allowed to take into account the interests of parties other than us, such as our parent and MRD WHR LA, in exercising certain rights under our partnership agreement;

•	except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval;

•	our general partner may cause us to borrow funds in order to permit the payment of cash distributions,

•

our general partner determines the amount and timing of asset purchases and sales, borrowings, issuances of additional partnership securities and the level of reserves, each of which can affect the amount of cash that is distributed to our unitholders;

•

our general partner determines the amount and timing of any capital expenditure and whether a capital expenditure is classified as a maintenance capital expenditure, which reduces operating surplus, or an expansion capital expenditure, which does not reduce operating surplus. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Operating Surplus and Capital Surplus—Capital Expenditures” for a discussion on when a capital expenditure constitutes a maintenance capital expenditure or an expansion capital expenditure. This determination can affect the amount of cash from operating surplus that is distributed to our unitholders which, in turn, may affect the ability of the subordinated units owned by PennTex Development and MRD WHR LA to convert. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions from Capital Surplus”;

•

our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty;

•	common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us;

•	contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations;

•

our partnership agreement permits us to distribute up to $         million as operating surplus, even if it is generated from asset sales, non-working capital borrowings or other sources that would otherwise constitute capital surplus, which may be used to fund distributions on our subordinated units or the incentive distribution rights;

•	our general partner determines which costs incurred by it and its affiliates are reimbursable by us;

•

our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with its affiliates on our behalf;

•	our general partner intends to limit its liability regarding our contractual and other obligations;

•	our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units;

•	our general partner controls the enforcement of obligations that it and its affiliates owe to us;

•	we may not choose to retain separate counsel for ourselves or for the holders of common units;

•	our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us; and

•

PennTex Development, as the holder of a majority of our incentive distribution rights, may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders, which may result in lower distributions to our common unitholders in certain situations.

Please read “Conflicts of Interest and Fiduciary Duties.”

Ongoing cost reimbursements due to our general partner and its affiliates for services provided, which will be determined by our general partner, will be substantial and will reduce the amount of cash available for distribution to our unitholders.

Prior to making distributions on our common units, we will reimburse our general partner and its affiliates for all direct and indirect expenses they incur and payments they make on our behalf. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering administrative staff and support services to us and reimbursements paid by our general partner to our parent for customary management and general administrative services. These reimbursable expenses include our general and administrative expenses, which we estimate will be $10.0 million for the twelve months ending June 30, 2016. These general and administrative expenses include expenses of approximately $4.0 million annually as a result of being a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on NASDAQ; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses and director compensation.

There is no limit on the amount of expenses for which our general partner and its affiliates may be reimbursed under the services and secondment agreement. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith. In addition, under Delaware partnership law, our general partner has unlimited liability for our obligations, such as our debts and environmental liabilities, except for our contractual obligations that are expressly made without recourse to our general partner. To the extent our general partner incurs obligations on our behalf, we are obligated to reimburse or indemnify it. If we are unable or unwilling to reimburse or indemnify our general partner, our general partner may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash available for distribution to our unitholders.

We expect to distribute a significant portion of our cash available for distribution to our partners, which could limit our ability to grow and make acquisitions.

We plan to distribute to our partners most of our cash available for distribution, which may cause our growth to proceed at a slower pace than that of businesses that reinvest their cash to expand ongoing operations.

To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. In addition, the incurrence of commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may reduce our cash available for distribution to our unitholders.

Our partnership agreement replaces our general partner’s fiduciary duties to holders of our units with contractual standards.

Our partnership agreement contains provisions that eliminate and replace the fiduciary standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions, in its individual capacity, as opposed to in its capacity as our general partner or otherwise, free of fiduciary duties to us and our unitholders. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our limited partners. Examples of decisions that our general partner may make in its individual capacity include:

•	how to allocate business opportunities among us and its other affiliates;

•	whether to exercise its limited call right;

•	how to exercise its voting rights with respect to the units it owns;

•	whether to exercise its registration rights;

•	whether to elect to reset target distribution levels; and

•	whether or not to consent to any merger or consolidation of the partnership or amendment to the partnership agreement.

By purchasing a common unit, a unitholder is treated as having consented to the provisions in the partnership agreement, including the provisions discussed above. Please read “Conflicts of Interest and Fiduciary Duties—Duties.”

Our partnership agreement will designate the Court of Chancery of the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our unitholders, which would limit our unitholders’ ability to choose the judicial forum for disputes with us or our general partner’s directors, officers or other employees.

Our partnership agreement will provide that, with certain limited exceptions, the Court of Chancery of the State of Delaware will be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners, (4) asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act, or (5) asserting a claim against us governed by the internal affairs doctrine. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings. This provision may have the effect of discouraging lawsuits against us and our general partner’s directors and officers. For additional information about the exclusive forum provision of our partnership agreement, please read “Our Partnership Agreement—Exclusive Forum.”

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

Compared to the holders of common stock in a corporation, unitholders have limited voting rights and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by our parent, as a result of it owning 92.5% of our general partner, and not by our unitholders. Please read “Management—Management of PennTex Midstream Partners, LP” and “Certain Relationships and Related Transactions.” Unlike publicly traded corporations, we will not conduct annual meetings of our unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements between us and third parties so that the counterparties to such arrangements have recourse only against our assets, and not against our general partner or its assets. Our general partner may therefore cause us to incur indebtedness or other obligations that are nonrecourse to our general partner. Our partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s duties, even if we could have obtained more favorable terms without the limitation on liability. In addition, we are obligated to reimburse or indemnify our general partner to the extent that it incurs obligations on our behalf. Any such reimbursement or indemnification payments would reduce the amount of cash available for distribution to our unitholders.

As the holder of a majority of our incentive distribution rights, PennTex Development may elect to cause us to issue common units to it in connection with a resetting of the target distribution levels related to its incentive distribution rights, without the approval of the conflicts committee of our general partner’s board of directors or the holders of our common units. This could result in lower distributions to holders of our common units.

PennTex Development has the right, as the holder of a majority of our incentive distribution rights, at any time when there are no subordinated units outstanding and it has received incentive distributions at the highest level to which it is entitled (50%) for the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our distributions at the time of the exercise of the reset election. Following a reset election by PennTex Development, the minimum quarterly distribution will be adjusted to equal the reset minimum quarterly distribution, and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

If PennTex Development elects to reset the target distribution levels, the holders of our incentive distribution rights will be entitled to receive a number of common units equal to the number of common units that would have entitled such holders to an aggregate quarterly cash distribution in the quarter prior to the reset election equal to the distribution to such holders in respect of their incentive distribution rights in the quarter prior to the reset election. We anticipate that PennTex Development would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per common unit without such conversion. It is possible, however, that PennTex Development could exercise this reset election at a time when it is experiencing, or expects to experience, declines in the cash distributions it receives related to its incentive distribution rights and may, therefore, desire to be issued common units rather than retain the right to receive incentive distributions based on the initial target distribution levels. This risk could be elevated if our parent transfers its incentive distribution rights to a third party. A reset election may also cause our common unitholders to experience a reduction in the amount of cash distributions that our common unitholders would have otherwise received had we not issued new common units to the holders of our incentive distribution rights in connection with resetting the target distribution levels. Any holder of our incentive distribution rights (including PennTex Development or MRD WHR LA) may transfer all or a portion of its incentive distribution rights in the future, and the holder or holders of a majority of our incentive distribution rights will be entitled to exercise the right to reset the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—PennTex Development’s Right to Reset Incentive Distribution Levels.”

The incentive distribution rights held by PennTex Development and MRD WHR LA may be transferred to a third party without unitholder consent.

Any holder of our incentive distribution rights (including PennTex Development or MRD WHR LA) may transfer its incentive distribution rights to a third party at any time without the consent of our unitholders. If either PennTex Development or MRD WHR LA transfers its incentive distribution rights, then it may not have the same incentive to grow our partnership and increase quarterly distributions to unitholders over time as such entity would if it had retained ownership of its incentive distribution rights.

Increases in interest rates could adversely impact our unit price and our ability to issue additional equity, to incur debt to capture growth opportunities or for other purposes, or to make cash distributions at our intended levels.

If interest rates rise, the interest rates on our revolving credit facility, future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity, to incur debt to expand or for other purposes, or to make cash distributions at our intended levels.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are restricted by the partnership agreement provision providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner, its affiliates (including PennTex Development), their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our partnership agreement does not restrict the ability of the owners of our general partner from transferring all or a portion of their respective ownership interest in our general partner to a third party. The new owners of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and thereby exert significant control over the decisions made by the board of directors and officers. This effectively permits a “change of control” without the vote or consent of the unitholders.

You will experience immediate dilution in tangible net book value of $         per common unit.

The assumed initial public offering price of $         per unit exceeds our pro forma net tangible book value of $         per unit. Based on the assumed initial public offering price of $         per unit (the midpoint of the price range set forth on the cover page of this prospectus), you will incur immediate and substantial dilution of $         per common unit after giving effect to the offering of common units and the application of the related net proceeds. Dilution results primarily because the assets being contributed by our general partner and its affiliates are recorded in accordance with GAAP at their historical cost and not their fair value. Please read “Dilution.”

We may issue additional units, including units that are senior to the common units, without your approval, which would dilute your existing ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•	each unitholder’s proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each unit may decrease;

•

because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by our common unitholders will increase;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding unit may be diminished; and

•	the market price of the common units may decline.

There are no limitations in our partnership agreement on our ability to issue units ranking senior to the common units.

In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that are senior to the common units in right of distribution, liquidation and voting. The issuance by us of units of senior rank may, among other adverse effects: (i) reduce or eliminate the amount of cash available for distribution to our common unitholders; (ii) diminish the relative voting strength of the total common units outstanding as a class or (iii) subordinate the claims of the common unitholders to our assets in the event of our liquidation.

PennTex Development, MRD WHR LA and certain of their respective transferees may sell common units in the public markets or otherwise, which sales could have an adverse impact on the trading price of the common units.

Upon the completion of this offering, PennTex Development will own              common units and              subordinated units, and MRD WHR LA will own          common units and          subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and may convert earlier. In addition, in connection with this offering, we will enter into a registration rights agreement pursuant to which we may be required to register under the Securities Act the sale of the common units and subordinated units held by PennTex Development, MRD WHR LA and certain of their respective transferees. The sale of these units in public or private markets could have an adverse impact on the price of the common units or on any trading market that may develop. Please read “Units Eligible for Future Sale.”

Our general partner has a limited call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our general partner and its affiliates (including PennTex Development) own more than 80% of the common units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the common units held by unaffiliated persons at a price equal to the greater of (i) the highest cash price paid by either our general partner or any of its affiliates for any common units purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those common units and (ii) the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the limited call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. If our general partner exercised its limited call right, the effect would be to take us private and, if the units were subsequently deregistered, we would no longer be subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Upon consummation of this offering, and assuming the underwriters do not exercise their option to purchase additional common units, our general partner and its affiliates (including PennTex Development) will own an aggregate of     % of our common units (or     % if the underwriters exercise in full their option to purchase additional common units) and     % of our subordinated units. At the end of the subordination period, assuming no additional issuances of units (other than upon the conversion of the subordinated units), our general partner and its affiliates (including PennTex Development) will own     % of our common units. For additional information about the limited call right, please read “Our Partnership Agreement—Limited Call Right.”

Your liability may not be limited if a court finds that unitholder action constitutes control of our business.

A general partner of a partnership generally has unlimited liability for the obligations of the partnership, except for those contractual obligations of the partnership that are expressly made without recourse to the general partner. Our partnership is organized under Delaware law, and we will initially own assets and conduct business in Louisiana. You could be liable for any and all of our obligations as if you were a general partner if:

•	a court or government agency determined that we were conducting business in a state but had not complied with that particular state’s partnership statute; or

•

your right to act with other unitholders to remove or replace the general partner, to approve some amendments to our partnership agreement or to take other actions under our partnership agreement constitute “control” of our business.

For a discussion of the implications of the limitations of liability on a unitholder, please read “Our Partnership Agreement—Limited Liability.”

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Act, we may not make a distribution to our unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. Substituted limited partners are liable for the obligations of the assignor to make contributions to the partnership that are known to the substituted limited partner at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interest and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

There is no existing market for our common units, and a trading market that will provide you with adequate liquidity may not develop. The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

Prior to this offering, there has been no public market for the common units. After this offering, there will be only              publicly traded common units (assuming no exercise of the underwriters’ option to purchase

additional common units). In addition, PennTex Development, an affiliate of our general partner, will own              common units and              subordinated units, representing an aggregate approximately     % limited partner interest in us, and MRD WHR LA will own          common units and          subordinated units, representing an aggregate     % limited partner interest in us. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, a lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

The initial public offering price for the common units will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the market price of the common units that will prevail in the trading market. The market price of our common units may decline below the initial public offering price. The market price of our common units may also be influenced by many factors, some of which are beyond our control, including:

•	our quarterly distributions;

•	our quarterly or annual earnings or those of other companies in our industry;

•	events affecting Memorial Resource;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic conditions;

•	the failure of securities analysts to cover our common units after the consummation of this offering or changes in financial estimates by analysts;

•	future sales of our common units; and

•	other factors described in these “Risk Factors.”

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential unitholders could lose confidence in our financial reporting, which would harm our business and the trading price of our units.

Effective internal controls are necessary for us to provide reliable financial reports, prevent fraud and operate successfully as a public company. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results would be harmed. We cannot be certain that our efforts to develop and maintain our internal controls will be successful, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our units.

For as long as we are an “emerging growth company,” we will not be required to comply with certain disclosure requirements that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an “emerging growth company,” which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things, (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, (2) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) provide certain disclosure regarding executive compensation required of larger public companies or (4) hold nonbinding advisory votes on executive compensation. We will remain an “emerging growth company” for up to five full fiscal years, although we will lose that status sooner if we have more than $1.0 billion of revenues in a fiscal year, become a large accelerated filer or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to “emerging growth companies”, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not “emerging growth companies.” If some investors find our common units to be less attractive as a result, there may be a less active trading market for our common units and our trading price may be more volatile.

NASDAQ does not require a publicly traded partnership like us to comply with certain of its corporate governance requirements.

We have applied to list our common units on NASDAQ. Because we will be a publicly traded partnership, NASDAQ does not require us to have a majority of independent directors on our general partner’s board of directors or to establish a compensation committee or a nominating and corporate governance committee. Accordingly, unitholders will not have the same protections afforded to certain corporations that are subject to all of NASDAQ’s corporate governance requirements. Please read “Management—Management of PennTex Midstream Partners, LP.”

We will incur increased costs as a result of being a publicly traded partnership.

We have no history operating as a publicly traded partnership. As a publicly traded partnership, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC and NASDAQ, require publicly traded entities to adopt various corporate governance practices that will further increase our costs. Before we are able to make distributions to our unitholders, we must first pay or reserve cash for our expenses, including the costs of being a publicly traded partnership. As a result, the amount of cash we have available for distribution to our unitholders will be affected by the costs associated with being a publicly traded partnership.

Prior to this offering, we have not filed reports with the SEC. Following this offering, we will become subject to the public reporting requirements of the Exchange Act. We expect these rules and regulations to increase certain of our legal and financial compliance costs and to make activities more time-consuming and costly. For example, as a result of becoming a publicly traded partnership, we are required to have at least three independent directors, create an audit committee and adopt policies regarding internal controls and disclosure controls and procedures, including the preparation of reports on internal controls over financial reporting. In addition, we will incur additional costs associated with our SEC reporting requirements.

We also expect to incur significant expense in order to obtain director and officer liability insurance. Because of the limitations in coverage for directors, it may be more difficult for us to attract and retain qualified persons to serve on our board or as executive officers.

We estimate that we will incur approximately $4.0 million of incremental costs per year associated with being a publicly traded partnership; however, it is possible that our actual incremental costs of being a publicly traded partnership will be higher than we currently estimate.

Tax Risks

In addition to reading the following risk factors, please read “Material U.S. Federal Income Tax Consequences” for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

Our tax treatment depends on our status as a partnership for federal income tax purposes. If the Internal Revenue Service, or the IRS, were to treat us as a corporation for federal income tax purposes, which would subject us to entity-level taxation, or if we were otherwise subjected to a material amount of additional entity-level taxation, then the amount of cash available for distribution to our unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested a ruling from the IRS on this.

Despite the fact that we are a limited partnership under Delaware law, it is possible in certain circumstances for a partnership such as ours to be treated as a corporation for federal income tax purposes. A change in our business or a change in current law could cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits would flow through to you. Because a tax would be imposed upon us as a corporation, the amount of cash available for distribution would be substantially reduced. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such taxes may substantially reduce the cash available for distribution to you. Therefore, if we were treated as a corporation for federal income tax purposes or otherwise subjected to a material amount of entity-level taxation, there would be a material reduction in the anticipated cash flow and after-tax return to our unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution levels may be adjusted to reflect the impact of that law on us.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, members of Congress and the President of the United States have periodically considered substantive changes to existing federal income tax laws that would affect the tax treatment of certain publicly traded partnerships, including the elimination of partnership tax treatment for publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible for us to satisfy the requirements of the exception pursuant to which we will be treated as a partnership for federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

Our unitholders’ share of our income will be taxable to them for federal income tax purposes even if they do not receive any cash distributions from us.

Because a unitholder will be treated as a partner to whom we will allocate taxable income that could be different in amount than the cash we distribute, a unitholder’s allocable share of our taxable income will be taxable to it, which may require the payment of federal income taxes and, in some cases, state and local income taxes, on its share of our taxable income even if it receives no cash distributions from us. Our unitholders may not receive cash distributions from us equal to their share of our taxable income or even equal to the actual tax liability that results from that income.

If the IRS contests the federal income tax positions we take, the market for our common units may be adversely impacted and the cost of any IRS contest will reduce the amount of cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the conclusions of our counsel expressed in this prospectus or from the positions we take, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of our counsel’s conclusions or the positions we take and such positions may not ultimately be sustained. A court may not agree with some or all of our counsel’s conclusions or the positions we take. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce the amount of cash available for distribution.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If our unitholders sell common units, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those common units. Because distributions in excess of their allocable share of our net taxable income decrease their tax basis in their common units, the amount, if any, of such prior excess distributions with respect to the common units a unitholder sells will, in effect, become taxable income to the unitholder if it sells such common units at a price greater than its tax basis in those common units, even if the price received is less than its original cost. Furthermore, a substantial portion of the amount realized on any sale of your common units, whether or not representing gain, may be taxed as ordinary income due to potential recapture items, including depreciation recapture. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, a unitholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units—Recognition of Gain or Loss” for a further discussion of the foregoing.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning our common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult a tax advisor before investing in our common units.

We will treat each purchaser of common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. Latham & Watkins LLP is unable to opine as to the validity of such filing positions. It also could affect the timing of these tax benefits or the amount of gain from your sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns. Please read “Material U.S. Federal Income Tax Consequences—Tax Consequences of Unit Ownership—Section 754 Election” for a further discussion of the effect of the depreciation and amortization positions we will adopt.

We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We will prorate our items of income, gain, loss and deduction for federal income tax purposes between transferors and transferees of our units each month based upon the ownership of our units on the first business day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations, and, accordingly, our counsel is unable to opine as to the validity of this method. The U.S. Treasury Department has issued proposed regulations that provide a safe harbor pursuant to which publicly traded partnerships may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we will adopt. If the IRS were to challenge this method or new Treasury Regulations were issued, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders. Latham & Watkins LLP has not rendered an opinion with respect to whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units—Allocations Between Transferors and Transferees.”

A unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of those common units. If so, he would no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because a unitholder whose common units are loaned to a “short seller” to effect a short sale of common units may be considered as having disposed of the loaned common units, he may no longer be treated for federal income tax purposes as a partner with respect to those common units during the period of the loan to the short seller and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan to the short seller, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Latham & Watkins LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to effect a short sale of common units; therefore, our unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from loaning their common units.

We will adopt certain valuation methodologies in determining a unitholder’s allocations of income, gain, loss and deduction. The IRS may challenge these methodologies or the resulting allocations, and such a challenge could adversely affect the value of our common units.

In determining the items of income, gain, loss and deduction allocable to our unitholders, in certain circumstances, including when we issue additional units, we must determine the fair market value of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we make many fair market value estimates using a methodology based on the market value of our common units as a means to measure the fair market value of our assets. The IRS may challenge these valuation methods and the resulting allocations of income, gain, loss and deduction.

A successful IRS challenge to these methods or allocations could adversely affect the amount, character and timing of taxable income or loss allocated to our unitholders. It also could affect the amount of gain from our unitholders’ sale of common units and could have a negative impact on the value of our common units or result in audit adjustments to our unitholders’ tax returns without the benefit of additional deductions.

The sale or exchange of 50% or more of our capital and profits interests during any twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Immediately after this initial public offering, PennTex Development and MRD WHR LA will, between them own             % of the of the total interest in our capital and profits. Therefore, a transfer by PennTex Development and MRD WHR LA of all or a portion of their interests in us could result in a termination of us as a partnership for federal income tax purposes. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two Schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units—Constructive Termination” for a discussion of the consequences of our termination for federal income tax purposes.

As a result of investing in our common units, you may become subject to state and local taxes and return filing requirements in jurisdictions where we operate or own or acquire properties.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we conduct business or control property now or in the future, even if they do not live in any of those jurisdictions. Our unitholders will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of these various jurisdictions. Further, our unitholders may be subject to penalties for failure to comply with those requirements. We initially expect to conduct business in Louisiana, which imposes a personal income tax on individuals. As we make acquisitions or expand our business, we may control assets or conduct business in additional states that impose a personal income tax. It is your responsibility to file all federal, state and local tax returns. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in our common units. Please consult your tax advisor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus may contain forward-looking statements. Forward-looking statements give our current expectations, contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	delays in completing the construction of our initial assets;

•	Memorial Resource’s inability to meet its drilling and development plan;

•	our ability to successfully implement our business strategy;

•	realized natural gas, NGLs and oil prices;

•	competition and government regulations;

•	actions taken by third-party producers, operators, processors and transporters;

•	pending legal or environmental matters;

•	costs of conducting our midstream operations;

•	general economic conditions;

•	credit markets;

•	operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	uncertainty regarding our future operating results; and

•	plans, objectives, expectations and intentions contained in this prospectus that are not historical.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties incident to our midstream business, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other risks described under “Risk Factors” in this prospectus.

Should one or more of the risks or uncertainties described in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds of approximately $         million from this offering (based on an assumed initial offering price of $         per common unit, the midpoint of the price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts, structuring fee and offering expenses payable by us or previously incurred by our parent, as follows:

•

$         million to PennTex NLA and $             million to MRD WHR LA, in each case, in part, as a reimbursement for certain capital expenditures incurred by such entity with respect to the development of our initial assets;

•	$ million to repay outstanding borrowings under PennTex Operating’s existing credit facility, which we will terminate following such repayment; and

•	$ million for general partnership purposes.

We have granted the underwriters a 30-day option to purchase up to an aggregate of              additional common units to the extent the underwriters sell more than              common units in this offering. If the underwriters do not exercise their option to purchase additional common units, we will issue              common units to PennTex Development and          common units to MRD WHR LA at the expiration of the option for no additional consideration. If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be approximately $         million. All of the net proceeds from any exercise of such option will be used to make additional cash distributions to each of PennTex Development and MRD WHR LA in proportion to the respective number of common units each such unitholder would have been entitled to receive if the underwriters did not exercise such option as set forth above. Any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to each of PennTex Development and MRD WHR LA in proportion to the amounts set forth above for no additional consideration. Accordingly, the exercise of the underwriters’ option to purchase additional units will not affect the total number of units outstanding. Please read “Underwriting.” If the underwriters exercise in full their option to purchase additional common units, the ownership interest of the public unitholders will increase to a     % limited partner interest in us.

A $1.00 increase or decrease in the assumed initial public offering price of $         per common unit would cause the net proceeds from this offering, after deducting the estimated underwriting discounts and offering expenses payable by us, to increase or decrease, respectively, by approximately $         million. In addition, we may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a $1.00 increase in the assumed public offering price to $         per common unit, would increase net proceeds to us from this offering by approximately $         million. Similarly, each decrease of 1.0 million common units offered by us, together with a $         decrease in the assumed initial offering price to $         per common unit, would decrease the net proceeds to us from this offering by approximately $         million.

PennTex Operating utilized its credit facility to develop a portion of our initial assets. As of April 2, 2015, $59.9 million of borrowings were outstanding under PennTex Operating’s existing credit facility, with a weighted average interest rate of 3.42%. In addition, as of April 2, 2015, our parent had $71.1 million of outstanding borrowings under its existing credit facility, with a weighted average interest rate of 4.52%.

Affiliates of certain of the underwriters are lenders under the existing credit facilities of PennTex Operating and our parent and, accordingly, will receive a portion of the proceeds of this offering. Please read “Underwriting.”

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of December 31, 2014:

•	on an historical basis for our accounting predecessor; and

•

on a pro forma basis to reflect the completion of our formation transactions, the issuance and sale of our common units in this offering and the application of the net proceeds from this offering as described under “Use of Proceeds.”

This table is derived from, and should be read together with, the audited historical financial statements of PennTex Operating and our unaudited pro forma balance sheet and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with “Summary—Organizational Structure After the Formation Transactions,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This table assumes that the underwriters’ option to purchase additional common units is not exercised.

	As of December 31, 2014
	Predecessor Historical	PennTex Midstream Partners, LP Pro Forma
		(unaudited)
	(in thousands)
Cash and Cash Equivalents	$17,471	$

Long-term Debt:
PennTex Operating’s existing credit facility(1)	59,433		—
Revolving credit facility(2)	—		—
Members’ Equity:
Predecessor members’ equity	93,487		—
Partners’ Equity:
Common units—public(2)	—
Common units—PennTex Development	—
Common units—MRD WHR LA	—
Subordinated units—PennTex Development	—
Subordinated units—MRD WHR LA	—

Total members’/partners’ equity	93,487

Total capitalization	$152,195	$

(1)	As of March 31, 2015, $59.9 million of borrowings were outstanding under PennTex Operating’s existing credit facility.
(2)	Upon the completion of this offering, our revolving credit facility will become effective and will remain undrawn at the closing of this offering. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility.”
(3)	Includes common units delivered by PennTex Development to the holder of its preferred units following the completion of this offering and the related formation transactions.

DILUTION

Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the net tangible book value per common unit after the offering. Assuming an initial public offering price of $         per common unit (the midpoint of the price range set forth on the cover page of this prospectus), as of December 31, 2014, after giving effect to the offering of common units and the formation transactions described under “Summary—Our Formation Transactions,” our pro forma net tangible book value would have been approximately $         million, or $         per common unit. Purchasers of our common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common unit		$
Pro forma net tangible book value per common unit before the offering(1)	$
Increase in net tangible book value per common unit attributable to purchasers in the offering
Decrease in net tangible book value per common unit attributable to the distributions to PennTex NLA and MRD WHR LA

Less: Pro forma net tangible book value per common unit after the offering(2)

Immediate dilution in net tangible book value per common unit to purchasers in the offering(3)(4)		$

(1)	Determined by dividing the pro forma net tangible book value of the contributed assets and liabilities by the aggregate number of units ( common units and subordinated units) to be issued to PennTex NLA and MRD WHR LA in exchange for the contribution to us of PennTex Operating.
(2)	Determined by dividing our pro forma net tangible book value, after giving effect to the use of the net proceeds of the offering, by the total number of units ( common units and subordinated units) to be outstanding after the offering.
(3)	A $1.00 increase or decrease in the assumed initial public offering price of $ per common unit would increase or decrease, respectively, our pro forma net tangible book value by approximately $ million, or approximately $ per common unit, and dilution per common unit to investors in this offering by approximately $ per common unit, after deducting the estimated underwriting discounts and offering expenses payable by us. We may also increase or decrease the number of common units we are offering. Each increase of 1.0 million common units offered by us, together with a $1.00 increase in the assumed initial offering price to $ per common unit, would result in a pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. Similarly, each decrease of 1.0 million common units offered by us, together with a $1.00 decrease in the assumed initial public offering price to $ per common unit, would result in an pro forma net tangible book value of approximately $ million, or $ per common unit, and dilution per common unit to investors in this offering would be $ per common unit. The information discussed above is illustrative only and will be adjusted based on the actual public offering price, the number of common units offered by us and other terms of this offering determined at pricing.
(4)	Because the total number of units outstanding following this offering will not be impacted by any exercise of the underwriters’ option to purchase additional common units and any net proceeds from such exercise will not be retained by us, there will be no change to the dilution in net tangible book value per common unit to purchasers in the offering due to any such exercise of the option.

The following table sets forth the number of units that we will issue and the total consideration contributed to us by PennTex NLA and MRD WHR LA and by the purchasers of our common units in this offering upon consummation of the transactions contemplated by this prospectus and assumes the underwriters’ option to purchase additional common units is not exercised.

	Units			Total Consideration
	Number	Percent		Amount(3)	Percent
PennTex NLA(1)(2)			%	$		%
MRD WHR LA(1)(2)
Purchasers in the offering

Total		100%		$	100%

(1)	In connection with the formation transactions, we will issue common units and subordinated units to PennTex NLA and common units and subordinated units to MRD WHR LA. As described in “Summary—Our Formation Transactions,” PennTex NLA will distribute to its sole member, PennTex Development, the common units and subordinated units received from us, and PennTex Development will deliver common units to the holder of its preferred units, which will be automatically exchanged by PennTex Development into our common units upon the completion of this offering.
(2)	The contributed assets will be recorded at historical cost. The pro forma book value of the consideration provided by PennTex NLA and MRD WHR LA as of December 31, 2014 would have been approximately $ million.
(3)	Reflects the distribution, on a pro forma basis, of $ million and $ million of the net proceeds of this offering to PennTex NLA and MRD WHR LA, respectively, as a reimbursement for certain capital expenditures incurred with respect to the development of our initial assets.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section. In addition, you should read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical results of operations, you should refer to the audited financial statements of our accounting predecessor as of December 31, 2014 and for the period from March 17, 2014 to December 31, 2014 and the related notes thereto. For additional information regarding our pro forma financial information, you should refer to our pro forma balance sheet as of December 31, 2014 and the related notes thereto.

General

Our Cash Distribution Policy

Our partnership agreement requires that we distribute all of our available cash quarterly. This requirement forms the basis of our cash distribution policy and reflects a basic judgment that our unitholders will be better served by distributing our available cash rather than retaining it, because, among other reasons, we believe we will generally finance any expansion capital expenditures from external financing sources. Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $         per unit, or $         per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including the payment of expenses to our general partner. However, other than the requirement in our partnership agreement to distribute all of our available cash each quarter, we have no legal obligation to make quarterly cash distributions in this or any other amount, and our general partner has considerable discretion to determine the amount of our available cash each quarter. In addition, our general partner may change our cash distribution policy at any time, subject to the requirement in our partnership agreement to distribute all of our available cash quarterly. Generally, our available cash is our (1) cash (including cash from changes in deferred revenue) on hand at the end of a quarter after the payment of our expenses and the establishment of cash reserves and (2) cash on hand resulting from (i) working capital borrowings made after the end of the quarter and (ii) certain cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us). Because we are not subject to an entity-level federal income tax, we expect to have more cash to distribute than would be the case if we were subject to federal income tax. If we do not generate sufficient available cash from our operations, we may, but are under no obligation to, borrow funds to pay the minimum quarterly distribution to our unitholders.

Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy

Although our partnership agreement requires that we distribute all of our available cash quarterly, there is no guarantee that we will make quarterly cash distributions to our unitholders at our minimum quarterly distribution rate or at any other rate, and we have no legal obligation to do so. Our current cash distribution policy is subject to certain restrictions, as well as the considerable discretion of our general partner in determining the amount of our available cash each quarter. The following factors will affect our ability to make cash distributions, as well as the amount of any cash distributions we make:

•

Our cash distribution policy will be subject to restrictions on cash distributions under our revolving credit facility and other debt agreements we may enter into in the future. Our revolving credit facility, which becomes effective upon the closing of this offering, contains covenants requiring us and our subsidiaries to maintain certain financial ratios and contains certain restrictions on incurring indebtedness, making distributions, making investments and engaging in certain other partnership actions, including making cash distributions while a default or event of default has occurred and is continuing, notwithstanding our cash distribution policy. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility” and “Risk Factors—Risks Related to Our Business—Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.”

•

The amount of cash that we distribute and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. Specifically, our general partner will have the authority to establish cash reserves for the prudent conduct of our business and for future cash distributions to our unitholders, and the establishment of or increase in those reserves could result in a reduction in cash distributions from levels we currently anticipate pursuant to our stated cash distribution policy. Any decision to establish cash reserves made by our general partner in good faith will be binding on our unitholders.

•

While our partnership agreement requires us to distribute all of our available cash, our partnership agreement, including the provisions requiring us to make cash distributions, may be amended. During the subordination period our partnership agreement may not be amended without the approval of our public common unitholders, except in a limited number of circumstances when our general partner can amend our partnership agreement without any unitholder approval. For a description of these limited circumstances, please read “Our Partnership Agreement—Amendment of Our Partnership Agreement—No Unitholder Approval.” However, after the subordination period has ended, our partnership agreement may be amended with the consent of our general partner and the approval of a majority of the outstanding common units, including common units owned by our general partner and its affiliates. At the closing of this offering, PennTex Development will own an aggregate of approximately     % of our common units and     % of our subordinated units (assuming no exercise of the underwriters’ option to purchase additional common units).

•	Under Section 17-607 of the Delaware Act, we may not make a distribution if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to cash flow shortfalls attributable to a number of operational, commercial or other factors as well as increases in our operating and maintenance or general and administrative expenses, principal and interest payments on our debt, tax expenses, working capital requirements and anticipated cash needs. Our available cash is directly impacted by our cash expenses necessary to run our business and will be reduced dollar-for-dollar to the extent such uses of cash increase. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Available Cash.”

•

Our ability to make cash distributions to our unitholders depends on the performance of our subsidiaries and their ability to distribute cash to us. The ability of our subsidiaries to make cash distributions to us may be restricted by, among other things, the provisions of future indebtedness, applicable state partnership and limited liability company laws and other laws and regulations.

•

If and to the extent our available cash materially declines from quarter to quarter, we may elect to change our current cash distribution policy and reduce the amount of our quarterly distributions in order to service or repay our debt or fund expansion capital expenditures.

•

To the extent that our general partner determines not to distribute the full minimum quarterly distribution on our common units with respect to any quarter during the subordination period, the common units will accrue an arrearage equal to the difference between the minimum quarterly distribution and the amount of the distribution actually paid on the common units with respect to that quarter. The aggregate amount of any such arrearages must be paid on the common units before any distributions of available cash from operating surplus may be made on the subordinated units and before any subordinated units may convert into common units. The subordinated units will not accrue any arrearages. Any shortfall in the payment of the minimum quarterly distribution on the common units with respect to any quarter during the subordination period may decrease the likelihood that our quarterly distribution rate would increase in subsequent quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.”

•

If we make distributions out of capital surplus, as opposed to operating surplus, any such distributions would constitute a return of capital and would result in a reduction in the minimum quarterly distribution and the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions From Capital Surplus.” We do not anticipate that we will make any distributions from capital surplus.

Our Ability to Grow may be Dependent on Our Ability to Access External Financing Sources

Our partnership agreement requires us to distribute all of our available cash to our unitholders on a quarterly basis. As a result, we expect that we will rely primarily upon our cash reserves and external financing sources, including borrowings under our current and future credit facilities and the issuance of debt and equity securities, to fund future acquisitions and other expansion capital expenditures. We do not have any commitment from PennTex Development or NGP to provide any capital to us following this offering. To the extent we are unable to finance growth with external sources of capital, the requirement in our partnership agreement to distribute all of our available cash and our current cash distribution policy will significantly impair our ability to grow. In addition, because we will distribute all of our available cash, our growth may not be as fast as businesses that reinvest all of their available cash to expand ongoing operations. Our revolving credit facility will restrict our ability to incur additional debt, including through the issuance of debt securities. We anticipate that any future credit facilities and other debt agreements we may enter into in the future would restrict our ability to incur additional debt. Please read “Risk Factors—Risks Related to Our Business—Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make quarterly cash distributions to our unitholders.” To the extent we issue additional units, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our cash distributions per unit. There are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to our common units, and our unitholders will have no preemptive or other rights (solely as a result of their status as unitholders) to purchase any such additional units. If we incur additional debt (under our current and future credit facilities or otherwise) to finance our growth strategy, we will have increased interest expense, which in turn will reduce the available cash that we have to distribute to our unitholders. Please read “Risk Factors—Risks Related to Our Business—Debt we incur in the future may limit our flexibility to obtain financing and to pursue other business opportunities.”

Our Minimum Quarterly Distribution

Upon the consummation of this offering, our partnership agreement will provide for a minimum quarterly distribution of $         per unit for each quarter, or $         per unit on an annualized basis. Our ability to make cash distributions at the minimum quarterly distribution rate will be subject to the factors described above under “—General—Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.” Quarterly distributions, if any, will be made within 45 days after the end of each calendar quarter to holders of record on or about the first day of each such month in which such distributions are made. We will adjust the amount of our first distribution for the period from the closing of this offering through                     , 2015, based on the actual length of the period.

The amount of available cash needed to pay the minimum quarterly distribution on all of our common units and subordinated units to be outstanding immediately after this offering for one quarter and on an annualized basis (assuming no exercise of the underwriters’ option to purchase additional common units) is summarized in the table below:

Minimum Quarterly Distributions
	Number of Units	One Quarter	Annualized
Common units held by the public(1)		$	$
Common units held by PennTex Development
Common units held by MRD WHR LA
Subordinated units held by PennTex Development
Subordinated units held by MRD WHR LA

Total		$	$

(1)	Includes common units delivered by PennTex Development to the holder of its preferred units.

PennTex Development and MRD WHR LA will initially hold 92.5% and 7.5% of our incentive distribution rights, respectively. The incentive distribution rights entitle the holders to increasing percentages, up to a maximum of 50%, of the cash we distribute in excess of $         per unit per quarter.

During the subordination period, before we make any quarterly distributions to our subordinated unitholders, our common unitholders are entitled to receive payment of the full minimum quarterly distribution for such quarter plus any arrearages in distributions of the minimum quarterly distribution from prior quarters. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Subordinated Units and Subordination Period.” We cannot guarantee, however, that we will pay distributions on our common units at our minimum quarterly distribution rate or at any other rate in any quarter.

Although holders of our common units may pursue judicial action to enforce provisions of our partnership agreement, including those related to requirements to make cash distributions as described above, our partnership agreement provides that any determination made by our general partner in its capacity as our general partner must be made in good faith and that any such determination will not be subject to any other standard imposed by the Delaware Act or any other law, rule or regulation or at equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must subjectively believe that the determination is in the best interests of our partnership. In making such determination, our general partner may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other relationships or transactions that may be particularly favorable or advantageous to us. Please read “Conflicts of Interest and Fiduciary Duties.”

The provision in our partnership agreement requiring us to distribute all of our available cash quarterly may not be modified without amending our partnership agreement; however, as described above, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business, the amount of reserves our general partner establishes in accordance with our partnership agreement and the amount of available cash from working capital borrowings.

Additionally, our general partner may reduce the minimum quarterly distribution and the target distribution levels if legislation is enacted or modified that results in our becoming taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes. In such an event, the minimum quarterly distribution and the target distribution levels may be reduced proportionately by the percentage decrease in our available cash resulting from the estimated tax liability we would incur in the quarter in which such legislation is effective. The minimum quarterly distribution will also be proportionately adjusted in the event of any distribution, combination or subdivision of common units in accordance with the partnership agreement, or in the event of a distribution of available cash from capital surplus. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels.” The minimum quarterly distribution is also subject to adjustment if the holders of a majority of our incentive distribution rights (initially PennTex Development will own 92.5% of our incentive distribution rights) elect to reset the target distribution levels related to the incentive distribution rights. In connection with any such reset, the minimum quarterly distribution will be reset to an amount equal to the average cash distribution amount per common unit for the two quarters immediately preceding the reset. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—PennTex Development’s Right to Reset Incentive Distribution Levels.”

In the section that follows, we present in detail the basis for our belief that we will be able to fully fund our annualized minimum quarterly distribution of $         per unit for the twelve months ending June 30, 2016. In that section, we present a table captioned “PennTex Midstream Partners, LP Estimated Cash Available for Distribution,” in which we provide our estimated forecast of our ability to generate sufficient cash available for distribution to support the payment of the minimum quarterly distribution on all units for the twelve months ending June 30, 2016. We have not included a presentation of cash available for distribution for the year ended December 31, 2014, as we have had a limited operating history and have generated minimal revenues and operating cash flows on a historical basis and expect to continue to do so until the closing of this offering.

Estimated Cash Available for Distribution through June 30, 2016

We forecast that our estimated cash available for distribution for the twelve months ending June 30, 2016 will be approximately $         million. This amount would exceed by approximately $         million the amount of available cash required to support the total annualized minimum quarterly distribution of $         million on all of our common units and subordinated units for the twelve months ending June 30, 2016. We expect our cash generated from operations for the quarters ending June 30, 2015, September 30, 2015 and December 31, 2015 to be $         million, $         million and $         million less than the amount needed to pay the full minimum quarterly distribution on all of our common units and subordinated units, respectively. Accordingly, we may use borrowings under our revolving credit facility to fund a portion of the distributions to our unitholders with respect to the remaining quarters of 2015.

Our management has prepared the forecast of estimated cash available for distribution and related assumptions and considerations set forth below to substantiate our belief that we will have sufficient available cash to allow us to pay the total annualized minimum quarterly distribution on all of our outstanding common units and subordinated units for the twelve months ending June 30, 2016. Our management developed the assumptions set forth in our forecast regarding the anticipated timing and magnitude of Memorial Resource’s production available for gathering, processing and transportation on our systems. While we believe that these assumptions are reasonable, they do not reflect any determination by, or agreement of, Memorial Resource to produce rich gas in the amounts or within the time periods we have assumed in this forecast. This forecast is a forward-looking statement and should be read together with the unaudited pro forma balance sheet and the accompanying notes included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The accompanying prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of our management, is substantially consistent with those guidelines and was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the assumptions on which we base our belief that we will have sufficient available cash to pay the total annualized minimum quarterly distribution on all of our outstanding common units and subordinated units for the twelve months ending June 30, 2016. However, this information is not factual and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

The prospective financial information included in this prospectus has been prepared by, and is the responsibility of, our management. Neither Ernst & Young LLP nor any other independent registered public accounting firms, have examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, neither Ernst & Young LLP nor any other independent registered public accounting firms, express an opinion or any other form of assurance with respect thereto. The reports of Ernst & Young LLP included in this prospectus do not extend to the prospective financial information and should not be read to do so.

When considering our financial forecast, you should keep in mind the risk factors and other cautionary statements under “Risk Factors.” Any of the risks discussed in this prospectus, if realized, could cause our actual results of operations to vary significantly from those that would enable us to have sufficient available cash to pay the total annualized minimum quarterly distribution on all of our outstanding common units and subordinated units for the twelve months ending June 30, 2016. Please read below under “—Assumptions and Considerations” for further information as to the assumptions we have made in preparing the financial forecast.

We do not undertake any obligation to release publicly the results of any future revisions we may make to the financial forecast or to update this financial forecast to reflect events or circumstances after the date of this prospectus. Therefore, the statement that we believe that we will have sufficient available cash to allow us to pay the total annualized minimum quarterly distribution on all of our outstanding common units and subordinated units for the twelve months ending June 30, 2016, should not be regarded as a representation by us, the underwriters or any other person that we will make such distributions. Therefore, you are cautioned not to place undue reliance on this information.

The table below presents our projection of operating results and estimated available cash for each quarter during the twelve months ending June 30, 2016.

PennTex Midstream Partners, LP Estimated Cash Available for Distribution
	Quarter Ending								Twelve Months Ending June 30, 2016
	September 30, 2015		December 31, 2015		March 31, 2016		June 30, 2016
	(in millions, except per unit data)
Revenues:
Minimum volume commitment and firm capacity reservation revenues		$6.1		$14.2		$15.5		$15.5		$51.4
Revenues in excess of the minimum volume commitment and firm capacity revenues		3.3		3.3		6.2		7.2		20.0

Total Revenues(1)		$9.4		$17.5		$21.8		$22.7		$71.4
Operating Costs and Expenses:
Costs of transportation expense		0.0		0.0		0.0		0.0		0.0
Operations and maintenance expense		1.3		2.0		2.0		2.0		7.3
Depreciation and amortization expense		1.7		3.3		3.3		3.3		11.7
General and administrative expense(2)		1.8		2.3		3.0		3.0		10.0
Taxes, other than income taxes(3)		0.1		0.1		0.2		0.2		0.5

Total operating costs and expenses		$4.8		$7.7		$8.5		$8.5		$29.6

Operating Income		$4.5		$9.9		$13.2		$14.2		$41.8
Other (Expense) Income:
Interest (expense) income, net(4)		(2.3)		(3.5)		(3.5)		(3.5)		(12.8)
Income tax (expense)		0.0		0.0		0.0		0.0		0.0
Total other (expense) income		(2.3)		(3.5)		(3.5)		(3.5)		(12.8)

Net Income		$2.2		$6.4		$9.7		$10.7		$29.0

Add:
Depreciation and amortization expense		1.7		3.3		3.3		3.3		11.7
Deferred revenue(5)		0.0		0.0		0.0		0.0		0.0
Interest (expense) income, net(4)		(2.3)		(3.5)		(3.5)		(3.5)		(12.8)
Non-cash income (loss) related to derivative instruments		0.0		0.0		0.0		0.0		0.0
Non-cash long-term compensation expense		0.0		0.0		0.0		0.0		0.0
Income tax expense		0.0		0.0		0.0		0.0		0.0

Adjusted EBITDA(6)		$6.2		$13.2		$16.5		$17.5		$53.5

Less:
Cash interest expense, net of interest income		2.3		3.5		3.5		3.5		12.8
Cash tax expense		0.0		0.0		0.0		0.0		0.0
Expansion capital expenditures(7)		35.6		30.5		0.0		0.0		66.1
Maintenance capital expenditures(8)		0.1		0.3		0.4		0.4		1.3
Add:
Available cash to fund expansion capital expenditures		35.6		30.5		0.0		0.0		66.1

Distributable Cash Flow		$3.8		$9.4		$12.7		$13.6		$39.5
Add:
Borrowings to fund distributions(9)						0.0		0.0

Cash Available for Distribution	$		$			$12.7		$13.6	$

Implied cash distribution at the minimum quarterly distribution rate:	$		$		$		$		$
Annualized minimum quarterly distribution per unit
Distributions to public common unitholders(10)
Distributions to PennTex Development and MRD WHR LA:(11)
PennTex Development—common units
PennTex Development—subordinated units
MRD WHR LA—common units
MRD WHR LA—subordinated units
Distributions to LTIP participants(12)
Distributions to general partner(13)
Total distribution to our unitholders and general partner
Excess of cash available for distribution over total annualized minimum quarterly distribution

(1)	Total revenues assumes that the Phase I assets will be in service in May 2015 and that the Phase II assets will be in service in October 2015. Please read “—Assumptions and Considerations—Volumes and Revenues.”
(2)	Includes $6.0 million of reimbursable expenses to be paid to our parent and PennTex Management pursuant to the services and secondment agreement (comprised of $750,000 for the third quarter of 2015, $1.25 million for the fourth quarter of 2015 and $4.0 million for the first and second quarters of 2016) and $4.0 million of additional expenditures we expect to incur as a result of being a publicly traded partnership.

(3)	Taxes, other than income taxes includes property taxes.
(4)	Interest expense includes commitment fees on, and the amortization of origination fees incurred in connection with, our revolving credit facility. We have also assumed the issuance of senior notes following the completion of this offering to pre-fund capital expenditures through June 30, 2016.
(5)	Under our processing agreement with Memorial Resource, we will process on a firm basis all volumes delivered up to the minimum volume commitment at a firm-commitment fixed fee, while all volumes delivered above the minimum volume commitment will be processed on an interruptible basis and be charged an interruptible-service fixed fee. Further, Memorial Resource will pay us a deficiency payment based on the firm-commitment fixed fee with respect to a particular quarterly period if the cumulative minimum volume commitment as of the end of such period exceeds the sum of (i) the cumulative volumes processed under the processing agreement as of the end of such period plus (ii) volumes corresponding to deficiency payments incurred prior to such period. Deficiency payments are recorded as deferred revenue since Memorial Resource may utilize these deficiency payments as a credit for fees owed to us if it has delivered the total minimum volume commitment under the agreement within the initial 15-year term of the agreement. Please read “Business—Our Relationship with Memorial Resource—Our Contractual Arrangements with Memorial Resource—Natural Gas Processing.”
(6)	For additional information on how we define and utilize Adjusted EBITDA please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Will Evaluate Our Operations—Adjusted EBITDA and Distributable Cash Flow.”
(7)	Expansion capital expenditures are cash expenditures to construct or acquire new midstream infrastructure and those expenditures incurred in order to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional processing facilities, transportation pipelines and related infrastructure, in each case to the extent such capital expenditures are expected to expand our operating capacity, throughput or revenue. Please read “—Assumptions and Considerations—Capital Expenditures.”
(8)	Maintenance capital expenditures are cash expenditures (including expenditures for the construction of new capital assets or the replacement or improvement of existing capital assets) made to maintain, over the long term, our operating capacity, throughput or revenue. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and processing equipment, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. The board of directors of our general partner will review our maintenance capital expenditure policies on an annual basis as the scope and nature of our business changes in the future. Please read “—Assumptions and Considerations—Capital Expenditures.”
(9)	We may fund a portion of our distribution to our unitholders relating to the remaining quarters of 2015 with borrowings under our new $275 million revolving credit facility, which will become effective at the closing of this offering.
(10)	Includes distributions paid with respect to the common units delivered to the holder of PennTex Development’s preferred units, which will be automatically exchanged by PennTex Development into our common units upon the closing of this offering.
(11)	In connection with the contribution of PennTex Operating to us by PennTex NLA and MRD WHR LA, we will issue (i) common units and subordinated units, representing a % limited partner interest in us, and $ million in cash to PennTex NLA and (ii) common units and subordinated units, representing a % limited partner interest in us, and $ million in cash to MRD WHR LA. PennTex NLA will distribute the common units, subordinated units and $ million in cash received from us to its sole member, PennTex Development, and PennTex Development will deliver common units to the holder of its preferred units as described in footnote 10 above.
(12)	Assumes that effective as of the closing of this offering, the board of directors of our general partner will grant common units and restricted units to certain directors and executive officers pursuant to our long term incentive plan. Please read “Executive Compensation—Our Long-Term Incentive Plan.”
(13)	Our general partner will own a non-economic general partner interest in us.

Assumptions and Considerations

General

We believe our estimated cash available for distribution for the twelve months ending June 30, 2016 will be approximately $        million. A portion of the PennTex Gathering Pipeline began commercial operations and generating revenue in December 2014. In estimating our cash available for distribution, we have assumed the remaining Phase I assets will commence commercial operations in May 2015 and the Phase II assets will commence commercial operations in October 2015.

Our estimates of our revenue and operating expenses are highly dependent upon our expectations of the volumes that will be delivered to us by Memorial Resource. While we expect to diversify our customer exposure in northern Louisiana over time to include other third-party producers, we initially will focus on providing gathering, processing and transportation services for volumes derived from Memorial Resource’s northern Louisiana production, and our forecast does not assume that we gather, process or transport any other third-party volumes.

Volumes and Revenues

Our expected processing throughput volumes are supported by a minimum volume commitment from Memorial Resource of 115,000 MMBtu/d, or approximately 50% of the design capacity of the Lincoln Parish Plant. Upon our completion of the Mt. Olive Plant, which we expect to occur in October 2015, Memorial Resource’s minimum volume commitment at our processing plants will increase to 345,000 MMBtu/d and will further increase to 460,000 MMBtu/d during the ten-year period beginning on July 1, 2016. Our expected PennTex Gathering Pipeline volumes are supported by firm capacity reservation payments and a minimum volume commitment from Memorial Resource. The pipeline transportation volumes on the PennTex NGL Pipeline and the PennTex Residue Gas Pipeline are not supported by firm capacity reservation payments or minimum volume commitments and are instead supported by a plant tailgate dedication under each applicable transportation agreement such that all NGL and residue gas volumes produced at our processing plants will be delivered to and transported by the PennTex NGL Pipeline and PennTex Residue Gas Pipeline, respectively. Accordingly, our expected PennTex NGL Pipeline volumes and PennTex Residue Gas Pipeline volumes are based on the expected utilization of our processing plants.

We estimate that we will generate approximately $71.4 million in revenues and deferred revenues for the twelve months ending June 30, 2016 under our commercial agreements with Memorial Resource. We expect approximately $51.4 million, or approximately 72%, of our total forecast revenues and deferred revenues to be supported by the minimum volume commitment and firm capacity reservation payments under our gathering and processing agreements, compared to approximately $20.0 million, or approximately 28%, of our total forecast revenues and deferred revenues to be supported by forecast volumes in excess of such minimum volume commitment and firm capacity reservation payments and payments received under the transportation agreements for the PennTex NGL Pipeline and the PennTex Residue Gas Pipeline.

The charts below illustrate forecast throughput volumes from Memorial Resource for each quarter during the twelve months ending June 30, 2016.

(1)	In addition to minimum volume commitments and forecast interruptible volumes, Memorial Resource has reserved capacity on the PennTex Gathering Pipeline equal to 460,000 MMBtu/d upon completion of the Phase I assets and will pay a demand fee on these volumes beginning on the in-service date of the Phase I assets, which we expect to occur in May 2015.

Our forecast revenues are based on fixed fees per MMBtu processed through the Lincoln Parish Plant and, when operational, the Mt. Olive Plant and transported through each of the PennTex Gathering Pipeline and the PennTex Residue Gas Pipeline. The fees for the PennTex NGL Pipeline are based on fixed fees per barrel of NGL throughput. The fixed fee charged for firm volumes under our processing agreement are lower than the fee charged for interruptible volumes, except that with respect to the ten-year period commencing July 1, 2016 the fixed fee is the same for interruptible volumes and firm volumes above 345,000 MMbtu/d.

We expect that any substantial variances between actual revenues during the twelve months ending June 30, 2016 and forecast revenues will be primarily driven by differences between the actual and forecast volumes in excess of the minimum volume commitment under our processing agreement.

The following table sets forth our estimated revenue and deferred revenue for our initial assets for each quarter during the twelve months ending June 30, 2016. We do not have comparable data for a prior period for comparison purposes due to the fact that the majority of our initial assets are expected to commence operations in May 2015.

	Quarter Ending				Twelve Months Ending June 30, 2016
	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016
	(in millions)
Processing Plants
Minimum volume commitment revenue(1)	$4.6	$12.3	$13.7	$13.7	$44.2
Revenue in excess of the minimum volume commitment	2.4	0.6	2.7	3.5	9.3
Deferred revenue(2)	0.0	0.0	0.0	0.0	0.0

Total revenue	$7.0	$12.9	$16.4	$17.2	$53.5

PennTex Gathering Pipeline
Demand charge(3)	$1.3	$1.3	$1.3	$1.3	$5.1
Minimum volume commitment revenue(4)	0.2	0.6	0.6	0.6	2.1
Revenue in excess of the minimum volume commitment(5)	0.3	0.2	0.3	0.3	1.2

Total revenue	$1.8	$2.1	$2.2	$2.2	$8.4

PennTex NGL Pipeline
Usage revenue	0.0	1.5	1.9	2.0	5.3

Total revenue	$0.0	$1.5	$1.9	$2.0	$5.3

PennTex Residue Gas Pipeline
Usage revenue	0.5	1.0	1.3	1.4	4.2

Total revenue	$0.5	$1.0	$1.3	$1.4	$4.2

Total Revenue and Deferred Revenue	$9.4	$17.5	$21.8	$22.7	$71.4

(1)	Upon the completion of the Mt. Olive Plant, which is expected to occur in October 2015, the minimum volume commitment under the processing agreement will increase from 115,000 MMBtu/d to 345,000 MMBtu/d through June 30, 2016 and will further increase to 460,000 MMBtu/d for the ten-year period beginning on July 1, 2016. Please see “Business—Our Relationship with Memorial Resource—Other Contractual Arrangements with Memorial Resource—Natural Gas Processing.”
(2)	Under our processing agreement with Memorial Resource, we will process on a firm basis all volumes delivered up to the minimum volume commitment at a firm-commitment fixed fee, while all volumes delivered above the minimum volume commitment will be processed on an interruptible basis and be charged an interruptible-service fixed fee. Further, Memorial Resource will pay us a deficiency payment based on the firm-commitment fixed fee with respect to a particular quarterly period if the cumulative minimum volume commitment as of the end of such period exceeds the sum of (i) the cumulative volumes processed under the processing agreement as of the end of such period plus (ii) volumes corresponding to deficiency payments incurred prior to such period. Deficiency payments are recorded as deferred revenue since Memorial Resource may utilize these deficiency payments as a credit for fees owed to us if it has delivered the total minimum volume commitment under the agreement within the initial 15-year term of the agreement. Please read “Business—Our Relationship with Memorial Resource—Other Contractual Arrangements with Memorial Resource—Natural Gas Processing.”
(3)	For the period from the in-service date of the Phase I assets through November 30, 2019, a firm capacity reservation payment is payable for a daily capacity of 460,000 MMBtu/d (subject to certain credits relating to the availability of gathering capacity).
(4)	Upon the completion of the Mt. Olive Plant, which is expected to occur in October 2015, the minimum volume commitment under our gathering agreement will increase from 115,000 MMBtu/d to 345,000 MMBtu/d through June 30, 2016 and will further increase to 460,000 MMBtu/d for the ten-year period beginning on July 1, 2016. Please see “Business—Our Relationship with Memorial Resource—Other Contractual Arrangements with Memorial Resource—Rich Natural Gas Gathering.”
(5)	Includes 10,000 MMBtu/d of volume gathered for an affiliate of DCP Midstream.

Volume Sensitivity Analysis

Memorial Resource will initially be our sole processing customer and the sole shipper of rich gas, residue gas and NGLs on our pipelines. If Memorial Resource were to reduce the number of drilling rigs it deploys, the pace of its drilling and the volumes processed by the Lincoln Parish Plant and, when operational, the Mt. Olive Plant and transported through our pipelines could decline, which would reduce the amount of cash available for distribution for the twelve months ending June 30, 2016 below our forecast. If Memorial Resource delivers only the minimum volumes under our gathering and processing agreements and we transport the corresponding volumes of residue gas and NGLs under our transportation agreements, our cash and borrowings needed to fund our minimum quarterly distribution for the twelve months ending June 30, 2016 would be $         million.

Commodity Price Assumptions and Sensitivity Analysis

Our contracts with Memorial Resource are fee-based and therefore have limited direct commodity price exposure. In addition, the compression at our processing plants will be powered by electricity, and the majority of the cost of the electric compression will be reimbursed by Memorial Resource. However, natural gas and NGL prices will influence the returns that Memorial Resource realizes on its drilling and completion expenditures. If natural gas or NGL prices were to decline to a point that Memorial Resource would not earn a satisfactory return on its capital, it could choose to reduce the number of drilling rigs it employs in the region, which would directly impact the volumes available to us to process and transport, reducing our cash available for distribution.

Cost of Transportation Expense

We have not forecast any costs of goods sold during the twelve months ending June 30, 2016. Our customers bear 100% of any fuel (gas consumed by the processing facilities), lost and unaccounted for gas and shrinkage; however, through allocation procedures, we may incur insignificant costs associated with these items, such as costs related to imbalances with shippers and interconnecting pipelines.

Operations and Maintenance Expense

Our operations and maintenance expense includes salary and wage expense, utility costs, insurance premiums, taxes and other operating costs either incurred by us or our general partner and its affiliates on our behalf under the services and secondment agreement. We estimate that we will incur operations and maintenance expense, net of reimbursement, of approximately $7.3 million for the twelve months ending June 30, 2016. Our forecast is estimated for our existing and expected employees and third-party services for our initial assets, based on our management’s extensive experience in managing similar operations. In particular, Robert O. Bond, President and Chief Operating Officer of our general partner, previously served as Senior Vice President of Pipeline Operations for Southern Union Company and as President and Chief Operating Officer of Panhandle Energy and Cross Country Energy. In addition, L. Thomas Stone, Senior Vice President, Chief Operations and Engineering Officer of our general partner, previously served as Senior Vice President and Chief Operations and Maintenance Officer for Energy Transfer Partners and as Senior Vice President and Chief Operations and Maintenance Officer of Panhandle Energy. Messrs. Bond and Stone developed significant management experience and exercised oversight with respect to asset operation and maintenance in these roles.

Depreciation and Amortization Expense

We estimate depreciation and amortization expense for the twelve months ending June 30, 2016 of approximately $11.7 million. This estimate is based on projected property, plant and equipment and intangibles balances of $168.7 million and $10.0 million, respectively, as of June 30, 2015 and projected June 30, 2016 balances of $378.5 million and $17.7 million, respectively. Estimated depreciation and amortization expense reflects management’s estimates, which are based on the projected in-service dates of our initial assets, estimated depreciable asset lives of 30 years and straight line depreciation methodologies.

General and Administrative Expenses

We estimate that our general and administrative expenses will be approximately $10.0 million for the twelve months ending June 30, 2016, which consists of: (i) a fee of $6.0 million to be charged to us by our parent as reimbursement for certain services provided pursuant to the services and secondment agreement (consisting of $750,000 for the third quarter of 2015, $1.25 million for the fourth quarter of 2015 and $4.0 million for the first and second quarters of 2016) and (ii) direct expenses incurred by our general partner on our behalf (including costs incurred as a result of becoming a publicly traded partnership), which we estimate will be $4.0 million for the twelve months ending June 30, 2016 based on an evaluation of other similar public partnerships in our industry. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services and Secondment Agreement.”

Taxes, other than income taxes

We estimate that our taxes, other than income taxes will be approximately $0.5 million for the twelve months ending June 30, 2016. This estimate is based primarily on our expectation of the property taxes that will be assessed on our initial assets, which account for statutory tax abatements that we have applied for with taxing authorities.

Capital Expenditures

Our estimated capital expenditures for the twelve months ending June 30, 2016 are based on the following assumptions:

•

Maintenance Capital Expenditures. We estimate that our maintenance capital expenditures will be approximately $1.3 million for the twelve months ending June 30, 2016, which is expected to primarily relate to general pipeline and plant management. While we anticipate variability in levels of maintenance capital expenditure going forward due to occasional, unpredictable expenditures, we believe the forecast appropriately reflects the fact that the majority of our assets will be newly constructed. We have adopted policies and procedures related to plant and pipeline integrity and maintenance that we believe are consistent with high industry standards. We do not expect it will be necessary to incur maintenance capital expenditures to maintain throughput volumes during the twelve months ending June 30, 2016.

•

Expansion Capital Expenditures. We have assumed expansion capital expenditures of approximately $66.1 million for the twelve months ending June 30, 2016. We anticipate that the expansion capital expenditures required for the completion of our initial assets, including accrued payables from PennTex Development, will be approximately $167.8 million, of which we expect that $101.7 million will be paid on or before June 30, 2015. Our remaining expansion capital expenditures relate primarily to our Phase II assets, including the Mt. Olive Plant, which we expect to be in service in October 2015. After the closing of this offering, we expect to fund expansion capital expenditures with proceeds from a senior notes offering, as described below, or borrowings under our revolving credit facility.

While we do not currently anticipate, and our forecast does not reflect, any acquisitions during the twelve months ending June 30, 2016, our management will continue to evaluate potential growth opportunities through accretive acquisition from time to time, and we may elect to pursue such acquisitions during the forecast period. However, we cannot assure you that we will be able to identify attractive acquisition opportunities or, if identified, that we will be able to negotiate acceptable purchase agreements.

Financing

We plan to fund the remaining capital expenditures associated with the completion of our initial assets with proceeds from a senior notes offering. Accordingly, we have assumed the issuance of $             million of senior notes following the completion of this offering at an interest rate of approximately         %, which would

result in interest expense of $             million for the twelve months ending June 30, 2016. However, the term and timing of any senior notes offering is subject to market conditions, and there can be no guarantee that we will complete such offering on these terms, or at all.

At the closing of this offering, our $275 million revolving credit facility will become effective. If we are unable to fund the capital expenditures during the forecast period with proceeds from a senior notes offering, we expect to fund such capital expenditures with borrowings under our revolving credit facility, which would result in related interest expense of approximately $5.0 million on drawn and undrawn portions of our revolving credit facility for the twelve months ending June 30, 2016. We also may fund a portion of our distributions to our unitholders relating to the remaining quarters of 2015 with borrowings under our revolving credit facility.

Regulatory, Industry and Economic Factors

Our forecast for the twelve months ending June 30, 2016 is based on the following significant assumptions related to regulatory, industry and economic factors:

•

There will not be any new federal, state or local regulation of the relevant portions of the midstream energy industry, or any new interpretation of existing regulations, that will be materially adverse to our business.

•	There will not be any material adverse change in the midstream energy industry, commodity prices, capital or insurance markets or in general economic conditions.

•	There will not be any material accidents, weather-related incidents, unscheduled downtime or similar unanticipated events with respect to our facilities or those of third parties on which we depend.

•	There will not be a shortage of skilled labor.

While we believe that our assumptions supporting our estimated cash available for distribution for the twelve months ending June 30, 2016 are reasonable in light of our current beliefs concerning future events, the assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual cash available for distribution that we generate could be substantially less than the amounts that we currently expect to generate and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all of our units, in which event the market price of our common units could decline materially.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General

Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending                     , 2015, we distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the amount of our distribution for the period from the completion of this offering through                     , 2015, based on the actual length of the period.

Definition of Available Cash

Available cash generally means, for any quarter, all cash and cash equivalents (including cash from changes in deferred revenue) on hand at the end of that quarter:

•	less, the amount of cash reserves established by our general partner to:

•	provide for the proper conduct of our business (including, but not limited to, reserves for our future capital expenditures, future acquisitions and anticipated future debt service requirements);

•	comply with applicable law, any of our or our subsidiaries’ debt instruments or other agreements; or

•

provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters (provided that our general partner may not establish cash reserves for distributions if the effect of the establishment of such reserves will prevent us from distributing the minimum quarterly distribution on all common units and any cumulative arrearages on such common units for the current quarter);

•

plus, if our general partner so determines, all or any portion of the cash on hand on the date of determination of available cash for the quarter resulting from (i) working capital borrowings made subsequent to the end of such quarter and (ii) cash distributions received after the end of the quarter from any equity interest in any person (other than a subsidiary of us), which distributions are paid by such person in respect of operations conducted by such person during such quarter.

The purpose and effect of the last bullet point above is to allow our general partner, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under our partnership agreement, working capital borrowings are generally borrowings that are made under a credit facility, commercial paper facility or similar financing arrangement, and in all cases are used solely for working capital purposes or to pay distributions to partners and with the intent of the borrower to repay such borrowings within twelve months with funds other than from additional working capital borrowings.

Intent to Distribute the Minimum Quarterly Distribution

Under our current cash distribution policy, we intend to make a minimum quarterly distribution to the holders of our common units and subordinated units of $         per unit, or $         per unit on an annualized basis, to the extent we have sufficient available cash after the establishment of cash reserves and the payment of costs and expenses, including reimbursements of expenses to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on our units in any quarter. The amount of distributions paid under our cash distribution policy and the decision to make any distribution will be determined by our general partner, taking into consideration the terms of our partnership agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Revolving Credit Facility” for a discussion of the restrictions that we expect to be included in our credit facility that may restrict our ability to make distributions.

General Partner Interest and Incentive Distribution Rights

Our general partner will own a non-economic partner interest in us.

Our incentive distribution rights represent the right to receive increasing percentages, up to a maximum of 50%, of the available cash we distribute from operating surplus (as defined below) in excess of $         per unit per quarter. The aggregate maximum distribution of 50% does not include any distributions that holders of our incentive distribution rights may receive on common or subordinated units that they own.

Operating Surplus and Capital Surplus

General

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” We treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

We define operating surplus as:

•	$ million (as described below); plus

•

all of our cash receipts after the closing of this offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of any interest rate hedge contract or commodity hedge contract prior to its specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract; plus

•	working capital borrowings made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•

cash distributions (including incremental distributions on incentive distribution rights) paid in respect of equity issued, other than equity issued in this offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance the expansion capital expenditures referred to in the prior bullet; less

•	all of our operating expenditures (as defined below) after the closing of this offering; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within twelve months after having been incurred, or repaid within such twelve-month period with the proceeds of additional working capital borrowings.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to our unitholders and is not limited to cash generated by operations. For example, it includes a provision that

will enable us, if we choose, to distribute as operating surplus up to $         million of cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures (as described below) and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

We define interim capital transactions as (1) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings, like those under our new credit facility and items purchased on open account or for a deferred purchase price in the ordinary course of business) and sales of debt securities, (2) sales of equity securities and (3) sales or other dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements.

We define operating expenditures as all of our cash expenditures, including, but not limited to, taxes, reimbursements of expenses of our general partner and its affiliates, officer, director and employee compensation, debt service payments, payments made in the ordinary course of business under interest rate hedge contracts and commodity hedge contracts (provided that payments made in connection with the termination of any interest rate hedge contract or commodity hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such interest rate hedge contract or commodity hedge contract and amounts paid in connection with the initial purchase of an interest rate hedge contract or a commodity hedge contract will be amortized over the life of such interest rate hedge contract or commodity hedge contract), maintenance capital expenditures (as discussed in further detail below) and repayment of working capital borrowings; provided, however, that operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid (as described above);

•	payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than working capital borrowings;

•	expansion capital expenditures;

•	payment of transaction expenses (including taxes) relating to interim capital transactions;

•	distributions to our partners;

•	repurchases of partnership interests (excluding repurchases we make to satisfy obligations under employee benefit plans); or

•	any other expenditures or payments using the proceeds of this offering that are described in “Use of Proceeds.”

Capital Surplus

Capital surplus is defined in our partnership agreement as any distribution of available cash in excess of our cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of our equity and debt securities;

•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

Characterization of Cash Distributions

All available cash distributed by us on any date from any source will be treated as distributed from operating surplus until the sum of all available cash distributed by us since the closing of this offering equals the operating surplus from the closing of this offering through the end of the quarter immediately preceding that distribution. As described above, operating surplus, as defined in our partnership agreement, includes certain components, including a $         million cash basket, that represent non-operating sources of cash. Any available cash distributed by us in excess of our cumulative operating surplus will be deemed to be capital surplus under our partnership agreement. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

We distinguish between maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are cash expenditures (including expenditures for the construction of new capital assets or the replacement or improvement of existing capital assets) made to maintain, over the long term, our operating capacity, throughput or revenue. Maintenance capital expenditures do not include normal repairs and maintenance, which are expensed as incurred, or significant replacement capital expenditures, as described in detail in the next paragraph. Examples of maintenance capital expenditures are expenditures to repair, refurbish and replace pipelines and processing equipment, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. The board of directors of our general partner will review our maintenance capital expenditure policies on an annual basis as the scope and nature of our business changes in the future. Maintenance capital expenditures will reduce operating surplus.

Expansion capital expenditures are cash expenditures incurred to construct or acquire new midstream infrastructure and to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from the levels existing immediately prior to such expenditure. Examples of expansion capital expenditures include the acquisition of equipment, or the construction, development or acquisition of additional processing facilities, transportation pipelines and related infrastructure, in each case to the extent such capital expenditures are expected to expand our operating capacity, throughput or revenue. Expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of expansion capital expenditures in respect of the period from the date that we enter into a binding obligation to commence the construction, replacement, improvement or expansion of a capital asset and ending on the earlier to occur of the date that such capital improvement commences commercial service and the date that such capital improvement is abandoned or disposed of. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of the construction of a capital asset in respect of a period that (l) begins when we enter into a binding obligation to commence construction of a capital improvement and (2) ends on the earlier to occur of the date any such capital asset commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus.

Capital expenditures that are made in part for maintenance capital purposes and in part for expansion capital purposes will be allocated as maintenance capital expenditures or expansion capital expenditures by our general partner.

Subordinated Units and Subordination Period

General

Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $         per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that, during the subordination period, there will be available cash to be distributed on the common units.

Determination of Subordination Period

Except as described below, the subordination period will begin on the closing date of this offering and will extend until the first business day following the distribution of available cash in respect of any quarter beginning after                     , 2018, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $         (the annualized minimum quarterly distribution), for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the adjusted operating surplus (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of $         (the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

For the period after the closing of this offering through                     , 2015, the minimum quarterly distribution will be based on the actual length of the period, and we will use such prorated distribution for all purposes, including in determining whether the test described above has been satisfied.

Early Termination of the Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate on the first business day following the distribution of available cash in respect of any quarter, beginning with the quarter ending                     , 2016, that each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded $         (150% of the annualized minimum quarterly distribution), plus the related distributions on the incentive distribution rights, for the four-quarter period immediately preceding that date;

•

the adjusted operating surplus (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (1) $         (150% of the annualized minimum quarterly distribution) on all of the outstanding common units and subordinated units during that period on a fully diluted basis and (2) the corresponding distributions on the incentive distribution rights; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net increase in working capital borrowings and net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•

any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash From Operating Surplus During the Subordination Period

We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	first, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, to the common unitholders, pro rata, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, to the subordinated unitholders, pro rata, until we distribute for each outstanding subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Distributions of Available Cash From Operating Surplus After the Subordination Period

We will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	first, to all unitholders, pro rata, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “—General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumption that that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner will own a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity interest in us and will be entitled to receive distributions on such interests.

Incentive distribution rights represent the right to receive an increasing percentage (15%, 25% and 50%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. PennTex Development and MRD WHR LA currently hold the incentive distribution rights, but may transfer these rights subject to restrictions in our partnership agreement.

The following discussion assumes that we do not issue any additional classes of equity securities.

If for any quarter:

•	we have distributed available cash from operating surplus to the common unitholders and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•	we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then, we will distribute any additional available cash from operating surplus for that quarter among the unitholders and the holders of our incentive distribution rights in the following manner:

•	first, to all unitholders, pro rata, until each unitholder receives a total of $ per unit for that quarter (the “first target distribution”);

•

second, 85% to all unitholders, pro rata, and 15% to the holders of our incentive distribution rights, pro rata, until each unitholder receives a total of $         per unit for that quarter (the “second target distribution”);

•

third, 75% to all unitholders, pro rata, and 25% to the holders of our incentive distribution rights, pro rata, until each unitholder receives a total of $         per unit for that quarter (the “third target distribution”); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holders of our incentive distribution rights, pro rata.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and PennTex Development and MRD WHR LA, as the initial holders of our incentive distribution rights, based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our unitholders and PennTex Development and MRD WHR LA in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount” until available cash we distribute reaches the next target distribution level, if any. The percentage interests shown for our unitholders and PennTex Development and MRD WHR LA for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume that there are no arrearages on common units.

	Total Quarterly Distribution per Unit Target Amount		Marginal Percentage Interest in Distributions
			Unitholders	Incentive Distribution Rights(1)
Minimum Quarterly Distribution	$		100%	0%
First Target Distribution	above $	up to $	100%	0%
Second Target Distribution	above $	up to $	85%	15%
Third Target Distribution	above $	up to $	75%	25%
Thereafter	above $		50%	50%

(1)	Upon the closing of this offering, PennTex Development and MRD WHR LA will own 92.5% and 7.5% of our incentive distribution rights, respectively.

PennTex Development’s Right to Reset Incentive Distribution Levels

PennTex Development, as the holder of a majority of our incentive distribution rights, has the right under our partnership agreement, subject to certain conditions, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the minimum quarterly distribution amount and target distribution levels upon which the incentive distribution payments to holders of our incentive distribution rights would be set. If PennTex Development transfers all or a portion of its incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right. The following discussion assumes that PennTex Development holds a majority of the incentive distribution rights at the time that a reset election is made. PennTex Development’s right to reset the minimum quarterly distribution amount and the target distribution levels upon which the incentive distributions payable to PennTex Development are based may be exercised, without approval of our unitholders or the conflicts committee, at any time when there are no subordinated units outstanding, we have made cash distributions to the holders of the incentive distribution rights at the highest level of incentive distributions for each of the four consecutive fiscal quarters immediately preceding such time and the amount of each such distribution did not exceed adjusted operating surplus for such quarters. If PennTex Development and its affiliates are not the holders of a majority of the incentive distribution rights at the time an election is made to reset the minimum quarterly distribution amount and the target distribution levels, then the proposed reset will be subject to the prior written concurrence of PennTex Development that the conditions described above have been satisfied. The reset minimum quarterly distribution amount and target distribution levels will be higher than the minimum quarterly distribution amount and the target distribution levels prior to the reset such that PennTex Development will not receive any incentive distributions under the reset target distribution levels until cash distributions per unit following this event increase as described below. We anticipate that PennTex Development would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made to PennTex Development.

In connection with the resetting of the minimum quarterly distribution amount and the target distribution levels and the corresponding relinquishment by the holders of our incentive distribution rights of incentive distribution payments based on the target distributions prior to the reset, the holders of our incentive distribution rights will be entitled to receive a number of newly issued common units based on a predetermined formula described below that takes into account the “cash parity” value of the average cash distribution related to the incentive distribution rights received by the holders of our incentive distribution rights for the two quarters immediately preceding the reset event as compared to the average cash distribution per common unit during that two quarter period.

The number of common units that the holders of our incentive distribution rights (including PennTex Development and MRD WHR LA) would be entitled to receive from us in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels then in effect would be equal to the quotient determined by dividing (x) the average aggregate amount of cash distributions received by the holders of our incentive distribution rights in respect of their incentive distribution rights during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per common unit during each of these quarters.

Following a reset election, the minimum quarterly distribution amount will be reset to an amount equal to the average cash distribution amount per common unit for the two fiscal quarters immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would distribute all of our available cash from operating surplus for each quarter thereafter as follows:

•	first, to all unitholders, pro rata, until each unitholder receives an amount equal to 115% of the reset minimum quarterly distribution for that quarter;

•

second, 85% to all unitholders, pro rata, and 15% to the holders of our incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 125% of the reset minimum quarterly distribution for the quarter;

•

third, 75% to all unitholders, pro rata, and 25% to the holders of our incentive distribution rights, pro rata, until each unitholder receives an amount per unit equal to 150% of the reset minimum quarterly distribution for the quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to the holders of our incentive distribution rights, pro rata.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and the holders of our incentive distribution rights (including PennTex Development and MRD WHR LA) at various cash distribution levels (1) pursuant to the cash distribution provisions of our partnership agreement in effect at the completion of this offering and (2) following a hypothetical reset of the minimum quarterly distribution and target distribution levels based on the assumption that the average quarterly cash distribution amount per common unit during the two fiscal quarters immediately preceding the reset election was $        .

	Quarterly Distribution per Unit Prior to Reset		Marginal Percentage Interest in Distributions
			Unitholders	Incentive Distribution Rights(1)	Quarterly Distribution per Unit Following Hypothetical Reset
Minimum Quarterly Distribution	$		100%	0%	$
First Target Distribution	above $	up to $	100%	0%	above $		up to $	(2)
Second Target Distribution	above $	up to $	85%	15%	above $	(2)	up to $	(3)
Third Target Distribution	above $	up to $	75%	25%	above $	(3)	up to $	(4)
Thereafter	above $		50%	50%	above $	(4)

(1)	Upon the closing of this offering, PennTex Development and MRD WHR LA will own 92.5% and 7.5% of our incentive distribution rights, respectively.
(2)	This amount is 115% of the hypothetical reset minimum quarterly distribution.
(3)	This amount is 125% of the hypothetical reset minimum quarterly distribution.
(4)	This amount is 150% of the hypothetical reset minimum quarterly distribution.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holders of our incentive distribution rights, based on an average of the amounts distributed for the two quarters immediately prior to the reset. The table assumes that immediately prior to the reset there would be              common units outstanding and the average distribution to each common unit would be $         per quarter for the two consecutive non-overlapping quarters prior to the reset.

	Quarterly Distribution per Unit Prior to Reset		Cash Distribution to Public Common Unitholders Prior to Reset	Cash Distribution to the Holders of Our Incentive Distribution Rights Prior to Reset(1)			Total Distributions
				Common Units	Incentive Distribution Rights	Total
Minimum Quarterly Distribution	$		$	$	$	$	$
First Target Distribution	above $	up to $	$	$	$	$	$
Second Target Distribution	above $	up to $	$	$	$	$	$
Third Target Distribution	above $	up to $	$	$	$	$	$
Thereafter	above $		$	$	$	$	$

			$	$	$	$	$

(1)	Upon the closing of this offering, PennTex Development and MRD WHR LA will own 92.5% and 7.5% of our incentive distribution rights, respectively.

The following table illustrates the total amount of available cash from operating surplus that would be distributed to the unitholders and the holders of our incentive distribution rights, with respect to the quarter after the reset occurs. The table reflects that, as a result of the reset, there would be              additional common units outstanding and that the average distribution to each common unit would be $        . The number of common units issued as a result of the reset was calculated by dividing (x) the average of the amounts received by the holders of our incentive distribution rights for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $        , by (y) the average of the cash distributions made on each common unit per quarter for the two consecutive non-overlapping quarters prior to the reset as shown in the table above, or $        .

	Quarterly Distribution per Unit After Reset		Cash Distribution to Public Common Unitholders After Reset	Cash Distribution to the Holders of Our Incentive Distribution Rights and Affiliates After Reset(1)			Total Distributions
				Common Units	Incentive Distribution Rights	Total
Minimum Quarterly Distribution	$		$	$	$	$	$
First Target Distribution	above $	up to $	$	$	$	$	$
Second Target Distribution	above $	up to $	$	$	$	$	$
Third Target Distribution	above $	up to $	$	$	$	$	$
Thereafter	above $		$	$	$	$	$

			$	$	$	$		$0

(1)	Upon the closing of this offering, PennTex Development and MRD WHR LA will own 92.5% and 7.5% of our incentive distribution rights, respectively.

So long as PennTex Development holds a majority of our incentive distribution rights, PennTex Development will be entitled to cause the minimum quarterly distribution amount and the target distribution levels to be reset on more than one occasion, provided that it may not make a reset election except at a time when it has received incentive distributions for the immediately preceding four consecutive fiscal quarters based on the highest level of incentive distributions that it is entitled to receive under our partnership agreement.

Distributions from Capital Surplus

How Distributions from Capital Surplus will be Made

We will make distributions of available cash from capital surplus, if any, in the following manner:

•

first, to all unitholders, pro rata, until we distribute for each common unit that was issued in this offering, an amount of available cash from capital surplus equal to the initial public offering price in this offering;

•

second, to all unitholders, pro rata, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the outstanding common units; and

•	thereafter, as if they were from operating surplus.

The preceding discussion is based on the assumption that we do not issue additional classes of equity securities.

Effect of a Distribution from Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, the effects of distributions of capital surplus may make it easier for holders of our incentive distribution rights to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price, we will reduce the minimum quarterly distribution and the target distribution levels to zero. Then, after distributing an amount of capital surplus for each common unit equal to any unpaid arrearages of the minimum quarterly distributions on outstanding common units, we will then make all future distributions from operating surplus, with 50% being paid to the unitholders, pro rata, and 50% to the holders of our incentive distribution rights, pro rata.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price; and

•	the arrearages per common unit in payment of the minimum quarterly distribution on the common units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, and each subordinated unit would be split into two subordinated units. We will not make any adjustment by reason of the issuance of additional units for cash or property (including additional common units issued under any compensation or benefit plans).

In addition, if legislation is enacted or if the official interpretation of existing law is modified by a governmental authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter (reduced by the amount of the estimated tax liability for such quarter payable by reason of such legislation or interpretation) plus our general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference may be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and our general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of our general partner.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in our partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to our partners in the following manner:

•	first, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of:

(1)	the unrecovered initial unit price;

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and

(3)	any unpaid arrearages in payment of the minimum quarterly distribution;

•	second, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of:

(1)	the unrecovered initial unit price; and

(2)	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•	third, to all unitholders, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•	fourth, 85% to all unitholders, pro rata, and 15% to all holders of our incentive distribution rights, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85% to the unitholders, pro rata, and 15% to all holders of our incentive distribution rights, pro rata, for each quarter of our existence;

•	fifth, 75% to all unitholders, pro rata, and 25% to all holders of our incentive distribution rights, pro rata, until we allocate under this paragraph an amount per unit equal to:

(1)	the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less

(2)	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75% to the unitholders, pro rata, and 25% to all holders of our incentive distribution rights, pro rata, for each quarter of our existence; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to all holders of our incentive distribution rights, pro rata.

The percentages set forth above are based on the assumption that we do not issue additional classes of equity securities.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the first bullet point above and all of the second bullet point above will no longer be applicable.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, after making allocations of loss to the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, we will generally allocate any loss to our unitholders in the following manner:

•	first, to the holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero; and

•	second, to the holders of common units in proportion to the positive balances in their capital accounts until the capital accounts of the common unitholders have been reduced to zero.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain resulting from the adjustments to the unitholders in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

We are a newly formed entity with no prior operating history. Accordingly, the historical financial statements reflect the historical financial data of PennTex Operating, our accounting predecessor, which was formed on March 17, 2014, as of the date and for the period indicated. The selected historical financial data as of December 31, 2014 and the period from March 17, 2014 (Inception) to December 31, 2014 are derived from the audited financial statements of our accounting predecessor appearing elsewhere in this prospectus. The following table should be read together with, and is qualified in its entirety by reference to, the historical financial statements of our accounting predecessor and our unaudited pro forma balance sheet and the accompanying notes included elsewhere in this prospectus. The table should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following table also presents the selected pro forma balance sheet data of PennTex Midstream Partners, LP as of December 31, 2014, which are derived from the unaudited pro forma balance sheet of PennTex Midstream Partners, LP included elsewhere in this prospectus. The pro forma balance sheet assumes that the offering and the related formation transactions occurred as of December 31, 2014. These transactions include, and the pro forma balance sheet gives effect to, the following:

•

the contribution by PennTex NLA and MRD WHR LA to us of their respective interests in PennTex Operating, in exchange for (i)         common units and             subordinated units, representing a         % limited partner interest in us, and $         million in cash to PennTex NLA and (ii)          common units and              subordinated units, representing a         % limited partner interest in us, and $          million in cash to MRD WHR LA;

•	the conveyance by PennTex Development of 7.5% of our general partner’s outstanding membership interests to MRD WHR LA;

•

the consummation of this offering, including our issuance of          common units to the public and 92.5% and 7.5% of our incentive distribution rights to PennTex Development and MRD WHR LA, respectively, and the application of the net proceeds of this offering as described in “Use of Proceeds”;

•	the distribution by PennTex NLA of common units, subordinated units and $ million in cash to PennTex Development;

•

the delivery by PennTex Development of              common units to the holder of its preferred units, which will be automatically exchanged by PennTex Development into our common units upon the completion of this offering;

•	the repayment of all outstanding borrowings under PennTex Operating’s existing credit facility, which will be terminated following such repayment; and

•	the effectiveness of our $275 million revolving credit facility, which will remain undrawn at the closing of this offering.

The pro forma combined balance sheet does not give effect to the estimated $4.0 million in incremental annual general and administrative expenses that we expect to incur as a result of being a publicly traded partnership. Additionally, it does not give effect to the administrative fee that we will pay to our parent for the provision of certain services under the services and secondment agreement that we will enter into with our general partner, PennTex Development and PennTex Management at the closing of the offering. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services and Secondment Agreement.”

	Predecessor Historical	PennTex Midstream Partners, LP Pro Forma
	As of and For the Period From March 17, 2014 (Inception) to December 31, 2014	As of and For the Period From March 17, 2014 (Inception) to December 31, 2014
		(unaudited)
	(in thousands)
Statement of Operations Data:
Revenues	$22	$22
Operating Expenses:
General and administrative expense	4,513	4,513
Operations and maintenance expense	123	123
Depreciation and amortization	113	113
Total operating costs and expenses	4,749	4,749

Net (loss)	$(4,727)	$(4,727)

Balance Sheet Data (at period end):
Cash and cash equivalents	$17,471	$
Property, plant and equipment, net	163,970	163,970
Intangible assets, net	8,410	8,410
Total assets	191,058
Long-term debt, net	59,433	—
Total members’/partners’ equity	93,487
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$(2,461)	$(2,461)
Investing activities	(137,341)	(137,341)
Financing activities	157,273	157,273
Capital Expenditures:
Expansion capital expenditures	$136,006	$136,006

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The historical financial statements included in this prospectus reflect the results of operations of PennTex North Louisiana, LLC, which we refer to as our predecessor. Our predecessor was formed on March 17, 2014. In connection with this offering, our predecessor, including its gathering, processing and transportation assets and related commercial agreements, will be contributed to us. The following discussion analyzes the financial condition and results of operations of our predecessor.

The following discussion and analysis should be read in conjunction with the historical financial statements and related notes included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, please read the notes to the historical financial statements included elsewhere in this prospectus. In addition, please read “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” for information regarding certain risks inherent in our business.

Overview

We are a growth-oriented limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America. Our parent, PennTex Development, was formed by NGP and members of our management team to develop a multi-basin midstream growth platform with an initial focus on organic growth projects in partnership with oil and natural gas producers affiliated with NGP. We intend to leverage our relationships with NGP and our parent with a view to becoming a leading midstream energy company serving attractive oil and natural gas basins throughout North America.

Our initial assets will consist of natural gas processing plants, a rich natural gas gathering system, a natural gas header system and an NGL pipeline system located in northern Louisiana servicing growing natural gas production from the Cotton Valley formation. These assets are supported by 15-year, fee-based commercial agreements with Memorial Resource, an NGP-affiliated independent natural gas and oil partnership focused on the development of liquids-rich natural gas opportunities in multiple zones in the Cotton Valley formation. Our gathering and processing agreements both contain a minimum volume commitment, our gathering agreement contains firm capacity reservation payments and our residue gas and NGL transportation agreements contain plant tailgate dedications for natural gas processed at our processing plants. We believe these commercial agreements provide long-term stability to our business.

We are a development stage entity with most of our initial assets currently under construction. We are constructing our initial assets in two phases. We expect that Phase I will be completed in May 2015 and will include the Lincoln Parish Plant, a 200 MMcf/d design-capacity cryogenic natural gas processing plant, and related natural gas gathering and residue gas transportation pipelines. We expect that Phase II will be completed in October 2015 and will increase our natural gas processing capacity to 400 MMcf/d through the addition of the Mt. Olive Plant, a 200 design-capacity cryogenic MMcf/d natural gas processing plant, and add pipeline capacity to transport incremental volumes of residue gas.

How We Will Evaluate Our Operations

We expect that our management will use a variety of financial and operational metrics to analyze our performance. We view these metrics as important factors in evaluating our profitability and will review these measurements on at least a monthly basis for consistency and trend analysis. These metrics include (i) contract mix and volumes, (ii) operating costs and expenses and (iii) Adjusted EBITDA and distributable cash flow. We will manage our business and analyze our results of operations as a single business segment.

Contract Mix and Volumes

Our results will be driven primarily by the amount of capacity under minimum volume commitments or firm contracts, and the incremental natural gas or NGL volumes gathered, processed and transported under interruptible agreements and the fees assessed for such services. In order to limit our direct exposure to commodity price volatility, where possible, we will seek to enter into multi-year, fee-based firm contracts. If market conditions do not allow us to enter into fee-based contracts, we may enter into contracts that expose us to commodity price volatility.

The volume of natural gas that we gather, process or transport depends on the level of production from our customers in the areas serviced by our assets. Our assets are being constructed to serve the development of the Cotton Valley formation in northern Louisiana, where new drilling and production programs have begun. The amount of drilling and completion activity will impact our aggregate processing and transportation volumes since the production rate of natural gas wells decline over time. Producers’ willingness to engage in new drilling is determined by a number of factors, the most important of which are the prevailing and projected prices of natural gas and NGLs, the cost to drill and operate a well, the availability and cost of capital and environmental and government regulations. We generally expect the level of drilling to positively correlate with long-term trends in commodity prices. Similarly, production levels nationally and regionally tend to correlate positively with drilling activity.

Although certain of our current contracts are supported by minimum volume commitments and firm capacity reservation payments, we must obtain new supplies of natural gas to increase or maintain the throughput volume on our systems. Our ability to maintain or increase existing throughput volumes and obtain new supplies of natural gas is impacted by, among other things, successful drilling activity within our areas of operation; the number of new pad sites within our areas of operation awaiting lateral connections; the operations of third parties’ gas gathering systems which connect and flow gas through interconnects with our system; our ability to compete for volumes from successful new wells in the areas in which we operate outside of our existing contracts and our ability to attract and to gather natural gas that has been released from producers’ commitments to our competitors.

Operating Costs and Expenses

The primary components of our operating costs and expenses that we will evaluate include operations and maintenance and general and administrative. Currently a significant portion of our assets are under construction and are not in service; however, a portion of the PennTex Gathering Pipeline has been in service since December 2014 and we have incurred minimal operation and maintenance expenses. We have presented our financial statements in accordance with guidance applicable to development stage entities and have included allocations for certain corporate functions historically performed by PennTex Development; however, our general and administrative expenses reflected in our historical financial statements reflect costs during a period of construction and development in a privately held partnership. While we believe these costs are reasonable, we expect these costs will be different as we begin operation of the assets and as we become a publicly traded partnership.

Operations and Maintenance Expense

Operations and maintenance expense consists primarily of utilities and power costs, employee, contract services and material and supply costs, whether directly incurred by us or incurred by our general partner and billed to us. A significant amount of power costs are related to our electric driven compression for which we will receive reimbursement from our customer. This reimbursement of electric compression costs will be reflected as a reduction to our operations and maintenance expense. Changes in operating conditions along with changes in regulation can impact maintenance requirements and affect the timing and amount of our costs and expenditures.

General and Administrative Expense

In our historical financial statements, general and administrative expense included various direct and indirect cost allocations from PennTex Development. In the future, we expect general and administrative expense to consist primarily of: (i) similar direct and indirect costs for which we will reimburse our general partner and its affiliates pursuant to the services and secondment agreement and (ii) other expenses attributable to our status as a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and

Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on NASDAQ; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses and director compensation.

Adjusted EBITDA and Distributable Cash Flow

We define Adjusted EBITDA as net income, plus depreciation and amortization expense, changes in deferred revenue, interest (expense) income, net, non-cash income (loss) related to derivative instruments, non-cash long-term compensation expense and income tax expense. Although we have not generated positive distributable cash flow on a historical basis, after the closing of this offering we intend to use distributable cash flow, which we define as Adjusted EBITDA, less cash interest expense, net of interest income, cash tax expense, expansion capital expenditures and maintenance capital expenditures, plus available cash to fund expansion capital expenditures, to analyze our performance. Distributable cash flow will not reflect changes in working capital balances. Adjusted EBITDA and distributable cash flow are not presentations made in accordance with GAAP.

Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, may use to assess:

•

our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures;

•	the financial performance of our assets without regard to the impact of the timing or accounting treatment of deficiency payments; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

We believe that the presentation of Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing our financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because Adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Factors and Trends Impacting Our Business

We expect to be affected by certain key factors and trends described below. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about, or interpretations of, available information prove to be incorrect, our actual results may vary materially from our expected results. Please read “Risk Factors.”

U.S. Natural Gas Supply and Demand Dynamics

Natural gas is a significant component of energy consumption in the United States. Natural gas consumption is expected to grow 23% from 25.6 Tcf in 2012 to 31.6 Tcf by 2040, driven in part by a transition in electric power generation from coal-fired plants to cleaner burning fuel sources like natural gas. As a result of increases in electric power generation from natural gas and renewable fuels, the share of the total generation mix provided by coal is projected to fall from 2012 to 2040, while the share provided by natural gas is expected to increase.

In addition, forecasts published by the United States Energy Information Administration, or the EIA, and other industry sources anticipate that long-term domestic demand for natural gas will continue to grow, and that the historical trend of growth in natural gas demand from seasonal and weather-sensitive consumption sectors will continue. In response to this expected increased consumption, the EIA projects that natural gas production will grow 1.6% year over year from 2012 to 2040, more than double the 0.8% annual growth rate of total U.S. consumption projected for the period.

Growth in Production from Cotton Valley Play

Over the past several years, a fundamental shift in production has emerged with the contribution of natural gas from unconventional resources (defined by the EIA as natural gas produced from shale formations and coalbeds). Shale production is the largest contributor, growing more than 10 Tcf, from 9.7 Tcf in 2012 to 19.8 Tcf in 2040. The emergence of shale plays has resulted primarily from advances in horizontal drilling and hydraulic fracturing technologies, which have allowed producers to extract significant volumes of natural gas from these plays at cost-advantaged per unit economics versus most conventional plays.

The Cotton Valley formation extends across East Texas, northern Louisiana and southern Arkansas. The formation has been under development since the 1930s and is characterized by thick, multi-zone natural gas and oil reservoirs with well-known geologic characteristics and long-lived, predictable production profiles. The depth of the Cotton Valley formation is roughly 7,800 to 10,000 feet. Although it is mainly a natural gas play, some oil has been produced in parts of the play. Over 21,000 vertical wells have been completed throughout the play. In 2005, operators started redeveloping the Cotton Valley using horizontal drilling and advanced hydraulic fracturing techniques. To date, operators have drilled approximately 575 horizontal Cotton Valley wells.

The Terryville Complex is located in Lincoln Parish, Louisiana within the Cotton Valley formation. This field has been producing since 1954 and is one of North America’s most prolific natural gas fields, characterized by high recoveries relative to drilling and completion costs and high initial production rates with high liquid yields.

Growth Associated with Acquisitions

We believe that we are well-positioned to grow through accretive acquisitions from our parent, NGP-affiliated companies and third parties. Pursuant to the omnibus agreement that we will enter into with our parent at the closing of this offering, we will have a right of first offer with respect to all or any portion of its 98.5% equity interest in PennTex Permian in the event our parent elects to sell such equity interest. However, we cannot predict when or if our parent will sell such equity interests and whether we will elect to exercise our right of first offer upon any sale by our parent. We also intend to review acquisition opportunities from NGP and its affiliates and believe that NGP will be motivated to facilitate acquisitions from third parties. Additionally, we believe NGP and its affiliates will be motivated to jointly pursue acquisition opportunities with us where we would acquire or agree to develop and manage midstream assets that may be part of an acquisition by NGP-controlled oil and gas producers. Our parent is not obligated to sell any portion of its equity interest in PennTex Permian and NGP does not have a legal obligation to offer us any acquisition opportunities or jointly pursue opportunities with us.

We do not have a right of first offer to acquire any other assets or business opportunities from PennTex Development except as described above.

Gathering, Processing and Transportation Customers

Currently our primary customer on our gathering, processing and transportation assets is Memorial Resource. In addition, we have entered into an interruptible gathering contract with a third party. To date, most of our focus has been on meeting our obligations to Memorial Resource; however, we will continue to focus on developing commercial opportunities for midstream services with other third parties in northern Louisiana and East Texas.

Regulation

Government regulation, particularly regulation of natural gas transportation assets, can have a significant impact on our business. For example, the permitting processes at all government levels, including the FERC, impact our ability to obtain the approvals and permits required to construct new infrastructure. These processes are increasingly impacted by political, environmental and other concerns that can significantly delay or increase the cost of obtaining the approvals and permits required to expand our operations. Other federal, state and local regulation can also impact our operations, cost structure and profitability, which could in turn impact our financial performance and our ability to make distributions to our common unitholders. As a result, we closely monitor regulatory developments affecting our business.

Access to Capital Markets

We require access to capital in order to fund the construction of our expansion projects. Under the terms of our partnership agreement, we are required to distribute our available cash to our unitholders, which makes us dependent upon raising capital to fund growth projects. Historically, master limited partnerships have accessed the debt and equity capital markets to raise money for new growth projects and acquisitions. Market conditions can either raise the cost of capital markets financing or, in some cases, even make such financing unavailable. If we are unable either to access the capital markets or find alternative sources of capital, our growth strategy may be more challenging to execute.

Interest Rates

The credit markets recently have experienced near-record lows in interest rates. As the overall economy strengthens, it is likely that monetary policy will tighten, resulting in higher interest rates to counter possible inflation. If this occurs, interest rates on floating rate credit facilities and future offerings in the debt capital markets could be higher than current levels, causing our financing costs to increase accordingly.

Rising Operating Costs and Inflation

The current high level of natural gas exploration, development and production activities across the United States has resulted in increased competition for personnel and equipment. This may ultimately increase the prices we pay for labor, supplies, property and equipment. An increase in the general level of prices in the economy could have a similar effect. We may be unable to recover all of these increased costs from our customers. To the extent we are unable to procure necessary supplies or recover higher costs, our operating results will be negatively impacted.

Factors Impacting the Comparability of Our Financial Results

The following factors may affect the comparability of our historical results of operations as well as the comparability of our historical results to future results:

•

Construction of Our Initial Assets.    From inception through December 31, 2014, we have been in the process of constructing our initial assets. The 12” pipeline comprising part of the PennTex Gathering Pipeline was placed in service in December 2014. We expect that the remaining portion of our Phase I assets will be in service in May 2015 and our Phase II assets will be in service in October 2015.

•

General and Administrative Expenses.    Our predecessor’s general and administrative expenses included charges for the management and operation of our business and certain expenses allocated for general corporate services, such as finance, accounting and legal services. These expenses were charged or allocated to our predecessor based on the nature of the expenses and our predecessor’s proportionate share of employee time and capital expenditures. Following the closing of this offering, PennTex Development will charge us directly for the management and operation of our business. We estimate that our general and administrative expenses will be $10.0 million for the twelve months ending June 30, 2016, as compared to $4.5 million for the period from March 17, 2014 to December 31, 2014. The difference in forecast general and administrative expenses is largely reflective of a full year of services versus a partial year, as well as additional general and administrative expenses of approximately $4.0 million annually as a result of being a publicly traded partnership, such as expenses associated with annual and quarterly reporting; tax return and Schedule K-1 preparation and distribution expenses; Sarbanes-Oxley compliance expenses; expenses associated with listing on the NASDAQ; independent auditor fees; legal fees; investor relations expenses; registrar and transfer agent fees; director and officer liability insurance expenses and director compensation. These additional general and administrative expenses are not reflected in our historical financial statements.

•

Financing.    As of December 31, 2014, we have had less than one month of operations, and all financing related to our assets was through members’ capital contributions and borrowings under PennTex Operating’s $60 million revolving credit facility. In connection with this offering, we will repay all outstanding borrowings under and terminate PennTex Operating’s existing credit facility. In addition, our $275 million revolving credit facility will become effective and will be available for general partnership purposes, including working capital, capital expenditures and acquisitions. After our remaining Phase I assets commence service, which we expect to occur in May 2015, we will distribute to our unitholders most of the cash generated by our operations. As a result, we expect to fund expansion capital expenditures, including our remaining expansion expenditures related to the construction of our initial assets, primarily from external sources such as issuances of equity and debt securities or borrowings under our revolving credit facility.

Results of Operations

The following provides a summary of our results of operations for our predecessor for the periods indicated:

Carve-out Predecessor Historical
Period from March 17, 2014 (Inception) through December 31, 2014
(in thousands)
Revenues	$22
Cost and expenses:
General and administrative	4,513
Operating and maintenance	123
Depreciation and amortization	113

Total costs and expenses	4,749

Net (loss)	$(4,727)

We are a development stage entity. Our predecessor was formed on March 17, 2014 and, accordingly, we have no comparable history for periods prior to March 2014.

Period from March 17, 2014 (Inception) to December 31, 2014

From inception through December 31, 2014 we had $22,000 of revenues and operational expenses of $236,000. During this period, we incurred general and administrative expenses allocated to us from PennTex Development of $3.7 million and approximately $0.7 million of direct legal and audit expenses. We have capital expenditures from inception through December 31, 2014 of $172.5 million, of which $137.3 million was paid in cash, while the remainder is included in accounts payable.

Liquidity and Capital Resources

Overview

Our ability to finance our operations, fund capital expenditures, pay cash distributions to unitholders and satisfy our indebtedness obligations will depend on our ability to generate cash flow in the future. Our ability to generate cash flow is subject to a number of factors, some of which are beyond our control. Please read “Risk Factors.”

Historically, our sources of liquidity have been member contributions, payables to affiliates and borrowings under PennTex Operating’s $60 million revolving credit facility.

Following the completion of this offering, we will establish a cash management arrangement for us and our subsidiaries. All of our available cash will be made to unitholders in accordance with the terms of our partnership agreement as further described in “Our Cash Distribution Policy and Restrictions on Distributions.”

Following the completion of this offering, we expect our sources of liquidity to include:

•	cash generated from our operations;

•	available borrowings under our revolving credit facility described under “—Revolving Credit Facility” below; and

•	future issuances of additional partnership units and debt securities.

We believe that cash on hand, cash generated from operations and availability under our revolving credit facility will be adequate to meet our operating needs, our planned short-term capital and debt service requirements and our planned cash distributions to unitholders. We believe that future internal growth projects or potential acquisitions will be funded primarily through borrowings under our revolving credit facility or through issuances of debt and equity securities.

Revolving Credit Facility

We have entered into a new senior secured revolving credit facility that will become effective upon the completion of this offering. The credit facility will be available on and after the closing date of this offering, subject to our satisfaction of conditions precedent that are usual and customary for credit facilities of this type, including (i) execution and delivery of the credit agreement and all related documents and legal opinions; (ii) delivery of officer’s certificates, financial information and organizational documents; (iii) satisfaction of conditions related to perfection of liens; (iv) obtaining all required consents and (v) payment of all fees and other amounts due to the lenders under the credit agreement. The credit facility will be used for capital expenditures and permitted acquisitions, to provide for working capital requirements and for other general partnership purposes.

Our revolving credit facility contains various affirmative and negative covenants and restrictive provisions that limit our ability (as well as the ability of our subsidiaries) to, among other things:

•	incur or guarantee additional debt, including certain hedging obligations;

•	make certain investments and acquisitions;

•	incur certain liens or permit them to exist;

•	alter our lines of business;

•	enter into certain types of transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer, sell or otherwise dispose of assets.

In addition, our revolving credit facility restricts our ability to make distributions on, or redeem or repurchase, our equity interests, except for distributions of available cash so long as, both at the time of the distribution and after giving effect to the distribution, no default exists under the revolving credit facility. Our revolving credit facility also requires us to maintain certain financial covenants.

Our revolving credit facility contains events of default customary for facilities of this nature, including, but not limited, to:

•	events of default resulting from our failure or the failure of any guarantors to comply with covenants and financial ratios;

•	the occurrence of a change of control;

•	the institution of insolvency or similar proceedings against us or any guarantor; and

•	the occurrence of a default under any other material indebtedness we or any guarantor may have.

Upon the occurrence and during the continuation of an event of default, subject to the terms and conditions of our revolving credit facility, the lenders will be able to declare any outstanding principal of our credit facility debt, together with accrued and unpaid interest, to be immediately due and payable and exercise other remedies.

Working Capital

Working capital is the amount by which current assets exceed current liabilities. As of December 31, 2014, we had a working capital deficit of $20.5 million.

Our working capital requirements have been primarily driven by the changes in accounts payable related to the construction of our assets and affiliated accounts payable related to services provided by our managing member. Our working capital requirements will continue to be driven by these changes along with future changes in accounts receivable and accounts payable include the timing of collections from customers and payments to suppliers, as well as the level of spending for maintenance and growth capital expenditures when our assets become operational. A material adverse change in operations or available financing under our revolving credit facility could impact our ability to fund our requirements for liquidity and capital resources.

The 12” pipeline portion of the PennTex Gathering Pipeline was placed in service in December 2014, and an additional 3.5 miles of the PennTex Gathering Pipeline commenced service on April 1, 2015. We expect that our remaining Phase I assets will be in service in May 2015 and our Phase II assets will be in service in October 2015. Upon the completion of this offering and prior to the in service date of our remaining assets, we expect to meet our liquidity needs, including any increases in working capital requirements resulting from delays in the anticipated in-service date of these assets or from increases in costs associated with the completion of these assets, with borrowings under our revolving credit facility, which will be undrawn at the completion of this offering, cash flows from operations and proceeds of future issuance of additional units and debt securities. After the respective in-service dates of our remaining initial assets, we expect our anticipated cash flows from operations, together with available borrowings under our revolving credit facility, will be sufficient to meet our liquidity needs for the subsequent twelve-month period.

Historical Cash Flow

All of the following discussions are related to periods from March 17, 2014 (Inception) to December 31, 2014. The following table and discussion presents a summary of our cash flow for the periods indicated:

Predecessor Historical
Period From March 17, 2014 (Inception) through December 31, 2014
(in millions)
Net cash provided by (used in):
Operating activities	$(2.5)
Investing activities	(137.3)
Financing activities	157.3

Operating Activities.    Cash flows used in operating activities were $2.5 million for the period from inception through December 31, 2014.

Net loss was $4.7 million for the period from inception through December 31, 2014. The net loss was primarily attributable to general and administrative expenses allocated to us from PennTex Development, which is responsible for managing our predecessor’s activities.

The components of working capital that had the most significant impact on operating cash flow during the period were the general and administrative expenses due to an affiliate that have not yet been paid and the prepayment of costs.

Investing Activities.    Cash flows used in investing activities were $137.3 million for the period from inception through December 31, 2014. The most significant portion of this amount for the period from inception through December 31, 2014 is $73.8 million paid for the construction of the Lincoln Parish Plant.

Financing Activities.    Historically, cash flows from financing activities consisted entirely of member contributions and proceeds from PennTex Operating’s existing credit facility. These amounts include both cash contributed and amounts PennTex Development expended on our behalf.

Distributions

We intend to pay quarterly distributions at an initial rate of $         per unit, which equates to an aggregate distribution of approximately $         million per quarter and $         million per year based on the number of common units and subordinated units anticipated to be outstanding upon completion of this offering. We do not have a legal obligation to pay distributions except as provided in our partnership agreement. Please read “Our Cash Distribution Policy and Restrictions on Distributions” and “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Requirements

Our business is capital-intensive, requiring significant investment to maintain and improve existing assets. We categorize capital expenditures as either:

•

maintenance capital expenditures, which include those expenditures made to maintain, over the long term, our operating capacity, throughput or revenue, including the replacement of system components and equipment that have become obsolete or have approached the end of their useful lives; or

•

expansion capital expenditures, which include those expenditures incurred in order to construct or acquire new midstream infrastructure and to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels.

We have budgeted approximately $226.4 million for capital expenditures during 2015, which includes $167.8 million for the completion our initial assets. All of the capital expenditures are expansion capital expenditures, and relate to the construction of our initial assets.

Contractual Obligations

	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
	(in millions)
Construction contract(1)	$16.1	$16.1	$—	$—	$—
Construction contract(2)	80.1	80.1

Total	$96.2	$96.2	$—	$—	$—

(1)	Represents remaining payments under our turn-key construction contract relating to the construction of our Lincoln Parish Plant.
(2)	Represents remaining payments under our turn-key construction contract relating to the construction of our Mt. Olive Plant.

As of December 31, 2014, we have three short-term rental agreements for temporary office space and temporary pipe yards during the construction of our assets. The total remaining payments are less than $25,000.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Commodity Price Risk

All of our current commercial contracts are currently fee-based, with no direct commodity price exposure to natural gas or NGLs. However, we are indirectly exposed through our customer’s economic decisions to develop and produce natural gas from which we receive revenues for providing gathering, processing and transportation services. Our contracts provide for minimum volume commitments, firm capacity reservation payments and plant tailgate dedications, which minimize our exposure to commodity price fluctuations.

Interest Rate Risk

As described above, at the closing of this offering, our revolving credit facility will become effective. We may or may not hedge the interest on portions of our borrowings under the credit facility from time-to-time in order to manage risks associated with floating interest rates.

Credit Risk

We are exposed to credit risk. Credit risk represents the loss that we would incur if a counterparty fails to perform under its contractual obligations. For example, we are substantially dependent on Memorial Resource as our primary initial customer, and any event, whether in our area of operations or otherwise, that adversely affects Memorial Resource’s production, drilling and completion schedule, financial condition, leverage, market reputation, liquidity, results of operations or cash flows may adversely affect our revenues and cash available for distribution. Our contracts have provisions pursuant to which we have the right to request and receive from the customer adequate security support in the form of letters of credit, cash collateral, prepayments or guarantees.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2 to the audited financial statements included elsewhere in this prospectus. The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosure of contingent assets and liabilities. The accounting policies discussed below are considered by management to be critical to an understanding of our financial statements as their application places the most significant demands on management’s judgment. Due to the inherent uncertainties involved with this type of judgment, actual results could differ significantly from estimates and may have a material adverse impact on our results of operations, equity or cash flows. For additional information concerning our other accounting policies, please read the notes to the financial statements included elsewhere in this prospectus.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are related to gathering, processing and other services provided to independent natural gas producer customers and are recorded in our consolidated balance sheet net of an allowance for doubtful accounts, if necessary. At December 31, 2014, we have accounts receivable of $22,000 related to our gathering services.

Intangible Assets

Intangible assets consisting of rights-of-way are amortized over the shorter of the contractual term of the rights-of-way, ranging from 71 years to in-perpetuity, or the estimated useful life of the gathering system, which is 30 years.

Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost of construction or acquisition. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized over the expected remaining period of use. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Amounts related to sales or retirements of assets, along with the related accumulated depreciation, are removed from the accounts and any gain or loss on disposition is included in statement of operations. Costs related to projects during construction, including interest on funds borrowed to finance the construction of facilities, are capitalized as construction in progress.

Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets.

Management reviews property, plant and equipment for impairment periodically and whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable.

Asset Retirement Obligations

Accounting standards related to asset retirement obligations require the partnership to evaluate whether future asset retirement obligations exist as of December 31, 2014, and whether the expected retirement date of the related costs of retirement can be estimated. We have concluded that our assets, which include pipelines, compression facilities and processing plants as having an indeterminate life because they will operate for an indeterminate future period when properly maintained. A liability for these asset retirement obligations will be recorded only if and when a future retirement obligation with a determinable life is identified. We did not provide any asset retirement obligations as of December 31, 2014 because we do not have sufficient information to reasonably estimate such obligations, and we have no current intention of discontinuing use of any significant assets.

Revenue Recognition

We will earn revenue from gathering, processing and transportation services of natural gas and NGLs provided to natural gas producers. Revenue is recognized when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or service obligations have been fulfilled, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

We are party to a 15-year processing agreement with Memorial Resource to provide processing services at our processing plants. The agreement commences on the first day of the month after commercial operations of the Lincoln Parish Plant begin, which we anticipate will be during May 2015. The initial term of the agreement will end on the fifteenth anniversary of the in-service date of the Mt. Olive Plant, which we anticipate will be placed in service during October 2015. Under the processing agreement, Memorial Resource has agreed to deliver a daily minimum volume of gas for processing through the term of the agreement, which will initially be 115,000 MMBtu/d. Upon the completion of the Mt. Olive Plant, Memorial Resource’s minimum volume commitment will increase to 345,000 MMBtu/d. On July 1, 2016, Memorial Resource’s minimum volume commitment will further increase to 460,000 MMBtu/d through June 30, 2026. During the first five years of this ten-year period, Memorial Resource may from time to time, upon nine months’ notice, increase the minimum volume commitment in increments of 57,500 MMBtu/d up to an aggregate additional 230,000 MMBtu/d, subject to available capacity. On July 1, 2026, Memorial Resource’s minimum volume commitment will return to 345,000 MMBtu/d until the fifteenth anniversary of the in-service date of the Lincoln Parish Plant, after which the minimum volume commitment will decrease to 115,000 MMBtu/d through the remainder of the initial term of the agreement. Any volumes of gas delivered up to the then-applicable minimum volume commitment will be considered firm reserved gas and be charged the firm fixed-commitment fee, and any volumes delivered in excess of such minimum volume commitment will be considered interruptible volumes and be charged the interruptible-service fixed fee. Pursuant to the processing agreement, Memorial Resource will pay us a deficiency payment based on the firm-commitment fixed fee with respect to a particular quarterly period if the cumulative minimum volume commitment as of the end of such period exceeds the sum of (i) the cumulative volumes processed under the processing agreement as of the end of such period plus (ii) volumes corresponding to deficiency payments incurred prior to such period. Memorial Resource may utilize these deficiency payments as a credit for fees owed to us only to the extent it has delivered the total minimum volume commitment under the agreement within the initial 15-year term of the agreement. Additionally, all volumes delivered by Memorial Resource in excess of the minimum volume commitment in a quarterly period will apply against and reduce, on a one-for-one basis, the cumulative minimum volume commitment used to calculate deficiency payments for future quarterly periods. Accordingly, interruptible volumes delivered in a quarterly period (and revenue attributable to such interruptible volumes) will reduce the deficiency payments that would otherwise be owed by Memorial Resource with respect to a future quarterly period to the extent that Memorial Resource’s delivered volumes in such future quarterly period are less than the minimum volume commitment for such future quarterly period. Deficiency payments are recorded as deferred revenue since Memorial Resource may utilize these deficiency payments as credit for fees owed to us if it has delivered the total minimum volume commitment under the agreement within the initial 15-year term of the agreement. We will recognize deficiency payments into revenue once all contingencies or potential performance obligations associated with the related volumes have either (i) been satisfied through the processing of future excess volumes of natural gas, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the processing agreement.

On April 14, 2015, we entered into a gathering agreement with Memorial Resource that commenced on December 20, 2014 and will remain in effect for 15 years from the date that our Phase I assets are placed in service. The agreement provides for the gathering of Memorial Resource’s processable natural gas for delivery through the PennTex Gathering Pipeline to our processing plants and for Memorial Resource’s payment of fees, including a firm capacity reservation payment and a usage fee component that is subject to a minimum volume commitment. For the period from the in-service date of the Phase I assets through November 30, 2019, (i) the firm capacity reservation payment is payable for a daily capacity of 460,000 MMBtu/d (subject to certain credits relating to the availability of gathering capacity), calculated monthly, and (ii) the usage fee is payable for volumes delivered into the gathering system, subject to a deficiency fee based on a specified minimum volume commitment that is calculated and paid on an annual basis. The amount of the specified minimum gathering volume commitment upon which the deficiency fee calculation is based will be equal to Memorial Resource’s then applicable daily minimum volume commitment under the gas processing agreement (excluding the amount of any optional increase in such minimum processing volume commitment). Accordingly, the amount of such specified minimum gathering volume commitment will not be less than 115,000 MMBtu/d, nor more than 460,000 MMBtu/d. For the period from December 1, 2019 through the end of the gathering agreement term, no firm capacity reservation payment will be payable, and there will be a usage fee component, subject to the deficiency fee and specified minimum volume commitment described above.

In addition, the gathering agreement provides for the delivery of Memorial Resource’s rich natural gas, on an interruptible basis, to facilities operated by DCP Midstream for a specified usage. Gathering volumes delivered to the DCP Midstream facilities are not subject to a deficiency fee or a minimum volume commitment but will be applied against the volume delivery requirements for purposes of the minimum volume commitment under our gathering agreement.

On April 14, 2015, we entered into a 15-year natural gas transportation agreement with Memorial Resource that commences when our Phase I assets are placed in service. The agreement provides for the transportation of residue gas through the PennTex Residue Gas Pipeline from the outlet of our processing plants to delivery points at interconnections with third-party natural gas transportation pipelines providing access to Gulf Coast markets. Memorial Resource will pay a usage fee for all volumes transported under the agreement. While the agreement does not provide for a minimum volume commitment, it does include a plant tailgate dedication pursuant to which all of MRD Operating’s residue gas produced from our processing plants will be delivered for transportation on the PennTex Residue Gas Pipeline.

On April 14, 2015, we entered into a 15-year NGL transportation agreement with Memorial Resource that commences when our PennTex NGL Pipeline is placed in service. The agreement provides for the transportation of NGLs through the PennTex NGL Pipeline from the outlet of our processing plants to a delivery point connecting to DCP Midstream’s Black Lake pipeline in Ada, Louisiana. Memorial Resource will pay a usage fee all volumes transported under the agreement. While the agreement does not provide for a minimum volume commitment, it does include a plant tailgate dedication pursuant to which all of MRD Operating’s NGLs produced from our processing plants will be delivered for transportation on the PennTex NGL Pipeline. The NGL transportation agreement is subject to the terms of our tariff, which we intend to file with FERC, and which will become effective prior to the in-service date of the PennTex NGL Pipeline.

Income Taxes

We expect to qualify as a partnership for federal income tax purposes. Accordingly, we make no provision for federal and state income taxes, and we have not incurred any direct federal or state income taxes as of December 31, 2014. Our members are individually responsible for paying federal income taxes on their share of our taxable income.

At December 31, 2014, the tax basis of our net assets calculated on the PennTex Operating federal tax return was less than the reported amounts of our assets and liabilities. This difference is primarily a consequence of the gathering pipeline assets placed into service during December 2014 and resulting from book versus tax depreciation methodologies.

Fair Value of Financial Instruments

The carrying amount of cash and cash equivalents and accounts payable approximates fair value due to their short-term maturities.

Development Stage Entity

We are a development stage entity and have presented our financial statements in accordance with guidance applicable to development stage company. Our statement of operations also includes expense allocations for certain corporate functions historically performed by PennTex Development, including allocations of material general entity expenses related to executive oversight, accounting, treasury, tax, legal, procurement and information technology. These allocations are based primarily on specific identification of time and/or activities associated with pre-construction and construction activities, employee headcount or capital expenditures. Our management believes the assumptions underlying the financial statements, including the assumptions regarding allocating general entity expenses from PennTex Development, are reasonable.

Risk Management Activities

All of our contracts are fee-based and do not possess direct exposure to commodity prices. Our contracts are long term and contain either firm reservation fees or minimum volume commitments that reduce the indirect exposure to low commodity prices. We currently do not expect to enter into arrangements to hedge commodity price volatility.

INDUSTRY

General

We provide gathering, processing and transportation services to producers and users of natural gas and NGLs.

Natural Gas Industry Overview

The midstream natural gas industry is the link between the exploration and production of natural gas from the wellhead or lease and the delivery of the natural gas and its other components either to end-use markets, such as power generators and industrial consumers, or to local distribution companies, or LDCs, that make delivery to small commercial, industrial and residential consumers. Companies within this industry create value at various stages along the natural gas value chain by gathering natural gas from producers at the wellhead, processing and separating the hydrocarbons from impurities and into lean gas (primarily methane) and NGLs and then routing the separated lean gas and NGL streams for delivery to end-markets or to the next intermediate stage of the value chain.

A significant portion of natural gas produced at the wellhead contains NGLs. Natural gas produced in association with crude oil typically contains higher concentrations of NGLs than natural gas produced from gas wells. This rich natural gas is generally not acceptable for transportation in the nation’s transmission pipeline system or for residential or commercial use. Processing plants extract the NGLs, leaving residual lean gas that meets transmission pipeline quality specifications for ultimate consumption. Furthermore, processing plants produce marketable NGLs, which, on an energy equivalent basis, typically have a greater economic value as a raw material for petrochemicals and motor gasolines than as a component of the natural gas stream.

Our gathering and processing operations provide gathering and processing of natural gas primarily from the Terryville Complex in the Cotton Valley formation and then flow that gas through our pipelines and header into intrastate and interstate pipelines.

The following diagram illustrates the groups of assets commonly found along the natural gas value chain:

Natural Gas Midstream Services

The services provided by us and other midstream natural gas companies are generally classified into the categories described below.

Gathering

At the initial stages of the midstream value chain, a network of typically small diameter pipelines known as gathering systems directly connect to wellheads, pad sites or other receipt points in the production area. These gathering systems transport natural gas from the wellhead to downstream pipelines or a central location for treating and processing. A large gathering system may involve thousands of miles of gathering lines connected to thousands of wells. Gathering systems are typically designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures. A by-product of the gathering process is the recovery of condensate liquids, which are sold on the open market.

Compression

Gathering systems are operated at pressures intended to enable the maximum amount of production to be gathered from connected wells. Through a mechanical process known as compression, volumes of natural gas at a given pressure are compressed to a sufficiently higher pressure, thereby allowing those volumes to be delivered into a higher pressure downstream pipeline to be brought to market. Since wells produce at progressively lower field pressures as they age, it becomes necessary to add additional compression over time to maintain throughput across the gathering system.

Treating and Dehydration

Treating and dehydration involves the removal of impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide that may be present when natural gas is produced at the wellhead. These impurities must be removed for the natural gas to meet the specifications for transportation on long-haul intrastate and interstate pipelines. Moreover, end users cannot consume and will not purchase natural gas with a high level of these impurities. To meet downstream pipeline and end user natural gas quality standards, the natural gas is dehydrated to remove water and is chemically treated to separate the impurities from the natural gas stream.

Processing

Once the impurities are removed, pipeline-quality residue gas is separated from NGLs. Most rich natural gas is not suitable for longhaul pipeline transportation or commercial use and must be processed to remove the heavier hydrocarbon components. The removal and separation of hydrocarbons during processing is possible because of the differences in physical properties between the components of the raw gas stream. There are four basic types of natural gas processing methods: cryogenic expansion, lean oil absorption, straight refrigeration and dry bed adsorption. Cryogenic expansion represents the latest generation of processing, incorporating extremely low temperatures and high pressures to provide the highest recovery of NGLs and most economical extraction. Our processing plants, which are currently under construction, will be state-of-the-art cryogenic facilities.

Natural gas is processed not only to remove heavier hydrocarbon components that would interfere with pipeline transportation or the end use of the natural gas, but also to separate from the natural gas those hydrocarbon liquids that could have a higher value as NGLs than as natural gas. The principal component of residue gas is methane, although some lesser amount of entrained ethane typically remains. In some cases, processors have the option to leave ethane in the gas stream or to recover ethane from the gas stream, depending on ethane’s value relative to natural gas. The processor’s ability to “reject” ethane varies depending on the downstream pipeline’s quality specifications. The residue gas is sold to industrial, commercial and residential customers and electric utilities.

Fractionation

The mixture of NGLs that results from natural gas processing is generally comprised of the following five components: ethane, propane, normal butane, iso-butane and natural gasoline. This mixture is often referred to as y-grade or raw-make NGL. Fractionation is the process by which this mixture is separated into the NGL components prior to their sale to various petrochemical and other industrial end users. Fractionation is accomplished by controlling the temperature of the stream of mixed liquids to take advantage of the difference in the boiling points of separate products. We do not currently provide fractionation services.

Transportation and Storage

Once the raw natural gas has been treated or processed and the raw NGL mix fractionated into individual NGL components, the natural gas and NGL components are stored, transported and marketed to end-use markets. The U.S. natural gas pipeline grid transports natural gas from producing regions to customers, such as LDCs, industrial users and electric generation facilities. The concentration of natural gas production in a few regions of the United States generally requires transportation pipelines to transport gas not only within a state but also across state borders to meet national demand. Many pipeline systems have storage capacity connected to the pipeline network, ideally but not necessarily near major market centers, to help meet seasonal demand to manage daily supply-demand shifts on the network.

Header system transmission pipelines are characterized as networks of medium to large-diameter high pressure pipelines that connect local gathering systems to large-diameter high pressure long-haul transmission pipelines through multiple interconnects. Header system transmission pipelines typically do not transport natural gas long distances. Our header pipeline connects our plant to multiple intrastate and interstate pipelines.

Interstate pipelines carry natural gas in interstate commerce and are subject to FERC regulation on (1) the rates charged for their services, (2) the terms and conditions of their services and (3) the location, construction and abandonment of their facilities. Intrastate pipelines transport natural gas within a particular state and are typically not subject to plenary FERC regulation, but may be regulated by state agencies or commissions. We expect our natural gas transportation operations will be exempt from regulation by FERC under the NGA.

Natural gas storage plays a vital role in maintaining the reliability of gas available for deliveries. Natural gas is typically stored in underground storage facilities, including salt dome caverns and depleted reservoirs. Storage facilities are utilized by (1) pipelines, to manage temporary imbalances in operations, (2) natural gas end-users, such as LDCs, to manage the seasonality and variability of demand and to satisfy future natural gas needs and (3) independent natural gas marketing and trading companies in connection with the execution of their trading strategies. We do not currently own any natural gas storage facilities.

Contractual Arrangements

Midstream natural gas and crude oil services, other than transportation and storage, are usually provided under contractual arrangements that vary in the amount of commodity price risk they carry. Three typical types of contracts are described below.

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Fee-Based Arrangements.    Under fee-based arrangements, the service provider typically receives fees for each unit of natural gas gathered and compressed at the wellhead and an additional fee per unit of natural gas treated or processed at its facility. These fees are directly related to the volume of natural gas that flows through the gatherer’s or processor’s systems and are not directly dependent on commodity prices. Similarly, under fee-based crude oil arrangements, the service provider typically receives a fee tied to an applicable volumetric throughput tariff rate for each unit of crude oil gathered. As a result, the service provider bears no direct commodity price risk exposure. A sustained decline in commodity prices could, however, result in a decline in drilling activity, and therefore, a decline in volumes, thus, decreasing the gatherer’s or processor’s fee revenues. These arrangements provide minimal, if any, upside in higher commodity price environments other than as related to the impact on volumes of potential increased drilling activity. Our gathering, processing and transportation agreements with Memorial Resource are all fee-based arrangements.

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Percent-of-Proceeds and Percent-of-Liquids Arrangements.    Under these arrangements, the processor generally gathers raw natural gas from producers at the wellhead, transports the gas through its gathering system, processes the gas and sells the processed gas and/or NGLs at prices based on published index prices. These arrangements provide upside in high commodity price environments, but result in lower margins in low commodity price environments. The price paid to producers is based on an agreed percentage of the actual proceeds of the sale of processed natural gas, NGLs or both or the expected proceeds based on an index price. We refer to contracts in which the processor shares in specified percentages of the proceeds from the sale of natural gas and NGLs as percent-of-proceeds arrangements, and contracts in which the processor receives proceeds from the sale of a percentage of the NGLs or the NGLs themselves as compensation for processing services as percent-of-liquids arrangements. Under percent-of-proceeds arrangements, the processor’s margin correlates directly with the prices of natural gas and NGLs. Under percent-of-liquids arrangements, the processor’s margin correlates directly with the prices of NGLs. We currently do not have percent-of-proceeds or percent-of-liquids arrangements.

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Keep-Whole Arrangements.    Under these arrangements, the processor processes raw natural gas to extract NGLs and pays to the producer the gas equivalent Btu value of raw natural gas received from the producer in the form of either processed gas or its cash equivalent. The processor is generally entitled to retain the processed NGLs and to sell them for its own account. Accordingly, the processor’s margin is a function of the difference between the value of the NGLs produced and the cost of the processed gas used to replace the gas equivalent Btu value of those NGLs. The profitability of these arrangements is subject not only to the commodity price risk of natural gas and NGL, but also to the price of natural gas relative to NGL prices. These arrangements can provide large profit margins in favorable commodity price environments, but also can be subject to losses if the cost of natural gas exceeds the value of its thermal equivalent of NGLs. In order to mitigate the downside risk to the processor associated with the price spread between natural gas and NGLs, several companies have introduced a fee that stipulates a minimum amount to be paid to the processor if the market for downstream liquids is lower than the gas equivalent Btu value of the gas that is removed from the stream and that must be paid by the producer. We currently have no keep-whole arrangements.

There are two levels of service provisions commonly utilized in contracts for the transportation and storage of natural gas. Each level of service governs the availability of capacity on the service provider’s system for a specific customer and the priority of movement of a specific customer’s products relative to other customers, especially in the event that total customer demand for services exceeds available system capacity.

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Firm.    Firm transportation service requires the reservation of pipeline capacity by a customer between certain receipt and delivery points. Firm customers generally pay a “demand” or “capacity reservation” fee based on the amount of capacity being reserved, regardless of whether the capacity is used, plus a usage fee based on the amount of natural gas transported. Firm storage contracts involve the reservation of a specific amount of storage capacity, including injection and withdrawal rights, and generally include a capacity reservation charge based on the amount of capacity being reserved plus an injection and/or withdrawal fee. As described in “Business—Our Relationship with Memorial Resource—Other Contractual Arrangements with Memorial Resource”, our contracts with Memorial Resource provide for both capacity reservation fees and usage or throughput fees.

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Interruptible.    Interruptible service is typically short-term in nature and is generally used by customers that either do not need firm service or have been unable to contract for firm service. These customers pay a fee only for the volume of gas actually transported or stored. The obligation to provide this service is limited to available capacity not otherwise used by firm customers, and as such, customers receiving services under interruptible contracts are not assured capacity on the pipeline or at the storage facility. We have an interruptible transportation contract with DCP Midstream.

Market Fundamentals

Both total energy supply and demand are projected to grow in coming decades. Population is one key determinant of energy consumption through its influence on demand for travel, housing, consumer goods and services. Based on U.S. Census Bureau estimates, the EIA anticipates the total U.S. population will increase by 18% from 2015 to 2040. The EIA forecasts energy consumption to increase 13% over the same period. A review of other supply and demand elements follows.

Natural Gas Consumption

Natural gas is a significant component of energy consumption in the United States. According to the EIA, natural gas consumption accounted for approximately 27% of all energy used in the United States in 2012 and will rise to 30% by 2040. Natural gas consumption is expected to grow 23% from 25.6 Tcf in 2012 to 31.6 Tcf by 2040. The following charts illustrate expected energy consumption by fuel source in 2040 as compared to 2012.

Energy Consumption by Fuel Source: 1980-2040

Source: EIA, Annual Energy Outlook 2014 (July 2014).

Forecasts published by the EIA and other industry sources anticipate that long-term domestic demand for natural gas will continue to grow, and that the historical trend of growth in natural gas demand from seasonal and weather-sensitive consumption sectors will continue. These forecasts are supported by various factors, including (i) expectations of continued growth in the U.S. gross domestic product, which has a significant influence on long-term growth in natural gas demand; (ii) an increased likelihood that regulatory and legislative initiatives regarding domestic carbon policy will drive greater demand for cleaner burning fuels like natural gas; (iii) increased acceptance of the view that natural gas is a clean and abundant domestic fuel source that can lead to greater energy independence for the United States by reducing its dependence on imported petroleum; (iv) the emergence of low-cost natural gas shale developments, which suggest ample supplies and which are expected to keep natural gas prices low relative to crude oil prices, making the commodity attractive as a feedstock and (v) continued growth in electricity generation from intermittent renewable energy sources, primarily wind and solar energy, for which natural-gas fired generation is a logical back-up power supply source.

The majority of fuel switching is occurring in electric power generation where coal-fired plants are being replaced with cleaner burning fuel sources. However, as a result of more rapid increases in generation from natural gas and renewable fuels, coal’s share of the total generation mix is projected to fall from 2012 to 2040. Over the same period, the share of generation from natural gas is projected to overtake coal’s share in 2035.

Electricity Generation by Fuel Source: 1990-2040

Source: EIA, Annual Energy Outlook 2014 (July 2014).

Natural Gas Production

In response to increased domestic energy consumption, total domestic energy production is projected to grow significantly over the next 28 years. The EIA estimates that natural gas production will grow 1.6% year over year from 2012 to 2040, more than double the 0.8% annual growth rate of total U.S. consumption over the period.

Domestic natural gas consumption today is satisfied primarily by production from conventional and unconventional onshore and offshore production in the lower 48 states, and is supplemented by production from historically declining pipeline imports from Canada, imports of LNG from foreign sources, and some Alaska production. In order to maintain current levels of U.S. natural gas supply and to meet the projected increase in demand, new sources of domestic natural gas must continue to be developed to offset natural depletion associated with existing production.

Over the past several years, a fundamental shift in production has emerged with the contribution of natural gas from unconventional resources (defined by the EIA as natural gas produced from shale formations and coalbeds). Shale production is the largest contributor, growing more than 10 Tcf, from 9.7 Tcf in 2012 to 19.8 Tcf in 2040. The emergence of shale plays has resulted primarily from advances in horizontal drilling and hydraulic fracturing technologies, which have allowed producers to extract significant volumes of natural gas from these plays at cost-advantaged per unit economics versus most conventional plays.

As the depletion of conventional onshore and offshore resources continues, natural gas from unconventional resource plays is forecasted to fill the void and continue to gain market share from higher-cost sources of natural gas. As shown in the graph below, there is a 56% increase in total natural gas production from 2012 to 2040 from increased development of shale gas, tight gas and offshore natural gas resources. The increase in natural gas production from 2012 to 2040 results primarily from continued exploration and development of shale gas resources. Shale gas is the largest contributor to production growth, while production from tight sands, coalbed methane deposits and offshore waters remains relatively stable.

Natural Gas Production by Source: 1990-2040

Source: EIA, Annual Energy Outlook 2014 (July 2014).

The abundance of natural gas shale production as well as the divergence between U.S. domestic and international prices for natural gas has caused a renewed interest in exporting domestic natural gas through LNG export terminals. While these projects take many years to develop, some domestic producers and foreign consumers view them as attractive opportunities to improve their respective economics and provide for an alternative source of demand for natural gas.

In addition to increasing domestic consumption, domestic natural gas consumers will also compete for supply with foreign natural gas consumers. According to the EIA, the U.S. is expected to become a net exporter of LNG starting in 2016 and an overall net exporter of natural gas before 2020. The EIA estimates the United States will transition from being a net importer of 1.5 Tcf of natural gas in 2012 to a net exporter of 6.5 Tcf in 2040, with 88% of the rise in net exports (5.8 Tcf) occurring by 2030. This shift from being a net importer of natural gas to a net exporter of natural gas is driven by the increased use of LNG in markets outside North America, strong domestic production and relatively low U.S. natural gas prices in comparison with other global markets. The following chart illustrates the trend of overall domestic natural gas net imports shifting to net exports before 2020.

Total Natural Gas Production, Consumption, Imports and Exports of Natural Gas: 1990-2040

Source: EIA, Annual Energy Outlook 2014 (July 2014).

Overview of Ark-La-Tex Basin

Our natural gas gathering, processing and transportation assets are strategically located in the liquids-rich natural gas Cotton Valley formation in the Terryville Complex in northern Louisiana, where the majority of Memorial Resource’s operations are currently focused.

The Ark-La-Tex basin is a mature, long-lived and prolific hydrocarbon producing province that produces oil and gas from several reservoirs and a variety of trap types. The basin has been a long-time target of conventional oil producers. As a result of technological advances, operators have recently begun exploring deeper into the more shale-like rock, which is contiguous across the basin. There are multiple oil-bearing targets within the basin.

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Cotton Valley:    The Cotton Valley formation extends across East Texas, northern Louisiana and southern Arkansas. The formation has been under development since the 1930s and is characterized by thick, multi-zone natural gas and oil reservoirs with well-known geologic characteristics and long-lived, predictable production profiles. The depth of the Cotton Valley formation is roughly 7,800 to 10,000 feet. Although it is mainly a natural gas play, some oil has been produced in parts of the play. Over 21,000 vertical wells have been completed throughout the play. In 2005, operators started redeveloping the Cotton Valley using horizontal drilling and advanced hydraulic fracturing techniques. To date, operators have drilled approximately 575 horizontal Cotton Valley wells. Some large, analogous redevelopment projects in the Cotton Valley include the Nan-Su-Gail Field in Freestone County, East Texas, where operators such as Devon Energy Corporation and Marathon Oil Corporation have drilled horizontal wells, and the Carthage Complex in Panola County, East Texas, where operators such as ExxonMobil Corporation, BP America, Memorial Production Partners LP and Anadarko Petroleum Corporation have also drilled horizontal wells.

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Terryville Complex:    The Terryville Complex is located in Lincoln Parish, Louisiana. This field has been producing since 1954 and is one of North America’s most prolific natural gas fields, characterized by high recoveries relative to drilling and completion costs, high initial production rates with high liquid yields.

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Haynesville/Lower Bossier Shale:    The Haynesville/Bossier Shale is located in east Texas and western Louisiana and is found at intervals greater than 10,000 feet below the surface. The shale interval in east Texas is known as the Lower Bossier, and the shale interval in western Louisiana is referred to as the Haynesville. The Upper Bossier Formation is distinguished from the Lower Bossier Formation by its location, to the southwest, and the fact that it is more sand-rich. These formations are of a type once considered too costly to explore. However, in 2008, newer technology and processes led to increased activity as energy exploration companies began to lease property in preparation for possible drilling and production.

BUSINESS

Overview

We are a growth-oriented limited partnership focused on owning, operating, acquiring and developing midstream energy infrastructure assets in North America. Our parent, PennTex Development, was formed by NGP and members of our management team to develop a multi-basin midstream growth platform with an initial focus on organic growth projects in partnership with oil and natural gas producers affiliated with NGP. We intend to leverage our relationships with NGP and our parent with a view to becoming a leading midstream energy company serving attractive oil and natural gas basins throughout North America.

Following the completion of this offering, we will provide natural gas gathering and processing and residue gas and NGL transportation services to producers in the Terryville Complex of the Cotton Valley formation in northern Louisiana. Initially, we will provide these services primarily to Memorial Resource, an NGP-affiliated independent natural gas and oil company focused on the development of liquids-rich natural gas opportunities in the Terryville Complex. Under the AMI and Exclusivity Agreement, we have the exclusive right to develop, own and operate midstream assets and to provide midstream services to support Memorial Resource’s growing production in northern Louisiana (other than production subject to existing third-party commitments).

Our initial assets are being developed in two phases. We expect that the first phase of development, which we refer to as Phase I, will be completed in May 2015 and will include the Lincoln Parish Plant, a 200 MMcf/d design-capacity cryogenic natural gas processing plant, and related natural gas gathering and residue gas transportation pipelines. We expect that the second phase of development, which we refer to as Phase II, will be completed in October 2015 and will increase our natural gas processing capacity to 400 MMcf/d through the addition of the Mt. Olive Plant, a 200 MMcf/d design-capacity cryogenic natural gas processing plant, and add pipeline capacity to transport NGLs and incremental volumes of residue gas. In addition to the development of our initial assets, we expect to pursue other opportunities for organic development and growth as producers in our region continue to increase production.

Our initial assets are supported by 15-year, fee-based commercial agreements with Memorial Resource, including gathering and processing agreements containing escalating minimum volume commitments. Our gathering agreement also provides for firm capacity reservation payments based on available gathering system capacity. Upon the completion of the Lincoln Parish Plant, the minimum volume commitments under our gathering and processing agreements will be 115,000 MMBtu/d, or 50% of the design capacity of the Lincoln Parish Plant. The minimum volume commitments under our gathering and processing agreements will increase to 345,000 MMBtu/d, or 75% of the combined design capacity of our processing plants, upon the completion of the Mt. Olive Plant and, for a ten-year period beginning on July 1, 2016, will further increase to 460,000 MMBtu/d, or 100% of the combined design capacity of our processing plants. In addition, our initial assets are supported by 15-year, fee-based residue gas and NGL transportation agreements pursuant to which we will transport all residue gas and NGLs produced on behalf of Memorial Resource at our processing plants.

Our Assets

Our Initial Assets

Our initial assets, which are primarily located in Lincoln Parish, Louisiana, are being developed in two phases and are depicted on the map below.

We expect that our Phase I assets will commence commercial operations in May 2015, other than the portions of the PennTex Gathering Pipeline that were placed in service in December 2014 and April 2015, and will consist of the following:

•	Lincoln Parish Plant: a 200 MMcf/d design-capacity cryogenic natural gas processing plant located near Arcadia, Louisiana with on-site NGL storage and truck loading facilities;

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PennTex Gathering Pipeline: a 35-mile rich natural gas gathering system, consisting of 30 miles of 12” pipeline, 1.4 miles of 20” pipeline and 3.2 miles of 24” pipeline that will provide producers access to our processing plants and to the Minden Plant owned and operated by DCP Midstream, with available capacity of at least 400 MMcf/d to our processing plants and 50 MMcf/d to the Minden Plant; and

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PennTex Residue Gas Pipeline: a one-mile, 24” residue natural gas header with at least 400 MMcf/d of capacity that will provide market access for residue natural gas from the Lincoln Parish Plant for delivery to third party pipelines, including pipelines that provide access to the Perryville Hub and other markets in the Gulf Coast region.

We expect that our Phase II assets will commence commercial operations in October 2015 and will consist of the following:

•	Mt. Olive Plant: a 200 MMcf/d design-capacity cryogenic natural gas processing plant under development near Ruston, Louisiana with on-site liquids handling facilities for inlet gas;

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PennTex NGL Pipeline: a 40-mile NGL pipeline, consisting of 27 miles of 10” pipeline and 13 miles of 8” pipeline, with a total capacity of over 36,000 barrels per day, which will connect our processing plants to third-party pipelines and will provide a Mont Belvieu-based market for NGLs produced from our processing plants; and

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PennTex Residue Gas Extension: a 14-mile, 24” residue natural gas pipeline with at least 400 MMcf/d of capacity, which will provide market access for residue natural gas from the Mt. Olive Plant to the same delivery point as the PennTex Residue Gas Pipeline.

We refer to the Lincoln Parish Plant and the Mt. Olive Plant collectively as our processing plants. In addition, references to the PennTex Residue Gas Pipeline include the PennTex Residue Gas Extension following its in-service date.

We anticipate that the expansion capital expenditures required for the completion of our initial assets, including accrued payables from PennTex Development, will be approximately $167.8 million. Once all of our initial assets are operational, we expect to operate the Phase I assets and the Phase II assets as a single integrated system to optimize the gathering, processing and transportation services that we provide to Memorial Resource and any other customers in northern Louisiana.

Our Relationship with Memorial Resource

Memorial Resource

Memorial Resource is a NGP-affiliated company engaged in the exploitation, development and acquisition of oil and natural gas properties. A substantial majority of Memorial Resource’s developed acreage is in the Terryville Complex of northern Louisiana, where Memorial Resource targets overpressured, liquids-rich natural gas opportunities in multiple zones in the Cotton Valley formation.

The Cotton Valley formation is a prolific natural gas play characterized by thick, multi-zone natural gas and oil reservoirs with well-known geologic characteristics and long-lived, predictable production profiles. The Cotton Valley formation has been undergoing rapid redevelopment by producers using advanced horizontal drilling and completion techniques that have led to the development of approximately 575 horizontal wells in the formation since 2005. The Terryville Complex in the Cotton Valley formation in particular provides multiple zones of highly productive, liquids-rich geology, which we believe offers Memorial Resource and other producers attractive economic opportunities in a variety of commodity price environments. Memorial Resource commenced a horizontal drilling program in 2011 and ultimately shifted its operational focus to full-scale horizontal redevelopment in 2013.

Memorial Resource owned approximately 73,737 gross (61,157 net) acres in the Terryville Complex as of December 31, 2014, encompassing 339 gross (271 net) productive wells, and currently operates eight drilling rigs in the Terryville Complex. Memorial Resource’s average net daily production in the Terryville Complex was approximately 227 MMcfe/d for the year ended December 31, 2014, of which natural gas represented approximately 77%, and approximately 256 MMcfe/d for the three months ended December 31, 2014. The Terryville Complex represented 81% of Memorial Resource’s total net production for the year ended December 31, 2014 and, after giving pro forma effect to Memorial Resource’s asset swap with Memorial Production Partners LP completed in February 2015, contains approximately 1,367 Bcf of proved natural gas reserves as of December 31, 2014.

During 2014, Memorial Resource completed and brought online 31 horizontal wells in the Terryville Complex, bringing its total number of producing horizontal wells in this region to 52 as of December 31, 2014. Memorial Resource has announced that it will allocate between $475 million and $525 million to projects in the Terryville Complex, representing all of Memorial Resource’s 2015 capital budget. This is an increase from the $304 million allocated to the Terryville Complex in 2014. Within the Terryville Complex, on a proved reserves basis, Memorial Resource operates approximately 100% of its existing acreage and holds an average gross working interest of approximately 83%.

Area of Mutual Interest and Exclusivity Agreement

Following the completion of this offering, pursuant to the AMI and Exclusivity Agreement, we will have the exclusive right to build all of the midstream infrastructure for Memorial Resource in northern Louisiana and to provide midstream services to support Memorial Resource’s current and future production on its operated acreage within such area (other than production subject to existing third-party commitments). We refer to the geographic area covered by the AMI and Exclusivity Agreement as the Area of Mutual Interest and have depicted the Area of Mutual Interest in the map below.

We believe that Memorial Resource is in the early stages of development of the Terryville Complex and will require additional gathering, processing, transportation and other midstream services in order to fully develop its inventory of future well locations. Accordingly, we believe we are well-positioned to capitalize on significant opportunities to provide additional midstream services to Memorial Resource pursuant to the AMI and Exclusivity Agreement as its production in the Terryville Complex continues to grow.

Other Contractual Arrangements with Memorial Resource

Our long-term gathering and processing agreements with Memorial Resource both contain escalating minimum volume commitments, and our gathering agreement also provides for firm capacity reservation payments based on available gathering system capacity. In addition, under our related long-term, fee-based residue gas and NGL transportation agreements, we will transport all of the residue gas and NGLs produced on behalf of Memorial Resource at our processing plants. We believe that our commercial agreements with Memorial Resource will provide us with stable cash flows. In addition, as reflected in the table below, we believe that the expected growth of Memorial Resource’s production in the Terryville Complex through June 30, 2016 will result in volumes to us substantially in excess of the applicable minimum volume commitments contained in our gathering and processing agreements during such period.

Asset	Total Available Processing or Transportation Capacity	Total Available Processing or Transportation Capacity (1)	Average Expected Throughput Volumes (2)	Expected Receipts ($MM)(2)(3)	Percent Contracted Receipts(2)(4)
Processing Plants	400 MMcf/d	460,000 MMBtu/d	332,000 MMBtu/d	53.5	83%
PennTex Gathering Pipeline	Varies(5)	Varies(5)	332,000 MMBtu/d	8.4	86%
PennTex Residue Gas Pipeline	400 MMcf/d	460,000 MMBtu/d	289,000 MMBtu/d	4.2	N/A
PennTex NGL Pipeline	36,000 Bbl/d	N/A	11,600 Bbl/d	5.3	N/A

(1)	We expect that the natural gas we process for Memorial Resource at our processing plants will have an average energy content of 1,150 Btu per cubic foot. As a result, the MMBtu/d equivalent for the processing capacity of our processing plants and the transportation capacity of the PennTex Residue Gas Pipeline is based on a conversion factor of 1,150 Btu per cubic foot.
(2)	Expected throughput volumes for our processing plants represent forecast throughput volumes for the Lincoln Parish Plant during the twelve months ending June 30, 2016 and the Mt. Olive Plant for the nine months ending June 30, 2016. Expected throughput volumes for the PennTex Gathering Pipeline and PennTex Residue Gas Pipeline represent forecast throughput volumes during the twelve months ending June 30, 2016, while the expected throughput volumes for the PennTex NGL Pipeline represent forecast throughput volumes during the nine months ending June 30, 2016. Please read “Our Cash Distribution Policy and Restrictions on Distributions—Estimated Cash Available for Distribution through June 30, 2016” for a discussion of certain assumptions related to our volume expectations. Our forecast throughput volumes assume that all of our volumes during the twelve months ending June 30, 2016 will be attributable to our commercial agreements with Memorial Resource. If Memorial Resource were to reduce the number of drilling rigs it deploys, shut-in existing wells or have less success in its drilling efforts in northern Louisiana than expected, the volumes processed by us and gathered and transported through our pipelines could be less than expected. Please read “Risk Factors—Risks Related to Our Business—Because all of our initial revenue and a substantial majority of our revenue over the long term is expected to be derived from Memorial Resource’s natural gas production, any development that materially and adversely affects Memorial Resource’s operations, financial condition or market reputation could have a material and adverse impact on us.”
(3)	Expected receipts include both (i) revenues billed and earned under our processing, gathering and transportation agreements and (ii) amounts billed for deficiency payments incurred with respect to the minimum volume commitments under our gathering and processing agreements that will be recorded on our balance sheet as deferred revenue for the twelve months ending June 30, 2016.
(4)	Represents the portion of our total cash receipts, including revenues billed and earned and amounts recorded on our balance sheet as deferred revenue as described in footnote (3) above, attributable to the minimum volume commitment under our processing agreement and the minimum volume commitment and firm capacity reservation payments under our gathering agreement.
(5)	The PennTex Gathering Pipeline’s capacity varies depending on receipt and delivery points; however, the pipeline will have available capacity of at least 400 MMcf/d to our processing plants and 50MMcf/d to the Minden Plant.

Natural Gas Processing. We are party to a 15-year processing agreement with Memorial Resource to provide processing services at our processing plants. The agreement commences on the first day of the month after commercial operations of the Lincoln Parish Plant, which we anticipate will be during May 2015. The initial term of the agreement will end on the fifteenth anniversary of the in-service date of the Mt. Olive Plant, which we anticipate will be during October 2015.

Under the processing agreement, Memorial Resource has agreed to deliver a daily minimum volume of gas for processing through the term of the agreement, which will initially be 115,000 MMBtu/d. Upon the completion of the Mt. Olive Plant, Memorial Resource’s minimum volume commitment will increase to 345,000 MMBtu/d. On July 1, 2016, Memorial Resource’s minimum volume commitment will further increase to at least 460,000 MMBtu/d through June 30, 2026. During the first five years of this ten-year period, Memorial Resource may from time to time, upon nine months’ notice, increase the minimum volume commitment in increments of 57,500 MMBtu/d up to an aggregate additional 230,000 MMBtu/d, subject to available capacity. On July 1, 2026, Memorial Resource’s minimum volume commitment will return to 345,000 MMBtu/d until the fifteenth anniversary of the in-service date of the Lincoln Parish Plant, after which the minimum volume commitment will decrease to 115,000 MMBtu/d through the remainder of the initial term of the agreement. To the extent the minimum volume commitment exceeds the aggregate design capacity of our processing plants, we expect to further develop our assets or processing capacity to accommodate such excess volumes.

Any volumes of gas delivered up to the then-applicable minimum volume commitment will be considered firm reserved gas and be charged the firm fixed-commitment fee, and any volumes delivered in excess of such minimum volume commitment will be considered interruptible volumes and be charged the interruptible-service fixed fee. We will receive a fixed fee of $0.435 per MMBtu for the first 345,000 MMBtu/d of firm reserved volumes and $0.35 per MMBtu/d for any firm reserved volumes in excess thereof, in each case subject to CPI- based adjustments. In addition, we will receive a fixed fee of $0.47 per MMBtu for interruptible volumes processed through June 30, 2016 and a fixed fee of $0.35 per MMBtu for interruptible volumes processed after July 1, 2016 through the initial term of the agreement, in each case subject to CPI-based adjustments.

Pursuant to the processing agreement, Memorial Resource will pay us a deficiency payment based on the firm-commitment fixed fee when (i) the cumulative volumes processed plus any prior deficiency payments are less than (ii) the cumulative minimum volume commitment. The deficiency calculation is performed quarterly and utilizes the cumulative volumes from inception of the contract to the end of the applicable quarterly period. Memorial Resource may utilize these deficiency payments as a credit for fees owed to us only to the extent it has delivered the total minimum volume commitment under the agreement within the initial 15-year term of the agreement. Additionally, all volumes delivered by Memorial Resource in excess of the minimum volume commitment in a quarterly period will apply against and reduce, on a one-for-one basis, the cumulative minimum volume commitment used to calculate deficiency payments for future quarterly periods. Accordingly, interruptible volumes delivered in a quarterly period (and revenue attributable to such interruptible volumes) will reduce the deficiency payments that would otherwise be owed by Memorial Resource with respect to a future quarterly period to the extent that Memorial Resource’s delivered volumes in such future quarterly period are less than the minimum volume commitment for such future quarterly period.

Memorial Resource may terminate the processing agreement if the Lincoln Parish Plant is not operational by November 1, 2015, unless (i) Memorial Resource materially hinders our ability to place the Lincoln Parish Plant into operation by November 1, 2015, (ii) Memorial Resource fails to deliver notice of termination prior to the date the Lincoln Parish Plant is operational or (iii) our failure to place the Lincoln Parish Plant into operation by November 1, 2015 is the result of delays caused by Memorial Resource or an upstream or downstream third- party transporting or receiving gas on behalf of Memorial Resource. In addition, in the case of a force majeure event, the November 1, 2015 deadline may be extended up to 120 additional days based on the duration of the force majeure event. In addition, if the Mt. Olive Plant is not operational by July 1, 2016, as such date may be extended by the occurrence of a force majeure for up to 120 additional days based on the duration of the force majeure event, the daily minimum volume commitment will remain 115,000 MMBtu/d through the fifteenth anniversary of the in-service date of the Mt. Olive Plant. However, any volumes not subject to existing third-party commitments will remain dedicated to us under the AMI and Exclusivity Agreement.

Rich Natural Gas Gathering. We are party to a natural gas gathering agreement with Memorial Resource that commenced on December 20, 2014 and will remain in effect for 15 years from the date that our Phase I assets are placed in service. The agreement provides for the gathering of Memorial Resource’s processable natural gas for delivery through the PennTex Gathering Pipeline to our processing plants and for Memorial Resource’s payment of fees, including a firm capacity reservation payment and a usage fee component that is subject to a minimum volume commitment. For the period from the in-service date of the Phase I assets through November 30, 2019, (i) the firm capacity reservation payment of $0.03 per MMBtu is payable for a daily capacity of 460,000 MMBtu/d (subject to certain credits relating to the availability of gathering capacity), calculated monthly, and (ii) the usage fee component of $0.02 per MMBtu is payable for volumes delivered into the gathering system, subject to a deficiency fee based on a specified minimum volume commitment that is calculated and paid on an annual basis. The amount of the specified minimum gathering volume commitment upon which the deficiency fee calculation is based will be equal to Memorial Resource’s then applicable daily minimum volume commitment under the processing agreement (excluding the amount of any optional increase in such minimum processing volume commitment). Accordingly, the amount of such specified minimum gathering volume commitment will not be less than 115,000 MMBtu/d, nor more than 460,000 MMBtu/d.

For the period from December 1, 2019 through the end of the gathering agreement term, no firm capacity reservation payment will be payable, and the usage fee component will increase to $0.05 per MMBtu, subject to the deficiency fee and specified minimum volume commitment described above.

In addition, the gathering agreement provides for the delivery of Memorial Resource’s rich natural gas, on an interruptible basis, to facilities operated by DCP Midstream for a usage fee of $0.22 per MMBtu. Gathering volumes delivered to the DCP Midstream facilities are not subject to a deficiency fee or a minimum volume commitment but will be applied against the volume delivery requirements for purposes of the minimum volume commitment under our gathering agreement.

Residue Gas Transportation. We are party to a 15-year natural gas transportation agreement with Memorial Resource that commences when our Phase I assets are placed in service. The agreement provides for the transportation of residue gas through the PennTex Residue Gas Pipeline from the outlet of our Lincoln Parish Plant and, upon its completion, our Mt. Olive Plant to delivery points at interconnections with third-party natural gas transportation pipelines providing access to Gulf Coast markets. Memorial Resource will pay a usage fee of $0.04 per MMBtu for all volumes transported under the agreement. While the agreement does not provide for a minimum volume commitment, it does include a plant tailgate dedication pursuant to which all of Memorial Resource’s residue gas delivered from our processing plants will be delivered for transportation on the PennTex Residue Gas Pipeline.

NGL Transportation. We are party to a 15-year NGL transportation agreement with Memorial Resource that commences when our PennTex NGL Pipeline is placed in service. The agreement provides for the transportation of NGLs through the PennTex NGL Pipeline from the outlet of our Lincoln Parish Plant and, upon its completion, our Mt. Olive Plant to a delivery point to DCP Midstream’s Black Lake pipeline in Ada, Louisiana. Memorial Resource will pay a usage fee of $1.68 per barrel for all volumes transported under the agreement. While the agreement does not provide for a minimum volume commitment, it does include a plant tailgate dedication pursuant to which all of Memorial Resource’s NGLs delivered from our processing plants will be delivered for transportation on the PennTex NGL Pipeline. The NGL transportation agreement is subject to the terms of our tariff, which we intend to file with FERC, and which will become effective prior to the in-service date of the PennTex NGL Pipeline.

Our Relationships with NGP and PennTex Development

We view our relationships with NGP and PennTex Development as significant competitive strengths. We believe these relationships will provide us with potential acquisition and organic growth opportunities, as well as access to personnel with extensive technical expertise and industry relationships.

NGP

Founded in 1988, NGP is a family of private equity investment funds, with cumulative committed capital of approximately $16.5 billion since inception, organized to make investments in the natural resources sector. NGP is part of the investment platform of NGP Energy Capital Management, LLC, a premier investment franchise in the natural resources industry. The employees of NGP are experienced energy professionals with substantial expertise in investing in the oil and natural gas business. In connection with NGP’s business, these employees review a large number of potential acquisitions and are involved in decisions relating to the acquisition and disposition of oil and natural gas assets by the various portfolio companies in which NGP owns interests. We believe that our relationship with NGP, and its experience investing in oil and natural gas companies, provides us with a number of benefits, including increased exposure to acquisition opportunities and access to a significant group of transactional and financial professionals who have experience in assisting the companies in which NGP has invested to meet their financial and strategic growth objectives. Additionally, NGP’s large portfolio of oil and gas investments provides us with a source of potential development and partnership opportunities. We intend to leverage our relationship with NGP with a view to becoming a leading midstream energy company serving attractive oil and natural gas basins in North America.

Upon the closing of this offering and the consummation of the formation transactions, affiliates of NGP will indirectly own our general partner and our incentive distribution rights, as well as a     % limited partner interest in us (or a     % limited partner interest in us if the underwriters exercise their option to purchase additional common units in full). We believe that NGP will be motivated to promote and support the successful execution of our business strategies, including through our potential acquisition of additional midstream assets from NGP and its affiliates over time and the facilitation of accretive acquisitions from third parties. In addition, we believe NGP and its affiliates will be motivated to jointly pursue acquisition opportunities with us whereby we would acquire or agree to develop and manage midstream assets that may be part of an acquisition being pursued by NGP-controlled oil and gas producers. NGP does not have a legal obligation to offer to us any acquisition opportunities or jointly pursue opportunities with us, may decide not to offer us any such opportunities and is not restricted from competing with us. NGP will indirectly receive a portion of the net proceeds from this offering as a result of its ownership interests in PennTex Development and MRD WHR LA.

PennTex Development

Our parent, PennTex Development, was formed in January 2014 by NGP and members of our management team to pursue midstream growth opportunities and develop midstream energy assets. PennTex Development intends to acquire, construct and develop midstream operations for, or in partnership with, leading oil and natural gas producers, including both affiliates of NGP and unaffiliated third parties. Upon the closing of this offering and the consummation of the formation transactions, our parent will own 92.5% of our general partner, 92.5% of our incentive distribution rights, and a     % limited partner interest in us (or a     % limited partner interest if the underwriters exercise in full their option to purchase additional common units).

Following the completion of this offering, our parent will continue to own and manage midstream assets in the Permian Basin and have business relationships that we believe will provide us with significant future acquisition opportunities. Our parent owns a 98.5% membership interest in PennTex Permian, which operates a gathering and processing system in the Delaware sub-basin of the Permian Basin in Reeves County, Texas that consists of a 60 MMcf/d design capacity cryogenic natural gas processing plant and approximately 70 miles of low- and intermediate-pressure gathering pipelines and associated compression assets. PennTex Permian began operations in March 2014 and has secured long-term acreage dedications from Centennial Resource Development, LLC, an affiliate of NGP, and a third-party producer covering more than 50,000 gross acres in the core of the southern Delaware Basin.

At the closing of this offering, we will enter into an omnibus agreement with our parent, pursuant to which we will have a right of first offer with respect to our parent’s equity interest in PennTex Permian to the extent our parent elects to sell such equity interest. Although our parent is not obligated to sell its equity interest in PennTex Permian and offer it to us, we believe that our parent will be incentivized to grow our business as a result of its economic interest in us. However, we cannot predict when or if our parent will sell the PennTex Permian equity interests subject to our right of first offer and whether we will elect to exercise such right upon any sale by our parent.

Business Strategies

Our principal business objective is to increase the quarterly cash distributions that we pay to our unitholders over time while maintaining the ongoing stability of our business. We expect to achieve this objective by pursuing the following business strategies:

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Capitalizing on organic growth to support Memorial Resource’s infrastructure needs. Our cash flows will be supported by escalating minimum volume commitments from Memorial Resource under our gathering and processing agreements that begin at 115,000 MMBtu/d upon the completion of the Lincoln Parish Plant and, subject to the completion of the Mt. Olive Plant, increase to 460,000 MMBtu/d on July 1, 2016. In addition, we benefit from firm capacity reservation payments under our gathering agreement and plant tailgate dedications under our residue gas and NGL transportation agreements. We believe that the expected near-term growth of Memorial Resource’s production in the Terryville Complex during the forecast period will result in volumes to us substantially in excess of the minimum volume commitments under our commercial agreements. In addition, we expect to capitalize on opportunities to expand our initial asset base to support Memorial Resource’s production growth and increasing midstream service needs in northern Louisiana under the AMI and Exclusivity Agreement.

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Growing our business by pursuing accretive acquisitions from, or development opportunities with, PennTex Development and third parties. We intend to pursue opportunities to grow our business through accretive acquisitions from, or development opportunities with, our parent that we expect will be sourced both from the organic development of PennTex Development’s existing assets and from additions to its portfolio of assets as a result of strategic acquisitions from third parties. For example, pursuant to the terms of the omnibus agreement we will enter into with our parent in connection with the closing of this offering, our parent will grant us a right of first offer to acquire its equity interest in PennTex Permian if our parent elects to sell such interests. We also expect to review attractive acquisition opportunities directly from third parties as they become available and to expand our initial asset base to support the midstream service needs of third parties. In addition, we believe our strategically located assets will provide us with a platform to provide midstream services to other producers in northern Louisiana as the horizontal development of the Cotton Valley formation advances and producers seek infrastructure to process their natural gas production and move their products to market. We will evaluate attractive opportunities to expand our services with PennTex Development and third parties to surrounding areas, including East Texas and southern Arkansas, and to expand long-term natural gas and NGL handling and transportation to high-value end markets.

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Maintaining and growing stable cash flows supported by long-term, fee-based contracts. We will seek to generate the majority of our cash flows pursuant to multi-year, firm contracts with creditworthy customers. We will continue to pursue opportunities to increase the fee-based component of our contract portfolio to minimize our direct commodity price exposure through acquisitions or growth projects.

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Leveraging our relationship with NGP to identify and execute growth opportunities. NGP and its affiliates have a long history of pursuing and consummating oil and natural gas property acquisitions and development in North America. Through our relationship with NGP and its affiliates, we have access to NGP’s significant pool of management talent and industry relationships, which we believe provides us with a competitive advantage in pursuing potential acquisition opportunities. For example, we may jointly pursue an acquisition where we would acquire or agree to develop and manage the midstream portion of an acquisition being pursued by an oil and gas producer controlled by NGP. We believe this arrangement gives us access to third-party acquisition opportunities that we would not otherwise be in a position to pursue. In addition, we may acquire additional midstream assets directly from NGP and its affiliates.

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Maintaining a conservative and flexible capital structure in order to support our access to capital. We intend to maintain a conservative and balanced capital structure which, when combined with our stable, fee-based cash flows, will afford us efficient access to the capital markets at a competitive cost of capital.

Competitive Strengths

We believe we are well-positioned to successfully execute our business strategies because of the following competitive strengths:

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Our relationship with Memorial Resource. We believe Memorial Resource’s substantial acreage position and reported drilling locations in northern Louisiana will support significant long-term demand for our midstream services in a variety of commodity price environments and will result in Memorial Resource delivering natural gas to us in excess of the minimum volume commitments under our commercial agreements. Further, we believe that the AMI and Exclusivity Agreement with Memorial Resource provides us with significant opportunities for growth as Memorial Resource’s robust drilling program continues and its production increases.

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Long-term, fixed fee contracts with an escalating minimum volume commitment and firm capacity reservation payments support growing cash flows. Our long-term gathering and processing agreements with Memorial Resource are supported by minimum volume commitments that initially represents 50% of the Lincoln Parish Plant’s design capacity and, upon completion of the Mt. Olive Plant, will represent 75% of the combined design capacity of the Lincoln Parish Plant and the Mt. Olive Plant. The minimum volume commitments will further increase to 100% of the combined design capacity of our processing plants for the ten-year period beginning July 1, 2016. In addition, our gathering agreement with Memorial Resource is supported by minimum volume commitments and firm capacity reservation payments and our residue gas and NGL transportation agreements are supported by plant tailgate dedications for all residue gas and NGLs produced at our processing plants. We expect to generate approximately 72% of our revenues for the twelve months ending June 30, 2016 from minimum volume commitment fees and firm capacity reservation payments under these agreements. We believe that the minimum volume commitments in our processing and gathering agreements, the firm capacity reservation payments in our gathering agreement and the fee-based nature of all of our commercial agreements will enhance the stability of our cash flows.

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Strategic partnership with NGP and PennTex Development. We believe that our relationships with NGP, with its long track record of supporting and building successful oil and natural gas companies, and PennTex Development provide us with a number of benefits, including increased exposure to acquisition opportunities, access to NGP’s extensive network of industry relationships and an executive team with significant industry, management and acquisition expertise. Upon the completion of this offering, affiliates of NGP, through interests in PennTex Development and MRD WHR LA, will own our general partner and our incentive distribution rights, as well as a             % limited partner interest in us (or a             % limited partner interest if the underwriters exercise in full their option to purchase additional common units). As a result, we believe that NGP and PennTex Development will be motivated to promote and support the successful execution of our business plan and to pursue projects that directly or indirectly enhance the value of our assets.

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Experienced and incentivized management team. Our senior management team has significant industry experience and has built, grown and managed large, successful midstream organizations, including public and private companies. We believe our management’s experience and expertise across the midstream spectrum provides us with access to strong commercial relationships throughout the energy industry. Through our management’s interest in our parent, which will own 92.5% of our general partner, 92.5% of our incentive distribution rights and a             % limited partner interest in us (or a             % limited partner interest if the underwriters exercise in full their option to purchase additional common units), our management team is highly incentivized to grow our distributions and the value of our business.

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Flexible financial position and capital structure. At the closing of this offering, we expect to have no outstanding indebtedness and available borrowing capacity of $275 million under our revolving credit facility. We believe that our borrowing capacity and our expected ability to effectively access debt and equity capital markets provide us with the financial flexibility necessary to execute our business strategy. We expect to have sufficient borrowing capacity under our revolving credit facility following the closing of this offering to fully fund our anticipated capital expenditures through the completion of our initial assets, which we expect to be approximately $167.8 million.

Our Assets

Lincoln Parish Plant

We are currently constructing a 200 MMcf/day design-capacity cryogenic natural gas processing plant near Arcadia, Louisiana on an expandable, 48-acre site. This plant will process natural gas delivered by Memorial Resource from its current and future acreage in northern Louisiana (other than production subject to existing third-party commitments). The Lincoln Parish Plant includes on-site NGL storage and truck loading facilities that will provide NGL takeaway capacity prior to the in-service date of the PennTex NGL Pipeline, which is expected to occur in October 2015. We expect the Lincoln Parish Plant to be in service in May 2015. Please read “—Other Contractual Arrangements with Memorial Resource—Natural Gas Processing” for information relating to the contractual arrangements with respect to the Lincoln Parish Plant.

Mt. Olive Plant

We are currently constructing a 200 MMcf/day design-capacity cryogenic natural gas processing plant near Ruston, Louisiana. This plant will process natural gas delivered by Memorial Resource from its current and future acreage in northern Louisiana (other than production subject to existing third-party commitments). The Mt. Olive Plant will also include on-site liquids handling facilities designed to extract heavier hydrocarbon liquids, or condensate, from the inlet gas stream prior to processing in the plant. Such facilities will consist of a 3,000 bbl/d slug catcher to extract condensate from the inlet gas stream, a 5,000 bbl/d stabilization unit to lower the condensate pressure to a level suitable for transportation by truck or pipeline, 20,000 bbls of condensate storage capacity and related pumps and two truck loading stations. We expect the Mt. Olive Plant to be in service in October 2015. Please read “—Other Contractual Arrangements with Memorial Resource—Natural Gas Processing” for information relating to the contractual arrangements with respect to the Mt. Olive Plant.

PennTex Gathering Pipeline

We are developing the PennTex Gathering Pipeline, a rich natural gas gathering system that consists of 3.2 miles of 24” pipeline, 1.4 miles of 20” pipeline and approximately 30 miles of 12” pipeline. The PennTex Gathering Pipeline will have available capacity of at least 400 MMcf/d to our processing plants. The pipeline also connects to a pipeline owned and operated by DCP Midstream that connects to DCP Midstream’s Minden Plant, and will have available capacity of at least 50 MMcf/d to the Minden Plant.

The PennTex Gathering Pipeline began transporting Memorial Resource’s rich natural gas to DCP Midstream’s Minden Plant for processing under existing agreements in December 2014 and was fully operational in April 2015. Upon the commencement of operations of the Lincoln Parish Plant, Memorial Resource will continue to transport its committed volumes to DCP Midstream’s Minden Plant for processing, but all additional volumes will be transported to the Lincoln Parish Plant or, when operational, the Mt. Olive Plant for processing. In addition to transporting Memorial Resource’s rich natural gas, the PennTex Gathering Pipeline will enable us to provide access for other producers across northern Louisiana to our processing plants and our NGL and residue gas pipelines. Please read “—Other Contractual Arrangements with Memorial Resource—Rich Natural Gas Gathering” for information relating to our contractual arrangements with Memorial Resource with respect to the PennTex Gathering Pipeline.

In addition, we have entered into a gas gathering agreement with an affiliate of DCP Midstream pursuant to which we have agreed to provide DCP Midstream’s affiliate with transportation services on the PennTex Gathering Pipeline solely on an interruptible basis for up to 35,000 MMBtu/d of rich natural gas. This agreement has an initial term of ten years. Due to the interruptible nature of the service, we have limited visibility into the anticipated volumes to be transported pursuant to this agreement, and we have not included any revenues associated with this contract in our forecast revenues for the twelve months ending June 30, 2016.

PennTex Residue Gas Pipeline

In order to provide market access for residue natural gas processed at our processing plants, we are constructing a one-mile, 24” residue natural gas header with 400 MMcf/d of capacity that will allow residue natural gas processed at the Lincoln Parish Plant to be delivered to multiple intrastate and interstate pipelines, including pipelines that provide access to the Perryville Hub and other markets in the Gulf Coast region. We are currently constructing the PennTex Residue Gas Extension, which is a 14 mile, 24” residue natural gas header with at least 400 MMcf/d of capacity that will transport residue gas produced at the Mt. Olive Plant to the same outlet as the initial portion of the PennTex Residue Gas Pipeline. The initial portion of the PennTex Residue Gas Pipeline is expected to be completed in May 2015, and the PennTex Residue Gas Extension is expected to be completed in October 2015. Please read “—Other Contractual Arrangements with Memorial Resource—Natural Gas Transportation” for information relating to our contractual arrangements with respect to the PennTex Gas Residue Pipeline.

PennTex NGL Pipeline

In order to provide market access for the NGLs produced at our processing plants, we are constructing 40 miles of pipeline to transport NGLs produced at our processing plants to DCP Midstream’s Black Lake pipeline system. The PennTex NGL Pipeline will consist of approximately 27 miles of 10” pipeline from the Lincoln Parish Plant to an interconnect near Ada, Louisiana and approximately 13 miles of 8” pipeline from the Mt. Olive Plant to the 10” pipeline. This pipeline will provide our customers with Mt. Belvieu-based market prices for NGLs produced at our processing plants. The PennTex NGL Pipeline will have at least 36,000 barrels per day of capacity and is expected to be completed in October 2015. Please read “—Other Contractual Arrangements with Memorial Resource—NGL Transportation” for information relating to our contractual arrangements with respect to the NGL pipeline.

Title to Properties

Our interest in the real property on which our processing plant, pipelines and related facilities will be located derives from leases, easements, rights-of-way, permits or licenses from landowners or governmental authorities, permitting the use of such land for our operations, and we believe that we have satisfactory interests in and to these lands. We have leased or acquired easements, rights-of-way, permits or licenses in these lands without any material challenge known to us relating to the title to the land upon which the assets will be located, and we believe that we have satisfactory interests in such lands. We have no knowledge of any challenge to the underlying fee title of any material lease, easement, right-of-way, permit or license held by us or to our title to any material lease, easement, right-of-way, permit or lease, and we believe that we have satisfactory title to all of our material leases, easements, rights-of-way, permits and licenses.

Competition

As a result of our commercial agreements with Memorial Resource and the AMI and Exclusivity Agreement, we have the exclusive right to provide midstream services to Memorial Resource in the Area of Mutual Interest other than with respect to Memorial Resource’s commitments under existing agreements with third-party service providers for the term of any such agreements. We will compete with other gatherers, processors and transporters, along with any producers other than Memorial Resource that develop their own midstream infrastructure, for undedicated, expiring dedicated and future production of producers in northern Louisiana and in other areas in which we decide to operate.

Regulation of Operations

Regulation of pipeline gathering services may affect certain aspects of our business and the market for our services.

Gathering Pipeline Regulation

Section 1(b) of the Natural Gas Act of 1938 exempts natural gas gathering facilities from regulation by FERC under the NGA. Although the FERC has not made any formal determinations with respect to any of our facilities we consider to be gathering facilities, we believe that our natural gas pipelines meet the traditional tests FERC has used to establish whether a pipeline is a gathering pipeline not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of some our gathering facilities and intrastate transportation pipelines may be subject to change based on future determinations by FERC, the courts, or Congress. If the FERC were to consider the status of an individual facility and determine that the facility is not a gathering pipeline and the pipeline provides interstate service, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the NGA or the NGPA. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the NGA or NGPA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such service in excess of the rate established by the FERC.

State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation. Our natural gas gathering operations will be subject to ratable take and common purchaser statutes in the states in which we operate. These statutes generally will require our gathering pipelines to take natural gas without undue discrimination in favor of one producer over another producer or one source of supply over another similarly situated source of supply. The regulations under these statutes can have the effect of imposing some restrictions on our ability as an owner of gathering facilities to decide with whom we contract to gather natural gas. States in which we operate have also adopted a complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. We cannot predict whether such a complaint will be filed against us in the future. Failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies. To date, there has been no adverse effect to our system due to state regulations.

Our gathering operations could be adversely affected should they be subject in the future to more stringent application of state regulation of rates and services. Our gathering operations also may be or become subject to additional safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

NGL Pipeline Regulation

Our PennTex NGL Pipeline will be a common carrier of NGLs subject to regulation by various federal and state agencies. The FERC regulates interstate pipeline transportation of crude oil, petroleum products and other liquids, such as NGLs (collectively, “petroleum pipelines”), under the Interstate Commerce Act, or the ICA, and the Energy Policy Act of 1992, or EPAct 1992, and the rules and regulations promulgated under those laws. The

ICA and its implementing regulations require that tariff rates for interstate service on petroleum pipelines be just and reasonable and must not be unduly discriminatory or confer any undue preference upon any shipper. In accordance with FERC regulations, transportation rates and terms and conditions of service will be filed with the FERC prior to placing the pipeline into service. Under the ICA, interested persons may challenge new or changed rates or services. The FERC is authorized to investigate such charges and may suspend the effectiveness of a challenged rate for up to seven months. A successful rate challenge could result in a petroleum pipeline paying refunds together with interest for the period that the rate was in effect. The FERC may also investigate, upon complaint or on its own motion, existing rates and related rules and may order a pipeline to change them prospectively. A shipper may obtain reparations for damages sustained for a period up to two years prior to the filing of a complaint.

EPAct 1992 required the FERC to establish a simplified and generally applicable methodology for interstate petroleum pipelines. As a result, the FERC adopted an indexed rate methodology, which, as currently in effect, allows interstate petroleum pipelines to change their rates within prescribed ceiling levels that are tied to change in the Producer Price Index for Finished Goods, or PPI, as provided by the U.S. Department of Labor, Bureau of Labor Statistics. The FERC’s indexing methodology is subject to review every five years. During the five-year period commencing July 1, 2011 and ending June 30, 2016, pipelines charging indexed rates are permitted to adjust their indexed ceilings annually by PPI plus 2.65%. The indexing methodology is applicable to existing rates with the exclusion of market-based rates. A pipeline is not required to raise its rates up to the index ceiling, but is permitted to do so, and rate increases made under the index are presumed to be just and reasonable unless a protesting party can demonstrate that the rate increase resulting from application of the index is substantially in excess of the pipeline’s increase in costs. Under the indexing rate methodology, in any year in which the index is negative, pipelines must file to lower their rates of those rates would otherwise be above the rate ceiling.

If our rate levels were investigated by FERC on its own initiative or in response to a protest or complaint filed by an interested person, the inquiry could result in a comparison of our rates to those charged by others or to an investigation of costs, including the overall cost of service, including operating costs and overhead; the allocation of overhead and other administrative and general expenses to the regulated entity; the appropriate capital structure to be utilized in calculating rates; the appropriate rate of return on equity and interest rates on debt; the rate base, including the proper starting rate base; the throughput underlying the rate and the proper allowance for federal and state income taxes.

Pipeline Safety Regulation

Our gas pipelines will be subject to regulation by the Pipeline and Hazardous Materials Administration, or PHMSA, pursuant to the Natural Gas Pipeline Safety Act of 1968, or NGPSA, and the Pipeline Safety Improvement Act of 2002, or PSIA, as reauthorized and amended by the Pipeline Inspection, Protection, Enforcement and Safety Act of 2006, or the PIPES Act. The NGPSA regulates safety requirements in the design, construction, operation and maintenance of gas pipeline facilities, while the PSIA establishes mandatory inspections for all U.S. oil and natural gas transmission pipelines in high-consequence areas, or HCAs. Our NGL pipeline will be subject to regulation by PHMSA under the Hazardous Liquid Pipeline Safety Act of 1979, or the HLPSA, which requires PHMSA to develop, prescribe and enforce minimum federal safety standards for the transportation of hazardous liquids by pipeline, and the Pipeline Safety Act of 1992, or the PSA, which added the environment to the list of statutory factors that must be considered in establishing safety standards for hazardous liquid pipelines, established safety standards for certain “regulated gathering lines,” and mandated that regulations be issued to establish criteria for operators to use in identifying and inspecting pipelines located in HCAs, defined as those areas that are unusually sensitive to environmental damage, that cross a navigable waterway, or that have a high population density. In 1996, Congress enacted the Accountable Pipeline Safety and Partnership Act of 1996, or the APSA, which limited the operator identification requirement to operators of pipelines that cross a waterway where a substantial likelihood of commercial navigation exists, required that certain areas where a pipeline rupture would likely cause permanent or long-term environmental damage be considered in determining whether an area is unusually sensitive to environmental damage, and mandated that regulations be issued for the qualification and testing of certain pipeline personnel. In the PIPES Act, Congress required mandatory inspections for certain U.S. crude oil and natural gas transmission pipelines in HCAs and mandated that regulations be issued for low-stress hazardous liquid pipelines and pipeline control room management.

The PHMSA has developed regulations that require pipeline operators to implement integrity management programs, including more frequent inspections and other measures to ensure pipeline safety in HCAs. The regulations require operators, including us, to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a HCA;

•	improve data collection, integration and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

The 2011 Pipeline Safety Act, reauthorizes funding for federal pipeline safety programs, increases penalties for safety violations, establishes additional safety requirements for newly constructed pipelines, and requires studies of certain safety issues that could result in the adoption of new regulatory requirements for existing pipelines. The 2011 Pipeline Safety Act, among other things, increases the maximum civil penalty for pipeline safety violations and directs the Secretary of Transportation to promulgate rules or standards relating to expanded integrity management requirements, automatic or remote-controlled valve use, excess flow valve use, leak detection system installation and testing to confirm the material strength of pipe operating above 30% of specified minimum yield strength in high consequence areas. Effective October 25, 2013 PHMSA adopted new rules increasing the maximum administrative civil penalties for violation of the pipeline safety laws and regulations after January 3, 2012 to $200,000 per violation per day, with a maximum of $2,000,000 for a series of violations. In addition, PHMSA has published advanced notice of proposed rulemakings to solicit comments on the need for changes to its natural gas and liquid pipeline safety regulations, including whether to extend the integrity management requirements to gathering lines. The PHMSA also recently issued an advisory bulletin providing guidance on verification of records related to pipeline maximum allowable operating pressure and maximum operating pressure. The advisory bulletin advised pipeline operators of anticipated changes in annual reporting requirements and explained that to the extent pipeline operators are relying on design, construction, inspection, testing, or other data to determine the pressures at which their pipelines should operate, the records of that data must be traceable, verifiable and complete. Locating such records and, in the absence of any such records, verifying maximum pressures through physical testing (including hydrotesting) or modifying or replacing facilities to meet the demands of such pressures, could significantly increase our costs on a going forward basis.

The National Transportation Safety Board has recommended that the PHMSA make a number of changes to its rules, including removing an exemption from most safety inspections for natural gas pipelines installed before 1970. While we cannot predict the outcome of legislative or regulatory initiatives, such legislative and regulatory changes could have a material effect on our operations, particularly by extending through more stringent and comprehensive safety regulations (such as integrity management requirements) to pipelines and gathering lines not previously subject to such requirements. While we expect any legislative or regulatory changes to allow us time to become compliant with new requirements, costs associated with compliance may have a material effect on our operations. There can be no assurance as to the amount or timing of future expenditures for pipeline integrity regulation, and actual future expenditures may be different from the amounts we currently anticipate. Regulations, changes to regulations or an increase in public expectations for pipeline safety may require additional reporting, the replacement of some of our pipeline segments, the addition of monitoring equipment and more frequent inspection or testing of our pipeline facilities. Any repair, remediation, preventative or mitigating actions may require significant capital and operating expenditures.

States are largely preempted by federal law from regulating pipeline safety for interstate lines but most are certified by the DOT to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. States may adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate lines; however, states vary considerably in their authority and capacity to address pipeline safety. State standards may include requirements for facility design and management in addition to requirements for pipelines. We do not anticipate any significant difficulty in complying with applicable state laws and regulations. Our natural gas pipelines and NGL pipeline will have continuous inspection and compliance programs designed to keep the facilities in compliance with pipeline safety and pollution control requirements.

We expect to incorporate all existing requirements into our programs by the required regulatory deadlines, and will continually incorporate the new requirements into procedures and budgets. We expect to incur increasing regulatory compliance costs, based on the intensification of the regulatory environment and upcoming changes to regulations as outlined above. In addition to regulatory changes, costs may be incurred when there is an accidental release of a commodity transported by our system, or a regulatory inspection identifies a deficiency in our required programs.

Regulation of Environmental and Occupational Safety and Health Matters

General

Our natural gas gathering and compression activities will be subject to stringent and complex federal, state and local laws and regulations relating to the protection of the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

•	requiring the installation of pollution-control equipment, imposing emission or discharge limits or otherwise restricting the way we operate resulting in additional costs to our operations;

•	limiting or prohibiting construction activities in areas, such as air quality nonattainment areas, wetlands, coastal regions or areas inhabited by endangered or threatened species;

•	delaying system modification or upgrades during review of permit applications and revisions;

•	requiring investigatory and remedial actions to mitigate discharges, releases or pollution conditions associated with our operations or attributable to former operations; and

•	enjoining the operations of facilities deemed to be in non-compliance with permits issued pursuant to or regulatory requirements imposed by such environmental laws and regulations.

Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties and natural resource damages. Certain environmental statutes impose strict joint and several liability for costs required to clean up and restore sites where hazardous substances, hydrocarbons or solid wastes have been disposed or otherwise released. Moreover, neighboring landowners and other third parties may file common law claims for personal injury and property damage allegedly caused by the release of hazardous substances, hydrocarbons or solid waste into the environment.

The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment and thus, there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation and actual future expenditures may be different from the amounts we currently anticipate. As with the midstream industry in general, complying with current and anticipated environmental laws and regulations can increase our capital costs to construct, maintain and operate equipment and facilities. While we expect these laws and regulations will affect our maintenance capital expenditures and net income, we do not believe they will have a material adverse effect on our business, financial position or results of operations or cash flows. In addition, we believe that the various activities in which we will be engaged that are subject to environmental laws and regulations are not expected to materially interrupt or diminish our operational ability to gather natural gas. We cannot assure you, however, that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations, or the development or discovery of new facts or conditions will not cause us to incur significant costs. Below is a discussion of the material environmental laws and regulations that relate to our business.

Hydraulic Fracturing Activities

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations. The hydraulic fracturing process involves the injection of water, sand and chemicals under pressure through a cased and cemented wellbore into targeted subsurface formations to fracture the surrounding rock and stimulate production. Memorial Resource regularly uses hydraulic fracturing as part of its operations. Hydraulic fracturing typically is regulated by state oil and natural gas commissions, but federal agencies have asserted federal regulatory authority over the process, as well. For example, the EPA has issued an Advanced Notice of Proposed Rulemaking seeking public comment on its intent to develop and issue regulations under the Toxic Substances Control Act regarding the disclosure of information related to the chemicals used in hydraulic fracturing; published proposed effluent limitations for the treatment and discharge of wastewater resulting from hydraulic fracturing activities and published final rules under the federal Clean Air Act that require companies to employ “green completion” technology to address emissions of volatile organic compounds. Also, in March 2015, the U.S. Department of the Interior released a final rule that would implement updated requirements for hydraulic fracturing activities on federal lands, including new requirements relating to public disclosure, well bore integrity and handling of flowback water.

In addition, Congress has from time to time considered legislation to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process. At the state level, several states have adopted or are considering legal requirements that could impose more stringent permitting, disclosure and well construction requirements on hydraulic fracturing activities. Local governments also may seek to adopt ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. If new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Memorial Resource operates, Memorial Resource could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells. Any such added costs or delays for Memorial Resource, could significantly affect our operations.

Certain governmental reviews also have been conducted or are underway that focus on environmental aspects of hydraulic fracturing practices. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with a first progress report outlining work currently underway by the agency released on December 21, 2012 and a final report drawing conclusions about the potential impacts of hydraulic fracturing on drinking water resources expected to be available for public comment and peer review in 2015. Other governmental agencies, including the U.S. Department of Energy have evaluated or are evaluating various other aspects of hydraulic fracturing. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

Hazardous Waste

Our operations will generate solid wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose requirements for the handling, storage, treatment and disposal of hazardous waste. RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes intrinsically associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas exploration and production wastes may still be regulated under state solid waste laws and regulations, and it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous waste in the future.

Site Remediation

The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the Superfund law, and comparable state laws impose liability without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations, such as landfills. We expect that, in the course of our ordinary operations, our operations will generate wastes that may be designated as hazardous substances. CERCLA authorizes the EPA, states, and, in some cases, third parties to take actions in response to releases or threatened releases of hazardous substances into the environment and to seek to recover from the classes of responsible persons the costs they incur to address the release. Under CERCLA, we could be subject to strict joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released into the environment and for damages to natural resources.

We will own or lease properties that have been used for the gathering and compression of natural gas. Although we expect to use operating and disposal practices that are standard in the industry, petroleum hydrocarbons or wastes may be disposed of or released on or under the properties owned or leased by us or on or under other locations where such substances have been taken for disposal. Such petroleum hydrocarbons or wastes may migrate to property adjacent to our owned and leased sites or the disposal sites. In addition, some of the properties may be operated by third parties or by previous owners whose treatment and disposal or release of petroleum hydrocarbons or wastes was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed wastes, including waste disposed of by prior owners or operators; remediate contaminated property, including groundwater contamination, whether from prior owners or operators or other historic activities or spills; or perform remedial operations to prevent future contamination. We are not currently a potentially responsible party in any federal or state site remediation and there are no current, pending or anticipated response or remedial activities at or implicating our business and the business of our customers.

Air Emissions

The federal Clean Air Act, and comparable state laws, regulate emissions of air pollutants from various industrial sources, including natural gas processing plants and compressor stations, and also impose various emission limits, operational limits and monitoring, reporting and record keeping requirements on air emission sources. Failure to comply with these requirements could result in monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. Such laws and regulations require pre- construction permits for the construction or modification of certain projects or facilities with the potential to emit air emissions above certain thresholds. These pre-construction permits generally require use of best available control technology, or BACT, to limit air emissions. We expect that several EPA new source performance standards, or NSPS, and national emission standards for hazardous air pollutants, or NESHAP, will also apply to our facilities and operations. These NSPS and NESHAP standards impose emission limits and operational limits as well as detailed testing, recordkeeping and reporting requirements on the “affected facilities” covered by these regulations. We may incur capital expenditures in the future for air pollution control equipment in connection with complying with existing and recently proposed rules, or with obtaining or maintaining operating permits and complying with federal, state and local regulations related to air emissions. However, we do not believe that such requirements will have a material adverse effect on our operations.

Water Discharges

The Federal Water Pollution Control Act, or the Clean Water Act, and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of oil and other substances, into waters of the United States, including wetlands. The discharge of pollutants into jurisdictional waters is prohibited, except in accordance with the terms of a permit issued by the EPA, U.S. Army Corps of Engineers if wetlands will be impacted, or a delegated state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. Any unpermitted release of petroleum or other pollutants from our operations could result in government penalties and civil liability.

Occupational Safety and Health Act

We will also be subject to the requirements of the federal Occupational Safety and Health Act, or OSHA, and comparable state laws that regulate the protection of the health and safety of employees. In addition, OSHA’s hazard communication standard, the Emergency Planning and Community Right to Know Act and implementing regulations and similar state statutes and regulations require that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens.

Endangered Species

The Endangered Species Act, or ESA, and analogous state laws restrict activities that may affect endangered or threatened species or their habitats. Some of our pipelines may be located in areas that are or may be designated as habitats for endangered or threatened species, and previously unprotected species may later be designated as threatened or endangered in areas where underlying property operations are conducted. Future construction and expansion activities could also be impacted by the presence of endangered or threatened species. This could cause us to incur increased costs arising from species protection measures, delay the completion of projects, or result in limitations on our operating activities that could have an adverse impact on our results of operations.

Climate Change

In December 2009, the EPA determined that emissions of greenhouse gases, or GHGs, present an endangerment to public health and the environment because emissions of such gases are contributing to the warming of the Earth’s atmosphere and other climatic changes. Based on these findings, EPA has adopted regulations under existing provisions of the federal Clean Air Act, that require certain large stationary sources to obtain Prevention of Significant Deterioration, or PSD, pre-construction permits and Title V operating permits for GHG emissions. Under these regulations, facilities required to obtain PSD permits must meet BACT standards for their GHG emissions. The EPA has also adopted rules requiring the monitoring and reporting of GHG emissions from specified sources in the United States, including, among others, certain onshore oil and natural gas processing and fractionating facilities. Requiring reductions in greenhouse gas emissions could result in increased costs to operate and maintain our facilities. Additionally, while Congress has from time to time considered legislation to reduce emissions of GHGs, the prospect for adoption of significant legislation at the federal level to reduce GHG emissions is perceived to be low at this time. Nevertheless, the Obama administration has announced it intends to adopt additional regulations to reduce emissions of GHGs and to encourage greater use of low carbon technologies. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations that limit emissions of GHGs could adversely affect demand for the oil and natural gas that exploration and production operators produce, including our current or future customers, which could thereby reduce demand for our midstream services. Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events; if any such effects were to occur, it is uncertain if they would have an adverse effect on our financial condition and operations.

Employees

We do not have any employees. The officers of our general partner, who are also officers of PennTex Development, will manage our operations and activities. As of April 1, 2015, PennTex Management employed approximately 50 people who will provide direct, full-time support to our operations. In connection with the closing of this offering, we will enter into a services and secondment agreement with our general partner, PennTex Development and PennTex Management, pursuant to which PennTex Development will provide customary management and general administrative services to us and PennTex Management will second to our general partner certain employees who will provide us with operational and maintenance services. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services and Secondment Agreement.” All of the employees required to conduct and support our operations will be employed by PennTex Management, and PennTex Management considers its relations with such employees to be satisfactory.

Legal Proceedings

Our operations are subject to a variety of risks and disputes normally incident to our business. As a result, we may, at any given time, be a defendant in various legal proceedings and litigation arising in the ordinary course of business. However, we are not currently subject to any material litigation.

We maintain insurance policies with insurers in amounts and with coverage and deductibles that we, with the advice of our insurance advisors and brokers, believe are reasonable and prudent. We cannot, however, assure you that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices.

MANAGEMENT

Management of PennTex Midstream Partners, LP

We are managed and operated by the board of directors and executive officers of PennTex GP, our general partner. PennTex Development and MRD WHR LA own a 92.5% and 7.5% membership interest in our general partner, respectively. All of our officers and certain of our directors are also officers and directors of PennTex Development. Neither our general partner nor its board of directors will be elected by our unitholders. PennTex Development will have the right to appoint our general partner’s entire board of directors. Our unitholders will not be entitled to directly participate in our management or operations. Our general partner owes certain contractual duties to our unitholders as well as a fiduciary duty to its owners.

Upon the closing of this offering, we expect that our general partner’s board of directors will have                      members. NASDAQ does not require a listed publicly traded partnership, such as ours, to have a majority of independent directors on the board of directors of our general partner or to establish a compensation committee or a nominating committee. However, our general partner is required to have an audit committee of at least three members, and all its members are required to meet the independence and experience standards established by NASDAQ and the Exchange Act, subject to certain transitional relief during the year following this offering. PennTex Development has the right to appoint all of our independent directors and will appoint at least one member of the audit committee to the board of directors of our general partner by the date our common units first trade on NASDAQ.

In evaluating director candidates, PennTex Development will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skill and expertise that are likely to enhance the board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

All of the executive officers of our general partner listed below will allocate their time between managing our business and affairs and the business and affairs of PennTex Development. The amount of time that our executive officers will devote to our business and the business of PennTex Development will vary in any given year based on a variety of factors. Our executive officers intend, however, to devote as much time to the management of our business and affairs as is necessary for the proper conduct of our business and affairs.

Following the consummation of this offering, pursuant to a services and secondment agreement, PennTex Development will provide customary management and general administrative services to us and PennTex Management will second to our general partner certain employees who will provide us with operational and maintenance services. We will pay PennTex Development an administrative fee and our general partner will reimburse each of PennTex Development and PennTex Management at cost for its direct expenses incurred on behalf of us and a proportionate amount of its indirect expenses incurred on behalf of us, including, but not limited to, compensation expenses. Neither our general partner nor any of its affiliates will receive any other management fee or other compensation. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services and Secondment Agreement.”

Executive Officers and Directors of Our General Partner

The following table shows information for our executive officers and directors. Directors hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Executive officers serve at the discretion of the board. There are no family relationships among any of our directors or executive officers. Certain of our directors and all of our executive officers also serve as officers and directors of PennTex Development.

Name	Age	Position With Our General Partner
Thomas F. Karam	56	Chairman and Chief Executive Officer
Robert O. Bond	55	President and Chief Operating Officer
Steven R. Jones	42	Executive Vice President and Chief Financial Officer
Michael J. Moran	49	Senior Vice President, Chief Commercial Officer
L. Thomas Stone	56	Senior Vice President, Chief Operations and Engineering Officer
Stephen M. Moore	55	Vice President, General Counsel and Secretary
Kenneth E. Hertel	48	Vice President, Controller and Chief Accounting Officer
Chris E. Staffel	32	Vice President, Administration
Andrea Bernatova	33	Vice President, Finance and Investor Relations

Thomas F. Karam is the Chairman of the board of directors and Chief Executive Officer of our general partner, having served in that capacity since August 2014. Mr. Karam has served as Chief Executive Officer of PennTex Development since its inception in January 2014. Mr. Karam has spent more than 25 years in the industry as a senior executive of midstream organizations. Prior to PennTex Development, from 2009 to 2012, Mr. Karam acted as Chief Executive Officer of Delphi Midstream Partners, LLC and Laser Northeast Gathering Company LLC, a company focused on midstream operations that he founded in 2009 and sold to Williams Partners L.P. in 2012. Mr. Karam also founded Stonegate Renewable Energy, LLC, which developed a large greenfield Landfill Gas to Energy plant in Schuylkill County, Pennsylvania, and was acquired by UGI Corp. From 1999 to 2006, Mr. Karam served as President, Chief Operating Officer and Director of Southern Union Company, an NYSE-listed company. Mr. Karam has also served as President and Chief Executive Officer of Pennsylvania Enterprises, Inc., an NYSE-listed company engaged in the distribution of natural gas, from 1995 to 1999, and as an investment banker with Thomson McKinnon and Legg Mason. Mr. Karam received his B.S. degree from the University of Scranton.

Robert O. Bond is the President and Chief Operating Officer of our general partner, having served in that capacity since August 2014. Mr. Bond has served as President and Chief Operating Officer of PennTex Development since its inception in January 2014. Mr. Bond has over 30 years of domestic and international experience in natural gas sales, supply, marketing transportation, pricing and business development leadership. Prior to PennTex Development, from 2005 to 2012, Mr. Bond served as Senior Vice President of Pipeline Operations for Southern Union Company. From 2005 to 2012, Mr. Bond served as President and Chief Operating Officer of Panhandle Energy and Cross Country Energy. Mr. Bond also served as Director of Business Development for Sonat Marketing Company from 1998 to 2000, and as Managing Director for El Paso Energy and Tenneco Energy from 1984 to 1998. Mr. Bond began his career at Clajon Gas Company in 1981. Mr. Bond received his B.S. in Economics in 1981 from Texas A&M University.

Steven R. Jones is the Executive Vice President and Chief Financial Officer of our general partner, having served in that capacity since August 2014. Mr. Jones has served as Executive Vice President and Chief Financial Officer of PennTex Development since March 2014. For more than seventeen years Mr. Jones has served as an investment banker and corporate development executive, primarily focused on the midstream and downstream energy sectors. Prior to PennTex Development, from March 2008 to March 2014, Mr. Jones served as Managing Director of Investment Banking with a focus on midstream and downstream sectors with Tudor, Pickering, Holt & Co. From June 2004 to March 2008, Mr. Jones served as Vice President of Investment Banking for Lehman Brothers, Inc., as part of the Global Natural Resources Investment Banking Team. Mr. Jones has also served as Director of Corporate Development for El Paso Corporation from June 2000 to June 2004. Mr. Jones received his B.S. in Economics degree from Tulane University.

Michael J. Moran is the Senior Vice President, Chief Commercial Officer of our general partner, having served in that capacity since August 2014. Mr. Moran has served as Vice President, Chief Commercial Officer of PennTex Development since its inception in January 2014. Mr. Moran has more than 22 years of experience managing commercial activity relating to energy assets, including intrastate and interstate natural gas pipelines, storage facilities and LNG facilities. Prior to PennTex Development, from 2003 to 2013, Mr. Moran worked at Panhandle Energy, a unit of Southern Union Company, and Energy Transfer Partners in various commercial roles of increasing responsibility for Panhandle Eastern Pipe Line Company, LP, Trunkline Gas Company, LLC, Trunkline LNG Company, LLC, Sea Robin Pipeline Company, LLC and Southwest Gas Corporation, last serving as Senior Vice President and Chief Commercial Officer. Mr. Moran has also held commercial positions at Shell Gas Trading, El Paso Energy and Tenneco. Mr. Moran received his B.S. and MBA degrees from Texas A&M University.

L. Thomas Stone is the Senior Vice President, Chief Operations and Engineering Officer of our general partner, having served in that capacity since August 2014. Mr. Stone has served as Senior Vice President, Chief Operations and Engineering Officer of PennTex Development since its inception in January 2014. Prior to PennTex Development, from June 2013 to January 2014, Mr. Stone served as President of S.E.C. Energy Products and Services. From 2011 to 2014, Mr. Stone served as Senior Vice President and Chief Operations and Maintenance Officer for Energy Transfer Partners. Mr. Stone has also served as Senior Vice President and Chief Operations and Maintenance Officer of Panhandle Energy, a unit of Southern Union Company. Companies he oversaw included Panhandle Eastern Pipe Line, Trunkline Gas Company, Trunkline LNG Company, Sea Robin Pipeline Company, Florida Gas Transmission Company, Southwest Gas Storage, Tiger Pipeline, Fayetteville Express Pipeline and various midstream and gathering assets. Mr. Stone received his B.S. degree in Civil Engineering from Tennessee Tech University in 1981. He is a licensed professional engineer in Texas.

Stephen M. Moore is the Vice President, General Counsel and Secretary of our general partner, having served in that capacity since August 2014. Mr. Moore has served as Vice President, General Counsel and Secretary of PennTex Development since April 2014. Mr. Moore has more than two decades experience counseling in-house clients in commercial transactions, interstate natural gas transportation, financial services and capital markets, M&A and statutory/regulatory compliance. Prior to PennTex Development, from March 2012 to April 2014, Mr. Moore was Associate General Counsel of Energy Transfer Partners, LP. From May 2012 to April 2014, Mr. Moore served as General Counsel of Citrus Corp. and its subsidiary, Florida Gas Transmission Company. Mr. Moore has also held senior legal positions in the law departments of companies including Southern Union Company from June 2009 to March 2012, and General Electric Capital Corporation from April 1997 to April 2004. Mr. Moore received his Bachelor of Arts and Juris Doctor degrees from Georgetown University.

Kenneth E. Hertel is the Vice President, Controller and Chief Accounting Officer of our general partner, having served in that capacity since August 2014. Mr. Hertel has served as Vice President, Controller and Chief Accounting Officer of PennTex Development since joining in March 2014. Mr. Hertel has 25 years of industry experience working with interstate and intrastate natural gas pipelines, gas gathering and processing plants, gas storage facilities and platforms in traditional corporations and master limited partnerships. Prior to PennTex Development, Mr. Hertel spent time from 2012 to 2014 and 2004 to 2006 as a consultant to various companies in the energy industry. From 2008 to 2010 and 1989 to 2004, Mr. Hertel served in a variety of roles at El Paso Corporation, most recently as Vice President of Corporate Planning. He also served in various roles of increasing responsibility including: Director of Financial Accounting, Gas Accounting, and Strategic Planning in multiple divisions of El Paso Corporation including supporting El Paso’s master limited partnership, GulfTerra Energy Partners, LP. Mr. Hertel also served as Vice President of Finance for Centerpoint Energy’s Interstate Pipeline and Midstream Divisions from 2006 to 2008. Mr. Hertel received his BBA degree in accounting from the University of Texas at El Paso.

Chris E. Staffel is the Vice President, Administration of our general partner, having served in that capacity since August 2014. Ms. Staffel has served as Vice President, Administration of PennTex Development since its inception in January 2014. Prior to PennTex Development, from 2012 to 2014, Ms. Staffel managed public affairs and strategic outreach for Williams Companies, Northeast Region. From 2010 to 2012, Ms. Staffel served as Director of Communications and Administration at Delphi Midstream Partners. Ms. Staffel has also held senior human resource positions with Laser Northeast Gathering Company. Ms. Staffel received her MFA degree from the University of Central Florida and a BM degree from Wheaton College.

Andrea Bernatova is the Vice President, Finance and Investor Relations of our general partner, having served in that capacity since September 2014. Ms. Bernatova is a finance professional with almost a decade of investment banking and buy-side experience primarily focused on the energy sector. Prior to PennTex Midstream Partners, from 2011 to 2014, Ms. Bernatova served as Vice President of Investment Banking at Morgan Stanley & Co, LLC as part of the Global Natural Resources Investment Banking Team. From 2009 to 2011, Ms. Bernatova held a finance investment role with Mubadala Development Company PJSC based in the United Arab Emirates. Prior to Mubadala, from 2007 to 2009, Ms. Bernatova was based with The Blackstone Group L.P. in New York. Ms. Bernatova started her career as a mergers and acquisitions investment banker at Credit Suisse (USA), Inc. in New York. Ms. Bernatova received her A.B. in Government from Harvard College.

Committees of the Board of Directors

We expect that the board of directors of our general partner will have an audit committee and a conflicts committee. We do not expect that we will have a compensation committee, but rather that our board of directors will approve equity grants to directors and employees.

Audit Committee

Our general partner will have an audit committee comprised of at least three directors who meet the independence and experience standards established by NASDAQ and the Exchange Act. Our general partner initially may rely on the phase-in rules of NASDAQ and the SEC with respect to the independence of our audit committee. Those rules permit our general partner to have an audit committee that has one independent member by the date our common units are first listed on NASDAQ, a majority of independent members within 90 days thereafter and all independent members within one year thereafter. SEC rules also require that a public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses the attributes outlined in such rules. Our board of directors believes                          satisfies the definition of “audit committee financial expert.”

This committee will oversee, review, act on and report on various auditing and accounting matters to our board of directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the audit committee will oversee our compliance programs relating to legal and regulatory requirements. We expect to adopt an audit committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NASDAQ.

Conflicts Committee

At least two independent members of the board of directors of our general partner will serve on a conflicts committee to review specific matters that the board believes may involve conflicts of interest and determines to submit to the conflicts committee for review. The conflicts committee will determine if the resolution of the conflict of interest is adverse to the interest of the partnership. The members of the conflicts committee may not be officers or employees of our general partner or directors, officers or employees of its affiliates, and must meet the independence standards established by NASDAQ and the Exchange Act to serve on an audit committee of a board of directors, along with other requirements in our partnership agreement. Any matters approved by the conflicts committee will be conclusively deemed to be approved by us and all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

EXECUTIVE COMPENSATION

We and our general partner were formed by PennTex Development in August 2014. Neither we nor our general partner have paid or accrued or will pay or accrue any obligations with respect to compensation for directors or officers for any period prior to the consummation of this offering. As a result, we have no historical compensation information to present. We currently do not have a compensation committee.

We do not directly employ any of the persons responsible for managing our business. Our general partner, under the direction of its board of directors is responsible for managing our operations and for obtaining the services of the employees that operate our business. Our general partner’s executive officers will be employed and compensated by PennTex Development or one of its other affiliates. Prior to the completion of this offering, we and our general partner will enter into a services and secondment agreement with PennTex Development and its affiliates pursuant to which, among other matters, our general partner will reimburse PennTex Development and its affiliates for an allocated portion of the costs that they incur in providing compensation and benefits to their employees who provide services to our general partner, including executive officers. For additional information, please refer to the discussion below under the heading “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services and Secondment Agreement.” Pursuant to the applicable provisions of our partnership agreement, we will reimburse our general partner for the costs it incurs in relation to the PennTex Development employees, including executive officers, who provide services to operate our business.

Our general partner’s executive officers will have responsibilities to both us and PennTex Development, and we expect that our general partner’s executive officers will allocate their time between managing our business and managing the business of PennTex Development. Except with respect to any awards that may be granted under the 2015 Long-Term Incentive Plan, or the LTIP, our general partner’s executive officers will not receive any separate amounts of compensation for their services to us and all compensation decisions for our general partner’s executive officers will be made by PennTex Development, without input from our general partner’s board of directors or any committees thereof. Any awards granted to our general’s partner’s executive officers under the LTIP will be determined and granted by our general partner’s board of directors or one of its applicable committees. For additional information, please refer to the discussion below under the heading “—Our Long-Term Incentive Plan.”

Compensation of our Directors

In connection with this offering, our general partner intends to adopt a director compensation policy pursuant to which directors who are not officers, employees or paid consultants or advisors of us, our general partner or PennTex Development or its affiliates may receive a combination of cash and equity-based awards under the LTIP as compensation for their services on our general partner’s board of directors. Such directors will also receive reimbursement for out-of-pocket expenses associated with attending board or committee meetings and director and officer liability insurance coverage. Officers, employees or paid consultants or advisors of us or our general partner or PennTex Development or its affiliates who also serve as directors will not receive additional compensation for their service as directors. All directors will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

Our Long-Term Incentive Plan

Our general partner intends to adopt the LTIP for officers, directors and employees of our general partner or its affiliates, and any consultants, affiliates of our general partner or other individuals who perform services for us. Our general partner may issue executive officers and other service providers long-term equity-based awards under the plan. These awards will be intended to compensate the recipients based on the performance of our common units and the recipient’s continued service during the vesting period, as well as to align recipients’ long-term interests with those of our unitholders. The plan will be administered by our general partner’s board of directors or any committee thereof that may be established for such purpose or to which the board or such committee may delegate such authority, subject to applicable law. All determinations with respect to awards to be made under the LTIP will be made by the plan administrator and we will be responsible for the cost of awards granted under the LTIP. The following description reflects the terms that are currently expected to be included in the LTIP.

General

The LTIP will provide for the grant, from time to time at the discretion of the plan administrator or any delegate thereof, subject to applicable law, of unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The purpose of awards under the LTIP is to provide additional incentive compensation to employees and any other individuals providing services to us, and to align the economic interests of such employees and individuals with the interests of our unitholders. The plan administrator may grant awards under the LTIP to reward the achievement of individual or partnership performance goals; however, no specific performance goals that might be utilized for this purpose have yet been determined. In addition, the plan administrator may grant awards under the LTIP without regard to performance factors or conditions. The LTIP will limit the number of units that may be delivered pursuant to vested awards to              common units, subject to proportionate adjustment in the event of unit splits and similar events. Common units subject to awards that are cancelled, forfeited, withheld to satisfy exercise prices or tax withholding obligations, or otherwise terminated without delivery of the common units will be available for delivery pursuant to other awards.

Restricted Units and Phantom Units

A restricted unit is a common unit that is subject to forfeiture. Upon vesting, the forfeiture restrictions lapse and the recipient holds a common unit that is not subject to forfeiture. A phantom unit is a notional unit that entitles the grantee to receive a common unit upon the vesting of the phantom unit or on a deferred basis upon specified future dates or events or, in the discretion of the plan administrator, cash equal to the fair market value of a common unit. The plan administrator of the LTIP may make grants of restricted and phantom units under the LTIP that contain such terms, consistent with the LTIP, as the plan administrator may determine are appropriate, including the period over which restricted or phantom units will vest. The plan administrator may, in its discretion, base vesting on the grantee’s completion of a period of service, upon the achievement of specified financial objectives or other criteria, upon a change in control (as defined in the LTIP), or as otherwise described in an award agreement.

Distributions made by us with respect to awards of restricted units may be subject to the same vesting requirements as the restricted units.

Distribution Equivalent Rights

The plan administrator, in its discretion, may also grant distribution equivalent rights, either as standalone awards or in tandem with other awards. Distribution equivalent rights are rights to receive an amount in cash, restricted units, or phantom units equal to all or a portion of the cash distributions made on units during the period an award remains outstanding.

Unit Options and Unit Appreciation Rights

The LTIP may also permit the grant of options and appreciation rights covering common units. Unit options represent the right to purchase a number of common units at a specified exercise price. Unit appreciation rights represent the right to receive the appreciation in the value of a number of common units over a specified exercise price, either in cash or in common units. Unit options and unit appreciation rights may be granted to such eligible individuals and with such terms as the plan administrator may determine, consistent with the LTIP; however, a unit option or unit appreciation right must have an exercise price equal to at least the fair market value of a common unit on the date of grant.

Unit Awards

Awards covering common units may be granted under the LTIP with such terms and conditions, including restrictions on transferability, as the administrator of the LTIP may establish.

Profits Interest Units

Awards granted to grantees who are partners, granted to grantees in anticipation of the grantee becoming a partner, or granted as otherwise determined by the administrator, may consist of profits interest units. The administrator will determine the applicable vesting dates, conditions to vesting and restrictions on transferability and any other restrictions for profits interest awards.

Other Unit-Based Awards

The LTIP may also permit the grant of “other unit-based awards,” which are awards that, in whole or in part, are valued or based on or related to the value of a common unit. The vesting of an other unit-based award may be based on a participant’s continued service, the achievement of performance criteria, or other measures. On vesting or on a deferred basis upon specified future dates or events, an other unit-based award may be paid in cash and/or in units (including restricted units), as the plan administrator may determine.

Source of Common Units

Common units to be delivered with respect to awards may be newly issued units, common units acquired by us or our general partner in the open market, common units already owned by us or our general partner, common units acquired by our general partner directly from us or any other person, or any combination of the foregoing.

Anti-Dilution Adjustments and Change in Control

If an “equity restructuring” event occurs that could result in an additional compensation expense under applicable accounting standards if adjustments to awards under the LTIP with respect to such event were discretionary, the plan administrator will equitably adjust the number and type of units covered by each outstanding award and the terms and conditions of such award to equitably reflect the restructuring event and will adjust the number and type of units with respect to which future awards may be granted under the LTIP. With respect to other similar events, including, for example, a combination or exchange of units, a merger or consolidation or an extraordinary distribution of our assets to unitholders, that would not result in an accounting charge if adjustment to awards were discretionary, the plan administrator shall have discretion to adjust awards in the manner it deems appropriate and to make equitable adjustments, if any, with respect to the number of units available under the LTIP and the kind of units or other securities available for grant under the LTIP. Furthermore, upon any such event, including a change in control of us or our general partner, or a change in any law or regulation affecting the LTIP or outstanding awards or any relevant change in accounting principles, the plan administrator will generally have discretion to (i) accelerate the time of exercisability or vesting or payment of an award, (ii) require awards to be surrendered in exchange for a cash payment or substitute other rights or property for the award, (iii) provide for the award to assumed by a successor or one of its affiliates, with appropriate adjustments thereto, (iv) cancel unvested awards without payment, or (v) make other adjustments to awards as the administrator deems appropriate to reflect the applicable transaction or event.

Termination of Service

The consequences of the termination of a grantee’s employment, membership on our general partner’s board of directors or other service arrangement will generally be determined by the plan administrator under the terms of the relevant award agreement.

Amendment or Termination of LTIP

The plan administrator, at its discretion, may terminate the LTIP at any time with respect to the common units for which a grant has not previously been made. The plan administrator also has the right to alter or amend the LTIP or any part of it from time to time or to amend any outstanding award made under the LTIP, provided that no change in any outstanding award may be made that would materially impair the vested rights of the participant without the consent of the affected participant or result in taxation to the participant under Section 409A of the Internal Revenue Code.

Awards to Be Granted Under the LTIP Upon Consummation of this Offering

In connection with this offering, we expect that our general partner will make grants of phantom units to certain of our general partner’s executive officers and other key employees. These awards will be in amounts and subject to such terms and conditions, including vesting restrictions, which have not yet been determined.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common units and subordinated units of PennTex Midstream Partners, LP that will be issued and outstanding upon the consummation of this offering and the related transactions and held by:

•	our general partner;

•	beneficial owners of 5% or more of our common units;

•	each director and executive officer; and

•	all of our directors and executive officers as a group.

The percentage of total units to be beneficially owned is based on the number of common units and subordinated units that will be issued and outstanding upon the consummation of this offering and the related transactions. The following table does not include any common units that directors, director nominees and executive officers of our general partner may purchase in this offering through direct sales or the directed unit program described under “Underwriting.” Unless otherwise noted, the address for each beneficial owner listed below is 11931 Wickchester Ln., Suite 300, Houston, Texas 77043.

				Number of Common Units Beneficially Owned if Underwriters Option to Purchase Additional Common Units Exercised in Full				Percentage of Common and Subordinated Units Beneficially Owned (Assuming No Exercise of the Underwriters’ Option to Purchase Additional Common Units)		Percentage of Common and Subordinated Units Beneficially Owned (Assuming Underwriters’ Option to Purchase Additional Common Units Exercised in Full)
	Common Units Beneficially Owned				Subordinated Units Beneficially Owner
Name of Beneficial Owner	Number	Percentage			Number	Percentage
PennTex Midstream Partners, LLC(1)			%				%		%
MRD WHR LA Midstream LLC(2)
Louisiana Midstream, LLC(3)
Thomas F. Karam					—	—
Robert O. Bond					—	—
Steven R. Jones					—	—
Michael J. Moran					—	—
L. Thomas Stone					—	—
Stephen M. Moore					—	—
Kenneth E. Hertel					—	—
Chris E. Staffel					—	—
Andrea Bernatova					—	—
All directors and executive officers as a group ( persons)					—	—

(1)

The board of managers of PennTex Development has voting and dispositive power over the              common units and              subordinated units owned by PennTex Development. The board of managers of PennTex Development consists of Thomas F. Karam (our Chief Executive Officer and Chairman of the board of directors of our general partner), Robert O. Bond (our President and Chief Operating Officer), Steven R. Jones (our Executive Vice President and Chief Financial Officer), Tony R. Weber, David W. Hayes, Christopher G. Carter and Cameron Dunn. None of such persons individually has voting and dispositive power over these units, and each such person expressly disclaims beneficial ownership over these units, except to the extent of any pecuniary interest therein. NGP X US Holdings, L.P., or NGP X, owns a 95.1% membership interest in PennTex Development, and Messrs. Karam, Bond, Jones, Moran, Stone

McAtee and Bolling and Mmes. Staffel and Massar collectively own the remaining 4.9% membership interest in PennTex Development. As a result, NGP X and such individuals may be deemed to share voting and dispositive power over the reported units; thus, each may also be deemed to be the beneficial owner of these units. Each of NGP X, Messrs. Karam, Bond, Jones, Stone, Moran, Bolling and McAtee and Mmes. Staffel and Massar disclaims beneficial ownership of the reported units in excess of such entity or individual’s respective pecuniary interest in the units.

(2)	The board of managers of MRD WHR LA has voting and dispositive power over the common units and subordinated units owned by MRD WHR LA. The board of managers of MRD WHR LA consists of Kyle N. Roane, William J. Scarff, Andrew J. Cozby, Anthony Bahr and Jay Graham. None of such persons individually has voting and dispositive power over these units, and each such person expressly disclaims beneficial ownership over these units, except to the extent of any pecuniary interest therein.
(3)	Upon the completion of this offering, the preferred units in PennTex Development owned by Louisiana Midstream, LLC will be automatically exchanged by PennTex Development for common units. The number of common units to be received by Louisiana Midstream, LLC upon such exchange is based on an assumed initial public offering price of $ per common unit (the midpoint of the price range set forth on the cover page of this prospectus). If we issue common units at an initial offering price of $ per common unit (the highpoint of the price range set forth on the cover page of this prospectus), the number of common units Louisiana Midstream, LLC is entitled to receive will be common units. If we issue common units at an initial public offering price of $ per common unit (the lowpoint of the price range set forth on the cover page of this prospectus), the number of common units Louisiana Midstream, LLC is entitled to receive will be common units. Louisiana Midstream, LLC, is a Delaware limited liability company that is owned by certain investment funds affiliated with OZ Management LP, a Delaware limited partnership (“OZ Management”). OZ Management’s sole general partner is Och-Ziff Holding Corporation (“OZHC”), a Delaware corporation, whose sole shareholder is Och-Ziff Capital Management Group LLC (“OZM”), a Delaware limited liability company. Each of OZ Management, OZHC, OZM and Daniel S. Och, in his capacity as the Chief Executive Officer of OZHC and the Chief Executive Officer, Chairman and an Executive Managing Director of OZM, may be deemed to be a beneficial owner of the common units held by Louisiana Midstream, LLC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

After this offering and the consummation of the formation transactions, assuming that the underwriters do not exercise their option to purchase additional common units, (i) PennTex Development will own              common units and              subordinated units, representing an approximately     % limited partner interest in us, and (ii) MRD WHR LA will own          common units and          subordinated units, representing an approximate     % limited partner interest in us. PennTex Development and MRD WHR LA will own a 92.5% and 7.5% interest in our general partner, respectively, and PennTex Development will be entitled to appoint all the directors of our general partner. Our general partner will own a non-economic general partner interest in us, and PennTex Development and MRD WHR LA will own 92.5% and 7.5% of our incentive distribution rights, respectively.

The terms of the transactions and agreements disclosed in this section were determined by and among affiliated entities and, consequently, are not the result of arm’s length negotiations. These terms are not necessarily at least as favorable to the parties to these transactions and agreements as the terms that could have been obtained from unaffiliated third parties.

Distributions and Payments to Our General Partner and Its Affiliates and MRD WHR LA

The following table summarizes the distributions and payments to be made by us to our general partner and its affiliates in connection with our formation, ongoing operation and any liquidation.

Formation Stage

Our general partner and its affiliates will receive the following prior to or in connection with this offering	•	common units;

•	subordinated units;

•	92.5% of our incentive distribution rights; and

•	a $ million cash payment from the proceeds of the offering.

MRD WHR LA will receive the following prior to or in connection with this offering	•	common units;

•	subordinated units;

•	7.5% of our incentive distribution rights; and

•	a $ million cash distribution from the proceeds of this offering.

Upon the closing of this offering and the related transactions, PennTex Development and MRD WHR LA will also indirectly own a 92.5% and 7.5% non-economic general partner interest in us, respectively, through their ownership of our general partner.

Operational Stage

Distributions of cash available for distribution to our general partner and its affiliates and MRD WHR LA

We will generally make cash distributions 100% to our unitholders, including affiliates of our general partner. In addition, if distributions exceed the minimum quarterly distribution and other higher target distribution levels, PennTex Development and MRD WHR LA, as the holders of our incentive distribution rights, will be entitled to increasing percentages of the distributions, up to 50% of the distributions above the highest target distribution level.

Assuming we have sufficient cash available for distribution to pay the full minimum quarterly distribution on all of our outstanding common units and subordinated units for four quarters, our general partner and its affiliates (including PennTex Development) would receive an annual distribution of approximately $ million on their units, and MRD WHR LA would receive an annual distribution of approximately $ million on its units.

Payments to our general partner and its affiliates	Pursuant to the services and secondment agreement, PennTex Development will provide customary management and general administrative services to us and PennTex Management will second to our general partner certain employees who will provide us with operational and maintenance services. We will pay PennTex Development an administrative fee and our general partner will reimburse each of PennTex Development and PennTex Management at cost for its direct expenses incurred on behalf of us and a proportionate amount of its indirect expenses incurred on behalf of us, including, but not limited to, compensation expenses. Our general partner and its affiliates will not receive any other management fee or other compensation for its management of our partnership. Please read “—Agreements with Affiliates in Connection with the Transactions—Services and Secondment Agreement.”

During the twelve-month period ending June 30, 2016, we expect that we will incur $10.0 million of general and administrative expenses. To the extent that these expenses are incurred by our general partner or its affiliates (including our parent and PennTex Management) on our behalf, we would reimburse our general partner or the applicable affiliate for such expenses under the services and secondment agreement and our partnership agreement. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its non-economic general partner interest will either be sold to the new general partner for cash or converted into common units, in each case for an amount equal to the fair market value of those interests. Please read “Our Partnership Agreement—Withdrawal or Removal of Our General Partner.”

Liquidation Stage

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Agreements with Affiliates in Connection with the Transactions

In connection with this offering, we will enter into certain agreements with our general partner, PennTex Development and their respective affiliates, as described in more detail below.

Contribution Agreement

At the closing of this offering, we will enter into a contribution, conveyance and assumption agreement, which we refer to as our contribution agreement, with our parent, PennTex Midstream Operating, LLC, PennTex NLA, MRD WHR LA and PennTex Operating. Our contribution agreement will effect the formation transactions described under “Summary—Our Formation Transactions,” including the contribution by PennTex NLA and MRD WHR LA of their respective equity interests in PennTex Operating to us, and will address the indemnification obligations associated with our initial assets.

Indemnification.    Under our contribution agreement, PennTex NLA will indemnify us for all known and certain unknown environmental liabilities that are associated with the ownership of PennTex Operating or operation of our initial assets and due to occurrences on or before the closing of this offering. Indemnification for any unknown environmental liabilities will be limited to liabilities due to occurrences on or before the closing of this offering and identified prior to the first anniversary of the closing of this offering, and will be subject to an aggregate deductible of $100,000. In addition, there will be a $5.0 million cap on the amount for which PennTex NLA will indemnify us for environmental claims once we meet the deductible, if applicable.

PennTex NLA will also indemnify us for failure to obtain certain consents, licenses and permits necessary to conduct our business, including the cost of curing any such condition, in each case that are identified prior to the second anniversary of the closing of this offering. This indemnification will be subject to an aggregate deductible of $200,000 and a cap of $5.0 million.

PennTex NLA will also indemnify us for liabilities relating to:

•

events and conditions associated with the operation of our initial assets that arise prior to the closing of this offering (other than environmental liabilities, covered property losses and certain accrued but unpaid current liabilities incurred in the ordinary course of business) and that are asserted prior to the second anniversary of the closing of this offering;

•

litigation matters attributable to the ownership of PennTex Operating or operation of our initial assets prior to the closing of this offering, which indemnification will be subject to an aggregate deductible of $200,000 (other than indemnification relating to currently pending legal actions, which are not subject to a deductible) and a cap of $5.0 million;

•

the failure to have any consent, license, permit or approval necessary for us to own or operate our initial assets in substantially the same manner as owned or operated by PennTex NLA prior to this offering; and

•	all tax liabilities attributable to the operation of our initial assets prior to the closing of this offering.

PennTex NLA and MRD WHR LA will also indemnify us for liabilities relating to:

•

the consummation of the transactions contemplated by our contribution agreement, other than environmental liabilities, that arise out of the ownership of PennTex Operating prior to the closing of this offering and that are asserted prior to the second anniversary of the closing of this offering;

•	events and conditions associated with any assets retained by PennTex NLA and MRD WHR LA; and

•

all tax liabilities attributable to the ownership of PennTex Operating prior to the closing of this offering or otherwise related to PennTex NLA’s and MRD WHR LA’s contribution of the equity interests in PennTex Operating to us in connection with this offering.

We have agreed to indemnify PennTex NLA and MRD WHR LA for events and conditions associated with the ownership of PennTex or operation of our initial assets that occur after the closing of this offering and for environmental liabilities related such ownership and operation to the extent PennTex NLA and MRD WHR LA are not required to indemnify us as described above. There is no limit on the amount for which we will indemnify PennTex NLA and MRD WHR LA under our contribution agreement.

Omnibus Agreement

Upon the closing of this offering, we will enter into an omnibus agreement with our general partner and our parent that will address our right of first offer with respect to our parents’s equity interest in PennTex Permian to the extent that our parent elects to divest of such equity interest and our license to use the “PennTex” trademark and name.

Right of First Offer.    Under the omnibus agreement, if our parent decides to sell, transfer or otherwise dispose of all or a portion of its equity interest in PennTex Permian (other than (i) to an affiliate who agrees to be bound by the right of first offer or (ii) in connection with the foreclosure on such asset by any lenders under any credit arrangements of our parent), our parent will provide us with the opportunity to make the first offer to it. In any case, our decision to make any offer will require the approval of the conflicts committee of the board of directors of our general partner. This right of first offer will terminate if our parent ceases to control our general partner.

If our parent elects to sell its equity interest in PennTex Permian, and we make an offer to purchase all or a portion of such interest, we and our parent will negotiate the terms of such transfer in good faith for a period of up to 20 days. If we and our parent are unable to reach an agreement during this 20-day period, then our parent may only sell its equity interest in PennTex Permian to a third party during the subsequent 120-day period if the terms and conditions of such sale are not more favorable in the aggregate to such party than the terms and conditions proposed to us and the price is equal to or greater than the price offered by us. If a transfer to a third party does not occur during this 120-day period, then our right of first offer will reset, and our parent will be required to provide us with the opportunity to make an offer to purchase any equity interest in PennTex Permian that our parent elects to sell. The consummation and timing of any acquisition by us of any equity interests in PennTex Permian covered by our right of first offer will depend on, among other things, the decision by our parent to sell such equity interests, our ability to reach an agreement with our parent on price and other terms and our ability to obtain financing on acceptable terms. Accordingly, we can provide no assurance whether, when or on what terms we will be able to successfully consummate any future acquisitions pursuant to our rights of first offer, and our parent is under no obligation to accept any offer that we may choose to make.

Name and Trademark.    Under the omnibus agreement, our parent will grant us a license to use the “PennTex” trademark and names, and we will agree to use such names and trademarks in accordance with such quality standards established by our parent and communicated to us from time to time.

Registration Rights Agreement

In connection with the closing of this offering, we will enter into a registration rights agreement with PennTex Development and MRD WHR LA. Pursuant to the registration rights agreement, we may be required to register the sale of the common units and subordinated units issued or issuable to PennTex Development, MRD WHR LA or their respective transferees in connection with our formation transactions (including any common units issuable upon conversion of such subordinated units pursuant to the terms of the partnership agreement) in certain circumstances. We refer to these securities collectively as the “Registrable Securities.”

Demand Registration Rights.    At any time after the 180 day period following the closing of this offering, each holder group (as defined in the registration rights agreement) has the right to require us by written notice to register the sale of a number of its Registrable Securities held by the holders in such holder group in an underwritten offering, including requiring us to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period.

Piggy-back Registration Rights.    If, at any time, we propose to register an offering of our securities (subject to certain exceptions) for our own account, then we must give notice to each holder that owns at least $0.5 million of our Registrable Securities to allow it to include a specified number of Registrable Securities in that registration statement.

Redemptive Offerings.    We may be required pursuant to the registration rights agreement to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from any holder of at least 2% of our Registrable Securities. We are not obligated to effect any such redemption, however, if the anticipated aggregate offering price included in such offering is less than $25.0 million.

Conditions and Limitations; Expenses.    The registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of Registrable Securities to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective. The obligations to register Registrable Securities under the registration rights agreement will terminate when no Registrable Securities remain outstanding. Registrable Securities will cease to be covered by the registration rights agreement (i) when they have been sold pursuant to an effective registration statement under the Securities Act, (ii) when they have been disposed of pursuant to Rule 144 (or any similar provision then in effect) under the Securities Act; (iii) with respect to Registrable Securities held by PennTex Development or MRD WHR LA or their respective transferees, ten years after PennTex Development or MRD WHR LA, as applicable, ceases to be an affiliate of our general partner; (iv) when they have been redeemed by us or acquired by one of our subsidiaries; (v) when they have been sold in a private transaction in which the transferor’s rights under the registration rights agreement are not assigned to the transferee; or (vi) two years after they have been sold in a private transaction in which the transferee is not an affiliate of our general partner.

Services and Secondment Agreement

In connection with the closing of this offering, we will enter into a services and secondment agreement with our general partner, our parent and PennTex Management.

Secondment.    PennTex Management will second certain employees to our general partner to provide operational and maintenance services with respect to our initial assets. During their period of secondment to our general partner, the seconded employees will be under the management and supervision of our general partner.

Our general partner will reimburse PennTex Management for the cost of any seconded employees, including their wages and benefits. If a seconded employee does not devote 100% of his or her time to providing services to our general partner, our general partner will reimburse PennTex Management for only a prorated portion of such employee’s overall wages and benefits, based on the percentage of the employee’s time spent working for us. PennTex Management will bill our general partner monthly in arrears for services provided during the prior month, and payment will be due within 15 days of our general partner’s receipt of the invoice.

Payment of Administrative Fee and Reimbursement to Parent and its Affiliates.    We will pay our parent an administrative fee for the provision of various management and administrative services for our benefit, including executive services of employees of our general partner who devote less than 50% of their business time to our business and affairs, financial and administrative services (including treasury and accounting), information technology, legal services, health, safety and environmental services, human resources services, business development services, investor relations and government relations, tax matters and insurance administration. The administrative fee for the period from the closing of this offering through the end of the 2016 fiscal year will be paid monthly and will be calculated as follows: (i) for the period from the closing of this offering to and including the last day of the month in which the closing occurs, the administrative fee will be $8,219 per day; (ii) for each month following the month in which the closing of this offering occurs to and including the month of September 2015, the administrative fee will be $250,000 per month; (iii) for each month during the third quarter of 2015, the administrative fee will be $416,666 and (iv) for each month during the 2016 fiscal year, the administrative fee will be $666,667. With respect to the 2017 fiscal year and each subsequent year through the end of the term of the services and secondment agreement, our parent and our general partner will negotiate in good faith and mutually agree on an annual administrative fee for the upcoming year, which will be payable in equal monthly installments. If our parent and our general partner are unable to agree on the amount of such administrative fee on or prior to December 1 of the preceding year, then such administrative fee will equal the administrative fee for the preceding year (or, with respect to the 2017 fiscal year, $8.0 million) as increased by a percentage equal to the change in the producer price index over the previous 12 months; provided, however, that if our parent and our general partner are unable to agree on the amount of the administrative fee on or prior to March 31, then our parent will have the right to terminate the provision of the management and administrative services, without penalty. If the services and secondment agreement is not terminated and our parent and our general partner agree on the amount of the administrative fee, then our parent will thereafter charge such agreed-upon administrative fee for the remainder of the year.

We will also reimburse our parent and its affiliates for all other direct or allocated costs and expenses incurred by our parent and its affiliates on our behalf. The administrative fee and reimbursement under the services and secondment agreement will be in addition to reimbursement of our general partner and its affiliates for certain costs and expenses incurred on our behalf for managing and controlling our business and operations as required by our partnership agreement.

Indemnification.    Under the services and secondment agreement, our parent and its subsidiaries will indemnify us from any claims, losses or liabilities incurred by us, including third-party claims, arising from their performance of the agreement; provided, however, our parent and its subsidiaries will not be obligated to indemnify us for any claims, losses or liabilities arising out of our gross negligence, bad faith or reckless disregard with respect to any services provided under the services and secondment agreement.

Term and Termination.    The services and secondment agreement will have an initial term of 10 years and will automatically extend for successive renewal terms of five years each, unless terminated by either party upon at least 30 days’ prior written notice before the end of the initial term or any renewal term. In addition, our general partner may reduce the level of services provided by our parent under the services and secondment agreement at any time, and we may terminate the agreement at any time upon 30 days’ prior written notice. The agreement may also be terminated by any party if our parent ceases to control our general partner.

Procedures for Review, Approval and Ratification of Transactions with Related Persons

We expect that the board of directors of our general partner will adopt policies for the review, approval and ratification of transactions with related persons. We anticipate the board will adopt a written code of business conduct and ethics, under which a director would be expected to bring to the attention of our chief executive officer or the board any conflict or potential conflict of interest that may arise between the director or any affiliate of the director, on the one hand, and us or our general partner on the other. The resolution of any such conflict or potential conflict should, at the discretion of the board in light of the circumstances, be determined by a majority of the disinterested directors.

If a conflict or potential conflict of interest arises between our general partner or its affiliates, on the one hand, and us or our unitholders, on the other hand, the resolution of any such conflict or potential conflict should be addressed by the board of directors of our general partner in accordance with the provisions of our partnership agreement. At the discretion of the board in light of the circumstances, the resolution may be determined by the board in its entirety or by the conflicts committee.

Upon our adoption of our code of business conduct, we would expect that any executive officer will be required to avoid conflicts of interest unless approved by the board of directors of our general partner.

Please read “Conflicts of Interest and Fiduciary Duties—Conflicts of Interest” for additional information regarding the relevant provisions of our partnership agreement.

The code of business conduct and ethics described above will be adopted in connection with the closing of this offering, and as a result, the transactions described above were not reviewed according to such procedures.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, officers, affiliates and owners (including PennTex Development and MRD WHR LA), on the one hand, and us and our limited partners, on the other hand. Conflicts may arise as a result of the duties of our general partner and its directors and officers to act for the benefit of its owners, which may conflict with our interests and the interests of our public unitholders. We are managed and operated by the board of directors and officers of our general partner, PennTex GP, which is owned by PennTex Development and MRD WHR LA. All of our initial officers and certain of our initial directors are also officers or directors of PennTex Development. Although our general partner has a contractual duty to manage us in a manner that it believes is not adverse to our interests, the directors and officers of our general partner have a fiduciary duty to manage our general partner in a manner that is beneficial to PennTex Development and MRD WHR LA. Our partnership agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to the limited partners and the partnership.

Whenever a conflict arises between our general partner or its owners and affiliates (including PennTex Development and MRD WHR LA), on the one hand, and us or our limited partners, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•	approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolution or course of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” if our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) subjectively believed such determination, other action or failure to act was in the best interests of the partnership. Please read “Management—Committees of the Board of Directors—Conflicts Committee” for information about the conflicts committee of our general partner’s board of directors. Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	entry into and repayment of current and future indebtedness;

•	issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

Therefore, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make the distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—Operating Surplus and Capital Surplus.”

In addition, our general partner may use an amount, initially equal to $         million, which would not otherwise constitute operating surplus, to pay distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Related to Cash Distributions—PennTex Development’s Right to Reset Incentive Distribution Levels.”

The directors and officers of PennTex Development have a fiduciary duty to make decisions in the best interests of the owners of PennTex Development, which may be contrary to our interests.

The officers and certain directors of our general partner who are also officers and directors of PennTex Development have fiduciary duties to PennTex Development that may cause them to pursue business strategies that disproportionately benefit PennTex Development or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•

our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it subjectively believed that the decision was in the best interests of the partnership, and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

•

our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful; and

•

in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates (including PennTex Development), on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•

expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•	preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•	acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging our assets or merging or otherwise combining us with or into another person;

•	negotiating, executing and performing contracts, conveyance or other instruments;

•	distributing cash;

•	selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•	maintaining insurance for our benefit;

•	forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•

controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•	indemnifying any person against liabilities and contingencies to the extent permitted by law;

•

purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•	entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “Our Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates (including PennTex Development) own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “Our Partnership Agreement—Limited Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than guaranteeing debt of its affiliates and those activities incidental to its ownership of interests in us.

However, affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and PennTex Development or its affiliates may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially PennTex Development) have the right, at any time when there are no subordinated units outstanding and they have received incentive distributions at the highest level to which they are entitled (50%) for each of the prior four consecutive fiscal quarters and the amount of each such distribution did not exceed the adjusted operating surplus, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, a baseline distribution amount will be calculated equal to an amount equal to the average cash distribution per common unit for the two full fiscal quarters immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that PennTex Development would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, PennTex Development may transfer the incentive distribution rights at any time. It is possible that PennTex Development or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions—General Partner Interest and Incentive Distribution Rights.”

Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it subjectively believed its actions or omissions were in the best interests of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or holders of a majority of our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders	The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “Our Partnership Agreement—Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. Unitholders are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of unitholders in and to partnership distributions, please read this section and “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC will serve as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There will be no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically becomes bound by the terms and conditions of our partnership agreement; and

•

gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and this offering.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions”;

•	with regard to the duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•	with regard to the transfer of common units, please read “Description of the Common Units—Transfer of Common Units”; and

•	with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

Our partnership was organized in August 2014, and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to engage, directly or indirectly, in any business activity that our general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, acquiring and developing midstream energy infrastructure assets, our general partner has no current plans to do so and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of our partnership or our limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters that require the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the outstanding common units, excluding those common units held by our general partner and its affiliates, and a majority of the outstanding subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the outstanding common units.

In voting their common units and subordinated units, our general partner and its affiliates will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of our partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Termination and Dissolution.”

Withdrawal of the general partner	No approval right. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates, for cause. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of the general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	Any holder of our incentive distribution rights (including our parent and MRD WHR LA) may transfer any or all of its incentive distribution rights to an affiliate or another person without a vote of our unitholders. Please read “—Transfer of Incentive Distribution Rights.”

Reset of incentive distribution levels	No approval right.

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in Our General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that it otherwise acts in conformity with the provisions of our partnership agreement, its liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital it is obligated to contribute to us for its common units plus its share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right of, by the limited partners as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in Louisiana and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a member of our operating company may require compliance with legal requirements in the jurisdictions in which our operating company conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interests in our operating subsidiaries or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue those interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The other holders of common units will not have preemptive rights to acquire additional common units or other partnership interests.

Amendment of Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would, among other actions:

•

enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). Upon the completion of this offering, excluding common units that may be purchased by employees, executive officers, directors and director nominees of our general partner and certain of its affiliates under our directed unit program, our general partner and its affiliates will own approximately     % of the outstanding common units and     % of the outstanding subordinated units (or     % of the outstanding common and     % of the outstanding subordinated units if the underwriters exercise in full their option to purchase additional common units from us).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, each as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that our general partner determines to be necessary or appropriate in connection with the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement or plan of conversion that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•

mergers with, conveyances to or conversions into another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conveyance or conversion other than those it receives by way of the merger, conveyance or conversion; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion of counsel.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of our partnership requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate, or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and our general partner determines that the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor;

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	the entry of a decree of judicial dissolution of our partnership; or

•	there being no limited partners, unless we are continued without dissolution in accordance with the Delaware Act.

Upon a dissolution under the first clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days’ written notice to our unitholders.

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal the holders of a unit majority agree in writing to continue our business by appointing a successor general partner. Please read “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is for cause and is approved by the vote of the holders of not less than 66 2/3% of our outstanding units, including units held by our general partner and its affiliates, voting together as a single class, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a separate class, and the outstanding subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal. At the closing of this offering, excluding common units that may be purchased by employees, executive officers, directors and director nominees of our general partner and certain of its affiliates under our directed unit program, our general partner and its affiliates will own approximately     % of our outstanding limited partner units, including     % of our subordinated units (or a     % of our outstanding limited partner units if the underwriters exercise in full their option to purchase additional common units).

In the event of the removal of our general partner under circumstance where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws, the departing general partner will have the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner will become a limited partner and its general partner interest and all of its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in Our General Partner

At any time, PennTex Development, MRD WHR LA and their respective affiliates may sell or transfer all or part of the membership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

At any time, any holders of our incentive distribution rights (including PennTex Development and MRD WHR LA) may sell or transfer their incentive distribution rights to an affiliate or third party without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove PennTex GP as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates or any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of the board of directors of our general partner. Please read “—Withdrawal or Removal of Our General Partner.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ written notice.

The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Common Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend our partnership agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners (or their beneficial owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the federal income tax status of our limited partners (and their beneficial owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of such person’s federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its beneficial owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•	obtain proof of the nationality, citizenship or other related status of our limited partners (or their beneficial owners, to the extent relevant); and

•

permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to its percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, a direct transferee of our general partner and its affiliates or a transferee of such direct transferee who is notified by our general partner that it will not lose its voting rights, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum, or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units as a single class. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•

any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of us or our subsidiaries, an affiliate of us or our subsidiaries or any entity set forth in the preceding three bullet points;

•

any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their affiliates, excluding any such person providing, on a fee-for-service basis, trustee, fiduciary of custodial services; and

•

any person designated by our general partner because such person’s status, service or relationship expose such person to potential claims or suits relating to our or our subsidiaries’ business and affairs.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We will purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against such liabilities under our partnership agreement.

Any expenses incurred by an indemnified person in connection with any indemnification will be advanced by us.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner and its affiliates for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Subject to the services and secondment agreement, these expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine in good faith the expenses that are allocable to us. The expenses for which we are required to reimburse our general partner and its affiliates are not subject to any caps or other limits except for the administrative fee we will pay our parent pursuant to the services and secondment agreement for the provision of certain management and general administrative services. Please read “Certain Relationships and Related Transactions—Agreements with Affiliates in Connection with the Transactions—Services and Secondment Agreement.”

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For fiscal and tax reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent registered public accounting firm. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining its federal and state tax liability and filing its federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to its interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at its own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership interests proposed to be sold by our general partner or any of its affiliates, other than individuals, or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all reasonable expenses incidental to the registration, excluding underwriting discounts and commissions.

In addition, in connection with the completion of this offering, we expect to enter into a registration rights agreement with PennTex Development and MRD WHR LA. Pursuant to the registration rights agreement, we will be required to file a registration statement upon request of a holder group to register the common units and subordinated units held by the holders in such holder group in connection with our formation transactions (including any common units issuable upon the conversion of such subordinated units pursuant to the terms of the partnership agreement). Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from any holder of at least 2% of our Registrable Securities. In addition, the registration rights agreement gives each holder that owns at least $0.5 million of our Registrable Securities “piggyback” registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of PennTex Development and MRD WHR LA and, in certain circumstances, to third parties. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement” and “Units Eligible for Future Sale.”

Exclusive Forum

Our partnership agreement will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any claims, suits, actions or proceedings (1) arising out of or relating in any way to our partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our partnership agreement or the duties, obligations or liabilities among our partners, or obligations or liabilities of our partners to us, or the rights or powers of, or restrictions on, our partners or us), (2) brought in a derivative manner on our behalf, (3) asserting a claim of breach of a duty owed by any of our, or our general partner’s, directors, officers, or other employees, or owed by our general partner, to us or our partners, (4) asserting a claim against us arising pursuant to any provision of the Delaware Act or (5) asserting a claim against us governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation or similar governing documents have been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our partnership agreement to be inapplicable or unenforceable in such action.

UNITS ELIGIBLE FOR FUTURE SALE

After the sale of the common units offered by this prospectus, PennTex Development will hold an aggregate of              common units and              subordinated units, and MRD WHR LA will hold an aggregate of              common units and              subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. The sale of these common and subordinated units could have an adverse impact on the price of the common units or on any trading market that may develop.

Our common units sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act other than any units purchased in this offering by the directors, director nominees, executive officers and employees of our general partner and certain of its affiliates pursuant to direct sales or the directed unit program, which will be subject to the lock-up restrictions described below. None of the directors or officers of our general partner own any common units prior to the closing of this offering; however, they may purchase common units through the directed unit program or otherwise. Please read “Underwriting.” Additionally, any common units held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits common units acquired by an affiliate of ours to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the common units outstanding; or

•	the average weekly reported trading volume of our common units for the four weeks prior to the sale.

Sales under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least six months, would be entitled to sell those common units under Rule 144, subject only to the current public information requirement. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned our common units for at least one year, would be entitled to sell those common units under Rule 144 without regard to the other provisions.

Our partnership agreement provides that we may issue an unlimited number of limited partner interests of any type and at any time without a vote of the unitholders. Any issuance of additional common units or other limited partner interests would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “Our Partnership Agreement—Issuance of Additional Securities.”

Under our partnership agreement, our general partner and its affiliates will have the right to cause us to register under the Securities Act and applicable state securities laws the offer and sale of any units that they hold. Subject to the terms and conditions of the partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. Our general partner and its affiliates will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any applicable state securities laws arising from the registration statement or prospectus. We will bear all reasonable costs and expenses incidental to any registration, excluding any underwriting discount. Except as described below, our general partner and its affiliates may sell their units in private transactions at any time, subject to compliance with applicable laws.

In addition, in connection with the completion of this offering, we expect to enter into a registration rights agreement with PennTex Development and MRD WHR LA. Pursuant to the registration rights agreement, we will be required to file a registration statement upon request of a holder group to register the common units and subordinated units held by the holders in such holder group in connection with our formation transactions (including any common units issuable upon the conversion of such subordinated units pursuant to the terms of the partnership agreement). Pursuant to the registration rights agreement and our partnership agreement, we may be required to undertake a future public or private offering and use the proceeds (net of underwriting or placement agency discounts, fees and commissions, as applicable) to redeem an equal number of common units from any holder of at least 2% of our Registrable Securities. In addition, the registration rights agreement gives each holder that owns at least $0.5 million of our Registrable Securities “piggyback” registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of PennTex Development and MRD WHR LA and, in certain circumstances, to third parties. Please read “Certain Relationships and Related Party Transactions—Agreements with Affiliates in Connection with the Transactions—Registration Rights Agreement.”

We, our general partner, our officers and directors, PennTex Development, MRD WHR LA and Louisiana Midstream, LLC have agreed that for a period of 180 days from the date of this prospectus they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units, subject to customary exceptions. Participants in our directed unit program will be subject to similar restrictions. Please read “Underwriting” for a description of these lock-up provisions.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section is a summary of the material tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the U.S. and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to our general partner and us, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed Treasury regulations promulgated under the Internal Revenue Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to PennTex Midstream Partners, LP and our operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), IRAs, real estate investment trusts (REITs) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Internal Revenue Code. In addition, the discussion only comments to a limited extent on state, local and foreign tax consequences. Accordingly, we encourage each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable tax laws.

No ruling has been requested from the IRS regarding our characterization as a partnership for tax purposes. Instead, we will rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP and are based on the accuracy of the representations made by us.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Common Units—Allocations Between Transferors and Transferees”) and (iii) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the transportation, processing, storage and marketing of natural gas. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than                 % of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

The IRS has made no determination as to our status or the status of our operating subsidiaries for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	we will be classified as a partnership for federal income tax purposes; and

•	each of our operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from us for federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Latham & Watkins LLP has relied include:

•	neither we nor any of the operating subsidiaries has elected or will elect to be treated as a corporation;

•

for each taxable year, more than 90% of our gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

We believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for units in that corporation, and then distributed that units to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to our unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income, to the extent of our current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of PennTex Midstream Partners, LP will be treated as partners of PennTex Midstream Partners, LP for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of PennTex Midstream Partners, LP for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in PennTex Midstream Partners, LP. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in PennTex Midstream Partners, LP for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-through of Taxable Income

Subject to the discussion below under “—Tax Consequences of Unit Ownership—Entity-Level Collections” we will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether we make cash distributions to him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions

Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “—Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by us of cash to that unitholder. To the extent our distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Tax Consequences of Unit Ownership—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of common units in this offering who owns those common units from the date of closing of this offering through the record date for distributions for the period ending                     ,             , will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be         % or less of the cash distributed with respect to that period. Thereafter, we anticipate that the ratio of allocable taxable income to cash distributions to the unitholders will increase. Our estimate is based upon many assumptions regarding our business operations, including assumptions as to our revenues, capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we will adopt and with which the IRS could disagree. Accordingly, we cannot assure you that these estimates will prove to be correct.

The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet we only distribute the minimum quarterly distributions on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units

A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner to the extent of the general partner’s “net value” as defined in Treasury Regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s units is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at-risk” with respect to our activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at-risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (1) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (2) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-level Collections

If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss, that loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts, as adjusted to take into account the unitholders’ share of nonrecourse debt.

Specified items of our income, gain, loss and deduction will be allocated to account for (1) any difference between the tax basis and fair market value of our assets at the time of this offering and (2) any difference between the tax basis and fair market value of any property contributed to us by PennTex Development, MRD WHR LA and their respective affiliates (or by a third party) that exists at the time of such contribution, together referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as “Section 704(c) Allocations,” to a unitholder purchasing common units from us in this offering will be essentially the same as if the tax bases of our assets were equal to their fair market values at the time of this offering. In the event we issue additional common units or engage in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to our unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax, or NIIT, is imposed on certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (1) the unitholder’s net investment income and (2) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (1) undistributed net investment income and (2) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins. The U.S. Department of the Treasury and the IRS have issued Treasury Regulations that provide guidance regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in our common units.

Section 754 Election

We will make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of Common Units—Constructive Termination.” The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in our assets with respect to a unitholder will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

We will adopt the remedial allocation method as to all our properties. Where the remedial allocation method is adopted, the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Uniformity of Units.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Units.” A unitholder’s tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position we take that understates deductions will overstate the common unitholder’s basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether our method for taking into account Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code or if we use an aggregate approach as described above, as there is no direct or indirect controlling authority addressing the validity of these positions. Moreover, the IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to (1) this offering will be borne by PennTex Development, MRD WHR LA and their respective affiliates, and (2) any other offering will be borne by PennTex Development, MRD WHR LA and all of our unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units—Recognition of Gain or Loss.”

The costs we incur in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “—Tax Consequences of Unit Ownership—Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate units, but, according to the Treasury Regulations, he may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations between Transferors and Transferees

In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The U.S. Treasury Department has issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have technically terminated our partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Immediately after this initial public offering, PennTex Development and MRD WHR LA will, between them, own     % of the total interests in our capital and profits. Therefore, a transfer by PennTex Development and MRD WHR LA of all or a portion of their interests in us could result in a termination of us as a partnership for federal income tax purposes. Our technical termination would, among other things, result in the closing of our taxable year for all unitholders, which would result in us filing two tax returns (and our unitholders could receive two schedules K-1 if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. Our termination currently would not affect our classification as a partnership for federal income tax purposes, but instead we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections, including a new election under Section 754 of the Internal Revenue Code, and could be subject to penalties if we are unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets.

Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership—Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units. Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the U.S. because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, our quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our earnings and profits, as adjusted for changes in the foreign corporation’s

“U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (1) he owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (2) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of our assets may consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Internal Revenue Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Internal Revenue Code), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders.

To the extent we have FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-U.S. entities may be subject to withholding on distributions they receive from us, or their distributive share of our income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

•	a person that is not a U.S. person;

•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

•	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us, or any of our investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. We do not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions and potentially greater amounts than described above at “—Administrative Matters—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. Any modification to the federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet the exception for us to be treated as a partnership for federal income tax purposes. Please read “—Partnership Status.” We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in our common units.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We will initially own property and do business in Louisiana, which imposes an income tax on individuals, corporations and other entities. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirements, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—Tax Consequences of Unit Ownership—Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state tax, local tax, alternative minimum tax or foreign tax consequences of an investment in us.

INVESTMENT IN PENNTEX MIDSTREAM PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction restrictions imposed by Section 4975 of the Internal Revenue Code and may be subject to provisions under certain other laws or regulations that are similar to ERISA or the Internal Revenue Code or Similar Laws. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization.

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, or an ERISA Plan, and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•	whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1) (C) of ERISA and any other applicable Similar Laws;

•	whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•

whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and any other applicable Similar Laws (please read the discussion under “—Prohibited Transaction Issues” below);

•

whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (please read the discussion under “—Plan Asset Issues” below); and

•

whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan or IRA.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans and certain IRAs that are not considered part of an employee benefit plan from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the employee benefit plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the ERISA Plan that engaged in such a prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Internal Revenue Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1)	the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable Department of Labor regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2)	the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)	there is no significant investment by benefit plan investors, which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by an employee benefit plan, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

With respect to an investment in our common units, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above and may also satisfy the requirements in (3) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (3)).

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revenue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences of such purchase under ERISA, the Internal Revenue Code and Similar Laws in light of the serious penalties, excise taxes and liabilities imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

Citigroup Global Markets Inc., Barclays Capital Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as representatives of the underwriters named below in connection with this offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of common units set forth opposite the underwriter’s name.

Underwriter	Number of Common Units
Citigroup Global Markets Inc.
Barclays Capital Inc.
RBC Capital Markets, LLC
Wells Fargo Securities, LLC
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
SunTrust Robinson Humphrey, Inc.
Tudor, Pickering, Holt & Co. Securities, Inc.

Total

We will pay an aggregate structuring fee of $         million to Citigroup Global Markets Inc. and Barclays Capital Inc. for the evaluation, analysis and structuring of our partnership.

The underwriting agreement provides that the obligations of the underwriters to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the common units (other than those covered by the underwriters’ option to purchase additional common units described below) if they purchase any of the common units.

Common units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any common units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per unit. If all the common units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts. Sales of common units made outside the United States may be made by affiliates of the underwriters.

If the underwriters sell more common units than the total number set forth in the table above, we have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to             additional common units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common units approximately proportionate to that underwriter’s initial purchase commitment. Any common units issued or sold under the option will be issued and sold on the same terms and conditions as the other common units that are the subject of this offering. If the underwriters do not exercise their option to purchase additional common units, we will issue          common units to PennTex Development and          common units to MRD WHR LA at the expiration of the option for no additional consideration. If the underwriters exercise their option to purchase additional common units in full, the additional net proceeds will be $         million. All of the net proceeds from any exercise of such option will be used to make additional cash distributions to each of PennTex Development and MRD WHR LA in proportion to the respective number of common units each such unitholder would have been entitled to receive if the underwriters did not exercise such option as set forth above. Any remaining common units not purchased by the underwriters pursuant to any exercise of the option will be issued to each of PennTex Development and MRD WHR LA in proportion to the amounts set forth above for no additional consideration. Accordingly, the exercise of the underwriters’ option will not affect the total number of units outstanding.

We, our general partner, our officers, directors, PennTex Development, MRD WHR LA and Louisiana Midstream, LLC have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any common units or any securities convertible into or exchangeable for our common units, subject to customary exceptions. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, will be with notice.

The underwriters have reserved for sale, at the initial public offering price, up to     % of the common units being offered by this prospectus for sale to employees, executive officers, directors and director nominees of our general partner and certain of its affiliates who have expressed an interest in purchasing common units in the offering. The number of common units available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved common units. Any reserved common units not so purchased will be offered by the underwriters to the general public on the same terms as the other common units. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed units. Except for certain of our executive officers and directors who have entered into lock-up agreements as contemplated in the immediately preceding paragraph, each person buying units through the directed units program has agreed that, for a period of 180 days from the date of this prospectus, he or she will not, without the prior written consent of Citigroup Global Markets Inc., dispose of or hedge any units or any securities convertible into or exchangeable for our common units with respect to units purchased in the program, subject to customary exceptions. For certain executive officers and directors purchasing units through the directed units program, the lock-up agreements contemplated in the immediately preceding paragraph will govern with respect to their purchases. Citigroup Global Markets Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, will be with notice.

Prior to this offering, there has been no public market for our common units. Consequently, the initial public offering price for the common units was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the common units will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common units will develop and continue after this offering.

We have applied to have our common units listed on NASDAQ under the symbol “PTXP.”

The following tables show the underwriting discounts and commissions that are payable by us to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common units.

Paid by Us
	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering will be $         (excluding underwriting discounts and commissions and the structuring fee). In addition, we have agreed to reimburse the underwriters for certain of their expenses in an amount up to $20,000.

In connection with the offering, the underwriters may purchase and sell common units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional common units, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of common units than they are required to purchase in the offering.

•	“Covered” short sales are sales of common units in an amount up to the number of common units represented by the underwriters’ option to purchase additional common units.

•	“Naked” short sales are sales of common units in an amount in excess of the number of common units represented by the underwriters’ option to purchase additional common units.

•	Covering transactions involve purchases of common units either pursuant to the underwriters’ option to purchase additional common units or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase common units in the open market or must exercise their option to purchase additional common units. In determining the source of common units to close the covered short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the underwriters’ option to purchase additional common units.

•	Stabilizing transactions involve bids to purchase common units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on NASDAQ, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Specifically, affiliates of each of the underwriters (except J.P. Morgan Securities LLC and Tudor, Pickering, Holt & Co. Securities, Inc.) are lenders under the existing credit facilities of PennTex Operating or our parent and, accordingly, will receive a portion of the proceeds from this offering. In addition, we anticipate that affiliates of each of the underwriters (except Tudor, Pickering, Holt & Co. Securities, Inc.) will be lenders under our new revolving credit facility. In connection with these transactions, the underwriters and their affiliates received customary fees for their services.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, we expect affiliates of certain of the underwriters will be lenders under our revolving credit facility we will enter into in connection with the closing of this offering. Certain of the underwriters or their affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy could include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Direct Participation Program Requirements

Because the Financial Industry Regulatory Authority, Inc. (“FINRA”) views the common units offered hereby as interests in a direct participation program, there is no conflict of interest between us and the underwriters under FINRA Rule 5121 and this offering is being made in compliance with FINRA Rule 2310. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

Electronic Distribution

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common units have been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common units for resale in Australia within 12 months of such common units being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Hong Kong

The common units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common units offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The common units have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the common units are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

common units, debentures and units of common units and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common units pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such common units, debentures and units of common units and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

VALIDITY OF OUR COMMON UNITS

The validity of our common units will be passed upon for us by Latham & Watkins LLP, Houston, Texas. Certain legal matters in connection with our common units offered hereby will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The balance sheet of PennTex Midstream Partners, LP at December 31, 2014, appearing in this Prospectus and Registration Statement has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of PennTex North Louisiana, LLC and subsidiaries at December 31, 2014 and for the period from inception (March 17, 2014) through December 31, 2014, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act with respect to our common units offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information regarding us and our common units offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street NE, Washington, D.C. 20549. Copies of these materials may be obtained, upon payment of a duplicating fee, from the Public Reference Room of the SEC at 100 F Street NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

As a result of this offering, we will become subject to the reporting requirements of the Exchange Act. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our unitholders with annual reports containing financial statements certified by an independent public accounting firm.

PENNTEX MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA BALANCE SHEET

Introduction

The unaudited pro forma balance sheet of PennTex Midstream Partners, LP (the “Partnership,” “we,” “us,” or “our”) as of December 31, 2014 is derived from the historical audited financial statements of PennTex North Louisiana, LLC (“PennTex Operating” or “Predecessor”), our predecessor for accounting purposes, set forth elsewhere in this prospectus and is qualified in its entirety by reference to such historical financial statements and related notes contained therein. These pro forma financial statements have been prepared to reflect the initial public offering (the “Offering”) and related formation transactions of the Partnership.

In connection with the closing of this Offering, PennTex NLA Holdings, LLC (“PennTex NLA”) and MRD WHR LA Midstream LLC (“MRD WHR LA”) will contribute their respective 62.5% and 37.5% membership interest in PennTex Operating to us. This contribution will be recorded at historical cost as it is considered to be a reorganization of entities under common control. The unaudited pro forma balance sheet has been prepared as if the transactions to be effected at the completion of the Offering had taken place on December 31, 2014. The unaudited pro forma balance sheet has been prepared on the assumption that the Partnership will be treated as a partnership for federal income tax purposes. The unaudited pro forma balance sheet should be read in conjunction with the notes accompanying such unaudited pro forma balance sheet and with the historical PennTex Operating consolidated financial statements and related notes set forth elsewhere in this prospectus.

The unaudited pro forma balance sheet was derived by adjusting the historical PennTex Operating consolidated balance sheet. The adjustments are based upon currently available information and certain estimates and assumptions. Actual effects of these transactions may differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable and give appropriate effect to those assumptions and are properly applied in the unaudited pro forma balance sheet.

The unaudited pro forma balance sheet gives pro forma effect to the following:

•

the contribution by PennTex NLA and MRD WHR LA to us of their respective interests in PennTex Operating, in exchange for (i)          common units and              subordinated units, representing a         % limited partner interest in us, and $         million in cash to PennTex NLA and (ii)          common units, and             subordinated units, representing a         % limited partner interest in us, and $         million in cash to MRD WHR LA;

•	the conveyance by PennTex Midstream Partners, LLC (“PennTex Development” or our “parent”) of 7.5% of our general partner’s outstanding membership interests to MRD WHR LA;

•

the consummation of this offering, including our issuance of              common units to the public and 92.5% and 7.5% of our incentive distribution rights to PennTex Development and MRD WHR LA, respectively, and the application of the net proceeds of this offering as described in “Use of Proceeds”;

•	the distribution by PennTex NLA of common units, subordinated units and $ million in cash to PennTex Development;

•

the delivery by PennTex Development of              common units to the holder of its preferred units, which will be automatically exchanged by Penntex Development into our common units upon the completion of this offering;

•	the repayment of all outstanding borrowings under PennTex Operating’s existing credit facility, which will be terminated following such repayment; and

•	the effectiveness of our $275 million revolving credit facility, which will remain undrawn at the closing of this offering.

PENNTEX MIDSTREAM PARTNERS, LP

UNAUDITED PRO FORMA BALANCE SHEET

The pro forma combined balance sheet does not give effect to the estimated $4.0 million in incremental annual general and administrative expenses that we expect to incur as a result of being a publicly traded partnership. Additionally, it does not give effect to the administrative fee that we will pay to PennTex Development for the provision of certain services under the services and secondment agreement that we will enter into with our general partner, PennTex Development and PennTex Midstream Management Company, LLC at the closing of the Offering.

PennTex Midstream Partners, LP

Pro Forma Balance Sheet (Unaudited)

December 31, 2014

(In Thousands)

	Predecessor Historical	Offering and related formation transactions		PennTex Midstream Partners, LP Pro Forma
Assets
Current assets:
Cash and cash equivalents	$17,471		(a)
			(b)
			(e)
			(f)
Accounts receivable, net	22
Prepaid and other current assets	175

Total current assets	17,668

Property, plant and equipment, net	163,970
Intangible assets, net	8,410
Other non-current assets	610
Debt issuance costs	400		(e)

Total assets	$191,058

Liabilities and members’/partners’ equity
Current liabilities:
Accounts payable	$5,506
Due to affiliate	1,988
Other current liabilities	30,631

Total current liabilities	38,125

Long term debt, net	59,433		(f)
Other long term liabilities	13

Total liabilities	97,571

Membership interests:
PennTex NLA Holdings, LLC membership interests	95,259
MRD WHR LA membership interests	(1,772)

Total membership interests	93,487		(c)
Limited Partners’ Units:
Common units—public	—		(d)(g)
Common units—PennTex Development	—		(d)(g)
Common units—MRD WHR LA	—		(d)
Subordinated units—PennTex Development	—		(d)
Subordinated units—MRD WHR LA	—		(d)

Total members’/partners’ equity	$93,487

Total liabilities and members’/partners’ equity	$191,058

See Notes to Unaudited Pro Forma Balance Sheet.

PENNTEX MIDSTREAM PARTNERS, L.P.

NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

1. Basis of Presentation, Transactions and this Offering

The historical financial information is derived from the audited historical balance sheet of the Predecessor that are included elsewhere in the prospectus. The pro forma adjustments have been prepared as if this Offering and the transactions described in this prospectus had taken place on December 31, 2014. The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.

2. Pro Forma Adjustments and Assumptions

The adjustments are based on currently available information and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A general description of these transactions and adjustments is provided as follows:

(a)	Reflects the net proceeds of $ million, which consists of $ million of gross proceeds from the issuance and sale of million common units at an assumed initial offering price of $ per unit, less underwriting discounts, structuring fee and offering expenses.

(b)	Reflects the distribution to PennTex NLA and MRD WHR LA of $ million and $ million of the net proceeds from the Offering, respectively.

(c)	Reflects the elimination of membership interests and the reclassification to PennTex Midstream Partners, LP Partners capital.

(d)	Reflects adjustments to the Partnership’s capital, as follows (in millions):

December 31, 2014
Gross proceeds from initial public offering (see note (a))
Distribution to PennTex NLA and MRD WHR LA (see notes (b) and (g))
Underwriting discounts and structuring fee (see note (a))
Expenses and costs of initial public offering (see note (a))
Distribution of common units and subordinated units from PennTex NLA to PennTex Development

(e)	Reflects the effectiveness of our $275 million revolving credit facility, which will remain undrawn at the closing of this offering.

(f)	Reflects the repayment of outstanding borrowing under PennTex Operating’s existing credit facility and termination of the facility.

(g)	Reflects the automatic exchange by PennTex Development of its preferred units for common units that will be distributed to PennTex Development in connection with the Offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of PennTex Midstream GP, LLC, and Unitholders of

PennTex Midstream Partners, LP

We have audited the accompanying balance sheet of PennTex Midstream Partners, LP (the “Partnership”) as of December 31, 2014. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of PennTex Midstream Partners, LP as of December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

April 15, 2015

PENNTEX MIDSTREAM PARTNERS, LP

BALANCE SHEET

As of December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$—

Total current assets	—

Total assets	$—

Liabilities and membership interests
Partner interests:
Limited partner’s interest	$2,000
General partner’s interest	—
Subscription receivable	(2,000)

Total partner interests	—

Total liabilities and membership interests	$—

The accompanying notes are an integral part of these financial statements.

PENNTEX MIDSTREAM PARTNERS, LP

NOTES TO FINANCIAL STATEMENTS

1. Formation and Ownership

PennTex Midstream Partners, LP (the “Partnership,” “we,” “us,” and “our”) is a Delaware limited partnership formed on August 19, 2014 to acquire membership interests in PennTex North Louisiana, LLC (“PennTex Operating”) upon the consummation of the Partnership’s proposed initial public offering (the “Offering”). Generally, no limited partner of the Partnership is liable for the Partnership’s debt, liabilities or obligations, beyond such partner’s capital contribution. The Partnership’s business activities will be conducted under one operating segment.

2. Basis of Presentation

This balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, membership interests and cash flows have not been presented because the entity has had no business transactions or activities to date.

Subsequent events have been evaluated through April 15, 2015, the date these financial statements were issued.

3. Capitalization

The Partnership has issued a non-economic general partner interest to PennTex Midstream GP, LLC, (our “general partner”), and all of the outstanding limited partner interest to PennTex Midstream Partners, LLC (“PennTex Development”). PennTex Development, as the organizational limited partner, has not yet funded its $2,000 initial capitalization to the Partnership as of December 31, 2014, and we have presented this as a “subscription receivable.”

4. Business

PennTex Midstream Partners, LP was formed to own, operate, acquire and develop midstream energy infrastructure, with an initial focus in northern Louisiana. Prior to the completion of the Offering, the Partnership has had no operations.

Upon consummation of the Offering, we will enter into a services and secondment agreement with our general partner, PennTex Development and Penntex Midstream Management Company, LLC, pursuant to which PennTex Development will provide certain centralized corporate services to us.

Following the contribution of PennTex Operating to the Partnership, the closing of this offering and the related formation transactions, PennTex Development and MRD WHR LA will own 92.5% and 7.5% of the membership interests in our general partner, respectively, and will own 92.5% and 7.5% of our incentive distribution rights, respectively. In addition, we will issue common units, subordinated units and cash to each of MRD WHR LA and PennTex NLA.

5. Income Taxes

Since we are treated as a partnership for federal income tax purposes, we are not subject to federal income taxes. As a result, our partners are individually responsible for paying federal income taxes on their share of our taxable income. We have not incurred a direct federal or state income tax. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers

PennTex North Louisiana, LLC

We have audited the accompanying consolidated balance sheet of PennTex North Louisiana, LLC and subsidiaries (the “Company”) (a Development Stage Limited Liability Company) as of December 31, 2014, and the related consolidated statement of operations, membership interests and cash flows for the period from Inception (March 17, 2014) through December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PennTex North Louisiana, LLC at December 31, 2014, and the results of its operations and its cash flows for the period from Inception (March 17, 2014) through December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

April 15, 2015

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Consolidated Balance Sheet

As of December 31, 2014

(in Thousands)

ASSETS
Current assets:
Cash and cash equivalents	$17,471
Accounts receivable-related party, net	22
Prepaid and other current assets	175

Total current assets	17,668

Plant, property & equipment	164,074
Accumulated depreciation	(104)

Plant, property & equipment, net	163,970
Intangible assets, net	8,410
Prepaid and other non-current assets	610
Debt issuance costs	400

Total non-current assets	173,390

Total Assets	$191,058

Liabilities
Current liabilities:
Accounts payable	$5,506
Due to affiliates	1,988
Other current liabilities	30,631

Total current liabilities	38,125

Long-term debt, net	59,433
Other non-current liabilities	13

Total Liabilities	97,571

Membership interests:
PennTex NLA Holdings, LLC	95,259
MRD WHR LA Midstream LLC	(1,772)

Total membership interests	93,487

Total liabilities and membership interests	$191,058

The accompanying notes are an integral part of these financial statements.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Consolidated Statement of Operations

Period From March 17, 2014 (Inception) Through December 31, 2014

(in Thousands)

Revenues	$22

Operating expenses:
General and administrative expense	4,513
Operating and maintenance expense	123
Depreciation and amortization expense	113

Total operating expenses	4,749

Net loss	$(4,727)

The accompanying notes are an integral part of these financial statements.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Consolidated Statement of Membership Interest

As of December 31, 2014

(in Thousands)

	PennTex NLA Holdings, LLC Membership Interests	MRD WHR LA Midstream LLC Membership Interests	Total Membership Interests
Balance at March 17, 2014 (Inception)	$—	$—	$—
Contribution from Member at inception	3,106	—	3,106
Additional contributions from Member	95,108	—	95,108
Net loss	(2,955)	(1,772)	(4,727)

Balance at December 31, 2014	$95,259	$(1,772)	$93,487

The accompanying notes are an integral part of these financial statements.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Consolidated Statement of Cash Flows

Period From March 17, 2014 (Inception) Through December 31, 2014

(in Thousands)

Operating activities
Net loss	$(4,727)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	113
Changes in operating assets and liabilities:
Accounts receivable-related party	(22)
Prepaid and other current assets	(175)
Accounts payable	8
Due to/from affiliate	1,988
Other current liabilities	354

Cash used in operating activities	(2,461)

Investing activities
Property, plant and equipment expenditures	(129,196)
Intangible assets expenditures	(8,145)

Cash used in investing activities	(137,341)

Financing activities
Proceeds from long term debt, net of discount	59,459
Payments for debt issuance costs	(400)
Contributions from member	98,214

Cash provided by financing activities	157,273

Net change in cash and cash equivalents	17,471
Cash and cash equivalents—beginning of period	—

Cash and cash equivalents—end of period	$17,471

The accompanying notes are an integral part of these financial statements.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

1. Organization and Business Operations

Organization

PennTex Midstream Partners, LLC (“PennTex Development”) is a Delaware limited liability company focused on midstream energy infrastructure. PennTex Development was formed in January 2014 by Natural Gas Partners (“NGP”) and members of its management team to develop multi-basin midstream growth platforms focused on organic growth projects in partnership with oil and natural gas producers.

On January 28, 2014, PennTex Development formed PennTex NLA Holdings, LLC (“PennTex NLA”), as a wholly owned subsidiary. On March 17, 2014, PennTex NLA entered into a joint venture, PennTex North Louisiana, LLC (“PennTex Operating,” the “Company,” “we,” “our” and “us”), with MRD WHR LA Midstream LLC (“MRD WHR LA”), an affiliate of NGP and MRD Operating LLC (as successor by merger to WildHorse Resources, LLC) (“MRD Operating”). PennTex Operating’s membership interests are owned 62.5% by PennTex NLA and 37.5% by MRD WHR LA (collectively, the “Members”).

The Limited Liability Company Agreement of PennTex North Louisiana, LLC (the “PennTex Operating LLC Agreement”) sets forth capital contributions and cash distributions for the Members in proportion to their respective percentage ownership interests and provides that PennTex NLA is required to provide all of the capital necessary for the construction of the first two gas processing plants being developed by PennTex Operating. PennTex NLA is entitled to receive its return of capital for the first two gas processing plants plus an agreed upon return prior to any distributions being made to MRD WHR LA. MRD WHR LA will then receive subsequent distributions that will cover its deemed investment of 37.5% in the first two gas processing plants. All subsequent distributions will be allocated based on the Members’ respective ownership interests described above. For purposes of maintaining partner capital accounts, the PennTex Operating LLC Agreement specifies that items of income and loss shall be allocated among the Members in accordance with their respective percentage interests described above.

In accordance with the PennTex Operating LLC Agreement, capital accounts, separate from those presented in these financial statements, are maintained for the Members. The capital account provisions of the PennTex Operating LLC Agreement incorporate principles established for U.S. federal income tax purposes and are not comparable to the equity accounts reflected under GAAP in the Company’s financial statements.

PennTex Operating is developing our initial assets in two phases. We expect that the first phase of development, which we refer to as Phase I, will be completed in May 2015 and will include the Lincoln Parish Plant, a 200 MMcf/d design-capacity, cryogenic natural gas processing plant, and related natural gas gathering and residue gas transportation pipelines. We expect that the second phase of development, which we refer to as Phase II, will be completed in October 2015 and will increase our natural gas processing design capacity to 400 MMcf/d through the addition of the Mt. Olive Plant, a 200 MMcf/d design-capacity, cryogenic natural gas processing plant, and add pipeline capacity to transport NGLs and incremental volumes of residue gas. In addition to the development of our initial assets, we expect to pursue other opportunities for organic development and growth as producers in our region continue to increase production.

MRD Operating is our primary customer and is under common control with us (see Note 2 Summary of Significant Accounting Policies—Revenue Recognition). Except as required by law, no owner of PennTex Operating is liable for PennTex Operating’s debts, liabilities or obligations beyond such owner’s capital contribution, except for those items specifically described in Note 6 Commitments and Contingencies. Membership interests give the Members the right to participate in distributions and to exercise the other rights or privileges available to each entity under the PennTex Operating LLC Agreement.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

1. Organization and Business Operations (continued)

The processing plants and the associated pipelines are integrated, and our ability to operate the processing plants upon completion are contingent upon the completion of the pipelines as well. MRD Operating may terminate the processing agreement if the Lincoln Parish Plant is not operational by November 1, 2015, subject to certain conditions. Our processing agreement with MRD Operating is further described in Note 2 Summary of Significant Accounting Policies—Revenue Recognition.

Our operations to date have been mostly devoted to pre-construction and construction activities of natural gas gathering, processing and transportation facilities. We are operating and managing the business as one reportable segment. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our ultimate profitability will depend on, among other factors, obtaining financing, and completion of construction and commencement of commercial operations of the plants and associated assets.

Basis of Presentation

Our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). In our opinion, these audited financial statements contain all adjustments (which consist of normal recurring adjustments) necessary to fairly present our financial position, results of operations and cash flows for the period presented. Our consolidated financial statements include our accounts and those of our wholly owned subsidiaries, after the elimination of all intercompany accounts and transactions. All material intercompany balances and transactions have been eliminated.

Because we are a development stage entity, we have presented our financial statements in accordance with guidance applicable to a development stage limited liability company. Our Statement of Operations also includes expense allocations for certain company functions historically performed by PennTex Development, including allocations of general company expenses related to executive oversight, accounting, treasury, tax, legal and procurement and information technology. These allocations are based primarily on specific identification of time and/or activities associated with pre-construction and construction activities, employee headcount or capital expenditures. Our management believes the assumptions underlying the financial statements, including the assumptions regarding allocating general corporate expenses from PennTex Development, are reasonable. General company expenses allocated to us for which we will reimburse PennTex Development have been reflected as a payable due to affiliate.

These financial statements are not indicative of our future performance and do not reflect what our results of operations, financial position and cash flows would have been had we commenced our business and operated as an independent company during the period from March 17, 2014 (Inception) through December 31, 2014. The financial statements may not include all of the actual expenses that would have been incurred had we been a stand-alone company during the period presented and may not reflect our financial position and cash flows had we been a stand-alone company during the period presented. Actual costs that would have been incurred if we had been an independent stand-alone company would depend on multiple factors, including the organization’s structure and strategic decisions made in various areas, including information technology and infrastructure.

Subsequent events have been evaluated through April 15, 2015, the date these financial statements were issued.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies

Use of Estimates

The financial statements have been prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date, the reported amounts of expense and disclosure of contingencies. This includes estimates made in the assessment of potential impairment of our long-lived assets and estimates used to calculate allocation of expenses from PennTex Development. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely on projections of future operating performance. Although management believes these estimates are reasonable, actual results could differ from such estimates.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Accounts Receivable

Accounts receivable are related to gathering, processing and other services provided to independent natural gas producer customers and is recorded in our Consolidated Balance Sheet net of an allowance for doubtful accounts, if necessary. At December 31, 2014, the Company had accounts receivable with a related party of $22,000 related to our gathering services.

Intangible Assets

Intangible assets consist primarily of rights-of-way and land leases. The intangible assets are amortized over the shorter of the contractual terms, ranging from 71 years to in-perpetuity, or the estimated useful life of the plants or pipeline systems, which is 30 years upon commencement of operations.

Property, Plant and Equipment

Property, plant and equipment are recorded at historical cost of construction or acquisition. Expenditures for maintenance and repairs that do not add capacity or extend the useful life of an asset are expensed as incurred. Expenditures to extend the useful lives of the assets or enhance their productivity or efficiency from their original design are capitalized and depreciated over the expected remaining period of use. The carrying value of the assets is based on estimates, assumptions and judgments relative to useful lives and salvage values. Sales or retirements of assets, along with the related accumulated depreciation, are removed from the accounts and any gain or loss on disposition is included in the statement of operations. Costs related to projects during construction, including, as applicable, interest on funds borrowed to finance the construction of facilities, are capitalized as construction in progress.

Through December 31, 2014, construction costs represent payments made by us or made by PennTex Development and contributed to us, under two Gas Plant Sale and Installation Agreements (See Note 6 Commitments and Contingencies), other related third-party construction costs, capitalized interest and capitalized internal labor based on specific identification of time associated with construction activities. Prior to the formation of PennTex Operating, $3.1 million was funded and has been presented as a contribution from Member at inception in our Consolidated Statement of Membership Interests.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

We acquired two segments of pipeline totaling 13.4 miles on September 14, 2014. The total purchase price was $4.75 million. The two purchased segments are part of our gas gathering system, which connects and flows gas through interconnects with our system.

Depreciation of property, plant and equipment is recorded on a straight-line basis over the estimated useful lives. These estimates are based on various factors including age (in the case of acquired assets), manufacturing specifications, technological advances and historical data concerning useful lives of similar assets. The useful lives for the various classes of depreciable assets are as follows:

Range of Useful Lives (in years)
Gathering, processing and transportation	30
Vehicles	5
Hardware and software	5 to 7
General and other	3 to 7

Management reviews property, plant and equipment for impairment periodically, as well as, whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. No impairments related to property, plant and equipment for the period from March 17, 2014 (Inception) through December 31, 2014 have been recorded.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at a specified measurement date. Fair value estimates are based on either (a) actual market data or (b) assumptions that other market participants would use in pricing an asset or liability, including estimates of risk. A three-tier hierarchy has been established that classifies fair value amounts recognized or disclosed in the financial statements. The hierarchy considers fair value amounts based on observable inputs (Levels 1 and 2) to be more reliable and predictable than those based primarily on unobservable inputs (Level 3). The characteristics of fair value amounts classified within each level of the hierarchy are described as follows:

Level 1 — Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. An active market is one in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability. Substantially all of these inputs are observable in the marketplace throughout the full term of the derivative instrument, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 — Measure based on prices or valuation models that require inputs that are both significant to the fair value measurement and are less observable from objective sources (i.e., supported by little or no market activity).

The carrying amount of cash and cash equivalents, accounts receivable, prepaid assets, accounts payable and amounts due to affiliates approximates fair value due to the short-term maturity of these instruments.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

Capitalized Interest

Capitalized interest is determined by multiplying the Company’s weighted-average borrowing cost on debt by the average amount of qualifying costs incurred. Once an asset subject to interest capitalization is completed and placed in service, the associated capitalized interest is expensed through depreciation or impairment.

Asset Retirement Obligations

Accounting standards related to asset retirement obligations require us to evaluate whether future asset retirement obligations exist and whether the expected retirement date of the related costs of retirement can be estimated. The Company concluded that our assets, which include pipelines, compression facilities and processing plants will operate for an indeterminate future period when properly maintained. A liability for these asset retirement obligations is recorded only if and when a future retirement obligation with a determinable life is identified. There are no asset retirement obligations as of December 31, 2014, because there is no sufficient information to reasonably estimate such obligations and there are no current intentions of discontinuing use of any significant assets.

Revenue Recognition

We will earn revenue from gathering, processing and transportation services of natural gas and NGLs provided to natural gas producers. Revenue is recognized when all of the following criteria are met: (i) persuasive evidence of an exchange arrangement exists, (ii) delivery has occurred or service obligations have been fulfilled, (iii) the price is fixed or determinable and (iv) collectability is reasonably assured.

We are party to a 15-year processing agreement with MRD Operating to provide processing services at our processing plants. The agreement commences on the first day of the month after commercial operations of the Lincoln Parish Plant begin, which we anticipate will be during May 2015. The initial term of the agreement will end on the fifteenth anniversary of the in-service date of the Mt. Olive Plant, which we anticipate will be placed in service during October 2015. Under the processing agreement, MRD Operating has agreed to deliver a daily minimum volume of gas for processing through the term of the agreement, which will initially be 115,000 MMBtu/d. Upon the completion of the Mt. Olive Plant, MRD Operating’s minimum volume commitment will increase to 345,000 MMBtu/d. On July 1, 2016, MRD Operating’s minimum volume commitment will further increase to 460,000 MMBtu/d through June 30, 2026. During the first five years of this ten-year period, MRD Operating may from time to time, upon nine months’ notice, increase the minimum volume commitment in increments of 57,500 MMBtu/d up to an aggregate additional 230,000 MMBtu/d, subject to available capacity. On July 1, 2026, MRD Operating’s minimum volume commitment will return to 345,000 MMBtu/d until the fifteenth anniversary of the in-service date of the Lincoln Parish Plant, after which the minimum volume commitment will decrease to 115,000 MMBtu/d through the remainder of the initial term of the agreement. Any volumes of gas delivered up to the then-applicable minimum volume commitment will be considered firm reserved gas and be charged the firm fixed-commitment fee, and any volumes delivered in excess of such minimum volume commitment will be considered interruptible volumes and be charged the interruptible-service fixed fee. Pursuant to the processing agreement, MRD Operating will pay us a deficiency payment based on the firm-commitment fixed fee with respect to a particular quarterly period if the cumulative minimum volume commitment as of the end of such period exceeds the sum of (i) the cumulative volumes processed under the processing agreement as of the end of such period plus (ii) volumes corresponding to

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

deficiency payments incurred prior to such period. MRD Operating may utilize these deficiency payments as a credit for fees owed to us only to the extent it has delivered the total minimum volume commitment under the agreement within the initial 15-year term of the agreement. Additionally, all volumes delivered by MRD Operating in excess of the minimum volume commitment in a quarterly period will apply against and reduce, on a one-for-one basis, the cumulative minimum volume commitment used to calculate deficiency payments for future quarterly periods. Accordingly, interruptible volumes delivered in a quarterly period (and revenue attributable to such interruptible volumes) will reduce the deficiency payments that would otherwise be owed by MRD Operating with respect to a future quarterly period to the extent that MRD Operating’s delivered volumes in such future quarterly period are less than the minimum volume commitment for such future quarterly period. Deficiency payments are recorded as deferred revenue since MRD Operating may utilize these deficiency payments as credit for fees owed to us if it has delivered the total minimum volume commitment under the agreement within the initial 15-year term of the agreement. We will recognize deficiency payments into revenue once all contingencies or potential performance obligations associated with the related volumes have either (i) been satisfied through the processing of future excess volumes of natural gas, or (ii) expired (or lapsed) through the passage of time pursuant to the terms of the processing agreement.

On April 14, 2015, we entered into a gathering agreement with MRD Operating that commenced on December 20, 2014 and will remain in effect for 15 years from the date that our Phase I assets are placed in service. The agreement provides for the gathering of MRD Operating’s processable natural gas for delivery through the PennTex Gathering Pipeline to our processing plants and for MRD Operating’s payment of fees, including a firm capacity reservation payment and a usage fee component that is subject to a minimum volume commitment. For the period from the in- service date of the Phase I assets through November 30, 2019, (i) the firm capacity reservation payment is payable for a daily capacity of 460,000 MMBtu/d (subject to certain credits relating to the availability of gathering capacity), calculated monthly, and (ii) the usage fee is payable for volumes delivered into the gathering system, subject to a deficiency fee based on a specified minimum volume commitment that is calculated and paid on an annual basis. The amount of the specified minimum gathering volume commitment upon which the deficiency fee calculation is based will be equal to MRD Operating’s then applicable daily minimum volume commitment under the gas processing agreement (excluding the amount of any optional increase in such minimum processing volume commitment). Accordingly, the amount of such specified minimum gathering volume commitment will not be less than 115,000 MMBtu/d, nor more than 460,000 MMBtu/d. For the period from December 1, 2019 through the end of the gathering agreement term, no firm capacity reservation payment will be payable, and there will be a usage fee component, subject to the deficiency fee and specified minimum volume commitment described above.

In addition, the gathering agreement provides for the delivery of MRD Operating’s rich natural gas, on an interruptible basis, to facilities operated by DCP Midstream for a specified usage. Gathering volumes delivered to the DCP Midstream facilities are not subject to a deficiency fee or a minimum volume commitment but will be applied against the volume delivery requirements for purposes of the minimum volume commitment under our gathering agreement.

On April 14, 2015, we entered into a 15-year natural gas transportation agreement with MRD Operating that commences when our Phase I assets are placed in service. The agreement provides for the transportation of residue gas through the PennTex Residue Gas Pipeline from the outlet of our processing plants to delivery points at interconnections with third-party natural gas transportation pipelines providing access to Gulf Coast markets.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

MRD Operating will pay a usage fee for all volumes transported under the agreement. While the agreement does not provide for a minimum volume commitment, it does include a plant tailgate dedication pursuant to which all of MRD Operating’s residue gas produced from our processing plants will be delivered for transportation on the PennTex Residue Gas Pipeline.

On April 14, 2015, we entered into a 15-year NGL transportation agreement with MRD Operating that commences when our PennTex NGL Pipeline is placed in service. The agreement provides for the transportation of NGLs through the PennTex NGL Pipeline from the outlet of our processing plants to a delivery point connecting to DCP Midstream’s Black Lake pipeline in Ada, Louisiana. MRD Operating will pay a usage fee all volumes transported under the agreement. While the agreement does not provide for a minimum volume commitment, it does include a plant tailgate dedication pursuant to which all of MRD Operating’s NGLs produced from our processing plants will be delivered for transportation on the PennTex NGL Pipeline. The NGL transportation agreement is subject to the terms of our tariff, which we intend to file with FERC, and which will become effective prior to the in-service date of the PennTex NGL Pipeline.

Income Taxes

Since PennTex Operating is treated as a partnership for federal income tax purposes, it is not subject to federal income taxes. As a result, the Members are individually responsible for paying federal income taxes on their share of our taxable income. The Company has not incurred a direct federal or state income tax. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying financial statements.

At December 31, 2014, the tax basis of our net assets calculated on the PennTex Operating federal tax return was less than reported amounts of our assets and liabilities. Differences occur due to timing associated with book versus tax depreciation methodologies.

Recent Accounting Pronouncements

In April 2014, the Financial Accounting Standards Board (“FASB”) issued new authoritative guidance that clarifies the definition of a discontinued operation as a disposal of a component of any entity, or a group of such components, which represent a strategic shift that has or will have a major effect on an entity’s operations and financial results. This guidance should result in fewer applications of discontinued operations accounting treatment. However, if such accounting treatment is required, the guidance requires additional footnote disclosures with regard to the major classes of line items constituting pretax profit or loss of the discontinued operation, a reconciliation of the major classes of assets and liabilities of the discontinued operation, and additional disclosure with regard to cash flows of the discontinued operation. This guidance becomes effective for fiscal years beginning on or after December 15, 2014. The Company expects to adopt this guidance during fiscal 2015. The Company does not expect this pronouncement to have any impact on its financial statements.

In May 2014, the FASB amended its guidance on revenue recognition. The core principle of this amendment is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period, with earlier adoption not permitted. This guidance

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

2. Summary of Significant Accounting Policies (continued)

can be adopted either retrospectively to each prior reporting period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently evaluating the impact of the provisions of this guidance on our consolidated financial position, results of operations and cash flows.

In June 2014, the FASB issued guidance that a performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition. As a result, the target is not reflected in the estimation of the award’s grant date fair value and compensation cost for such an award would be recognized over the required service period, if it is probable that the performance condition will be achieved. This guidance is effective for annual reporting periods beginning after December 15, 2015, with early adoption permitted. The adoption of this guidance did not have a material impact on our financial position, results of operations or cash flows.

In August 2014, the FASB issued authoritative guidance that requires an entity’s management to evaluate, for each reporting period, whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. Additional disclosures are required if management concludes that conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. This guidance is effective for annual reporting periods ending after December 15, 2016, and for annual periods and interim periods thereafter, with earlier adoption permitted. The adoption of this guidance is not expected to have an impact on our consolidated financial position, results of operations or cash flows.

In June 2014, the FASB issued authoritative guidance to remove the definition of a development stage entity from the Master Glossary of the ASC, thereby removing the financial reporting distinction between development stage entities and other reporting entities. The amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. These amendments and the other remaining disclosure requirements of the ASC Topic 915 should be applied retrospectively. For public business entities, ASC Topic 915 is effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Early application of ASC Topic 915 is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued or made for issuance. Upon adoption, entities will no longer present or disclose any information required by the ASC Topic 915. The Company elected to apply ASC Topic 915 early effective in this financial report and other reports thereafter.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

3. Intangible Assets

Identifiable intangible assets, which are subject to amortization, are composed of the following (in thousands):

	December 31, 2014
	Useful Lives (In Years)	Gross Carrying Amount	Accumulated Amortization (1)	Net	Weighted Average Remaining Useful Life
Intangible assets	30	$8,419	$9	$8,410	30.0

Total		$8,419	$9	$8,410

(1)	This represents amortization associated with the portion of our gas gathering system that is in service as of December 31, 2014.

The estimated aggregate amortization of intangible assets for each of the five succeeding fiscal years from December 31, 2014, is set forth below:

Amortization Expense
(in thousands)
Years Ending December 31,
2015	$252
2016	281
2017	281
2018	281
2019	281
2020 and beyond	7,034

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

4. Property, Plant and Equipment

Property, plant and equipment is composed of the following (in thousands):

	Useful Lives (In Years)	December 31, 2014
Pipelines and processing plant	30	$30,402
Vehicles	5	314
Hardware and software	5 to 7	5
General and other	3 to 7	40

Total		30,761
Less accumulated depreciation		104

Net of accumulated depreciation		30,657
Construction in progress		133,313

Property, plant and equipment		$163,970

Depreciation expense for the period from March 17, 2014 (inception) through December 31, 2014 was $104,000. Interest expenses related to the credit facilities of $504,000 was capitalized in the construction in property, plant and equipment as of December 31, 2014.

5. Long Term Debt

The Company’s debt obligations consisted of the following (in millions):

December 31, 2014
$60 Million Revolving Credit Facility	$60.0
Unamortized Discounts	(0.6)

Total long-term debt	$59.4

$60 Million Revolving Credit Facility

On August 29, 2014, the Company entered into a senior secured revolving credit facility with Royal Bank of Canada, as administrative agent, and a syndicate of lenders that matures on August 29, 2017. The agreement provides for a $60 million credit commitment that is expandable up to $150 million under certain conditions. The funds have been used for general purposes, including the funding of our capital expenditures. Our assets have been pledged as collateral for this credit facility.

The agreement contains various covenants and restrictive provisions that, among other things, limit or restrict the Company’s ability to incur or guarantee additional debt, incur certain liens on assets, dispose of assets, make certain distributions (including distributions from available cash, if a default or event of default under the credit agreement then exists or would result from making such a distribution), change the nature of the Company’s business, engage in certain mergers or make certain investments and acquisitions, enter into non-arms-length transactions with affiliates and designate certain subsidiaries of the Company as “Unrestricted Subsidiaries” for purposes of the credit agreement. Currently, no subsidiaries have been designated as Unrestricted Subsidiaries. Under the terms of the credit agreement, the Company will be considered to be in default if the Lincoln Parrish Plant is not fully operational by May 31, 2015. As of December 31, 2014, the Company’s borrowings are limited based on the consolidated debt to capital ratio of PennTex Development.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

5. Long Term Debt (continued)

Commencing with the quarter ending June 30, 2015, the covenants change from the consolidated debt to capital ratio to a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio of PennTex Development. As of December 31, 2014, the Company was in compliance with the covenants required under the revolving credit facility.

The borrowed amounts are subject to interest based upon the current consolidated total leverage ratio at the time of the borrowing. At the Company’s discretion it can borrow either utilizing Eurodollar loans or an Alternate Base Rate (“ABR” loan). Interest on Eurodollar loans is based on the LIBO Rate plus the applicable margin based on our consolidated total leverage ratio, which is between 2.25% and 3.25%. Interest on ABR loans is equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1.50% and (c) the Adjusted LIBO Rate for a one-month interest period on such day plus 1.0%, plus the applicable margin based on our consolidated total leverage ratio, which is between 1.25% and 2.25%. The unused portion of the credit facility is subject to a commitment fee, which is 0.50% multiplied by the amount of the unused commitment. As of December 31, 2014, the weighted average interest rate on outstanding borrowings was 4.9%. The fair value of the long term-debt approximates the carrying amount because the interest rate is variable and reflective of market rates.

On December 19, 2014, the Company entered in an amendment to the revolving credit facility. Certain of the changes are effective only upon the closing of an initial public offering of PennTex Midstream Partners, LP that meets certain conditions, including gross proceeds of $150 million and repayment of all outstanding borrowings under the revolving credit facility (the “IPO”). Among the later-effective changes are an increase in the commitment amount of the revolving credit facility from $60 million to $145 million and a change in the maturity date to the third anniversary of the IPO effective date.

On April 1, 2015, the Company entered into a second amendment to the revolving credit facility that, among other changes, temporarily increases the maximum consolidated leverage ratio through June 30, 2015. It also extends the date on which the failure of the Lincoln Parish Plant to be fully operational would constitute an event of default under the revolving credit facility from May 31, 2015 to June 30, 2015.

The following table sets forth the outstanding borrowings, letters of credit issued, and available borrowing capacity under the revolving credit facility as of December 31, 2014 (in millions):

Total capacity under the revolving credit facility	$60.0
Less: Outstanding borrowings under the revolving credit facility	60.0
Less: Letters of credit issued under the revolving credit facility	—

Available capacity under the revolving credit facility	$—

The Company capitalized fees associated with the revolving credit facility of $0.4 million, included on the Consolidated Balance Sheet, and will amortize these fees over the life of the facility. Unamortized debt issuance costs as of December 31, 2014 totals $0.4 million.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

6. Commitments and Contingencies

Contractual Commitments

On March 11, 2014, prior to, but in anticipation of the formation of PennTex Operating, PennTex Development entered into a Gas Plant Sale and Installation Agreement with UOP Russell LLC (“UOP”) for the construction and installation of the Lincoln Parish Plant, a 200 MMcf/d design capacity cryogenic gas processing plant, and related facilities. On August 29, 2014, the agreement was assigned from PennTex Development to PennTex Operating and all deposits and payments made by PennTex Development to UOP were contributed to us as an equity contribution. The agreement is for an amount of $89.9 million, payable on a schedule based on reaching specific milestones. During August 2014, UOP began mobilization at the construction site, at which time, the Company became liable for the full amount of the contract, subject to and payable upon UOP’s meeting each of the milestones. As of December 31, 2014, $73.8 million has been paid to UOP under this agreement and the Company has no payables to UOP for the Lincoln Parish Plant. The title to the Lincoln Parish Plant will transfer to us from UOP upon the earlier of (a) the equipment being complete, ready for operation for its intended purpose and commissioned, or (b) July 1, 2015.

In July 2014, PennTex Operating signed a ten-year interruptible gas gathering agreement for 35,000 MMBtu/d with DCP Asset Holding, LP to transport gas along our gathering pipeline.

On September 18, 2014, PennTex Operating entered into a Gas Plant Sale and Installation Agreement with UOP for the construction and installation of the Mt. Olive Plant, a 200 MMcf/d design capacity cryogenic gas processing plant, and related facilities. The agreement is for an amount of $89.0 million, payable on a schedule based on reaching specific milestones. UOP began mobilization at the construction site in February 2015, at which time, the Company became liable for the full amount of the contract, subject to and payable upon the later of the UOP meeting certain milestones or specified payment dates. As of December 31, 2014, $8.9 million has been paid to UOP under this agreement. As of December 31, 2014, the Company has accrued a $22.2 million payable to UOP for the Mt. Olive Plant that was recorded in Other current liabilities on the Consolidated Balance Sheet. The title to the Mt. Olive Plant will transfer to us from UOP upon the earlier of (a) the equipment being complete, ready for operation for its intended purpose and commissioned, or (b) January 1, 2016. Subsequent to December 31, 2014, PennTex Operating and UOP entered into an amendment to the Gas Plant Site and Installation Agreement, providing for an increase in the amount of an early completion incentive payable to UOP pursuant to the original agreement, and further providing for certain milestone payments to be invoiced on May 1, 2015.

Guarantees or Other Support

Subsequent to December 31, 2014, PennTex Operating has entered into one or more letters of credit to certain vendors in relation to the construction of the electric infrastructure necessary for supplying power to the processing plants. These letters of credit are backed by the Company’s revolving credit facility as collateral support.

Legal Proceedings

The Company may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. The Company regularly analyzes current information and, as necessary, will provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of December 31, 2014, there are no pending legal matters that would have a material impact on our results of operations, financial position or cash flows.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

6. Commitments and Contingencies (continued)

Operating Leases

The Company has operating leases for certain real estate and office space used in our business. Rental expense for the year ended December 31, 2014, was $60,000 all of which was capitalized as part of the cost of constructing assets. The following table presents future minimum rental payments under operating leases as of December 31, 2014 (in thousands):

Operating Leases
2015	$24
Thereafter	—

Total	$24

7. Related-Party Transactions

Operational, General and Administrative Services

In 2014, the Company had limited employees. Therefore, most operational, general and administrative responsibilities were performed by employees of PennTex Development. The cost of these activities have been allocated and charged to the Company based on estimates of time spent by employees and any identifiable direct costs. Related costs are expensed in our financial statements depending on the nature of the services provided. The total amount of these costs from March 17, 2014 (inception) through December 31, 2014, was $3.7 million. As of December 31, 2014, the Company had outstanding payable to PennTex Development of $2.1 million. As of January 1, 2015, all employees of PennTex Development were transferred to PennTex Midstream Management Company, LLC, a subsidiary of PennTex Development (“PennTex Management”). We will continue to receive services from PennTex Management.

Commercial Contract

The Company has entered into commercial agreements with MRD Operating, a related party, for gathering, processing and transportation of natural gas and natural gas liquids, see Note 2 Summary of Significant Accounting Policies—Revenue Recognition above. During the period from March 17, 2014 (inception) through December 31, 2014, the Company reported revenue of $22,000 from these contracts. As of December 31, 2014, the Company has reported accounts receivable from MRD Operating on the Consolidated Balance Sheet of $22,000.

Construction Activities

Approximately $10.4 million of the construction costs of our assets were funded by PennTex Development and contributed to the Company and are reflected on the Consolidated Balance Sheet in property, plant and equipment.

8. Concentrations of Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents. The Company maintains our cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts to date and does not believe it is exposed to any significant risk.

PENNTEX NORTH LOUISIANA, LLC AND SUBSIDIARIES

A Development Stage Limited Liability Company

Notes to the Consolidated Financial Statements

8. Concentrations of Risk

Accounts receivable is from natural gas producers for which the Company will ship and process natural gas and natural gas liquids. This industry concentration has the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers may be similarly affected by changes in economic, industry or other conditions. The Company will monitor the creditworthiness of our counterparties.

As disclosed in Note 2 Summary of Significant Accounting Policies-Revenue Recognition, the Company has entered into long-term commercial agreements with an affiliate. The Company is dependent on this customer’s credit worthiness and willingness to perform under these agreements.

Appendix A

FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PENNTEX MIDSTREAM PARTNERS, LP

A Delaware Limited Partnership

Dated as of

[—], 2015

A-i

A-ii

A-iii

FIRST AMENDED AND RESTATED AGREEMENT OF

LIMITED PARTNERSHIP OF PENNTEX MIDSTREAM PARTNERS, LP

This First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP, dated as of [—], 2015, is entered into by and between PennTex Midstream GP, LLC, a Delaware limited liability company, as the General Partner, and PennTex Midstream Partners, LLC, a Delaware limited liability company, as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity, operating income or revenue of the Partnership Group from the operating capacity, operating income or revenue of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of time greater than twelve months.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

(a) Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

(b) If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided, however, that the amount treated as Additional Book Basis pursuant hereto as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments: (a) credit to such Capital Account any amount which such Partner is (i) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (ii) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period less (b) (i) the amount of any net increase in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period and (ii) the amount of any net decrease in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and plus (c) (i) the amount of any net decrease in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned) with respect to such period, (ii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above and (iii) the amount of any net increase in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of “Operating Surplus.”

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.4(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” has the meaning given such term in Section 5.10(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate in the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property or asset at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest, (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned), including cash from changes in deferred revenue, on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from (i) Working Capital Borrowings made subsequent to the end of such Quarter and (ii) cash distributions received after the end of the Quarter from any equity interest in any Person (other than a Subsidiary of the Partnership), which distributions are paid by such Person in respect of operations conducted by such Person during such Quarter; less

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures, future acquisitions and anticipated future debt service requirements of the Partnership Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (iii) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means, with respect to the General Partner, its board of directors or board of managers, if the General Partner is a corporation or limited liability company, or the board of directors or board of managers of the general partner of the General Partner, if the General Partner is a limited partnership, as applicable.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Net Termination Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.4 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Net Termination Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York or Delaware shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.4. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Capital Improvement” means (a) the construction of new capital assets by a Group Member, (b) the replacement, improvement or expansion of existing capital assets by a Group Member or (c) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity, operating income or revenue of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity, operating income or revenue of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of time greater than twelve months.

“Capital Surplus” means Available Cash distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination; provided, however, that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.4(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate, in such form (including in global form if permitted by applicable rules and regulations of The Depository Trust Company or its successors and assigns) as may be adopted by the General Partner, issued by the Partnership and evidencing ownership of one or more classes of Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” has the meaning given such term in Section 4.9(a).

“claim” or “claims” (for purposes of Section 7.12(g)) has the meaning given such term in Section 7.12(g).

“Closing Date” means the first date on which Common Units are sold by the Partnership to the IPO Underwriters pursuant to the provisions of the IPO Underwriting Agreement.

“Closing Price” for any day, with respect to Limited Partner Interests of a particular class, means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the last closing bid and ask prices on such day, regular way, in either case as reported on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange, the average of the high bid and low ask prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and ask prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning given such term in Section 11.3(a).

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into or commences commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner (other than Group Members), (c) is not a holder of any ownership interest in the General Partner or its Affiliates or the Partnership Group, to an extent that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than (i) Common Units and (ii) awards that are granted to such director in his or her capacity as a director under any long-term incentive plan, equity compensation plan or similar plan implemented by the General Partner or the Partnership and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading (or if no such National Securities Exchange, the New York Stock Exchange).

“Construction Debt” means debt incurred to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (c) distributions (including incremental Incentive Distributions) on Construction Equity.

“Construction Equity” means equity issued to fund (a) all or a portion of a Capital Improvement, (b) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (c) distributions (including incremental Incentive Distributions) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.4(d), such property or other asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of [—], 2015, among the Partnership, PennTex Development, PennTex Operating, PennTex NLA Holdings, MRD WHR LA and the Operating Company, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, as of any date for any class of Limited Partner Interests, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or Section 11.2.

“Derivative Partnership Interests” means any options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative securities (other than equity interests in the Partnership) relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” has the meaning given such term in Section 6.1(d)(xiii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” has the meaning given such term in Section 4.9(b).

“Eligible Holder” means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.9.

“Estimated Incremental Quarterly Tax Amount” has the meaning given such term in Section 6.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” has the meaning given such term in Section 11.1(a).

“Excess Additional Book Basis” has the meaning given such term in the definition of “Additional Book Basis Derivative Items.”

“Excess Distribution” has the meaning given such term in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” has the meaning given such term in Section 6.1(d)(iii)(A).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest payments (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt, as well as other expenditures incurred to construct or acquire new midstream infrastructure and to extend the useful lives of the assets owned by any Group Member, reduce costs, increase revenues or increase system throughput or capacity from the levels existing immediately prior to such expenditure. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“FERC” means the Federal Energy Regulatory Commission, or any successor to the powers thereof.

“Final Subordinated Units” has the meaning given such term in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(D).

“First Target Distribution” means $[—] per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [—], 2015, it means the product of $[—] multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Sections 5.10, 6.6 and 6.9.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, a basis that includes (a) the weighted average number of Outstanding Units during such period plus (b) all Partnership Interests and Derivative Partnership Interests (i) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (ii) whose conversion, exercise or exchange price, if any, is less than the Current Market Price on the date of such calculation, (iii) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (iv) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.6, such Partnership Interests and Derivative Partnership Interests shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (x) the number of Units issuable upon such conversion, exercise or exchange and (y) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means PennTex Midstream GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in its capacity as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that have, or with or through any of their respective Affiliates or Associates have, any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, in each case, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of commodities, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Holder” means any of the following:

(a) the General Partner who is the Record Holder of Registrable Securities;

(b) any Affiliate of the General Partner who is the Record Holder of Registrable Securities (other than natural persons who are Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates);

(c) any Person who has been the General Partner within the prior two years and who is the Record Holder of Registrable Securities;

(d) any Person who is an Affiliate of the General Partner as of the date of this Agreement or has been an Affiliate of the General Partner within the prior two years and who is the Record Holder of Registrable Securities (other than natural persons who were Affiliates of the General Partner by virtue of being officers, directors or employees of the General Partner or any of its Affiliates); and

(e) a transferee and current Record Holder of Registrable Securities to whom the transferor of such Registrable Securities, who was a Holder at the time of such transfer, assigns its rights and obligations under this Agreement; provided, however, that such transferee agrees in writing to be bound by the terms of this Agreement and provides its name and address to the Partnership promptly upon such transfer; provided, further, that Louisiana Midstream, LLC will not be a Holder with respect to any Common Units that it receives upon the exchange of its preferred units in PennTex Development in accordance with the terms of the Amended and Restated Limited Liability Company Agreement of PennTex Midstream Partners, LLC, dated as of April 1, 2014.

“IDR Reset Common Units” has the meaning given such term in Section 5.10(a).

“IDR Reset Election” has the meaning given such term in Section 5.10(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement (and no other rights otherwise available to or other obligations of a holder of a Partnership Interest).

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Sections 6.4(a)(v), (vi) and (vii) and Sections 6.4(b)(iii), (iv) and (v).

“Incremental Income Taxes” has the meaning given such term in Section 6.9.

“Indemnified Persons” has the meaning given such term in Section 7.12(g).

“Indemnitee” means (a) the General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of (i) any Group Member, the General Partner or any Departing General Partner or (ii) any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another Person owing a fiduciary duty to any Group Member; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s status, service or relationship exposes such Person to potential claims, demands, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” has the meaning given such term in Section 4.9(c).

“Initial Common Units” means the Common Units sold in the Initial Public Offering.

“Initial Limited Partners” means PennTex Development (with respect to its Limited Partner Interest as the Organizational Limited Partner and the Incentive Distribution Rights received by it pursuant to Section 5.2(a)); MRD WHR LA (with respect to the Incentive Distribution Rights received by it pursuant to Section 5.2(a) and the Common Units and Subordinated Units received by it pursuant to Section 5.2(c)); PennTex NLA Holdings (with respect to the Common Units and Subordinated Units received by it pursuant to Section 5.2(c)); and the IPO Underwriters upon the issuance by the Partnership of Common Units as described in Section 5.2(b) and Section 5.2(d) in connection with the Initial Public Offering and the transactions contemplated by the IPO Underwriting Agreement.

“Initial Public Offering” means the initial offering and sale of Common Units to the public (including the offer and sale of Common Units pursuant to the Over-Allotment Option), as described in the IPO Registration Statement.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Common Units were first offered to the public for sale as set forth on the cover page of the IPO Prospectus or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) issuances of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than the Partnership Group; (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements; and (d) capital contributions received by a Group Member.

“IPO Prospectus” means the final prospectus relating to the Initial Public Offering dated [—], 2015 and filed by the Partnership with the Commission pursuant to Rule 424 of the Securities Act on [—], 2015.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-199020), as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchases Common Units pursuant thereto.

“IPO Underwriting Agreement” means that certain Underwriting Agreement, dated as of [—], 2015, among the IPO Underwriters, the Partnership, the General Partner, the Operating Company, PennTex Operating and PennTex Development, providing for the purchase of Common Units by the IPO Underwriters.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of any Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except pursuant to Section 5.10 or as may otherwise be required by law.

“Limited Partner Interest” means an equity interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof (but excluding Derivative Partnership Interests), and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner pursuant to the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner” is used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of any Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except pursuant to Section 5.10 or as may otherwise be required by law.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (d) of the third sentence of Section 12.1, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“lower tier partnership” has the meaning given such term in Section 6.1(d)(xiii)(D).

“Maintenance Capital Expenditure” means cash expenditures (including expenditures for the construction of new capital assets or the replacement or improvement of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity , throughput or revenue of the Partnership Group. For purposes of this definition, “long term” generally refers to a period of greater than twelve months. Where capital expenditures are made in part for Maintenance Capital Expenditures and in part for Expansion Capital Expenditures, the General Partner shall determine the allocation of the amounts paid for each.

“Merger Agreement” has the meaning given such term in Section 14.1.

“Minimum Quarterly Distribution” means $[—] per Unit per Quarter (or with respect to the period commencing on the Closing Date and ending on [—], 2015, it means the product of $[—] multiplied by a fraction, the numerator of which is the number of days in such period and the denominator of which is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Sections 5.10, Section 6.6 and Section 6.9.

“MRD WHR LA” means MRD WHR LA Midstream LLC, a Delaware limited liability company, and any successors thereto.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section).

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property or other asset reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other asset is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.4(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xiii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.4(b) and shall not include any items specially allocated under Section 6.1(d); provided, however, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xiii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, for any taxable period, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.4(d) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Net Termination Loss” means, for any taxable period, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.4(b)) that are recognized by the Partnership (i) after the Liquidation Date or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain deemed recognized by the Partnership pursuant to Section 5.4(b) on the date of a Revaluation Event; provided, however, that the items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice” means a written request from a Holder pursuant to Section 7.12 which shall (a) specify the Registrable Securities intended to be registered, offered and sold by such Holder, (b) describe the nature or method of the proposed offer and sale of Registrable Securities, and (c) contain the undertaking of such Holder to provide all such information and materials and take all action as may be required or appropriate in order to permit the Partnership to comply with all applicable requirements and obligations in connection with the registration and disposition of such Registrable Securities pursuant to Section 7.12.

“Notice of Election to Purchase” has the meaning given such term in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of [—], 2015, among the Partnership, the General Partner and PennTex Development as such agreement may be amended, supplemented or restated from time to time.

“Operating Company” means PennTex Midstream Operating, LLC, a Delaware limited liability company, and any successors thereto.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors, reimbursement of expenses of the General Partner and its Affiliates, debt service payments, Maintenance Capital Expenditures, repayment of Working Capital Borrowings and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(a) repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) distributions to Partners, or (iv) repurchases of Partnership Interests, other than repurchases of Partnership Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner for purchases of Partnership Interests by the General Partner to satisfy obligations under employee benefit plans; and

(d) (i) amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a) the sum of (i) $[—] million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (iii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, (iv) the amount of cash distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions) on Construction Equity and (v) the amount of cash distributions (including incremental Incentive Distributions) paid in respect of equity issued, other than equity issued pursuant to the Initial Public Offering, to pay interest and related fees on debt incurred, or to pay distributions on equity issued, to finance Expansion Capital Expenditures referred to in clause (iv) above, less

(b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (ii) the amount of cash reserves (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, and (iii) all Working Capital Borrowings not repaid within twelve months after having been incurred, or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner or to such other person selecting such counsel or obtaining such opinion.

“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the IPO Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means PennTex Development in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership Register as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class, all Partnership Interests owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement; provided further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i), provided, however, that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors.

“Over-Allotment Option” means the option to purchase additional Common Units granted to the IPO Underwriters by the Partnership pursuant to the IPO Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means PennTex Midstream Partners, LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any equity interest, including any class or series of equity interest, in the Partnership, which shall include any Limited Partner Interests and the General Partner Interest but shall exclude, for the avoidance of doubt, any Derivative Partnership Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Register” means a register maintained on behalf of the Partnership by the General Partner, or, if the General Partner so determines, by the Transfer Agent as part of the Transfer Agent’s books and transfer records, with respect to each class of Partnership Interests in which all Record Holders and transfers of such class of Partnership Interests are registered or otherwise recorded.

“PennTex Development” means PennTex Midstream Partners, LLC, a Delaware limited liability company, and any successors thereto.

“PennTex NLA Holdings” means PennTex NLA Holdings, LLC, a Delaware limited liability company, and any successors thereto.

“PennTex North Louisiana Operating” means PennTex North Louisiana Operating, LLC, a Delaware limited liability company.

“PennTex Operating” means PennTex North Louisiana, LLC, a Delaware limited liability company, and any successors thereto.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Percentage Interest” means, as of any date of determination, as to any Unitholder with respect to Units, the quotient obtained by dividing (i) the number of Units held by such Unitholder by (ii) the total number of Outstanding Units. The Percentage Interest with respect to both (x) an Incentive Distribution Right and (y) the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests, (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder, and (d) when used with respect to Holders who have requested to include Registrable Securities in a Registration Statement pursuant to Section 7.12(a) or 7.12(b), apportioned among all such Holders in accordance with the relative number of Registrable Securities held by each such holder and included in the Notice relating to such request.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership which includes the Closing Date, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” has the meaning given such term in Section 4.9(a).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to receive notice of, or entitled to exercise rights in respect of, any lawful action of Limited Partners (including voting) or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered in the records of the Transfer Agent and in the Partnership Register as of the Partnership’s close of business on a particular Business Day or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered in the Partnership Register that the General Partner has caused to be kept as of the Partnership’s close of business on a particular Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registrable Security” means any Partnership Interest other than the General Partner Interest; provided, however, that any Registrable Security shall cease to be a Registrable Security: (a) at the time a Registration Statement covering such Registrable Security is declared effective by the Commission or otherwise becomes effective under the Securities Act, and such Registrable Security has been sold or disposed of pursuant to such Registration Statement; (b) when such Registrable Security is held by a Group Member; and (c) at the time such Registrable Security has been sold in a private transaction in which the transferor’s rights under Section 7.12 of this Agreement have not been assigned to the transferee of such securities.

“Registration Statement” has the meaning given such term in Section 7.12(a) of this Agreement.

“Remaining Net Positive Adjustments” means, as of the end of any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (i) the Net Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (ii) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period and (b) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” has the meaning given such term in Section 5.10(e).

“Reset Notice” has the meaning given such term in Section 5.10(b).

“Retained Converted Subordinated Unit” has the meaning given such term in Section 5.4(c)(ii).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.4(d).

“Second Liquidation Target Amount” has the meaning given such term in Section 6.1(c)(i)(E).

“Second Target Distribution” means $[—] per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [—], 2015, it means the product of $[—] multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is the total number of days in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Section 5.10, Section 6.6 and Section 6.9.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time, and any successor to such statute.

“Selling Holder” means a Holder who is selling Registrable Securities pursuant to the procedures in Section 7.12 of this Agreement.

“Services and Secondment Agreement” means that certain Services and Secondment Agreement, dated as of [—], 2015, among the Partnership, the General Partner, PennTex Development and PennTex Midstream Management Company, LLC, a Delaware limited liability company, as such agreement may be amended, supplemented or restated from time to time.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (a) with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time and (b) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such taxable period bear to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee acting in good faith, subject to the presumption in Section 7.9(a).

“Subordinated Unit” means a Limited Partner Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and expiring on the first to occur of the following dates:

(a) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending [—], 2018, in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages; or

(b) the first Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending [—], 2016, in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period, and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such period on a Fully Diluted Weighted Average Basis, plus the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning given such term in Section 14.2(b).

“Target Distributions” means, collectively, the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $[—] per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on [—], 2015, it means the product of $[—] multiplied by a fraction, the numerator of which is equal to the number of days in such period and the denominator of which is the number of days remaining in the Quarter in which the Closing Date occurs), subject to adjustment in accordance with Sections 5.10, Section 6.6 and Section 6.9.

“Trading Day” means a day on which the principal National Securities Exchange on which the referenced Partnership Interests of any class are listed or admitted for trading is open for the transaction of business or, if such Partnership Interests are not listed or admitted for trading on any National Securities Exchange, a day on which banking institutions in New York City are not legally required to be closed.

“Transaction Documents” has the meaning given such term in Section 7.1(b).

“transfer” has the meaning given such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Interests in accordance with the Exchange Act and the rules of the National Securities Exchange on which such Partnership Interests are listed (if any); provided, however, that, if no such Person is appointed as registrar and transfer agent for any class of Partnership Interests, the General Partner shall act as registrar and transfer agent for such class of Partnership Interests.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Underwritten Offering” means (a) an offering pursuant to a Registration Statement in which Partnership Interests are sold to an underwriter on a firm commitment basis for reoffering to the public (other than the Initial Public Offering), (b) an offering of Partnership Interests pursuant to a Registration Statement that is a “bought deal” with one or more investment banks, and (c) an “at-the-market” offering pursuant to a Registration Statement in which Partnership Interests are sold to the public through one or more investment banks or managers on a best efforts basis.

“Unit” means a Partnership Interest that is designated by the General Partner as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a separate class, and a majority of the Outstanding Subordinated Units, voting as a separate class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units.

“Unitholders” means the Record Holders of Units.

“Unpaid MQD” has the meaning given such term in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.4(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.4(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.4(d)).

“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement from time to time.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” has the meaning given such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided, however, that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within 12 months from the date of such borrowings other than from additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” or words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner, any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of PennTex Midstream Partners, LP in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties, liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name. The name of the Partnership shall be “PennTex Midstream Partners, LP” Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.”

or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Kent County, Delaware 19901, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be National Corporate Research, Ltd. The principal office of the Partnership shall be located at 11931 Wickchester Lane, Suite 300, Houston, Texas 77043, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 11931 Wickchester Lane, Suite 300, Houston, Texas 77043, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate in furtherance of the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity and the General Partner in determining whether to propose or approve the conduct by the Partnership of any business shall be permitted to do so in its sole and absolute discretion.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more Affiliates of the General Partner or one or more nominees of the General Partner or its Affiliates, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more Affiliates of the General Partner or one or more nominees of the General Partner or its Affiliates shall be held by the General Partner or such

Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. No action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) nor shall any such action affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand, and at such Limited Partner’s own expense:

(i) to obtain from the General Partner either (A) the Partnership’s most recent filings with the Commission on Form 10-K and any subsequent filings on Form 10-Q or Form 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (or any successor rule or regulation under the Securities Act); provided, that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website;

(ii) to obtain a current list of the name and last known business, residence or mailing address of each Partner; and

(iii) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto.

(b) To the fullest extent permitted by law, the rights to information granted the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act, and each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Limited Partners, interest holders or otherwise to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

(c) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(d) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP

INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Record Holders of Partnership Interests and, where appropriate, Derivative Partnership Interests, shall be recorded in the Partnership Register and ownership of such interests shall be evidenced by a physical certificate or book entry notation in the Partnership Register. Notwithstanding anything to the contrary in this Agreement, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests and Derivative Partnership Interests, Partnership Interests and Derivative Partnership Interests shall not be evidenced by physical certificates. Certificates, if any, shall be executed on behalf of the Partnership by the Chief Executive Officer, President, Chief Financial Officer or any Senior Vice President or Vice President and the Secretary, any Assistant Secretary, or other authorized officer of the General Partner, and shall bear the legend set forth in Section 4.8(f). The signatures of such officers upon a Certificate may, to the extent permitted by law, be facsimiles. In case any officer who has signed or whose signature has been placed upon such Certificate shall have ceased to be such officer before such Certificate is issued, it may be issued by the Partnership with the same effect as if he or she were such officer at the date of its issuance. If a Transfer Agent has been appointed for a class of Partnership Interests, no Certificate for such class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that, if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(b) and Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.6, the Record Holders of such Subordinated Units (a) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing the Common Units into which such Record Holder’s Subordinated Units converted, or (b) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing the Common Units into which such Record Holders’ Subordinated Units converted. With respect to any Partnership Interests that are represented by physical certificates, the General Partner may determine that such Partnership Interests will no longer be represented by physical certificates and may, upon written notice to the holders of such Partnership Interests and subject to applicable law, take whatever actions it deems necessary or appropriate to cause such Partnership Interests to be registered in book entry or global form and may cause such physical certificates to be cancelled or deemed cancelled.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests or Derivative Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Limited Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, such Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders.

The names and addresses of Unitholders as they appear in the Partnership Register shall be the official list of Record Holders of the Partnership Interests for all purposes. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person or Group, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person or Group in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Person on the other hand, such representative Person shall be the Limited Partner with respect to such Partnership Interest upon becoming the Record Holder in accordance with Section 10.1(b) and have the rights and obligations of a Limited Partner hereunder as, and to the extent provided herein, including Section 10.1(c).

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns all or any part of its General Partner Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner as a result thereof, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void, and the Partnership shall have no obligation to effect any such transfer or purported transfer.

(c) Nothing contained in this Agreement shall be construed to prevent or limit a disposition by any stockholder, member, partner or other owner of the General Partner or any Limited Partner of any or all of such Person’s shares of stock, membership interests, partnership interests or other ownership interests in the General Partner or such Limited Partner and the term “transfer” shall not include any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall maintain, or cause to be maintained by the Transfer Agent in whole or in part, the Partnership Register on behalf of the Partnership.

(b) The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are duly endorsed and surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, however, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of this Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon the proper surrender of a Certificate, such transfer shall be recorded in the Partnership Register.

(c) Upon the receipt by the General Partner of a duly endorsed certificate or, in the case of uncertificated Limited Partner Interests for which a Transfer Agent has been appointed, the Transfer Agent of proper transfer instructions from the Record Holder of uncertificated Limited Partner Interests, such transfer shall be recorded in the Partnership Register.

(d) Except as provided in Section 4.9, by acceptance of any Limited Partner Interests pursuant to a transfer in accordance with this Article IV, each transferee of a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the Partnership Register and such Person becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(e) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) Section 4.9, (v) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (vi) any contractual provisions binding on any Limited Partner and (vii) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(f) The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units and Common Units (whether issued upon conversion of the Subordinated Units or otherwise) to one or more Persons.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) The General Partner may transfer all or any part of its General Partner Interest without the approval of any Limited Partner or any other Person.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest owned by the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Transfer of Incentive Distribution Rights. The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without the approval of any Limited Partner or any other Person.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(e), notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed). The Partnership may issue stop transfer instructions to any Transfer Agent in order to implement any restriction on transfer contemplated by this Agreement.

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.10 shall be subject to the restrictions imposed by Section 6.8(b) and 6.8(c).

(d) The transfer of a Subordinated Unit or a Common Unit resulting from the conversion of a Subordinated Unit shall be subject to the restrictions imposed by Section 6.7(b) and Section 6.7(c).

(e) Except for Section 4.9, nothing in this Agreement shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

(f) Each Certificate or book entry evidencing Partnership Interests shall bear a conspicuous legend in substantially the following form:

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF PENNTEX MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF PENNTEX MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE PENNTEX MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF PENNTEX MIDSTREAM PARTNERS, LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO AVOID A SIGNIFICANT RISK OF PENNTEX MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES. THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

Section 4.9 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) The U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner, and to the extent relevant, their beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b) Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be treated as the owner of all Limited Partner Interests owned by an Ineligible Holder and the Limited Partner with respect thereto.

(d) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, distribute the votes in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast, either for, against or abstaining as to the matter.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Ineligible Holder of its Limited Partner Interest (representing the right to receive its share of such distribution in kind).

(f) At any time after an Ineligible Holder can and does certify that it no longer is an Ineligible Holder, it may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder upon approval of the General Partner, shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the Limited Partner in respect of such Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is not an Ineligible Holder or has transferred its Limited Partner Interests to a Person who is not an Ineligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at such Limited Partner’s last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which such Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 5% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Limited Partner or such Limited Partner’s duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner or transferee at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee, agent or representative of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring its Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement and the transferor provides notice of such transfer to the General Partner. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that such transferee is not an Ineligible Holder. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Organizational Contributions. In connection with the formation of the Partnership under the Delaware Act, the General Partner has been admitted as the General Partner of the Partnership, and the Organizational Limited Partner made an initial Capital Contribution to the Partnership in the amount of $2,000.00 for a 100% Limited Partner Interest in the Partnership and has been admitted as a Limited Partner of the Partnership. As of the Closing Date, and effective simultaneously with the admission of another Limited Partner to the Partnership, the interests of the Organizational Limited Partner shall be redeemed as provided in the Contribution Agreement and the initial Capital Contribution of the Organizational Limited Partner shall be refunded. Any interest or other profit that may have resulted from the investment or other use of such initial Capital Contributions shall be allocated and distributed to the Organizational Limited Partner. The Organizational Limited Partner hereby continues as a limited partner of the Partnership with respect to the interests issued to it pursuant to Section 5.2(a).

Section 5.2 Contributions by Limited Partners.

(a) On the Closing Date, pursuant to and as described in the Contribution Agreement, (i) PennTex NLA Holdings contributed to the Partnership, as a Capital Contribution, all of its interests in PennTex Operating, in exchange for (x) [—] Common Units, (y) [—] Subordinated Units and (z) a right to receive $[—] million in proceeds of the Initial Public Offering, as a reimbursement for certain capital expenditures incurred with respect to the assets that are part of PennTex Operating; (ii) MRD WHR LA contributed to the Partnership, as a Capital Contribution, all of its interests in PennTex Operating, in exchange for (x) [—] Common Units, (y) [—] Subordinated Units and (z) a right to receive $[—] million in proceeds of the Initial Public Offering, as a reimbursement for certain capital expenditures incurred with respect to the assets that are part of PennTex Operating; (iii) PennTex Development received 92.5% of the Incentive Distribution Rights; and (iv) MRD WHR LA received 7.5% of the Incentive Distribution Rights.

(b) On the Closing Date and pursuant to the IPO Underwriting Agreement, each IPO Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement.

(c) On the Closing Date, PennTex NLA Holdings distributed (i) [—] Common Units, (ii) [—] Subordinated Units and (iii) a right to receive $[—] million in proceeds from the Initial Public Offering to PennTex Development.

(d) Upon the exercise, if any, of the Over-Allotment Option, each IPO Underwriter shall contribute cash to the Partnership on the Option Closing Date in exchange for the issuance by the Partnership of Common Units to each IPO Underwriter, all as set forth in the IPO Underwriting Agreement. The proceeds of such exercise shall be distributed to PennTex Development and MRD WHR LA as set forth in the IPO Underwriting Agreement.

(e) No Limited Partner Interests will be issued or issuable as of or at the Closing Date other than (i) the Common Units and Subordinated Units issued pursuant to subparagraph (a) of this Section 5.2, (ii) the Common Units issued to the IPO Underwriters as described in subparagraphs (b) and (d) of this Section 5.2 and (iii) the Incentive Distribution Rights issued to PennTex Development and MRD WHR LA pursuant to subparagraph (a) of this Section 5.2.

(f) No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.3 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.4 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account balance attributable to the Common Units and Subordinated Units issued to, or received by, PennTex Operating pursuant to Section 5.2(a) shall equal the respective Net Agreed Value of the Capital Contributions specified in Section 5.2(a), which shall be deemed to equal the product of the number of Common Units and Subordinated Units issued to the Organizational Limited Partner pursuant to Section 5.2(a) and the Initial Unit Price for each such Common Unit and Subordinated Unit (and the initial Capital Account balance attributable to each such Common Unit and Subordinated Unit shall equal its Initial Unit Price). The initial Capital Account balance attributable to the Common Units issued to the IPO Underwriters pursuant to Section 5.2(b) shall equal the product of the number of Common Units so issued to the IPO Underwriters and the Initial Unit Price for each Common Unit (and the initial Capital Account balance attributable to each such Common Unit shall equal its Initial Unit Price). The initial Capital Account attributable to the General Partner Interest and the Incentive Distribution Rights shall be zero. Thereafter, the Capital Account shall in respect of each such Partnership Interest be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.4(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided that:

(i) Solely for purposes of this Section 5.4, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership or disregarded entity for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made, except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under

Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.4(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain, and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(vi) An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.4(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.4(b).

(vii) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.4(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(viii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) (i) Except as otherwise provided in this Section 5.4(c), a transferee of a Partnership Interest shall succeed to a Pro Rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(ii) Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 by a holder thereof (in each case, other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any converted Subordinated Units (“Retained Converted Subordinated Units”) or Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

(iii) Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.4(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services, the issuance of IDR Reset Common Units pursuant to Section 5.10, or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.4(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704- 1(b)(2)(iv)(f), immediately prior to any distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.4(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.5 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests and Derivative Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.5(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest; (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Partnership Interests pursuant to this Section 5.5, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.10, (iv) reflecting admission of such additional Limited Partners in the Partnership Register as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests and Derivative Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests or Derivative Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or Derivative Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.6 Conversion of Subordinated Units.

(a) All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the expiration of the Subordination Period.

(b) A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7.

Section 5.7 Limited Preemptive Right. Except as provided in this Section 5.7 and in Section 5.10 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. Other than with respect to the issuance of Partnership Interests in connection with the Initial Public Offering, the General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.8 Splits and Combinations.

(a) Subject to Section 5.8(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice (or such shorter periods as required by applicable law). The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Partnership Interests to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of Partnership Interests represented by Certificates, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.5(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (with fractional Units equal to or greater than a 0.5 Unit being rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303(a), 17-607 or 17-804 of the Delaware Act.

Section 5.10 Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

(a) Subject to the provisions of this Section 5.10, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(b)(v) for each of the four most recently completed Quarters and the amount of each such distribution did not exceed Adjusted Operating Surplus for such Quarter, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the average amount of the aggregate cash distributions made by the Partnership for the two full Quarters immediately preceding the giving of the Reset Notice in respect of the Incentive Distribution Rights by (ii) the average of the cash distributions made by the Partnership in respect of each Common Unit for the two full Quarters immediately preceding the giving of the Reset Notice (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). If at the time of any IDR Reset Election, the General Partner and its Affiliates are not the holders of a majority in interest of the Incentive Distribution Rights, then the IDR Reset Election shall be subject to the prior written concurrence of the General Partner that the conditions described in the immediately preceding sentence have been satisfied. The making of the IDR Reset Election in the manner specified in this Section 5.10 shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.10(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive IDR Reset Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders other than as set forth in this Section 5.10(a), at the time specified in Section 5.10(c) unless the IDR Reset Election is rescinded pursuant to Section 5.10(d).

(b) To exercise the right specified in Section 5.10(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the Aggregate Quantity of IDR Reset Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

(c) The holder or holders of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of IDR Reset Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such IDR Reset Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

(d) If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the IDR Reset Common Units to be issued pursuant to this Section 5.10 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve, with the approval of the Conflicts Committee, that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

(e) The Target Distributions shall be adjusted at the time of the issuance of IDR Reset Common Units or other Partnership Interests pursuant to this Section 5.10 such that (i) the Minimum Quarterly Distribution shall be reset to equal the average cash distribution amount per Common Unit for the two Quarters immediately prior to the Partnership’s receipt of the Reset Notice (the “Reset MQD”), (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

(f) Upon the issuance of IDR Reset Common Units pursuant to Section 5.10(a), the Capital Account maintained with respect to the Incentive Distribution Rights will (i) first, be allocated to IDR Reset Common Units in an amount equal to the product of (A) the Aggregate Quantity of IDR Reset Common Units and (B) the Per Unit Capital Amount for an Initial Common Unit, and (ii) second, as to any remaining balance in such Capital Account, be retained by the holder of the Incentive Distribution Rights. If there is not sufficient capital associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (i) of this Section 5.10(f), the IDR Reset Common Units shall be subject to Sections 6.1(d)(x)(B) and (C).

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.4(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i) First, to the Unitholders to which Net Loss has been allocated pursuant to the proviso provision of Section 6.1(b), in proportion to the allocations of Net Loss pursuant to the proviso provision of Section 6.1(b), until the aggregate amount of Net Income allocated pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated pursuant to the proviso provision of Section 6.1(b) for all previous taxable periods; and

(ii) Thereafter, to the Unitholders, Pro Rata.

(b) Net Loss. Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i) First, to the Unitholders, Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account) and such Net Loss shall instead be allocated to the Unitholders with positive Adjusted Capital Account balances in proportion to such positive balances; and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss (including a Pro Rata part of each item of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) Except as provided in Section 6.1(c)(iv) and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated in the following order and priority:

(A) First, to each Unitholder having a deficit balance in its Adjusted Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Adjusted Capital Accounts of all Unitholders, until each such Unitholder has been allocated Net Termination Gain equal to any such deficit balance in its Adjusted Capital Account;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(C) Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(D) Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) for such period (the sum of subclauses (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

(E) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) for such period (the sum of subclauses (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

(F) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election, if any, over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) for such period; and

(G) Finally, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (i) in the Capital Account for each Common Unit that is

Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (ii) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event and the Carrying Value of each Partnership property were equal to zero.

(ii) Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss shall be allocated:

(A) First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

(C) Third, the balance, if any, 100% to the General Partner.

(iii) Net Termination Loss deemed recognized pursuant to clause (b) of the definition of Net Termination Loss as a result of a Revaluation Event prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

(A) First, to the Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

(B) Second, to all Unitholders holding Subordinated Units, Pro Rata; provided, however, that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

(C) Third, the balance, if any, to the General Partner.

(iv) If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period in the following order:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) and other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii) with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(B) After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Unitholders Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that satisfies such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Unitholders as determined by the General Partner in accordance with any method as permitted under Treasury Regulation Section 1.752-3(a)(3).

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code(including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law.

(A) At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.4(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

(B) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.4(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.10, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.10 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

(C) With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

(D) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(xii) Equalization of Capital Accounts With Respect to Privately Placed Units. Net Termination Gain or Net Termination Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units or (B) Unitholders holding Common Units, Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

(xiii) Corrective and Other Allocations In the event of any allocation of Additional Book Basis Derivative Items or any recognition of a Net Termination Loss, the following rules shall apply:

(A) The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, and the holders of Incentive Distribution Rights, all in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1(c).

(B) If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Net Termination Gain or Net Termination Loss, the General Partner shall allocate (1) items of gross income and gain (aa) away from the holders of Incentive Distribution Rights and (bb) to the Unitholders, or (2) items of deduction and loss (aa) away from the Unitholders and (bb) to the holders of Incentive Distribution Rights, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xiii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xiii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xiii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xiii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

(C) Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such a manner, as determined by the General Partner, that to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xiii)(C), the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, actual gain or loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

(D) In making the allocations required under this Section 6.1(d)(xiii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xiii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Sections 6.1(d)(xiii)(A) through (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xiii).

(xiv) Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit. Notwithstanding any other provision of this Section 6.1 (other than the Required Allocations), if (A) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (B) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs, shall be reallocated from Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to Unitholders holding Subordinated Units. In the event that (i) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs) and (ii) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiv) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among all Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiv), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, however, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction, for U.S. federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that such items for the period beginning on the Closing Date and ending on the last day of the month in which the last Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for U.S. federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Requirement and Characterization of Distributions; Distributions to Record Holders.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on [—], 2015, an amount equal to 100% of Available Cash with respect to such Quarter shall be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. The Record Date for the first distribution of Available Cash shall not be prior to the final closing of the Over-Allotment Option. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Sections 17-607 and 17-804 of the Delaware Act and other applicable law, notwithstanding any other provision of this Agreement.

(b) Notwithstanding Section 6.3(a) (but subject to the last sentence of Section 6.3(a)), in the event of the dissolution and liquidation of the Partnership, all cash received during or after the Quarter in which the Liquidation Date occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Section 6.4 Distributions of Available Cash from Operating Surplus.

(a) During the Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests or Derivative Partnership Interests issued pursuant to Section 5.5(b):

(i) First, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

(iii) Third, to the Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(iv) Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(v) Fifth, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(vi) Sixth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(vii) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

(b) After the Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows, except as otherwise required in respect of additional Partnership Interests issued pursuant to Section 5.5(b):

(i) First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

(ii) Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

(iii) Third, 15% to the holders of the Incentive Distribution Rights, Pro Rata, and 85% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

(iv) Fourth, 25% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

(v) Thereafter, 50% to the holders of the Incentive Distribution Rights, Pro Rata, and 50% to all Unitholders, Pro Rata;

provided, however, that if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

Section 6.5 Distributions of Available Cash from Capital Surplus. Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise, (a) to the Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a); (b) to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

Section 6.6 Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

(a) The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests in accordance with Section 5.8. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be adjusted downward in the same proportion that the distribution had to the fair market value of the Common Units immediately prior to the announcement of the distribution. If the Common Units are publicly traded on a National Securities Exchange, then the fair market value will be the Current Market Price before the ex-dividend date, and if the Common Units are not publicly traded, then the fair market value for the purposes of the immediately preceding sentence will be determined by the Board of Directors.

(b) The Target Distributions shall also be subject to adjustment pursuant to Section 5.10 and Section 6.9.

Section 6.7 Special Provisions Relating to the Holders of Subordinated Units.

(a) Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.6, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Sections 5.4(c)(ii), 6.1(d)(x)(A), 6.7(b) and 6.7(c).

(b) A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.6 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or Retained Converted Subordinated Units would be negative after giving effect to the allocation under Section 5.4(c)(ii)(B).

(c) The holder of a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.6 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are represented by Certificates) and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.4(c)(ii), 6.1(d)(x) and 6.7(b); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.8 Special Provisions Relating to the Holders of Incentive Distribution Rights.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Incentive Distribution Rights (1) shall (x) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (y) have a Capital Account as a Partner pursuant to Section 5.4 and all other provisions related thereto and (2) shall not (x) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided by law, (y) be entitled to any distributions other than as provided in Sections 6.4(a)(v), (vi) and (vii), Sections 6.4(b)(iii), (iv) and (v), and Section 12.4 or (z) be allocated items of income, gain, loss or deduction other than as specified in this Article VI; provided, however, that for the avoidance of doubt, the foregoing shall not preclude the Partnership from making any other payments or distributions in connection with other actions permitted by this Agreement.

(b) A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.4(c)(iii).

(c) A holder of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.10 shall not be issued a Common Unit Certificate pursuant to Section 4.1 (if the Common Units are evidenced by Certificates) or evidence of the issuance of uncertificated Common Units, and shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of such holder, until such time as the General Partner determines, based on advice of counsel, that each such IDR Reset Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.8(c), the General Partner may take whatever steps are required to provide economic uniformity to such IDR Reset Common Units in preparation for a transfer of such IDR Reset Common Units, including the application of Section 5.4(c)(iii), Section 6.1(d)(x)(B), or Section 6.1(d)(x)(C); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

Section 6.9 Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole and absolute discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner, in its capacity as such, shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into or exchangeable for Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash or cash equivalents;

(vii) the selection and dismissal of officers, employees, agents, internal and outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each Record Holder and each other Person who may acquire an interest in a Partnership Interest or that is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the IPO Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, the Services and Secondment Agreement and the other agreements described in or filed as exhibits to the IPO Registration Statement that are related to the transactions contemplated by the IPO Registration Statement (collectively, the “Transaction Documents”) (in each case other than this Agreement, without giving effect to any amendments, supplements or restatements thereof entered into after the date such Person becomes bound by the provisions of this Agreement); (ii) agrees that the General Partner (on its own or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the IPO Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Interests or are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty existing at law, in equity or otherwise.

Section 7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority to Sell Assets of the Partnership Group.

Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination or sale of ownership interests of the Partnership’s Subsidiaries) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of and Other Payments to the General Partner.

(a) Except as provided in this Section 7.4, and elsewhere in this Agreement or in the Services and Secondment Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) Except as may be otherwise provided in the Services and Secondment Agreement, the General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner or its Affiliates in connection with managing and operating the Partnership Group’s business and affairs (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. Any allocation of expenses to the Partnership by the General Partner in a manner consistent with its or its Affiliates’ past business practices and, in the case of assets regulated by FERC, then applicable accounting and allocation methodologies generally permitted by FERC for rate-making purposes (or in the absence of then-applicable methodologies permitted by FERC, consistent with the most-recently applicable methodologies), shall be deemed to have been made in good faith.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Interests or Derivative Partnership Interests), or cause the Partnership to issue Partnership Interests or Derivative Partnership Interests in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates in each case for the benefit of officers, employees, consultants and directors of the General Partner or any of its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any officers, employees, consultants and directors pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

(d) The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon the revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment of such management fee or fees exceeds the amount of such fee or fees.

(e) The General Partner and its Affiliates may enter into an agreement to provide services to any Group Member for a fee or otherwise than for cost.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner in the Partnership) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the IPO Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.

(b) Subject to the terms of Section 7.5(c), each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to any Group Member or any Partner; provided such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person (provided, however, that “confidential or proprietary information” shall not include information that (v) is independently developed or created by such Unrestricted Person or its Affiliates, (w) is received by such Unrestricted Person from an unrelated third party that, to the knowledge of such Unrestricted Person, was not subject to any confidentiality obligations in favor of the Partnership, (x) is or becomes generally available to the public through no fault of such Unrestricted Person, (y) is known by such Unrestricted Person on a nonconfidential basis prior to the disclosure by or on behalf of the Partnership, or (z) is provided by or on behalf of the Partnership to such Unrestricted Person pursuant to the requirements of applicable law). None of any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement, any Group Member Agreement, or the partnership relationship established hereby in any business ventures of any Unrestricted Person.

(c) Subject to the terms of Section 7.5(a) and Section 7.5(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Unrestricted Person (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of any duty or any other obligation of any type whatsoever of the General Partner or any other Unrestricted Person for the Unrestricted Persons (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) the Unrestricted Persons shall have no obligation hereunder or as a result of any duty otherwise existing at law, in equity or otherwise, to present business opportunities to the Partnership. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). No Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to the Partnership, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership, to any Limited Partner or any other Person bound by this Agreement for breach of any duty by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership, provided that such Unrestricted Person does not engage in such business or activity using confidential or proprietary information provided by or on behalf of the Partnership to such Unrestricted Person.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units and/or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by such Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member), except for short-term cash management purposes.

(c) No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty, expressed or implied, of the General Partner or its Affiliates to the Partnership or the Limited Partners existing hereunder, or existing at law, in equity or otherwise by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the General Partner or its Affiliates (including in their capacities as Limited Partners) to exceed the General Partner’s Percentage Interest of the total amount distributed to all Partners or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity on behalf of or for the benefit of the Partnership; provided, however, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to any Affiliate of the General Partner (other than a Group Member), or to any other Indemnitee, with respect to any such Affiliate’s obligations pursuant to the Transaction Documents. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under this Agreement or any other agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the IPO Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, or any other Persons who are bound by this

Agreement for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in intentional fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, to the Partners or to any such other Persons who are bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to such Partners or to any such other Persons who are bound by this Agreement for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless a lesser standard is otherwise provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, any Group Member Agreement, any agreement contemplated herein or therein, any duty under this Agreement or any duty stated or implied by law, in equity or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. If the General Partner does not submit the resolution or course of action in respect of such conflict of interest to the Conflicts Committee or the Unitholders as provided in either clause (i) or clause (ii) of the immediately preceding sentence of this Section 7.9(a), then any such resolution or course of action shall be governed by Section 7.9(b). Notwithstanding any other provision of this Agreement, any Group Member Agreement or applicable law, whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, to seek Unitholder approval or to adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its determination, the Board of

Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership or by or on behalf of any Person who acquires an interest in a Partnership Interest challenging any action or decision by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval, or challenging any determination by the Board of Directors that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty stated or implied by law, in equity or otherwise, the conflicts of interest described in the IPO Registration Statement and any actions of the General Partner or any of its Affiliates taken in connection therewith are hereby approved by all Partners and shall not constitute a breach of this Agreement, any Group Member Agreement, any agreement contemplated herein or therein, any duty under this Agreement or any duty stated or implied by law, in equity or otherwise.

(b) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.9(a)(i) or Section 7.9(a)(ii), the General Partner, or such Affiliate causing the General Partner to do so, shall make such determination or take or decline to take such action in good faith. Whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner makes a determination or takes or declines to take any action, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement or the determination, action or omission has been approved as provided in Section 7.9(a)(i) or Section 7.9(a)(ii), the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) or any Affiliate of the General Partner shall make such determination or take or decline to take such action in good faith. The foregoing and other lesser standards governing any determination, action or omission provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner, and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or any Affiliate of the General Partner will for all purposes be presumed to have been in good faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such determination, action or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in good faith. In order for a determination or the taking or declining to take an action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such action must subjectively believe that the determination or other action is in the best interests of the Partnership.

(c) Whenever the General Partner makes a determination or takes or declines to take any action, or any Affiliate of the General Partner causes the General Partner to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then (i) the General Partner, or such Affiliate causing it to do so, is entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such action free of any duty (including any fiduciary duty) stated or implied by law, in equity or otherwise or of any obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, (ii) the General Partner, or such Affiliate causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity and (iii) the Person or Persons making such determination or taking or declining to take such action shall be permitted to do so in their sole and absolute discretion. By way of illustration and not of limitation, whenever the phrases “at its option,” “in its sole and absolute discretion” or some variation of those phrases, are used in this Agreement, they indicate that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, or otherwise acts in its capacity as a Limited Partner or holder of Partnership Interests, it shall be acting in its individual capacity.

(d) The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a general or limited partnership.

(e) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by either the General Partner or any of its Affiliates to enter into such contracts shall be, in each case, in its sole discretion.

(f) The Limited Partners, each Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a general partner or member of a Group Member, to approve actions by the general partner or member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

(g) For the avoidance of doubt, whenever the Board of Directors, any member of the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner or any Affiliates of the General Partner (including any Person making a determination or acting for or on behalf of such Affiliate of the General Partner) make a determination on behalf of or recommendation to the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Partnership, any of its Partners or any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement, and the protections and presumptions set forth in this Agreement.

Section 7.10 Other Matters Concerning the General Partner and Other Indemnitees.

(a) The General Partner and any other Indemnitee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, respectively, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been taken or omitted to be taken in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership or any Group Member.

Section 7.11 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Partnership Interests; provided, however, that, except as permitted pursuant to Section 4.10 or approved by the Conflicts Committee, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) Demand Registration. Upon receipt of a Notice from any Holder at any time after the 180th day after the Closing Date, the Partnership shall file with the Commission as promptly as reasonably practicable a registration statement under the Securities Act (each, a “Registration Statement”) providing for the resale of the Registrable Securities, which may, at the option of the Holder giving such Notice, be a Registration Statement that provides for the resale of the Registrable Securities from time to time pursuant to Rule 415 under the Securities Act. The Partnership shall not be required pursuant to this Section 7.12(a) to file more than one Registration Statement in any twelve-month period nor to file a Registration Statement within 120 days of the effective date of any Registration Statement filed by the Partnership. The Partnership shall use commercially reasonable efforts to cause such Registration Statement to become effective as soon as reasonably practicable after the initial filing of the Registration Statement and to remain effective and available for the resale of the Registrable Securities by the Selling Holders named therein until the date on which all Registrable Securities covered by such Registration Statement have been sold. In the event one or more Holders request in a Notice to dispose of a number of Registrable Securities that such Holder or Holders reasonably anticipates will result in gross proceeds of at least $25 million in the aggregate pursuant to a Registration Statement in an Underwritten Offering, the Partnership shall retain underwriters that are reasonably acceptable to such Selling Holders in order to permit such Selling Holders to effect such disposition through an Underwritten Offering; provided, however, that the Partnership shall have the exclusive right to select the bookrunning managers. The Partnership and such Selling Holders shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. In the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering.

(b) Piggyback Registration. At any time after the 180th day after the Closing Date, if the Partnership shall propose to file a Registration Statement (other than pursuant to a demand made pursuant to Section 7.12(a)) for an offering of Partnership Interests for cash (other than an offering relating solely to an employee benefit plan, an offering relating to a transaction on Form S-4 or an offering on any registration statement that does not permit secondary sales), the Partnership shall notify all Holders of such proposal at least five Business Days before the proposed filing date. The Partnership shall use commercially reasonable efforts to include such number of Registrable Securities held by any Holder in such Registration Statement as each Holder shall request in a Notice received by the Partnership within two Business Days of such Holder’s receipt of the notice from the Partnership. If the Registration Statement for which the Partnership gives notice under this Section 7.12(b) is for an Underwritten Offering, then any Holder’s ability to include its desired amount of Registrable Securities in such Registration Statement shall be conditioned on such Holder’s inclusion of all such Registrable Securities in the Underwritten Offering; provided that, in the event that the managing underwriter of such Underwritten Offering advises the Partnership and the Holder in writing that in its opinion the inclusion of all or some Registrable Securities would adversely and materially affect the timing or success of the Underwritten Offering, the amount of Registrable Securities that each Selling Holder requested be included in such Underwritten Offering shall be reduced on a Pro Rata basis to the aggregate amount that the managing underwriter deems will not have such material and adverse effect. In connection with any such Underwritten Offering, the Partnership and the Selling Holders involved shall enter into an underwriting agreement in customary form that is reasonably acceptable to the Partnership and take all reasonable actions as are requested by the managing underwriters to facilitate the Underwritten Offering and sale of Registrable Securities therein. No Holder may participate in the Underwritten Offering unless it agrees to sell its Registrable Securities covered by the Registration Statement on the terms and conditions of the underwriting agreement and completes and delivers all necessary documents and information reasonably required under the terms of such underwriting agreement. Any Holder may withdraw from such Underwritten Offering by notice to the Partnership and the managing underwriter; provided such notice is delivered prior to the launch of such Underwritten Offering. The Partnership shall have the right to terminate or withdraw any Registration Statement or Underwritten Offering initiated by it under this Section 7.12(b) prior to the effective date of the Registration Statement or the pricing date of the Underwritten Offering, as applicable.

(c) Sale Procedures. In connection with its obligations under this Section 7.12, the Partnership shall:

(i) furnish to each Selling Holder (A) as far in advance as reasonably practicable before filing a Registration Statement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing a Registration Statement or supplement or amendment thereto, and (B) such number of copies of such Registration Statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Registration Statement; provided, however, that the Partnership will not have any obligation to provide any document pursuant to clause (B) hereof that is available on the Commission’s website;

(ii) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the managing underwriter, shall reasonably request; provided, however, that the Partnership shall not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action that would subject it to general service of process in any jurisdiction where it is not then so subject;

(iii) promptly notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the filing of a Registration Statement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Registration Statement or any post-effective amendment thereto, when the same has become effective; and (B) any written comments from the Commission with respect to any Registration Statement or any document incorporated by reference therein and any written request by the Commission for amendments or supplements to a Registration Statement or any prospectus or prospectus supplement thereto;

(iv) immediately notify each Selling Holder and each underwriter, at any time when a prospectus is required to be delivered under the Securities Act, of (A) the occurrence of any event or existence of any fact (but not a description of such event or fact) as a result of which the prospectus or prospectus supplement contained in a Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the prospectus contained therein, in the light of the circumstances under which a statement is made); (B) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement, or the initiation of any proceedings for that purpose; or (C) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, subject to Section 7.12(f), the Partnership agrees to, as promptly as practicable, amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other reasonable action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto; and

(v) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of the Registrable Securities, including the provision of comfort letters and legal opinions as are customary in such securities offerings.

(d) Suspension. Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in Section 7.12(c)(iv), shall forthwith discontinue disposition of the Registrable Securities by means of a prospectus or prospectus supplement until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by such subsection or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and receipt of copies of any additional or supplemental filings incorporated by reference in the prospectus.

(e) Expenses. Except as set forth in an underwriting agreement for the applicable Underwritten Offering or as otherwise agreed between a Selling Holder and the Partnership, all costs and expenses of a Registration Statement filed or an Underwritten Offering that includes Registrable Securities pursuant to this Section 7.12 (other than underwriting discounts and commissions on Registrable Securities and fees and expenses of counsel and advisors to Selling Holders) shall be paid by the Partnership.

(f) Delay Right. Notwithstanding anything to the contrary herein, if the General Partner determines that the Partnership’s compliance with its obligations in this Section 7.12 would be detrimental to the Partnership because such registration would (x) materially interfere with a significant acquisition, reorganization or other similar transaction involving the Partnership, (y) require premature disclosure of material information that the Partnership has a bona fide business purpose for preserving as confidential or (z) render the Partnership unable to comply with requirements under applicable securities laws, then the Partnership shall have the right to postpone compliance with such obligations with respect to all but not less than all Holders for a period of not more than three months; provided, however, that such right may not be exercised more than once in any twelve-month period.

(g) Indemnification.

(i) In addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, but subject to the limitations expressly provided in this

Agreement, indemnify and hold harmless each Selling Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(g) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus under which any Registrable Securities were registered or sold by such Selling Holder under the Securities Act, or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or issuer free writing prospectus in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(ii) Each Selling Holder shall, to the fullest extent permitted by law, indemnify and hold harmless the Partnership, the General Partner, the General Partner’s officers and directors and each Person who controls the Partnership or the General Partner (within the meaning of the Securities Act) and any agent thereof to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in a Registration Statement, prospectus or free writing prospectus relating to the Registrable Securities held by such Selling Holder; provided, however, that in no event shall a Selling Holder be liable for an aggregate amount in excess of the dollar amount of proceeds (net of related selling expenses) received by such Selling Holder from the sale of Registrable Securities following the offering giving rise to such indemnification.

(iii) The provisions of this Section 7.12(g) shall be in addition to any other rights to indemnification or contribution that a Person entitled to indemnification under this Section 7.12(g) may have pursuant to law, equity, contract or otherwise.

(h) Specific Performance. Damages in the event of breach of Section 7.12 by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each party, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such party from pursuing any other rights and remedies at law or in equity that such party may have.

Section 7.13 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person (other than the General Partner and its Affiliates) dealing with the Partnership shall be entitled to assume that the General Partner and any officer or representative of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer or representative as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer or representative in connection with any such dealing. In no event shall any Person (other than the General

Partner and its Affiliates) dealing with the General Partner or any such officer or representative be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or representative. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or such officer or representative shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.14 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the Partnership Register, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership (or such shorter period as required by the Commission), the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Partnership’s or the Commission’s website), to each Record Holder of a Unit as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General

Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) Whether or not the Partnership is subject to the requirement to file reports with the Commission, as soon as practicable, but in no event later than 50 days after the close of each Quarter (or such shorter period as required by the Commission) except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means (including by posting on or making accessible through the Partnership’s or the Commission’s website), to each Record Holder of a Unit, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) Upon the issuance by the Partnership of Common Units, Subordinated Units and Incentive Distribution Rights to the Organizational Limited Partner, PennTex NLA Holdings, MRD WHR LA, PennTex Development and the IPO Underwriters, in connection with the Initial Public Offering as described in Article V, such Persons shall, by acceptance of such Partnership Interests, and upon becoming the Record Holders of such Partnership Interests, be admitted to the Partnership as Initial Limited Partners in respect of the Common Units, Subordinated Units or Incentive Distribution Rights issued to them and be bound by this Agreement, all with or without execution of this Agreement by such Persons.

(b) By acceptance of any Limited Partner Interests transferred in accordance with Article IV or acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger, consolidation or conversion pursuant to Article XIV, and except as provided in amendments adopted pursuant to Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee, agent or representative acquiring such Limited Partner Interests for the account of another Person or Group, who shall be subject to Section 10.1(c) below) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when such Person becomes the Record Holder of the Limited Partner Interests so transferred or acquired, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) shall be deemed to represent that the transferee or acquirer has the capacity, power and authority to enter into this Agreement and (iv) shall be deemed to make any consents, acknowledgements or waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and becoming the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(c) With respect to any Limited Partner that holds Units representing Limited Partner Interests for another Person’s account (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such Limited Partner shall, in exercising the rights of a Limited Partner in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, take all action as a Limited Partner by virtue of being the Record Holder of such Units at the direction of the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Limited Partner is so acting without further inquiry.

(d) The name and mailing address of each Record Holder shall be listed in the Partnership Register maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the Partnership Register from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

(e) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2 Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to (a) the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or Section 11.2 or (b) the transfer of the General Partner Interest pursuant to Section 4.6; provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor is hereby authorized to and shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the Partnership Register to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”):

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) through (C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, such person’s death or adjudication of incompetency and (E) otherwise upon the termination of the General.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice or (ii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. Upon the withdrawal of the General Partner under any circumstances, other than as a result of a transfer by the General Partner of all or part of its General Partner Interest, the holders of a Unit Majority may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not elected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may not be removed unless that removal is both (i) for Cause and (ii) approved by the Unitholders holding at least 66 2⁄3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units, voting as a separate class, and Unitholders holding a majority of the Outstanding Subordinated Units (if any Subordinated Units are then Outstanding), voting as a separate class, including, in each case, Units held by the General Partner and its Affiliates. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing General Partner to Common Units will be characterized as if the Departing General Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a

percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, Section 11.2 or Section 12.2, to the fullest extent permitted by law, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and a Withdrawal Opinion of Counsel is received as provided in Section 11.1(b) or Section 11.2 and such successor is admitted to the Partnership pursuant to Section 10.2;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership After Dissolution. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then, to the maximum extent permitted by law, within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the Departing General Partner, then the interest of the Departing General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement;

provided, however, that the right of the holders of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner under the Delaware Act and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner (or in the event of dissolution pursuant to Section 12.1(a), the holders of a Unit Majority) shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Limited Partner agrees that the General Partner, without the approval of any Limited Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners considered as a whole or any particular class of Partnership Interests as compared to other classes of Partnership Interests in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute

(including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent expressed in the IPO Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization or issuance of any class or series of Partnership Interests or Derivative Partnership Interests pursuant to Section 5.5;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement or Plan of Conversion approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) a merger, conveyance or conversion pursuant to Section 14.3(d) or Section 14.3(e); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement, and, in declining to propose or approve an amendment to this Agreement, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to propose or approve any amendment to this Agreement shall be permitted to do so in its sole and absolute discretion. An amendment to this Agreement shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, the holders of a Unit Majority, unless a greater or different percentage of Outstanding Units is required under this Agreement. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has posted or made accessible such amendment through the Partnership’s or the Commission’s website.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of (i) in the case of any provision of this Agreement other than Section 11.2 or Section 13.4, reducing such percentage or (ii) in the case of Section 11.2 or Section 13.4, increasing such percentages, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute (x) in the case of a reduction as described in subclause (a)(i) hereof, not less than the voting requirement sought to be reduced, (y) in the case of an increase in the percentage in Section 11.2, not less than 90% of the Outstanding Units, or (z) in the case of an increase in the percentage in Section 13.4, not less than a majority of the Outstanding Units.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c) or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Limited Partners as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send or cause to be sent a notice of the meeting to the Limited Partners. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not be permitted to vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business. If any such vote were to take place, to the fullest extent permitted by law, it shall be deemed null and void to the extent necessary so as not to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1.

Section 13.6 Record Date. For purposes of determining the Limited Partners who are Record Holders of the class or classes of Limited Partner Interests entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11, the General Partner shall set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which such Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting. The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except (i) when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened and (ii) that attendance at a meeting is not a waiver of any right to disapprove of any matters submitted for consideration or to object to the failure to submit for consideration any matters required to be included in the notice of the meeting, but not so included, if such objection is expressly made at the beginning of the meeting.

Section 13.9 Quorum and Voting. The presence, in person or by proxy, of holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote at such meeting shall be deemed to constitute the act of all Limited Partners, unless a different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the exit of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the submission and revocation of approvals in writing.

Section 13.11 Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Outstanding Units held by such Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Outstanding Units that were not voted. If approval of the taking of any permitted action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) approvals sufficient to take the action proposed are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are first deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person that is the Record Holder (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), such Record Holder shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume such Record Holder is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

(c) Notwithstanding anything in this Agreement to the contrary, the Record Holder of an Incentive Distribution Right shall not be entitled to vote such Incentive Distribution Right on any Partnership matter.

ARTICLE XIV

MERGER, CONSOLIDATION OR CONVERSION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America or any other country, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”), as the case may be, in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in determining whether to consent to any merger, consolidation or conversion of the Partnership shall be permitted to do so in its sole and absolute discretion.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and state or country of domicile of each of the business entities proposing to merge or consolidate;

(ii) the name and state of domicile of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business

Entity; and (A) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, however, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of merger and stated therein); and

(vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation, or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d) and Section 14.3(e), the General Partner, upon its approval of the Merger Agreement or the Plan of Conversion, as the case may be, shall direct that the Merger Agreement or the Plan of Conversion, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement or the Plan of Conversion, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent and, subject to any applicable requirements of Regulation 14A pursuant to the Exchange Act or successor provision, no other disclosure regarding the proposed merger, consolidation or conversion shall be required.

(b) Except as provided in Section 14.3(d) and Section 14.3(e), the Merger Agreement or Plan of Conversion, as the case may be, shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement or Plan of Conversion, as the case may be, effects an amendment to any provision of this Agreement that, if contained in an amendment to this Agreement adopted pursuant to Article XIII, would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement or the Plan of Conversion, as the case may be.

(c) Except as provided in Section 14.3(d) and Section 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger or certificate of conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement or Plan of Conversion, as the case may be.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the General Partner determines that the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another limited liability entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner under the laws of the jurisdiction governing the other limited liability entity (if that jurisdiction is not Delaware) as compared to its limited liability under the Delaware Act or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not previously treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Unit outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Unit of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger or Certificate of Conversion. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement or the Plan of Conversion, as the case may be, a certificate of merger or certificate of conversion or other filing, as applicable, shall be executed and filed with the Secretary of State of the State of Delaware or the appropriate filing office of any other jurisdiction, as applicable, in conformity with the requirements of the Delaware Act or other applicable law.

Section 14.5 Effect of Merger, Consolidation or Conversion.

(a) At the effective time of the merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership, or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole and absolute discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the applicable Transfer Agent or exchange agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent or exchange agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner), together with such information as may be required by law, rule or regulation, at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption in exchange for payment, at such office or offices of the Transfer Agent or exchange agent as the Transfer Agent or exchange agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at such Record Holder’s address as reflected in the Partnership Register shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent or exchange agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate or redemption instructions shall not have been surrendered for purchase or provided, respectively, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Article IV, Article V, Article VI, and Article XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent or exchange agent of the Certificates representing such Limited Partner Interests, in the case of Limited Partner Interests evidenced by Certificates, or instructions agreeing to such redemption, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the Partnership Register, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the Record Holder of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the Record Holder of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Article IV, Article V, Article VI and Article XII).

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender such holder’s Certificate evidencing such Limited Partner Interest to the Transfer Agent or exchange agent in exchange for payment of the amount described in Section 15.1(a) therefor, without interest thereon, in accordance with procedures set forth by the General Partner.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Except as otherwise provided herein, any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at such Record Holder’s address as shown in the Partnership Register, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing in the Partnership Register is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in such Record Holder’s address) if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) or (b) without execution hereof.

Section 16.9 Applicable Law; Forum; Venue and Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person or Group holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; provided, however, that any claims, suits, actions or proceedings over which the Court of Chancery of the State of Delaware does not have jurisdiction shall be brought in any other court in the State of Delaware having jurisdiction;

(ii) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or of any other court to which proceedings in the courts of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, however, that nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision and/or part of a provision shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile and Email Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or other electronic format affixed in the name and on behalf of the Transfer Agent on Certificates representing Common Units is expressly permitted by this Agreement.

Section 16.13 Interpretation. To the fullest extent permitted by law, in the event of any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Partners and no presumption or burden of proof will arise favoring or disfavoring any Partner by virtue of the authorship or any of the provisions of this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
PENNTEX MIDSTREAM GP, LLC

By:
[TITLE]

ORGANIZATIONAL LIMITED PARTNER:
PENNTEX MIDSTREAM PARTNERS, LLC

By:
[TITLE]

Signature Page to First Amended and Restated Agreement of

Limited Partnership of PennTex Midstream Partners, LP

EXHIBIT A

to the First Amended and Restated

Agreement of Limited Partnership of

PennTex Midstream Partners, LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

PennTex Midstream Partners, LP

No.	Common Units

In accordance with Section 4.1 of the First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), PennTex Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), hereby certifies that                      (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at 11931 Wickchester Ln., Suite 300, Houston, Texas 77043. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF PENNTEX MIDSTREAM PARTNERS, LP THAT THIS SECURITY MAY NOT BE TRANSFERRED IF SUCH TRANSFER (AS DEFINED IN THE PARTNERSHIP AGREEMENT) WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF PENNTEX MIDSTREAM PARTNERS, LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE PENNTEX MIDSTREAM PARTNERS, LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). THE GENERAL PARTNER OF PENNTEX MIDSTREAM PARTNERS, LP MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT RECEIVES AN OPINION OF COUNSEL THAT SUCH RESTRICTIONS ARE NECESSARY TO (A) AVOID A SIGNIFICANT RISK OF PENNTEX MIDSTREAM PARTNERS, LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED) OR (B) PRESERVE THE UNIFORMITY OF THE LIMITED PARTNER INTERESTS IN PENNTEX MIDSTREAM PARTNERS, LP (OR ANY CLASS OR CLASSES THEREOF). THIS SECURITY MAY BE SUBJECT TO ADDITIONAL RESTRICTIONS ON ITS TRANSFER PROVIDED IN THE PARTNERSHIP AGREEMENT. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS SECURITY TO THE SECRETARY OF THE GENERAL PARTNER AT THE PRINCIPAL EXECUTIVE OFFICES OF THE PARTNERSHIP. THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the

A-A-1

Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, and (iii) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:	PENNTEX MIDSTREAM PARTNERS, LP

	By:	PENNTEX MIDSTREAM GP, LLC
By:
By:

Countersigned and Registered by:

[                                                                                              ]

as Transfer Agent

By:
Authorized Signature

A-A-2

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT TRANSFERS MIN ACT

TEN ENT — as tenants by the entireties	Custodian
	(Cust)	(Minor)
JT TEN — as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

A-A-3

ASSIGNMENT OF COMMON UNITS OF

PENNTEX MIDSTREAM PARTNERS, LP

FOR VALUE RECEIVED,	hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee)	(Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint                 as its attorney-in-fact with full power of substitution to transfer the same on the books of PennTex Midstream Partners, LP.

Date:	NOTE: The signature to any endorsement hereon
must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

(Signature)

(Signature)

THE SIGNATURE(S) MUST BE

GUARANTEED BY AN ELIGIBLE

GUARANTOR INSTITUTION (BANKS,

STOCKBROKERS, SAVINGS AND LOAN

ASSOCIATIONS AND CREDIT UNIONS

WITH MEMBERSHIP IN AN APPROVED

SIGNATURE GUARANTEE MEDALLION

PROGRAM), PURSUANT

TO S.E.C. RULE 17Ad-15

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer.

A-A-4

Appendix B

GLOSSARY OF TERMS

Bbl or barrel: One stock tank barrel, or 42 U.S. gallons liquid volume, used in reference to oil, NGLs or other liquid hydrocarbons.

Bbl/d: Bbl per day.

Btu: British thermal units.

Cotton Valley formation: The Cotton Valley formation is a prolific natural gas play spread across East Texas, northern Louisiana and southern Arkansas. This formation, which has been under development since the 1930s, is characterized by thick, multi-zone natural gas and oil reservoirs with well-known geologic characteristics and long-lived, predictable production profiles. The depth of the Cotton Valley formation is roughly 7,800 to 10,000 feet.

DOT: Department of Transportation.

EPA: Environmental Protection Agency.

expansion capital expenditures: Cash expenditures incurred to construct or acquire new midstream infrastructure and to extend the useful lives of our assets, reduce costs, increase revenues or increase system throughput or capacity from current levels.

FERC: Federal Energy Regulatory Commission.

field: The general area encompassed by one or more oil or gas reservoirs or pools that are located on a single geologic feature, that are otherwise closely related to the same geologic feature (either structural or stratigraphic).

hydrocarbon: An organic compound containing only carbon and hydrogen.

maintenance capital expenditures: Cash expenditures (including expenditures for the construction of new capital assets or the replacement or improvement of existing capital assets) made to maintain, over the long term, our operating capacity, throughput or revenue.

Mcf: One thousand cubic feet of natural gas.

MMBtu: One million British thermal units.

MMcf: One million cubic feet of natural gas.

MMcfe: One million cubic feet equivalent, determined using a ratio of six Mcf of natural gas to one Bbls of crude oil, condensate or natural gas liquids.

MMcf/d: One million cubic feet per day.

MMcfe/d: One million cubic feet equivalent per day.

natural gas: Hydrocarbon gas found in the earth, composed of methane, ethane, butane, propane and other gases.

B-1

NGLs: Natural gas liquids, which consist primarily of ethane, propane, isobutane, normal butane and natural gasoline.

oil: Crude oil and condensate.

rich natural gas: Gas having a heat content of between 1100 BTU to 1200 BTU.

SEC: United States Securities and Exchange Commission.

Terryville Complex: The Terryville Complex is a field located in Lincoln Parish, Louisiana within the Cotton Valley formation. This field, which has been producing since 1954, provides multiple zones of highly productive, liquids-rich geology and is one of North America’s most prolific natural gas fields. The Terryville Complex is characterized by high recoveries relative to drilling and completion costs and high initial production rates with high liquid yields.

throughput: The volume of product transported or passing through a pipeline, plant, terminal or other facility.

B-2

PennTex Midstream Partners, LP

Common Units

Representing Limited Partner Interests

PROSPECTUS

                    , 2015

Citigroup

Barclays

RBC Capital Markets

Wells Fargo Securities

Deutsche Bank Securities

J.P. Morgan

SunTrust Robinson Humphrey

Tudor, Pickering, Holt & Co.

Through and including                     , 2015 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below are the expenses (other than underwriting discounts) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NASDAQ listing fee, the amounts set forth below are estimates.

SEC registration fee	$19,320
FINRA filing fee	23,000
NASDAQ listing fee	*
Accountants’ fees and expenses	*
Legal fees and expenses	*
Printing and engraving expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*

Total	*

*	To be completed by amendment

ITEM 14. INDEMNIFICATION OF OFFICERS AND MEMBERS OF OUR BOARD OF DIRECTORS.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The section of the prospectus entitled “Our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.

Our general partner will purchase insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of the general partner or any of its direct or indirect subsidiaries.

The underwriting agreement to be entered into in connection with the sale of the securities offered pursuant to this registration statement, the form of which will be filed as an exhibit to this registration statement, provides for indemnification of PennTex Midstream Partners, LP and our general partner, their officers and directors, and any person who controls PennTex Midstream Partners, LP and our general partner, including indemnification for liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On August 27, 2014, in connection with our formation, we issued (i) a non-economic general partner interest to our general partner and (ii) 100% of our limited partner interests to PennTex Development in exchange for $2,000. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act.

ITEM 16. EXHIBITS.

(a) The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Certificate of Limited Partnership of PennTex Midstream Partners, LP

3.2	Form of First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP (included as Appendix A in the prospectus included in this Registration Statement)

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1*	Opinion of Latham & Watkins LLP relating to tax matters

10.1	Amended and Restated Area of Mutual Interest and Midstream Exclusivity Agreement, dated as of April 14, 2015, by and among PennTex NLA Holdings, LLC, MRD WHR LA Midstream LLC, MRD Operating LLC and PennTex North Louisiana, LLC

10.2	Amended and Restated Gas Processing Agreement, dated as of April 14, 2015, by and between PennTex North Louisiana Operating, LLC and MRD Operating LLC

10.3	Gas Gathering Agreement, dated as of April 14, 2015, by and between PennTex North Louisiana Operating, LLC and MRD Operating LLC

10.4	Gas Transportation Agreement, dated as of April 14, 2015, by and between PennTex North Louisiana Operating, LLC and MRD Operating LLC

10.5	Natural Gas Liquids Transportation Agreement, dated as of April 14, 2015, by and between PennTex North Louisiana Operating, LLC and MRD Operating LLC

10.6	Form of Omnibus Agreement

10.7*

Credit Agreement dated as of December 19, 2014 among PennTex Midstream Partners, LP, as borrower, Royal Bank of Canada, as administrative agent and issuing agent, SunTrust Bank, as syndication agent, Wells Fargo Bank, N.A. and Barclays Bank PLC, as documentation agents, and the lenders party thereto

10.8	Form of Contribution Agreement

10.9**	Form of Long-Term Incentive Plan

10.10**	Form of Phantom Unit Agreement

10.11	Form of Registration Rights Agreement

10.12	Form of Services and Secondment Agreement

21.1**	List of Subsidiaries of PennTex Midstream Partners, LP

23.1	Consent of Ernst & Young LLP

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.4*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1**	Powers of Attorney (included on the signature page of this Registration Statement)

*	To be provided by amendment.
**	Previously filed.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant undertakes that, for the purposes of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant undertakes to send to each common unitholder, at least on an annual basis, a detailed statement of any transactions with its general partner or its general partner’s affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to its general partner or its general partner’s affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the common unitholders the financial statements required by Form 10-K for the first full fiscal year of operations of the registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on April 15, 2015.

PennTex Midstream Partners, LP

By:	PennTex Midstream GP, LLC, its general partner

By:	/s/ Steven R. Jones
	Name:	Steven R. Jones
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

* Thomas F. Karam	Chairman and Chief Executive Officer (Principal Executive Officer)	April 15, 2015

/s/ Steven R. Jones Steven R. Jones	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 15, 2015

* Kenneth E. Hertel	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	April 15, 2015

*By:	/s/ Steven R. Jones
Steven R. Jones Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description

1.1*	Form of Underwriting Agreement

3.1**	Certificate of Limited Partnership of PennTex Midstream Partners, LP

3.2	Form of First Amended and Restated Agreement of Limited Partnership of PennTex Midstream Partners, LP (included as Appendix A in the prospectus included in this Registration Statement)

5.1*	Opinion of Latham & Watkins LLP as to the legality of the securities being registered

8.1*	Opinion of Latham & Watkins LLP relating to tax matters

10.1	Amended and Restated Area of Mutual Interest and Midstream Exclusivity Agreement, dated as of April 14, 2015, by and among PennTex NLA Holdings, LLC, MRD WHR LA Midstream LLC, MRD Operating LLC and PennTex North Louisiana, LLC

10.2	Amended and Restated Gas Processing Agreement, dated as of April 14, 2015, by and between PennTex North Louisiana Operating, LLC and MRD Operating LLC

10.3	Gas Gathering Agreement, dated as of April 14, 2015, by and between PennTex North Louisiana Operating, LLC and MRD Operating LLC

10.4	Gas Transportation Agreement, dated as of April 14, 2015, by and between PennTex North Louisiana Operating, LLC and MRD Operating LLC

10.5	Natural Gas Liquids Transportation Agreement, dated as of April 14, 2015, by and between PennTex North Louisiana Operating, LLC and MRD Operating LLC

10.6	Form of Omnibus Agreement

10.7*

Credit Agreement dated as of December 19, 2014 among PennTex Midstream Partners, LP, as borrower, Royal Bank of Canada, as administrative agent and issuing agent, SunTrust Bank, as syndication agent, Wells Fargo Bank, N.A. and Barclays Bank PLC, as documentation agents, and the lenders party thereto

10.8	Form of Contribution Agreement

10.9**	Form of Long-Term Incentive Plan

10.10**	Form of Phantom Unit Agreement

10.11	Form of Registration Rights Agreement

10.12	Form of Services and Secondment Agreement

21.1**	List of Subsidiaries of PennTex Midstream Partners, LP

23.1	Consent of Ernst & Young LLP

23.3*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1)

23.4*	Consent of Latham & Watkins LLP (contained in Exhibit 8.1)

24.1**	Powers of Attorney (included on the signature page of this Registration Statement)

*	To be provided by amendment.
**	Previously filed.